As filed with the Securities and Exchange Commission on December 15, 1995
                                                       Registration No. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              -------------------

                             MICRO WAREHOUSE, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            5961                           06-1192793
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)          Identification Number)

                             535 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                                 (203) 899-4000
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                               BRUCE L. LEV, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                             535 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                                 (203) 899-4000
 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                              -------------------

                                   Copies to:

             RANDI L. STRUDLER, ESQ.                              BARRY E. TAYLOR, ESQ.
            JONES, DAY, REAVIS & POGUE                      WILSON, SONSINI, GOODRICH & ROSATI
               599 LEXINGTON AVENUE                                 650 PAGE MILL ROAD
             NEW YORK, NEW YORK 10022                              PALO ALTO, CA 94304
                  (212) 326-3939                                      (415) 493-9300

                                     -------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger of a wholly owned subsidiary of Micro Warehouse, Inc. ("MWHS") with and into Inmac Corp. ("Inmac") pursuant to the Agreement and Plan of Merger filed as Exhibit 2.1 hereto (the "Merger Agreement") have been satisfied or waived.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE

                                                       PROPOSED MAXIMUM    PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF          AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED          PER SHARE         OFFERING PRICE     REGISTRATION FEE
Common Stock, par value $.01 per      2,968,069
share...........................      shares(1)           $40.31(2)       $119,642,861.39(2)    $41,157.14(3)

(1) The number of shares of Common Stock, par value $.01 per share, of MWHS ("MWHS Common Stock") to be registered has been determined based on the estimated maximum number of shares of MWHS Common Stock to be issued in exchange for shares of Common Stock, par value $.01 per share, of Inmac ("Inmac Common Stock"), in the merger of a wholly owned subsidiary of MWHS with and into Inmac (the "Merger") and upon exercise or conversion of certain warrants of Inmac following the Merger, all as contemplated by the Merger Agreement.
(2) Estimated pursuant to 457(f) under the Securities Act of 1933, as amended (the "Securities Act"), based on the market value of shares of Inmac Common Stock ($11 1/8, which is the average of the high and low prices of shares of Inmac Common Stock on the Nasdaq National Market on December 8, 1995) and the conversion rate of 0.276 shares of MWHS Common Stock for each share of Inmac Common Stock provided for in the Merger Agreement, the conversion rate resulting in the maximum number of shares of MWHS Common Stock to be issued.
(3) The registration fee for all securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act and Rule 457 thereunder as follows: 1/29th of one percent of the product of $40.31 (the proposed maximum offering price per share estimated pursuant to Section 457(f) under the Securities Act as described in Note 2 above) multiplied by 2,968,069 (the estimated maximum number of shares of MWHS Common Stock to be issued as contemplated by the Merger Agreement).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
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                             CROSS-REFERENCE SHEET
                     PURSUANT TO ITEM 501 OF REGULATION S-K

               ITEM NUMBER AND CAPTION                               LOCATION IN PROSPECTUS
              -------------------------                             ------------------------
                                  A. INFORMATION ABOUT THE TRANSACTION
1.    Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus..................  Outside Front Cover Page of Proxy
                                                        Statement/Prospectus
2.    Inside Front and Outside Back Cover Pages of
      Prospectus......................................  Inside Front Cover Page of Proxy
                                                        Statement/Prospectus; Table of Contents
3.    Risk Factors, Ratio of Earnings to Fixed Charges
      and Other Information...........................  "Summary"; "Risk Factors"
4.    Terms of the Transaction........................  "Summary"; "The Merger"; "Comparison of
                                                        Stockholders' Rights"; "Description of MWHS
                                                        Capital Stock"
5.    Pro Forma Financial Information.................  "Summary"; "Unaudited Pro Forma Financial
                                                        Information"
6.    Material Contacts with the Company Being
      Acquired........................................  "The Merger--Background of the Merger"; "The
                                                        Merger--The Merger Agreement"; "The Stock
                                                        Agreement"
7.    Additional Information Required for Reoffering
      by Persons and Parties Deemed to Be
      Underwriters....................................  Not Applicable
8.    Interests of Named Experts and Counsel..........  Not Applicable
9.    Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.....................................  Not Applicable

                                  B. INFORMATION ABOUT THE REGISTRANT

10.   Information with Respect to S-3 Registrants.....  Not Applicable
11.   Incorporation of Certain Information by
      Reference.......................................  Not Applicable
12.   Information with Respect to S-2 or S-3
      Registrants.....................................  Not Applicable
13.   Incorporation of Certain Information by
      Reference.......................................  Not Applicable
14.   Information With Respect to Registrants Other
      Than S-3 or S-2 Registrants.....................  "Available Information"; "Business of MWHS";
                                                        "Comparative Market Price and Dividend
                                                        Information"; "MWHS Financial Statements";
                                                        "Summary"; "MWHS Management's Discussion and
                                                        Analysis of Financial Condition and Results of
                                                        Operations"

                            C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.   Information with Respect to S-3 Companies.......  Not Applicable
16.   Information with Respect to S-2 or S-3
      Companies.......................................  Not Applicable
17.   Information with Respect to Companies Other Than
      S-3 or S-2 Companies............................  "Available Information"; "Business of Inmac";
                                                        "Comparative Market Price and Dividend
                                                        Information"; "Inmac Financial Statements";
                                                        "Summary"; "Inmac Management's Discussion and
                                                        Analysis of Financial Condition and Results of
                                                        Operations"

                                  D. VOTING AND MANAGEMENT INFORMATION

18.   Information if Proxies, Consents, or
      Authorizations are to be Solicited..............  "Outside Front Cover Page of Proxy
                                                        Statement/Prospectus"; "Summary"; "The Special
                                                        Meeting"; "The Merger--Interests of Certain
                                                        Persons in the Merger"; "The Merger--Appraisal
                                                        Rights"; "MWHS Management"; "Security Ownership
                                                        of Certain Beneficial Owners and Management of
                                                        Inmac"; "Certain Relationships and Related
                                                        Transactions of MWHS"; "Future Stockholder
                                                        Proposals"
19.   Information if Proxies, Consents, or
      Authorizations are not to be Solicited, or in an
      Exchange Offer..................................  Not Applicable

PRELIMINARY COPY--FOR THE INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION
                                      ONLY

                                  INMAC CORP.
                              2465 AUGUSTINE DRIVE
                         SANTA CLARA, CALIFORNIA 95052

                                                                          , 1996

To the Stockholders:

    You are invited to attend the Special Meeting of the Stockholders of Inmac
Corp. ("Inmac") to be held on       ,         , 1996, at 9:00 a.m., Pacific
Time, at Inmac's principal executive offices located at 2465 Augustine Drive, Santa Clara, California 95052 (including any postponement or adjournment thereof, the "Special Meeting").

    At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of November 30, 1995 (the "Merger Agreement"), by and among Micro Warehouse, Inc. ("MWHS"), a wholly owned subsidiary of MWHS ("Newco") and Inmac. Subject to the provisions of the Merger Agreement, Newco will be merged with and into Inmac (the "Merger"), with Inmac being the surviving corporation in the Merger (as such, the "Surviving Corporation"). Following the Merger, the Surviving Corporation will be a subsidiary of MWHS.

    At the effective time of the Merger (the "Effective Time"), among other things, each then-outstanding share of Common Stock of Inmac ("Inmac Common Stock") not owned directly or indirectly by MWHS will be converted into the right to receive a number of shares of Common Stock of MWHS ("MWHS Common Stock") equal to a fraction (the "Conversion Rate") the numerator of which will be 12 and the denominator of which will be the average closing price of a share of MWHS's Common Stock as reported on the Nasdaq National Market for the twenty trading days ending five business days before the close of the Merger (the "Average Closing Price"). The Conversion Rate shall not be less than 0.225 or greater than 0.276. Each share of Inmac Common Stock will thus be converted into a fraction of a share of MWHS Common Stock with a value of $12.00, provided that if the Average Closing Price is greater than $53.21, the value of such fraction of MWHS Common Stock will be greater than $12.00, and if the Average Closing Price is less than $43.54, the value of such fraction of MWHS Common Stock will be less than $12.00.

    Each warrant or option to purchase shares of Inmac Common Stock that is outstanding immediately prior to the Effective Time will become a warrant or an option, as the case may be, to purchase, at an aggregate purchase price equal to the aggregate price that would have been payable upon the exercise thereof immediately prior to the Effective Time, a number of shares of MWHS Common Stock equal to the product of (a) the number of shares subject to such warrant or option immediately prior to the Effective Time and (b) the Conversion Rate.

    Please read carefully the accompanying Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus for additional information regarding the Merger and related matters.

    THE AFFIRMATIVE VOTE OF THE HOLDERS REPRESENTING A MAJORITY OF THE VOTING POWER OF THE OUTSTANDING SHARES OF INMAC COMMON STOCK ENTITLED TO VOTE THEREON IS REQUIRED TO ADOPT THE MERGER AGREEMENT. INMAC'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF INMAC AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

    Pursuant to the Stock Agreement described in the accompanying Proxy Statement/Prospectus, Kenneth A. Eldred, Chairman of the Board and Secretary, and his wife, trustees of certain trusts which are the beneficial owners of approximately 26% of the voting power of the shares entitled to vote at the Special Meeting, have agreed to vote such shares in favor of the adoption of the Merger Agreement and have granted to MWHS an option, exercisable under certain conditions, to purchase such shares.

    Whether or not you plan to attend the Special Meeting, please complete, sign, and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,



                                          Kenneth A. Eldred
                                          Chairman of the Board and Secretary



                                          Jeffrey A. Heimbuck
                                          President and Chief Executive Officer


                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

PRELIMINARY COPY--FOR THE INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION
                                      ONLY

                                  INMAC CORP.
                              2465 AUGUSTINE DRIVE
                         SANTA CLARA, CALIFORNIA 95052
                              -------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON            , 1996
                              -------------------

To the Stockholders:

    Notice is hereby given that a Special Meeting of the Stockholders of Inmac
Corp. ("Inmac") is to be held on       ,             , 1996, at 9:00 a.m.,
Pacific Time, at Inmac's principal executive offices located at 2465 Augustine Drive, Santa Clara, California 95052 (including any postponement or adjournment thereof, the "Special Meeting") for the following purposes:

        i. To consider and vote upon the adoption of an Agreement and Plan of Merger, dated as of November 30, 1995 (the "Merger Agreement"), among Micro Warehouse, Inc. ("MWHS"), a wholly owned subsidiary of MWHS ("Newco") and Inmac. The Merger Agreement and the terms of the merger of Newco with and into Inmac provided for therein are described in detail in the accompanying materials. (See "The Merger" in the accompanying Proxy Statement/Prospectus.)

        ii. To act upon such other matters as may properly come before the Special Meeting.

    Please read carefully the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A thereto. The Proxy
Statement/Prospectus and the Appendices thereto form a part of this Notice.

    Only stockholders of record at the close of business on             , 1996
(the "Record Date") are entitled to notice of and to vote at the Special
Meeting.

    Under Delaware law, appraisal rights are unavailable to holders of Common Stock of Inmac. See "The Merger--Appraisal Rights" in the accompanying Proxy Statement/Prospectus.

                                          By Order of the Board of Directors

                                          Kenneth A. Eldred
                                          Secretary

Santa Clara, California
            , 1996

PRELIMINARY COPY--FOR THE INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION
                    ONLY SUBJECT TO COMPLETION, DATED             , 1995

                                PROXY STATEMENT
                                       OF
                                  INMAC CORP.
                                      AND
                                   PROSPECTUS
                                       OF
                             MICRO WAREHOUSE, INC.

    This Proxy Statement/Prospectus is furnished in connection with the solicitation, by and on behalf of the Board of Directors of Inmac Corp. ("Inmac") of proxies for use at the Special Meeting of Stockholders of Inmac to be held at Inmac's principal executive offices located at 2465 Augustine Drive,
Santa Clara, California 95052 at 9:00 a.m., Pacific Time, on       ,
      , 1996 (including any postponements or adjournments thereof, the "Special Meeting"). This Proxy Statement/Prospectus, the Notice of Special Meeting of Stockholders, and the accompanying proxy card are first being sent to holders of shares of common stock, par value $.01 per share, of Inmac ("Inmac Common
Stock"), on or about             , 1996.

    At the Special Meeting, holders of record of shares of Inmac Common Stock as
of the close of business on             , 1996 will consider and vote upon the
adoption of an Agreement and Plan of Merger, dated as of November 30, 1995 (the "Merger Agreement"), by and among Micro Warehouse, Inc. ("MWHS"), Indigo Holding Company, Inc., a wholly owned subsidiary of MWHS ("Newco") and Inmac. See "The Merger" for a description of the Merger Agreement and the merger of Newco with and into Inmac provided for therein (the "Merger").

    This Proxy Statement/Prospectus also constitutes the Prospectus of MWHS included in a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the common stock, par value $.01 per share, of MWHS ("MWHS Common Stock") and the issuance of approximately 2,968,069 shares of MWHS Common Stock in connection with the Merger. All information concerning Inmac contained in this Proxy Statement/Prospectus has been furnished by Inmac and all information concerning MWHS contained in this Proxy Statement/Prospectus has been furnished by MWHS.

    SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN RISKS OF OWNERSHIP OF MWHS COMMON STOCK THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO VOTE TO ADOPT THE MERGER AGREEMENT.

THE SHARES OF MWHS COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED
 BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY      REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Proxy Statement/Prospectus is             , 1996.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MWHS, INMAC, OR ANY OTHER PERSON. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MWHS OR INMAC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

    Each of MWHS and Inmac is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such reports, proxy statements, and other information also can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements, and other information relating to MWHS and Inmac may also be inspected at the offices of Nasdaq operations, 1735 K Street, N.W., Washington, D.C. 20006.

    As permitted under the Securities Act and the Exchange Act, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information can be inspected and copied or obtained from the SEC in the manner described above. Statements contained in this Proxy Statement/Prospectus as to the contents of any other document referred to herein are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of such other document filed as an exhibit to the Registration Statement.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION....................................................      i
SUMMARY..................................................................      1
RISK FACTORS.............................................................     10
    Integration of Certain Operations; Effect on MWHS Common Stock.......     10
    Dependence on the Apple Microcomputer Market.........................     10
    Risks Associated with Increased Hardware Sales.......................     10
    Foreign Operations...................................................     10
    Potential Quarterly Fluctuations.....................................     11
    Competition..........................................................     11
    Rate of Growth.......................................................     11
    Reliance on Vendors..................................................     11
    Risks Associated with Acquisitions...................................     11
    Dividend Policies; Restrictions on Payment of Dividends..............     12
    Certain Provisions of MWHS's Certificate of Incorporation............     12

THE SPECIAL MEETING......................................................     12
    General..............................................................     12
    Voting at the Special Meeting........................................     12
    Proxies..............................................................     13

THE MERGER...............................................................     14
    Background of the Merger.............................................     14
    Inmac's Reasons for the Merger.......................................     16
    Board Recommendation.................................................     17
    MWHS's Reasons for the Merger........................................     17
    Opinion of William Blair & Company, Financial Advisor to Inmac.......     17
    The Merger Agreement.................................................     21
      General............................................................     21
      Manner and Basis of Converting Securities..........................     21
      Representations and Warranties.....................................     23
      Covenants..........................................................     24
      Conditions.........................................................     28
      Termination........................................................     30
      The Option.........................................................     32
      Affiliate Letters..................................................     33
      Miscellaneous......................................................     34
    Certain Federal Income Tax Consequences..............................     34
    Interests of Certain Persons in the Merger...........................     36
    Regulatory Approvals.................................................     37
    Appraisal Rights.....................................................     38
    Accounting Treatment.................................................     38

THE STOCK AGREEMENT......................................................     38

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION.........................    41
    Principal Market......................................................    41
    Dividend Policy.......................................................    41
    Changes in and Disagreements with Accountants on Accounting
    and Financial Disclosure..............................................    41

HISTORICAL AND PRO FORMA CAPITALIZATION...................................    42

                                                                            PAGE
                                                                            ----
UNAUDITED PRO FORMA FINANCIAL INFORMATION.................................    43

COMPARISON OF STOCKHOLDERS' RIGHTS........................................    50
    Certain Differences in Rights of Holders of Inmac Common
Stock and MWHS Common Stock...............................................    50
    Certain Differences in Rights of Holders of Inmac Preferred
Stock and MWHS  Preferred Stock...........................................    51

BUSINESS OF MWHS..........................................................    51
    Catalog Publication...................................................    52
    Marketing and Sales...................................................    52
    Products and Merchandising............................................    53
    Purchasing............................................................    54
    Distribution Centers..................................................    54
    Management Information Systems........................................    54
    Competition...........................................................    55
    Employees.............................................................    55
    Sales or Use Tax......................................................    55
    Trademarks............................................................    55
    Properties............................................................    56
    Legal Proceedings.....................................................    56

MWHS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.....................................    57
    Overview..............................................................    57
    Results of Operations.................................................    58
    Nine Months Ended September 30, 1995 Compared to Nine Months Ended
      September 30, 1994..................................................    59
    Liquidity and Capital Resources as of September 30, 1995..............    59
    Year Ended December 31, 1994 Compared to Year Ended December 31, 1993.    59
    Year Ended December 31, 1993 Compared to Year Ended December 31, 1992.    60
    Liquidity and Capital Resources as of December 31, 1994...............    61
    Impact of Inflation and Seasonality...................................    61
    Outlook...............................................................    62

MWHS MANAGEMENT...........................................................    63
    Directors.............................................................    63
    Executive Officers....................................................    64
    Security Ownership of Certain Beneficial Owners and
      Management of MWHS..................................................    66
    Compensation of MWHS Executive Officers...............................    67
    Summary Compensation Table............................................    68
    Employment and Consulting Agreements..................................    68
    1992 and 1994 Stock Option Plans......................................    69
    Section 401(k) Savings Plan...........................................    70
    Options Granted in Last Fiscal Year...................................    70
    Option Exercises in Last Fiscal Year and Fiscal Year End Option
       Values.............................................................    71
    Compensation and Stock Option Committee Interlocks and Insiders
      Participation.......................................................    71

                                                                            PAGE
                                                                            ----
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF MWHS...................     72
    Agreements...........................................................     72
    Leases...............................................................     72
    S Corporation Distributions and Related Party Indebtedness...........     72
    Micro Warehouse International, Inc...................................     72
    MacUser Magazine-United Kingdom......................................     73
    Future Policy........................................................     73

DESCRIPTION OF MWHS CAPITAL STOCK........................................     73
    Authorized Capital Stock.............................................     73
    Common Stock.........................................................     73
    Preferred Stock......................................................     74
    Certain Corporate Governance Matters.................................     74

]BUSINESS OF INMAC.......................................................     74
    General..............................................................     74
    Significant Business Developments during Fiscal Year 1995............     74
    Personal Computer Products Market and Computer Aftermarket Overview..     75
    Marketing, Sales and Customer Service................................     75
    Customers............................................................     76
    Distribution and Operational Locations...............................     76
    Products.............................................................     76
      Networking and Systems.............................................     76
      Desktop Hardware and Software......................................     77
      Consumable and Complementary Products..............................     77
    Manufacturing and Suppliers..........................................     77
    Competition..........................................................     78
    Employees............................................................     78
    Properties...........................................................     78
    Legal Proceedings....................................................     78

INMAC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS....................................     79
    Financial Condition for the Quarter Ended October 28, 1995...........     79
    Results of Operations for the Quarter Ended October 28, 1995.........     79
    Liquidity and Capital Resources as of October 28, 1995...............     80
    Future Results.......................................................     80
    Annual Results of Operations.........................................     81
    Financial Condition as of July 29, 1995..............................     83
    Inflation for the Period Ended July 29, 1995.........................     84

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF INMAC....................................................     85

LEGAL MATTERS............................................................     86

EXPERTS..................................................................     86

FUTURE STOCKHOLDER PROPOSALS.............................................     86

OTHER MATTERS............................................................     87

INDEX TO FINANCIAL STATEMENTS............................................    F-1

APPENDIX A--Merger Agreement.............................................    A-1

APPENDIX B--William Blair Opinion........................................    B-1

                                    SUMMARY

    The following is a summary of certain information contained in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus and the attached Appendices, all of which should be reviewed carefully. As required by the context, references in this Proxy Statement/Prospectus to "MWHS," "Inmac," "Newco" or the "Surviving Corporation" should be construed as references to Micro Warehouse, Inc., Inmac Corp., Indigo Holding Company, Inc. or Inmac Corp. as the Surviving Corporation, as the case may be, together with their respective predecessors and subsidiaries, and references to "fiscal" years are references to fiscal years of Inmac or MWHS, as the case may be, which end (except as otherwise indicated), for Inmac, on the last Saturday in July and, for MWHS and the Surviving Corporation, on December 31 of the calendar year.

                                  THE PARTIES

    Inmac. Inmac is a leading international direct-response marketer of multi-vendor products for the computer desktop and networking industries, with consolidated net sales of $362.5 million for fiscal year 1995. Inmac operates in the United States ("U.S."), United Kingdom ("U.K."), Canada, France, Germany, the Netherlands and Sweden. See "Business of Inmac." The mailing address of Inmac's principal executive office is 2465 Augustine Drive, Santa Clara, California 95052, and its telephone number is (408) 727-1970.

    MWHS. MWHS is a leading direct marketer of brand name Macintosh and IBM compatible personal computers, software, accessories and peripherals, with consolidated net sales of $776.4 million for fiscal year 1994. MWHS operates in 15 countries throughout North America, Europe, Scandinavia, Australia and Japan. See "Business of MWHS." The mailing address of MWHS's principal executive office is 535 Connecticut Avenue, Norwalk, Connecticut 06854, and its telephone number is (203) 899-4000.

    Newco. Newco is a wholly owned subsidiary of MWHS formed by MWHS solely for the purpose of effecting the Merger. The mailing address of Newco's principal executive office is 535 Connecticut Avenue, Norwalk, Connecticut 06854, and its telephone number is (203) 899-4000.

                              THE SPECIAL MEETING

    Time, Date, and Place. The Special Meeting will be held on             ,
            , 1996, at 9:00 a.m., Pacific Time, at Inmac's principal executive offices located at 2465 Augustine Drive, Santa Clara, California 95052.

    Purpose. The purpose of the Special Meeting is for Inmac's stockholders to consider and vote upon the adoption of the Merger Agreement and such other matters as may properly come before the Special Meeting. See "The Special Meeting--General."

    Record Date; Shares Entitled to Vote. At the Special Meeting, Inmac's stockholders will be entitled to one vote for each outstanding share of Inmac
Common Stock held of record as of the close of business on             , 1996
(the "Record Date"). As of the Record Date, there were       shares of Inmac
Common Stock outstanding and entitled to vote at the Special Meeting, and there
were approximately   holders of record of Inmac Common Stock. See "The Special
Meeting--Voting at the Special Meeting."

    Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Inmac Common Stock on the Record Date is required for the adoption of the Merger Agreement. As of the Record Date, directors and executive officers of Inmac and their affiliates owned beneficially, in the aggregate,
approximately       % of the voting power of the outstanding shares of Inmac
Common

Stock. Kenneth A. Eldred, Chairman of the Board and Secretary, and his wife, trustees of certain trusts which are the beneficial owners of approximately 26% of the shares of Inmac Common Stock entitled to vote at the Special Meeting (the "Stockholders"), have entered into an agreement (the "Stock Agreement") with MWHS pursuant to which the Stockholders agreed to vote such shares for the adoption of the Merger Agreement and granted to MWHS the right, exercisable under certain conditions, to purchase those shares at the Conversion Rate provided in the Merger Agreement and determined as of the date of exercise of such right. See "The Stock Agreement."

    Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Special Meeting. A proxy may be revoked by filing with the Secretary of Inmac prior to the voting of the proxy either a written instrument revoking the proxy or an executed later dated proxy, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not, in itself, constitute the revocation of a proxy. See "The Special Meeting--Proxies."

                                   THE MERGER

    General. On the terms and subject to the conditions set forth in the Merger Agreement, Newco will be merged with and into Inmac, with Inmac being the surviving corporation in the Merger (as such, the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"): (a) each then-outstanding share of Inmac Common Stock (other than any shares held in the treasury of Inmac, by any of its subsidiaries, or directly or indirectly by MWHS, which shares will be cancelled) will be converted into the right to receive a number of shares of MWHS Common Stock equal to a fraction (the "Conversion Rate") the numerator of which will be 12 and the denominator of which will be the average closing price of a share of MWHS Common Stock as reported on the Nasdaq National Market ("NASDAQ") for the 20 trading days ending five business days before the date of the closing of the transactions contemplated by the Merger Agreement (the "Closing Date"); provided, however, that the Conversion Rate shall not be less than 0.225 or greater than 0.276 and
(b) each then-outstanding share of Common Stock of Newco will be converted into one share of Common Stock of the Surviving Corporation ("Surviving Corporation Common Stock"). For a description of the principal differences between the rights of holders of Inmac Common Stock, on the one hand, and MWHS Common Stock, on the other, see "Comparison of Stockholders' Rights." Following the Merger, MWHS will own all of the outstanding shares of Surviving Corporation Common Stock.

    Each warrant or option to purchase shares of Inmac Common Stock that is outstanding immediately prior to the Effective Time will become a warrant or an option, as the case may be, to purchase, at an aggregate purchase price equal to the aggregate price that would have been payable upon the exercise thereof immediately prior to the Effective Time (rounded to the nearest cent), a number of shares of MWHS Common Stock equal to the product of (a) the number of shares of Inmac Common Stock subject to such warrant or option immediately prior to the Effective Time and (b) the Conversion Rate.

    Fractional Shares. No fractional shares of MWHS Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of Inmac Common Stock who otherwise would be entitled to receive a fractional share of MWHS Common Stock pursuant to the Merger will be paid an amount in cash (without interest), rounded to the nearest cent, equal to the product of (a) the fraction of a share of MWHS Common Stock to which such holder would otherwise be entitled and (b) the per share closing price of MWHS Common Stock on NASDAQ at the Effective Time. No fractional shares of MWHS Common Stock will be issued upon the exercise of any warrants or options. No consideration will be paid on account of fractional shares otherwise issuable upon the exercise of options.

    Recommendation of Inmac's Board of Directors. Inmac's Board of Directors unanimously approved the Merger Agreement. Inmac's Board of Directors believes that the Merger is in the best interests of Inmac and its stockholders and unanimously recommends that stockholders vote FOR the adoption of the Merger Agreement. The primary factors considered and relied upon by the Inmac Board of Directors in reaching its recommendation are referred to in "The Merger--Inmac's Reasons for the Merger."

    Opinion of Inmac's Financial Advisor. William Blair & Company ("William Blair") has delivered a written opinion, dated as of November 30, 1995, to the Board of Directors of Inmac stating that, as of the date of the Merger Agreement, the consideration to be received by the stockholders of Inmac pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders. A copy of this opinion, which sets forth certain assumptions, qualifications, and limitations, is attached as Appendix B hereto and should be read in its entirety. See "The Merger--Opinion of William Blair & Company, Financial Advisor to Inmac."

    Effective Time of the Merger. The Merger will become effective at the time that a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware. Subject to the provisions of the Merger Agreement, the parties will file the Certificate of Merger as soon as practicable after the requisite vote of the stockholders of Inmac is obtained and the various conditions to the Merger are satisfied or waived.

    Conditions to the Merger. The obligations of MWHS and Inmac to consummate the Merger are conditioned upon, among other things, (a) adoption of the Merger Agreement by Inmac's stockholders; (b) the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or been terminated; (c) the absence of any order or injunction that prohibits the consummation of the transactions contemplated by the Merger Agreement; (d) the Registration Statement having been declared effective by the SEC and not being subject to any stop order or proceeding seeking the same; (e) all consents, authorizations, orders, and approvals of any governmental or regulatory authority required in connection with the Merger Agreement having been obtained, other than any such consents, authorizations, orders, or approvals which, if not obtained, would not have a material adverse effect on the business, financial condition, or results of operations of the Surviving Corporation; (f) the shares of MWHS Common Stock to be issued in connection with the Merger having been authorized for listing on NASDAQ upon official notice of issuance; (g) no material adverse change in the other party's business or properties and no material breach of the other party's representations, warranties and covenants; and (h) each party's reception of a letter dated as of the Effective Time from an independent public accountant to the effect that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16. See "The Merger--The Merger Agreement--Conditions."

    Governmental and Regulatory Matters. In connection with the transactions contemplated by the Merger Agreement and the Stock Agreement, Inmac and MWHS have made filings or applications with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act and The Office of Fair Trading in the United Kingdom pursuant to the Fair Trading Act of 1973, as amended. Consummation of the Merger is conditioned upon, among other things, the expiration or termination of the waiting periods under the HSR Act and the concurrence of the appropriate agencies under United Kingdom laws. See "The Merger--Regulatory Approvals" and "--The Merger Agreement--Conditions."

    Termination. The Merger Agreement may be terminated under certain circumstances, including (a) by the mutual consent of MWHS and Inmac, (b) by either MWHS or Inmac if (i) the Merger shall not have been consummated by March 31, 1996 (which date will be automatically extended under certain circumstances), (ii) the approval of Inmac's stockholders of the Merger Agreement is not obtained at the Special Meeting, or (iii) an order, decree, or ruling has been issued permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, (c) by either MWHS or Inmac if the other party is in breach of any representation, warranty or covenant contained in the Merger Agreement or a lien or an order for relief under the United States Bankruptcy Code or similar law is commenced against or entered with respect to the other party, (d) by MWHS if the Board of Directors of Inmac withdraws or modifies in a manner materially adverse to MWHS its approval or recommendation of the Merger Agreement or recommends an alternative proposal or there has been a material breach by the Stockholders of the Stock Agreement as further described in "The Merger--The Merger Agreement--Termination." Each of MWHS and Inmac may be required to pay a fee to and/or reimburse the other for certain expenses upon the occurrence of certain events. See "The Merger--The Merger Agreement--Termination--Fees and Expenses."

    Appraisal Rights. Under the Delaware General Corporation Law (the "DGCL"), appraisal rights are unavailable to holders of Inmac Common Stock. See "The Merger--Appraisal Rights."

    Certain Federal Income Tax Consequences. It is anticipated that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger so qualifies, no gain or loss would be recognized by holders of Inmac Common Stock upon the conversion of their shares of Inmac Common Stock into shares of MWHS Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of MWHS Common Stock. If the Merger does not so qualify, holders of Inmac Common Stock generally would recognize a gain or loss in connection with the Merger. Special rules may apply to stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are tax exempt, who are foreign persons, who do not hold their Inmac Common Stock as capital assets, or who acquired Inmac Common Stock or options in connection with stock option or stock purchase plans or in other compensatory transactions. No ruling from the Internal Revenue Service (the "IRS") has been or will be sought concerning any of the federal income tax consequences of the Merger. For a discussion of these and other federal income tax considerations in connection with the Merger, see "The Merger--Certain Federal Income Tax Consequences." Each holder of Inmac Common Stock should consult his or her own tax advisor regarding the tax consequences of the Merger in light of such holder's own situation, including the application and effect of any state, local, or foreign income and other tax laws.

    Accounting Treatment. The Merger is intended to be treated as a pooling of interests in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt by MWHS and Inmac of a letter from an independent public accountant regarding its concurrence with MWHS management's and Inmac management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if closed and consummated in accordance with the Merger Agreement. See "The Merger--Accounting Treatment."

                              THE STOCK AGREEMENT

    As a condition to its willingness to enter into the Merger Agreement, MWHS required that, simultaneously with the execution thereof, the Stockholders enter into an agreement (the "Stock Agreement") pursuant to which, among other things, the Stockholders agreed to vote all of the shares of Inmac Common Stock owned by the Stockholders (the "Option Shares") in favor of the adoption of the Merger Agreement and granted to MWHS the right, exercisable under certain conditions, to purchase the Option Shares at the Conversion Rate provided in the Merger Agreement (the "Option"). See "The Stock Agreement."

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected financial data presented below for MWHS as of December 31, 1993 and 1994 and for each of the years in the three year period ended December 31, 1994, and Inmac as of July 30, 1994 and July 29, 1995 and for the years ended July 31, 1993, July 30, 1994 and July 29, 1995, have been derived from and are qualified in their entirety by, and should be read in conjunction with, the respective audited financial statements and notes thereto included elsewhere within this Proxy Statement/Prospectus.

    MWHS's statement of income data for each of the years in the two-year period ended December 31, 1991 and the balance sheet data at December 31, 1990, 1991, and 1992 are derived from audited MWHS consolidated financial statements that are neither included nor incorporated by reference herein. Inmac's statement of income data for each of the years in the two-year period ended July 25, 1992 and the balance sheet data at July 27, 1991, July 25, 1992 and July 31, 1993 are derived from audited Inmac financial statements that are neither included nor incorporated by reference herein.

    The unaudited financial data presented below for the interim periods ended September 30, 1995 and 1994 and October 28, 1995 and October 29, 1994 are derived from the unaudited financial statements of MWHS and Inmac, respectively, that are included elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements." In the opinion of MWHS and Inmac, respectively, such unaudited financial data have been prepared on the same basis as the audited financial statements included elsewhere in this Proxy Statement/Prospectus and include all adjustments (consisting only of normal recurring adjustments) necessary to fairly state the information set forth herein. Operating results for the interim periods ended September 30, 1995 and October 28, 1995 are not necessarily indicative of the results that may be expected for MWHS for the year ending December 31, 1995 and for Inmac for the year ending July 27, 1996, or for any other interim period.

                                                                                       NINE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                               ----------------------------------------------------   -------------------
  MWHS                           1990       1991       1992       1993       1994       1994       1995
-----------------------------  --------   --------   --------   --------   --------   --------   --------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Consolidated
 Statement of Income Data:
  Net revenues...............  $123,673   $163,603   $269,634   $450,385   $776,377   $525,136   $904,018
  Operating income...........     2,120      5,047      4,760     25,497     45,352     31,152     51,151
  Net income.................  $  1,397   $  3,803   $  6,945   $ 14,999   $ 28,017   $ 19,068   $ 31,365
  Net income per share.......             $   0.22   $   0.39   $   0.64   $   1.01   $   0.71   $   1.04
  Weighted average number of
shares outstanding...........               17,565     17,854     23,533     27,618     26,910     30,233

                                                 DECEMBER 31,                                  SEPTEMBER 30,
                             ----------------------------------------------------              -------------
                               1990       1991       1992       1993       1994                    1995
                             --------   --------   --------   --------   --------              -------------
                                                     (IN THOUSANDS)
Consolidated
 Balance Sheet Data:
  Working capital..........  $  3,800   $  6,411   $ 54,711   $ 84,417   $195,007                $   204,623
  Total assets.............    19,453     31,620     77,058    141,166    294,052                    355,121
  Long-term debt...........     3,186      6,754      1,362         --        645                        445
  Stockholders' equity.....  $  2,644   $  2,667   $ 59,846   $ 97,108   $239,646                $   274,634

                                                 YEARS ENDED                           THREE MONTHS ENDED
                             ----------------------------------------------------   -------------------------
                             JULY 27,   JULY 25,   JULY 31,   JULY 30,   JULY 29,   OCTOBER 29,   OCTOBER 28,
  INMAC                        1991       1992       1993       1994       1995        1994          1995
  -----                      --------   --------   --------   --------   --------   -----------   -----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Consolidated
 Statement of Income Data:
  Net revenues.............  $302,821   $312,887   $342,027   $349,449   $362,511    $  83,875     $  90,404
  Operating income
(loss).....................    12,663      6,300     (9,350)     5,762     11,058        2,542         2,476
  Net income (loss)........  $  6,775   $    971   $(13,877)  $  1,816   $  4,531    $   1,051     $   1,102
  Net income (loss) per
share......................  $   0.72   $   0.10   $  (1.47)  $   0.17   $   0.42    $    0.10     $    0.10
  Weighted average number
of shares outstanding......     9,458      9,453      9,464     10,831     10,750       10,671        11,143


                             JULY 27,   JULY 25,   JULY 31,   JULY 30,   JULY 29,                 OCTOBER 28,
                               1991       1992       1993       1994       1995                      1995
                             --------   --------   --------   --------   --------                 -----------
                                                       (IN THOUSANDS)
Consolidated
 Balance Sheet Data:
  Working capital..........  $ 34,763   $ 37,281   $ 20,662   $ 23,003   $ 53,262                  $  54,357
  Total assets.............   107,385    128,980     94,131    100,871    116,349                    112,000
  Long-term debt...........       852      1,011      1,803      1,127     20,883                     20,520
  Stockholders' equity.....  $ 45,351   $ 49,250   $ 27,721   $ 33,553   $ 42,839                  $  43,425

                       SELECTED PRO FORMA FINANCIAL DATA

    The selected pro forma financial data shown below give effect to the Merger as if the Merger had been in effect for the periods and on the dates indicated, with the Merger accounted for on a pooling of interests basis. The pro forma statement of income data reflects the combination of statement of income data of MWHS for each of the years in the three-year period ended December 31, 1994 and the nine-month period ended September 30, 1995 with statement of income data of Inmac for each of the twelve-month periods ended January 23, 1993, January 29, 1994 and January 28, 1995, respectively, and the nine-month period ended October 28, 1995. The pro forma balance sheet data reflects the combination of balance sheet data of MWHS at December 31, 1992, 1993 and 1994 and September 30, 1995 with balance sheet data of Inmac at January 23, 1993, January 29, 1994 and January 28, 1995 and October 28, 1995. The selected pro forma financial data should be read in conjunction with such pro forma financial statements and notes thereto, which are included elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements." These pro forma data do not purport to be indicative of the results that would have actually been obtained if the Merger had been in effect for the above-mentioned periods and on the dates indicated or that may be obtained in the future.

                                                                                              NINE MONTHS
                                                             YEARS ENDED                         ENDED
                                             --------------------------------------------    --------------
                                             DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                               1992 AND        1993 AND        1994 AND         1995 AND
                                             JANUARY 23,     JANUARY 29,     JANUARY 28,      OCTOBER 28,
                                                 1993            1994            1995             1995
                                             ------------    ------------    ------------    --------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PRO FORMA STATEMENT OF
 INCOME DATA:
 Net sales................................     $597,677        $795,954       $1,131,362       $1,183,345
 Income from operations...................        2,854          35,773           53,233           59,766
 Net income (loss)........................     $ (7,881)       $ 19,889       $   30,557       $   34,914
 Net income (loss) per share..............     $  (0.39)       $   0.75       $     1.00       $     1.05
 Weighted average number of shares
outstanding(2)............................       20,463          26,421           30,532           33,265

                                                             YEARS ENDED
                                             --------------------------------------------
                                             DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                               1992 AND        1993 AND        1994 AND         1995 AND
                                             JANUARY 23,     JANUARY 29,     JANUARY 28,      OCTOBER 28,
                                                 1993            1994            1995           1995(1)
                                             ------------    ------------    ------------    --------------
                                                                     (IN THOUSANDS)
PRO FORMA BALANCE SHEET DATA:
 Total assets.............................     $183,594        $252,956       $  404,475       $  467,121
 Long-term debt...........................     $  2,083        $  1,778       $    1,622       $   20,965

    (1) Estimated charges expected to be incurred by MWHS as a result of the Merger comprise principally investment banking $3,700,000, legal $750,000, transaction costs $350,000, accounting $100,000, and miscellaneous costs of $100,000. In total, such charges are currently estimated to be approximately $5,000,000.

    (2) Assumes the issuance of 2,968,069 shares of MWHS Common Stock, the maximum number of shares to be issued pursuant to the Merger in exchange for all of the outstanding shares of Inmac Common Stock. Common and common equivalent shares outstanding were calculated assuming a conversion rate of 0.276 shares of MWHS Common Stock for each share of Inmac Common Stock provided for in the Merger Agreement, the conversion rate resulting in the maximum number of shares of MWHS Common Stock to be issued.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of MWHS and Inmac and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis, assuming that .276 shares of MWHS Common Stock are issued in exchange for each share of outstanding Inmac Common Stock. These data should be read in conjunction with the selected historical financial data, the unaudited pro forma financial information and the separate historical financial statements of MWHS and Inmac and notes thereto, included elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements" and "Unaudited Pro Forma Financial Information." The unaudited pro forma financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                                                        NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                                --------------------------------    --------------------------
                                                  1992        1993        1994         1994           1995
                                                --------    --------    --------    -----------    -----------
Historical--MWHS
  Net income per share.......................    $ 0.39      $ 0.64      $ 1.01        $0.71          $1.04
  Book value per share.......................    $ 3.35      $ 4.13      $ 8.68        $5.84          $9.08

                                                          YEARS ENDED                   THREE MONTHS ENDED
                                                --------------------------------    --------------------------
                                                JULY 31,    JULY 30,    JULY 29,    OCTOBER 29,    OCTOBER 28,
                                                  1993        1994        1995         1994           1995
                                                --------    --------    --------    -----------    -----------
Historical--Inmac
  Net income (loss) per share................    $(1.47)     $ 0.17      $ 0.42        $0.10          $0.10
  Book value per share.......................    $ 2.93      $ 3.10      $ 3.99        $3.41          $3.90

                                                                                              NINE MONTHS
                                                             YEARS ENDED                         ENDED
                                             --------------------------------------------    -------------
                                             DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                               1992 AND        1993 AND        1994 AND        1995 AND
                                             JANUARY 23,     JANUARY 29,     JANUARY 28,      OCTOBER 28,
                                                 1993            1994            1995           1995(1)
                                             ------------    ------------    ------------    -------------
Pro Forma--MWHS/Inmac
  Net income (loss) per share(2)..........      $(0.39)         $ 0.75          $ 1.00           $1.05
  Book value per share(2).................      $ 4.27          $ 4.84          $ 9.05           $9.41

    (1) Estimated charges expected to be incurred by MWHS as a result of the Merger comprise principally investment banking $3,700,000, legal $750,000, transaction costs $350,000, accounting $100,000, and miscellaneous costs of $100,000. In total, such charges are currently estimated to be approximately $5,000,000.

    (2) Assumes the issuance of 2,968,069 shares of MWHS Common Stock, the maximum number of shares to be issued pursuant to the Merger in exchange for all of the outstanding shares of Inmac Common Stock. Common and common equivalent shares outstanding were calculated assuming a conversion rate of 0.276 shares of MWHS Common Stock for each share of Inmac Common Stock provided for in the Merger Agreement, the conversion rate resulting in the maximum number of shares of MWHS Common Stock to be issued.

    (3) Neither MWHS nor Inmac has declared any dividend on its respective capital stock during the periods indicated above. See "Risk Factors--Dividend Policies; Restrictions on Payment of Dividends" and "Comparative Market Price and Dividend Information--Dividend Policy."

                            MARKET PRICE INFORMATION

    Shares of MWHS Common Stock and Inmac Common Stock are listed and traded on NASDAQ. On November 30, 1995, the last full trading day prior to the announcement by MWHS and Inmac of the execution of the Merger Agreement, the closing price per share of MWHS Common Stock as reported on the NASDAQ Composite Tape was $46.75 and the closing price per share of Inmac Common Stock as so reported was $9.75. Based upon that information, the Equivalent Per Share Price (as defined below) of the Inmac Common Stock was $12.00 on November 30, 1995. The "Equivalent Per Share Price" of the Inmac Common Stock as of a particular date equals the closing price per share of the MWHS Common Stock on such date multiplied by the Conversion Rate, which is the number of shares of MWHS Common Stock into which each share of Inmac Common Stock will be converted in the Merger.

    On             , 1996, the last full trading day prior to the date of this
Proxy Statement/Prospectus, the closing price per share of MWHS Common Stock as
reported on NASDAQ was $      , and the closing price per share of Inmac Common
Stock as so reported was $      . Based upon those prices, the Equivalent Per
Share Price of the Inmac Common Stock was $      on       , 1996. Inmac
stockholders are encouraged to obtain current market quotations.

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain risks of ownership of MWHS Common Stock that should be considered in determining whether to vote to adopt the Merger Agreement.

                                  RISK FACTORS

    Set forth below is a discussion of certain material risks relating to ownership of the MWHS Common Stock to be issued in connection with the Merger. Prior to voting on the proposed adoption of the Merger Agreement, Inmac stockholders should carefully consider the risk factors discussed below as well as all of the information contained elsewhere in this Proxy
Statement/Prospectus, including the Appendices hereto.

INTEGRATION OF CERTAIN OPERATIONS; EFFECT ON MWHS COMMON STOCK

    MWHS and Inmac have entered into the Merger Agreement with the expectation that the Merger will result in meaningful benefits for the combined companies. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is achieved in an efficient and effective manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales, marketing, MIS and distribution efforts. There can be no assurance that integration will be successfully accomplished. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on MWHS's results of operations and financial condition.

DEPENDENCE ON THE APPLE MICROCOMPUTER MARKET

    MWHS's products are sold to users of microcomputers. MWHS depends in large part on sales of hardware and software products for users of Apple Macintosh computers. These products represented approximately 63% of MWHS's net sales for the three months ended September 30, 1995. While MWHS continues to diversify its product offerings and the acquisition of Inmac will accelerate this diversification, a decline in sales of Apple Macintosh computers or a decrease in supply of or demand for software and peripheral products for such computers could have a material adverse impact on MWHS's business.

RISKS ASSOCIATED WITH INCREASED HARDWARE SALES

    MWHS continues to expand its offerings of hardware products, including microcomputer systems, peripherals and components. Sales of hardware products increased from approximately 46% of net sales in 1994 to approximately 70% of net sales in the three months ended September 30, 1995. MWHS typically realizes lower gross margins but higher average order sizes for hardware sales than software sales. Accordingly, increased sales of hardware as a proportion of net sales may result in a decline in gross margins. This decline may be offset, however, by lower selling, general and administrative expenses as a percentage of net sales associated with the higher average order sizes for hardware. In addition, increased sales of hardware require that MWHS maintain higher inventory levels of hardware, which increases MWHS's exposure to risks of inventory obsolescence.

FOREIGN OPERATIONS

    In addition to its activities in the United States, MWHS presently distributes its catalogs in 14 foreign countries. Foreign operations are subject to general risks attendant to the conduct of business in each foreign country, including economic uncertainties and each foreign government's regulations. In addition, MWHS's international business may be affected by changes in demand or pricing resulting from fluctuations in currency exchange rates or other factors. MWHS has a $50 million multi-currency borrowing facility (under which $16.5 million was outstanding as of September 30, 1995) and permits borrowing by its subsidiaries in local currencies and thus does not engage in foreign currency hedging transactions.

    International expansion has been and continues to be an integral part of MWHS's strategy. International sales as a proportion of MWHS net sales increased from 16% in 1994 to 25% for the three months ended September 30, 1995 and international sales as a proportion of Inmac net sales were 73% in fiscal year 1995. Upon consummation of the Merger, international sales on a pro forma basis should increase because of the amount of Inmac's sales generated from abroad. MWHS's operations in certain countries are at an early stage of development and MWHS continues to invest in the growth of these businesses. MWHS's international operations as a whole have been significantly less profitable than its domestic operations, and there can be no assurance that MWHS's international operations will achieve substantial profitability or that Inmac's international operations will maintain their existing level of profitability.

POTENTIAL QUARTERLY FLUCTUATIONS

    MWHS may experience variability in its net sales and net income on a quarterly basis as a result of many factors, including the condition of the microcomputer industry in general, shifts in demand for hardware and software products and industry announcements of new products or upgrades. MWHS's planned operating expenditures are based on sales forecasts. If revenues do not meet expectations in any given quarter, operating results may be materially adversely affected.

COMPETITION

    The computer products retail business is highly competitive. MWHS competes with consumer electronic and computer retail stores, including superstores, and other direct marketers of hardware and software and computer related products. Certain hardware and software vendors are selling their products directly through their own catalogs. Certain competitors of MWHS have financial and other resources greater than those of MWHS. There can be no assurance that MWHS can continue to compete effectively against existing competitors or new competitors that may enter the market. In addition, price is an important competitive factor in the personal computer hardware and software market and there can be no assurance that MWHS will not be subject to increased price competition.

RATE OF GROWTH

    MWHS's revenue has increased at a rate significantly exceeding the growth rate of the microcomputer industry. No assurance can be given that MWHS will be able to sustain this rate of growth.

RELIANCE ON VENDORS

    Vendors provide MWHS with substantial incentives in the form of discounts, advertising allowances and rebates. A reduction in or discontinuance of such incentives could have a material adverse effect on MWHS.

RISKS ASSOCIATED WITH ACQUISITIONS

    MWHS plans to continue to pursue acquisitions of complementary businesses. There can be no assurance that MWHS will not incur difficulties in integrating acquired businesses or that any acquired business will be profitable.

DIVIDEND POLICIES; RESTRICTIONS ON PAYMENT OF DIVIDENDS

    MWHS does not anticipate that it will pay any dividends on the MWHS Common Stock in the foreseeable future.

CERTAIN PROVISIONS OF MWHS'S CERTIFICATE OF INCORPORATION

    MWHS's certificate of incorporation contains provisions that may have the effect of delaying, deferring, or preventing a change in control of the company. The certificate of incorporation authorizes the issuance of up to 50,000,000 shares of MWHS Common Stock and 100,000 shares of preferred stock of MWHS ("MWHS Preferred Stock"). The Board of Directors has the power to determine the price and terms under which any additional capital stock may be issued and to fix the terms of such MWHS Preferred Stock, and existing MWHS stockholders will not have preemptive rights with respect thereto. See "Description of MWHS Capital Stock" and "Comparison of Stockholders' Rights."

                              THE SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished by Inmac to its stockholders in connection with the solicitation of proxies, by and on behalf of Inmac's Board of Directors, for use at the Special Meeting. The Special Meeting
will be held on       ,         , 1996 at 9:00 a.m., Pacific Time, at Inmac's
principal executive offices located at 2465 Augustine Drive, Santa Clara, California 95052. The purpose of the Special Meeting is for Inmac stockholders to consider and vote upon the adoption of the Merger Agreement and such other matters as may properly come before the Special Meeting.

    INMAC'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF INMAC AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

VOTING AT THE SPECIAL MEETING

    The holders of record of shares of Inmac Common Stock as of the close of business on the Record Date are entitled to vote such shares at the Special
Meeting. As of the Record Date, there were outstanding       shares of Inmac
Common Stock and there were approximately       holders of record of Inmac
Common Stock. Each outstanding share of Inmac Common Stock is entitled to one vote at the Special Meeting. Shares of Inmac Common Stock held in the treasury of Inmac or by any of its subsidiaries are not considered to be outstanding.

    The holders of shares representing a majority of the outstanding shares of Inmac Common Stock outstanding as of the Record Date will constitute a quorum for the transaction of business at the Special Meeting. If the persons present or represented by proxy at the Special Meeting constitute the holders of shares representing less than a majority of the outstanding shares, the Special Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

    Abstentions and broker non-votes will be included in determining the number of shares held by persons present or represented by proxy at the Special Meeting for purposes of determining whether a quorum exists. However, because approval of the proposal to adopt the Merger Agreement will require the affirmative vote of shares representing a majority of the outstanding shares of Inmac Common Stock, abstentions and broker non-votes will have the effect of negative votes thereon. With respect to the vote on any other matters brought before the Special Meeting, which will require the affirmative vote of the holders of a majority of the outstanding shares represented at the Special Meeting and entitled to vote thereon, abstentions and broker non-votes will also have the effect of negative votes thereon.

    Pursuant to the Merger Agreement, the consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Inmac Common Stock. Pursuant to the Stock Agreement, the Stockholders which own beneficially approximately 26% of the outstanding shares of Inmac Common Stock as of the Record Date, have agreed to vote such shares in favor of the adoption of the Merger Agreement and have granted to MWHS an option, exercisable under certain conditions, to purchase such shares. See "The Stock Agreement." As of
        , 1996, directors and officers of Inmac as a group (including the
Stockholders) beneficially owned       shares of Inmac Common Stock, or
approximately   % of those shares of Inmac Common Stock outstanding as of such date.

PROXIES

    All shares of Inmac Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless such proxies shall have been revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. If no instructions are indicated, such proxies will be voted for the adoption of the Merger Agreement.

    If any other matters are properly presented for consideration at the Special Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

    A proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Special Meeting. A proxy may be revoked by filing with the Secretary of Inmac prior to the voting of the proxy either a written instrument revoking the proxy or an executed later dated proxy, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not, in itself, constitute the revocation of a proxy.

    Inmac and MWHS will share the cost of the preparation of this Proxy Statement/Prospectus and the solicitation of proxies for voting at the Special Meeting. Inmac may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of Inmac, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Inmac will also request persons and entities holding shares in their names, or in the name of their nominees, that are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, Inmac has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies at an estimated fee of $3,000 plus reimbursement of reasonable expenses.

                                   THE MERGER

BACKGROUND OF THE MERGER

    In early 1994, the Board of Directors of Inmac conducted an overall review of strategic financing alternatives available to Inmac to help it realize its goal of increasing stockholder value. On February 25, 1994, Inmac engaged William Blair as its financial advisor in connection with this review. On March 18, 1994, William Blair discussed its analysis of the strategic alternatives with the Inmac Board of Directors. Following such discussion, the Inmac Board of Directors determined that one of the best strategic alternatives available to Inmac to enhance stockholder value was a business combination with a strategic partner. On March 23, 1994, Inmac engaged William Blair to advise Inmac in connection with Inmac's review of potential business combinations with strategic partners. As part of this arrangement, from March 1994 through July 1994, William Blair identified and contacted over 30 potential strategic partners, including MWHS, to assess their level of interest in a possible combination with Inmac. In September 1994, one of the potential partners contacted by William Blair submitted a letter of interest to the Inmac Board of Directors offering to discuss further the possible purchase of the outstanding shares of Inmac Common Stock. However, Inmac and this party concluded that they were unlikely to reach agreement on key terms of a potential combination, as the Inmac Board of Directors judged the proposed terms to be too onerous.

    As William Blair continued to advise Inmac on possible business combination opportunities in the U.S., Inmac's Board of Directors also decided to expand the search for a business combination to Europe, because of the strength of Inmac's European operations. Toward this end, the Inmac Board of Directors in August 1994 retained KPMG Peat Marwick Corporate Finance ("KPMG") as its financial advisor for the European search. KPMG identified and contacted over 40 potential European parties and in November 1994 one of them entered into preliminary negotiations with Inmac on a possible business combination. These negotiations ceased in December 1994 as the parties were unable to resolve their differences. During the period of the U.S. and European searches, Inmac's Common Stock was trading in the public market generally in the range of $4.50 to $6.00 per share.

    Due to existing market conditions, Inmac's Common Stock trading price and Inmac's results of operations at such time, the Board decided to discontinue the evaluation of potential business combinations and directed management to focus solely on improving Inmac's business, financial condition and results of operations. In February and March 1995, the Board advised KPMG and William Blair, respectively, to discontinue pursuing additional interested parties for a potential business combination.

    Inmac's operating results improved in the fiscal quarters ended January 28, April 29 and July 29, 1995 as compared with the same quarters in the prior fiscal year. On June 1, 1995, John Mumford, a director of Inmac, received a telephone call from one of the companies that had been approached by William Blair the previous year. This company indicated that it was interested in pursuing discussions regarding a potential business combination. During the rest of the summer of 1995, Inmac's management received inquiries about acquisition possibilities from, and had preliminary discussions with, several other parties that had similarly been contacted the previous year. The Board of Directors was updated on such inquiries and discussions at its meetings on August 29, 1995 and September 12, 1995.

    In early September 1995, Ken Eldred, Inmac's Chairman, raised the possibility of a business combination between Inmac and MWHS during a telephone call that he placed to Peter Godfrey, the President and Chief Executive Officer of MWHS. On September 22, 1995, Mr. Godfrey, Frederick Fruitman, a director of MWHS, and Steven Purcell, MWHS's Vice President and Chief Financial Officer, met with Mr. Eldred, Mr. Mumford and Jeffrey Heimbuck, Inmac's President and Chief Executive Officer, to explore the possibility of a strategic business combination. During the meeting, the parties discussed, on a preliminary basis, the benefits to both companies of such a potential combination and the possible consideration to be paid to the stockholders of Inmac. This meeting did not yield any specific understandings between the parties.

    On October 6, 1995, MWHS executed a Non-Disclosure Agreement to permit review by MWHS of confidential Inmac business materials in contemplation of a meeting with Inmac management. On October 9, 1995, at the request of Inmac, MWHS delivered a preliminary, non-binding letter of interest indicating its interest in acquiring Inmac's Common Stock at a price between $10.00 and $12.00 per share. On October 24, November 7 and November 8, 1995, management representatives of the two companies met to conduct due diligence related to sales, marketing, operations and product development, as well as legal and financial due diligence. On October 30, 1995, Inmac executed a modified engagement letter with William Blair regarding its ongoing assistance and advice concerning the various discussions being held.

    On November 17, 1995, Mr. Godfrey, Mr. Purcell and Bruce L. Lev, MWHS's Vice President and General Counsel, met with Mr. Eldred, Mr. Heimbuck, Mr. Mumford and Inmac's outside legal counsel. Mr. Godfrey presented a preliminary proposal for a merger between the two companies, at a price of $12.00 per share of Inmac Common Stock, subject to the negotiation of a definitive agreement and resolution of additional issues. The parties discussed the structure of the proposed merger, the consideration to be paid to Inmac's stockholders and other terms. The parties acknowledged that further discussions should be held on a possible merger to be structured as a tax-free reorganization and that any such merger should be structured with the objective of obtaining pooling of interests accounting treatment. MWHS also indicated that any definitive proposal by it with respect to such a merger would be conditioned upon certain insider stockholders of Inmac, including Mr. Eldred, executing voting and option agreements.

    From November 20 through November 29, 1995, members of management of both companies together with their respective legal and financial advisors negotiated the terms of the proposed merger and the definitive documentation.

    On November 22, 1995, the Inmac Board of Directors met to discuss the terms of MWHS's preliminary proposal. The Board requested that the Chairman and the President of Inmac respond to the preliminary proposal and continue discussions with MWHS.

    On November 27, 1995, the Board of Directors of Inmac met to consider a draft of the proposed Merger Agreement and the transactions contemplated thereby. At this meeting, members of Inmac's senior management, together with Inmac's legal and financial advisors, reviewed with the Board, among other things, the background of the proposed transaction, the potential benefits and risks of the transaction, including the strategic and financial rationale, analysis of the transaction, regulatory review, and the proposed terms of the Merger Agreement. William Blair provided a detailed financial presentation and advised the Board that it expected to be able to deliver a financial fairness opinion in connection with the transaction based on the proposed terms of the transaction at that time.

    On November 29, 1995, the Board of Directors of MWHS conducted a special meeting to consider the status of negotiations and to review various financial analyses and data presented by Goldman Sachs & Co. and Montgomery Securities, its financial advisors. At this meeting, the Board of Directors considered the financial and strategic business implications of the Merger and the potential risks and benefits of the transaction, and the results of MWHS's legal and financial due diligence investigation of Inmac. The MWHS Board of Directors authorized senior management and its outside advisors to continue negotiations.

    On November 29, 1995, the Inmac Board met with members of Inmac's senior management and Inmac's legal and financial advisors to review the status of negotiations with MWHS and a revised draft of the proposed Merger Agreement. At this meeting, the Board also received an updated financial presentation from William Blair and discussed the final terms to be negotiated. William Blair delivered its oral opinion (to be confirmed in writing upon finalization of the terms of the Merger Agreement) that the consideration to be received by holders of shares of Inmac Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. See "--Opinion of William Blair & Company, Financial Advisor to Inmac." The Inmac Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby and authorized the officers to complete the negotiation and, subject to receipt of the written fairness opinion from William Blair, to enter into and perform the Merger Agreement.

    On November 30, 1995, the representatives of both MWHS and Inmac concluded negotiations of mutually acceptable definitive documentation. The Board of Directors of MWHS conducted a special meeting to consider the final terms of the Merger and unanimously voted to authorize senior management to enter into and perform the Merger Agreement.

    The companies executed the Merger Agreement on November 30, 1995, and the Merger Agreement was immediately announced by the issuance of a joint press release.

INMAC'S REASONS FOR THE MERGER

    At the time the Merger Agreement was executed, the Inmac Board of Directors believed, and continues to believe, that the following are reasons for the stockholders of Inmac to vote FOR approval of the Merger Agreement and the
Merger:

    . Economies of Scale. The Inmac Board believes that there are significant economies of scale in the direct-response computer product marketing industry. A larger company has greater purchasing power and therefore potentially lower product, catalog and mailing costs, more opportunity to produce vendor-funded catalogs, and the ability to spread administrative and other corporate overhead costs over a larger revenue base. The combination of Inmac and MWHS will produce a company with annual revenues more than three times as large as Inmac's were in fiscal year 1995, and the Inmac Board believes that the combined company will be able to realize improved results from the increased scale of its operations and thereby provide the best opportunity to maximize stockholder value for the benefit of the Inmac stockholders.

    . Complementary Geographical Strengths. The Inmac Board believes that
      Inmac's successful European operation is an excellent complement to MWHS's successful U.S. business and growing European business and that combining the two will produce a stronger and more competitive international company. The Inmac Board also believes that the combined company will be able to capitalize on the merger of Inmac's traditional strength in Europe and MWHS's success in the U.S. and thereby provide the best opportunity to maximize stockholder value for the benefit of Inmac stockholders, who will be able to participate in such value by receiving MWHS Common Stock in the Merger.

    . MWHS Operational Expertise and Customer Relationships. The Inmac Board believes that MWHS has developed expertise in several operational areas, such as management information systems and catalog publishing and mailing, that will provide Inmac with the opportunity to significantly improve its operations in these areas. Furthermore, MWHS has a strong direct mail presence with certain customer segments that Inmac has not successfully penetrated, such as small to medium-sized businesses. The Inmac Board believes that the Merger will provide Inmac with access to this expertise and these customer relationships.

    . Strengthen Balance Sheet. During the past year, the Inmac Board has worked to improve Inmac's balance sheet. Toward this end, in June 1995 Inmac issued notes for longer-term unsecured senior debt to replace some of its short-term debt. In periods of high growth and rapid change, Inmac would be better off with less short-term debt and a stronger cash position. The Inmac Board believes that the Merger will result in a stronger balance sheet and the ability to access financial markets for working capital on more favorable terms than those available to Inmac as a separate company.

    . Value of MWHS Common Stock. The Merger will provide Inmac stockholders with MWHS Common Stock in an anticipated tax-free exchange at a substantial premium over the market price for shares of Inmac Common Stock. The Inmac Board believes that the equity securities of the combined company should be less volatile than the securities of Inmac as a stand-alone company based on the expectation that the combined company will have larger scale and a broader product line with stronger financial characteristics. In addition, the combined company will have a much larger market capitalization and increased liquidity for Inmac stockholders. The Inmac Board believes that the MWHS equity security offers a greater possibility for long-term appreciation with equal or less risk than shares of Inmac as a stand-alone entity.

BOARD RECOMMENDATION

    INMAC'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF INMAC AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

MWHS'S REASONS FOR THE MERGER

    MWHS believes that the Merger is in the best interests of it and its stockholders. The Merger will enhance MWHS's continued expansion of its data communications and networking product lines. The Merger will also permit MWHS to expand its business operations in certain geographical areas (particularly Europe and the United Kingdom) in which MWHS operates. As of the date of this Proxy Statement/Prospectus, MWHS had not made any decision or entered into any agreements providing for dispositions of assets.

OPINION OF WILLIAM BLAIR & COMPANY, FINANCIAL ADVISOR TO INMAC

    William Blair has delivered its written opinion to the Inmac Board of Directors to the effect that, as of November 30, 1995, the consideration to be received by holders of shares of Inmac Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. Such opinion confirmed the oral opinion given by William Blair to the Inmac Board on November 29, 1995. The amount of such consideration was determined pursuant to extensive negotiations between Inmac and MWHS. No limitations were imposed by Inmac with respect to the investigations made or the procedures followed by William Blair in rendering its opinion.

    THE FULL TEXT OF THE OPINION OF WILLIAM BLAIR, DATED NOVEMBER 30, 1995, IS ATTACHED HERETO AS APPENDIX B. INMAC STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY WILLIAM BLAIR. THE SUMMARY OF THE OPINION OF WILLIAM BLAIR SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. WILLIAM BLAIR'S OPINION WAS PREPARED FOR THE INMAC BOARD AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES OF INMAC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY INMAC STOCKHOLDER AS TO HOW TO VOTE AT THE INMAC SPECIAL MEETING.

    In arriving at its fairness opinion, William Blair (a) reviewed the terms and conditions of the Merger Agreement and the financial terms of the Merger as set forth in the Merger Agreement;

(b) reviewed the terms and conditions of the Stock Agreement between MWHS and the Stockholders; (c) analyzed certain publicly available financial statements of Inmac and MWHS; (d) analyzed certain financial and other information relating to the prospects of Inmac provided to William Blair by Inmac's management, including financial projections; (e) discussed the past and current operations and financial condition and the prospects of Inmac with senior executives of Inmac; (f) analyzed certain internal financial statements and other data concerning MWHS prepared by the management of MWHS; (g) discussed the past and current operations and financial condition and prospects of MWHS with senior executives of MWHS; (h) reviewed the historical prices and trading activity for Inmac's Common Stock and that of MWHS, respectively; (i) reviewed the financial terms, to the extent publicly available, of selected actual business combinations William Blair believed to be relevant; and (j) performed such other analyses as William Blair deemed appropriate.

    In connection with its review, William Blair assumed and relied upon the accuracy and completeness of all such information and did not attempt to verify independently any of such information. In addition, William Blair did not make or obtain an independent valuation, appraisal or physical inspection of any of the assets, properties or liabilities of Inmac or MWHS. With respect to financial projections, William Blair assumed that the projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Inmac's management as to the future financial performance of Inmac, and that such projections provided a reasonable basis upon which William Blair could form an opinion. William Blair assumed no responsibility for, and expressed no view as to, such forecasts or the assumptions on which they were based. William Blair's opinion is necessarily based solely upon information available to William Blair and business, market, economic and other conditions as they existed on, and could be evaluated as of, November 30, 1995. William Blair's opinion did not address Inmac's underlying business decision to enter into the Merger Agreement. William Blair also assumed that the Merger could be consummated on the terms described in the Merger Agreement without any waiver of any material terms or conditions by Inmac and that obtaining the necessary regulatory approvals for the Merger would not have an adverse effect on Inmac or MWHS.

    The following presentation summarizes certain financial analyses performed by William Blair in arriving at its opinion dated November 30, 1995, which analyses William Blair discussed with the Board of Directors of Inmac.

    Historical Financial Statement Analysis. William Blair examined the historical financial statements of Inmac and MWHS for the last five years. For Inmac, operating income was $12.7 million in fiscal year 1991, $6.3 million in fiscal year 1992, a $9.3 million loss in fiscal year 1993, $5.8 million in fiscal year 1994, $11.1 million in fiscal year 1995, and $2.5 million for the three months ended October 28, 1995. For MWHS, operating income was $7.3 million in fiscal year 1991 (ending December 31), $13.5 million in fiscal year 1992, $25.5 million in fiscal year 1993, $45.4 million in fiscal year 1994, and $51.2 million in the nine months ended September 30, 1995.

    Discounted Cash Flow Analysis. William Blair performed a discounted cash flow analysis for Inmac. Two scenarios were run: a base case scenario based on management assumptions and a more conservative shortfall scenario. This analysis supported the fairness opinion because the base case analysis yielded values ranging from $7.98 to $9.78 per share of Inmac Common Stock while the shortfall scenario yielded values ranging from $4.46 to $5.58 per share, compared to the value implied by the MWHS offer as of November 30, 1995 of $12.00.

    Comparable Company Analyses. William Blair compared selected historical and projected operating information, stock market data and financial ratios for Inmac (based on the financial terms of the Merger) to selected historical and projected operating information, stock market data and financial ratios of MWHS and of certain other publicly traded direct mail computer and office product suppliers. Two groups of companies were included in the analysis: a set of companies comparable in business activities and historical and expected growth and operating performance to Inmac (Group 2) and a group of companies which competes in certain markets with Inmac, but which exhibits more consistent historical growth and margins than Inmac and has consensus earnings per share ("EPS") growth estimates of 22% to 30% (Group
1). Group 2, which exhibits financial and operating results more closely comparable to those of Inmac, included Elek-tek, Inc., Gateway 2000, Inc., Intelligent Electronics, Inc., Merisel, Inc., New England Business Services, Inc., and Tech Data Corporation. Group 1 included CDW Computer Centers, Inc., Creative Computers, Inc., Global Directmail Corporation, Micro Warehouse, Inc., Tessco Technologies, Inc., and Viking Office Products, Inc. William Blair compared Inmac to Group 2 on a stand-alone basis and to Groups 1 and 2 together. The primary focus of these analyses was on ratios of current stock price (as of November 30, 1995) to earnings per share. For the set of close comparables (Group 2), an analysis of current stock price to latest twelve months earnings per share yielded a range of 10.8 to 23.3 times earnings with a median of 18.3 times earnings, compared to 28.6 times earnings for Inmac in this transaction. An analysis of current stock price to projected calendar 1995 earnings per share yielded a range of 10.8 to 35.6 times earnings with a median of 17.9 times earnings, compared to 22.2 times earnings for Inmac in this transaction. An analysis of current stock price to projected calendar 1996 earnings per share yielded a range of 7.8 to 16.9 times earnings with a median of 9.3 times earnings, compared to 16.9 times earnings for Inmac in this transaction. William Blair indicated that the price to estimated calendar 1995 and estimated calendar 1996 earnings multiples calculated for Inmac based on the financial terms of the Merger were within the range of multiples for Group 2 comparable companies analyzed and above the range for multiples of latest twelve months earnings per share. With regard to Groups 1 and 2 considered together, William Blair concluded that the price/earnings multiples calculated for Inmac based on the financial terms of the Merger were within the range of multiples, and below the median for multiples of latest twelve months EPS, projected calendar 1996 EPS, and projected calendar 1996 EPS.

    Comparable Transaction Analysis. William Blair reviewed 29 mergers and acquisitions involving office products, direct mail, and other distribution companies during the period from November 1, 1992 to November 17, 1995. In examining these transactions, William Blair analyzed certain income statement and balance sheet parameters of the acquired companies relative to the consideration paid. Multiples analyzed included total transaction value (defined as transaction equity value adjusted by adding long-term debt and subtracting cash and short-term investments) as a multiple of latest twelve months revenues, operating income and cash flow as well as transaction equity value to latest twelve months net income. In certain cases, complete financial data were not publicly available for these transactions and only partial information was used in such instances. An analysis of total transaction value to latest twelve months revenues yielded a range of 0.18 times to 2.28 times revenues with a median of 0.55 times revenues, compared to 0.41 times revenues for Inmac in this transaction. An analysis of total transaction value to latest twelve months operating income yielded a range of 7.0 times to 29.9 times operating income with a median of 13.7 times, compared to 13.4 times operating income for Inmac in this transaction. An analysis of total transaction value to latest twelve months cash flow yielded a range of 5.3 times to 15.1 times cash flow with a median of 8.7 times cash flow, compared to 9.7 times cash flow for Inmac in this transaction. An analysis of market equity value to net income yielded a range of
14.0 to 49.5 times with a median of 21.9 times compared to 30.5 times for Inmac for this transaction. William Blair indicated that the multiples calculated for Inmac based on the financial terms of the Merger were within the range of multiples of comparable transactions analyzed, above the median for multiples of cash flow and net income and slightly below the median for multiples of revenue and operating income.

    Acquisitions Premiums Analysis. William Blair's analysis also indicated that the average percentage premium of offer prices to trading prices one month prior to the announcement date was 27.3% for the group of office product, direct mail and other distribution company merger and acquisition transactions reviewed. William Blair also looked at premiums paid in selected office product, direct mail, and distribution company transactions where the consideration paid was in the form of the acquiring company's stock. This analysis indicated an average percentage premium of offer prices to trading prices one month prior to the date of announcement of such transactions was 20.8%. MWHS's offer price for Inmac Common Stock based on the Conversion Rate and MWHS's closing stock price as of November 30, 1995 represented a premium to Inmac's closing stock price as of October 30, 1995 (one month prior to the date of announcement) of 60.0%.

    Stock Price Analysis. William Blair also examined the history of the trading prices and volume for Inmac Common Stock and MWHS Common Stock. An analysis of Inmac's stock price performance reveals that the stock had not traded above $9.50 during the last twelve months and had reached $12.00, the MWHS offer price, during only one period over the past five years: October to November 1993. Since January 1, 1992, 84% of Inmac's share volume has been traded at less than $8.50 per share and over 99% of Inmac's volume has been traded at less than $11.50 per share. An analysis of MWHS's stock price performance reveals significant, consistent appreciation both during the latest twelve months and since MWHS's initial public offering in December 1992.

    Combination Analysis. William Blair analyzed the potential impact of the Merger (including transaction costs) on the future earnings per share of MWHS. The analysis indicated, absent potential synergies, that the Merger is not likely to have a dilutive impact on the earnings per share of MWHS Common Stock which Inmac stockholders will be receiving as consideration in the Merger.

    While the foregoing summary describes all analyses and examinations that William Blair deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually performed by William Blair in connection with its fairness opinion. The preparation of a fairness opinion involves various subjective business determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and considering individual factors without considering all analyses and factors could create an incomplete and misleading view of the evaluation process underlying its opinion. With respect to comparable companies analyses and comparable transaction analyses, a particular analysis performed by William Blair is not necessarily indicative of actual values, which may be significantly higher or lower than suggested by such analyses. The analyses are not appraisals and do not necessarily reflect the prices for which businesses actually could be sold or actual values or future results that might be achieved. In addition, William Blair used in its analyses various projections as to the future performance of Inmac. Such projections are based on numerous variables and assumptions that are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections. William Blair's analyses were prepared solely as part of William Blair's review of the fairness of the consideration to be received by Inmac's stockholders, from a financial point of view, in connection with the delivery of William Blair's opinion. In addition, William Blair's opinion and presentation to the Inmac Board was only one of the many factors taken into consideration by the Inmac Board in making its determination to approve the Merger Agreement.

    Pursuant to the terms of the engagement by Inmac as its financial advisor in connection with the Merger, upon consummation of the Merger, William Blair will receive a fee based on a percentage of the aggregate value of the consideration received by Inmac stockholders plus the fair market value of the options to acquire Inmac Common Stock outstanding at the date of the Merger based on the closing price of MWHS's Common Stock at the closing date of the transaction. This fee is expected to be approximately $2.2 million. William Blair will be reimbursed for out-of-pocket expenses in connection with the engagement. Inmac has also agreed to indemnify and hold harmless William Blair and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, in connection with its engagement.

    William Blair has from time to time provided various financial advisory and investment banking services to Inmac for which it has received customary compensation. William Blair is a market maker for Inmac Common Stock. William Blair, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, private offerings of securities and valuations for corporate reorganizations and other purposes. The Inmac Board selected William Blair to act as financial advisor on the basis of William Blair's prior relationship with Inmac and William Blair's corporate finance and research expertise in the direct response industry.

THE MERGER AGREEMENT

    The following discussion is a summary of the material provisions of the Merger Agreement. This summary and all other discussions of the terms and conditions of the Merger and the Merger Agreement included elsewhere in this Proxy Statement/Prospectus are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A hereto and incorporated by reference herein.

  GENERAL

    On the terms and subject to the conditions of the Merger Agreement, at the Effective Time Newco will be merged with and into Inmac in accordance with the applicable provisions of the DGCL and the separate corporate existence of Newco will thereupon cease (with the Surviving Corporation being a subsidiary of MWHS). The Merger will have the effects specified in the DGCL.

    Effective Time. On the Closing Date, Newco and Inmac will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in the DGCL. Upon completion of such filing, the Merger will become effective in accordance with the DGCL.

    Certificate of Incorporation and By-Laws of the Surviving Corporation. The Merger Agreement provides that the certificate of incorporation and by-laws of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with their terms and the DGCL will be the certificate of incorporation and by-laws, respectively, of Inmac immediately prior to the Effective Time, as amended and restated.

    Directors and Officers of the Surviving Corporation. The Merger Agreement provides that the initial directors of the Surviving Corporation will be the members of the Board of Directors of Newco immediately prior to the Effective Time and the officers of the Surviving Corporation will consist of the officers of Newco immediately prior to the Effective Time. Such persons will continue as directors or officers, as the case may be, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

  MANNER AND BASIS OF CONVERTING SECURITIES

    Conversion of Securities in the Merger. The Merger Agreement provides that, at the Effective Time (a) each share of Inmac Common Stock issued and outstanding will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of MWHS Common Stock equal to the Conversion Rate; provided, however, that the Conversion Rate shall not be less than 0.225 and shall not be greater than 0.276, (b) each share of Inmac Common Stock issued and outstanding and owned by MWHS or any of its direct or indirect wholly owned subsidiaries or by any of Inmac's direct or indirect wholly owned subsidiaries will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor, and cease to exist, and (c) each share of

Newco Common Stock will, by virtue of the Merger and without any action on the part of Newco or the holder thereof, be converted into one share of Surviving Corporation Common Stock.

    Payment for Shares of Inmac Common Stock. Prior to the Effective Time, MWHS will designate State Street Bank and Trust Company to act as exchange agent (the "Exchange Agent") under the Merger Agreement. The Merger Agreement provides that, at the Effective Time, MWHS will make available to the Exchange Agent, for the benefit of the holders of shares of Inmac Common Stock, a sufficient number of certificates representing shares of MWHS Common Stock required to effect the delivery of the aggregate merger consideration for shares of Inmac Common Stock as provided in the Merger Agreement.

    Pursuant to the Merger Agreement, promptly after the Effective Time, the Exchange Agent will mail to each holder of record (other than holders whose shares are to be cancelled as described above) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Inmac Common Stock (the "Certificates") a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. The Merger Agreement provides that, upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holders of such Certificates will be entitled to receive for each share of Inmac Common Stock represented by such Certificates the merger consideration therefor and the Certificates so surrendered will promptly be cancelled. Until so surrendered, Certificates will represent solely the right to receive the merger consideration therefor.

    The Merger Agreement provides that no dividends or other distributions that are declared after the Effective Time on shares of MWHS Common Stock and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive shares of MWHS Common Stock until such persons surrender their Certificates. Under the Merger Agreement, upon such surrender, there will be paid to the person in whose name the shares of MWHS Common Stock are issued any dividends or distributions on such shares of MWHS Common Stock which shall have a record date after the Effective Time and a payment date prior to such surrender. For dividends which have a record date after the Effective Time but a payment date after such surrender, such payment will be made on such payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. In addition, if any cash or shares of MWHS Common Stock are to be paid to or issued in a name other than that in which the Certificate so surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate in a name other than that of the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

    No fractional shares of MWHS Common Stock will be issued in the Merger. The Merger Agreement provides that, in lieu of any such fractional securities, each holder of shares of Inmac Common Stock who would otherwise have been entitled to a fraction of a share of MWHS Common Stock upon surrender of Certificates for exchange pursuant to the Merger Agreement will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the per share closing price on NASDAQ of shares of MWHS Common Stock on the date of the Effective Time (or, if such shares do not trade on NASDAQ on such date, the first date of trading on NASDAQ after the Effective Time) by (b) the fractional interest to which such holder otherwise would be entitled.

    Treatment of Options. The Merger Agreement provides that at the Effective Time each outstanding option, whether exercisable or unexercisable, to purchase shares of Inmac Common Stock will be assumed by MWHS and will become an option to acquire, at an aggregate purchase price equal to the aggregate price that would have been payable upon the exercise thereof immediately prior to the Effective Time (rounded to the nearest cent), a number of shares of MWHS Common Stock equal to the product of the number of shares of Inmac Common Stock subject to such option immediately prior to the Effective Time and the Conversion Rate, except that MWHS will not issue any fractional share of MWHS Common Stock upon any exercise of any option and any right in respect thereof will, without further action, be forfeited. Notwithstanding the foregoing, in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 or 423 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option will be determined in order to comply with Section 424 of the Code. Under the Merger Agreement, after the Effective Time, MWHS will promptly file and keep effective a Registration Statement on Form S-8 for the shares of MWHS Common Stock issued upon exercise of such options.

    Treatment of Inmac Warrants. The Merger Agreement provides that at or promptly following the Effective Time MWHS will, and will cause the Surviving Corporation to, execute an agreement providing that any holder of a warrant to purchase shares of Inmac Common Stock (an "Inmac Warrant") will have the right until the expiration date thereof to exercise the Inmac Warrant (subject to the terms and conditions of the warrant), at an aggregate purchase price equal to the aggregate price that would have been payable upon the exercise thereof immediately prior to the Effective Time, to purchase the number of shares of MWHS Common Stock equal to the product of the number of shares of Inmac Common Stock subject to such Inmac Warrant immediately prior to the Effective Time and the Conversion Rate.

    Closing of Stock Transfer Records. No transfers of shares of Inmac Common Stock will be made on the stock transfer books of Inmac after the close of business on the day prior to the date of the Effective Time.

  REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by Inmac with respect to corporate existence, good standing, corporate authority, authorization, capitalization, subsidiaries and interests in other entities, conflicts, required filings and consents, compliance with laws and contractual obligations, filings with the SEC and the financial statements included therein, absence of certain changes, litigation, employee benefit plans, employment agreements, labor matters, information in SEC filings relating to the Merger, properties, taxes, environmental matters, intellectual property, insurance, product warranties and liabilities, accounts receivable, inventory, material contracts, finder's fees and brokerage commissions, state takeover statutes, the receipt of an opinion of financial advisor and ownership of MWHS Common Stock. MWHS and Newco have also made certain representations and warranties with respect to corporate existence, good standing, corporate authority, authorization, capitalization, subsidiaries, conflicts, required filings and consents, compliance with laws and contractual obligations, filings with the SEC and financial statements included therein, absence of certain changes, litigation, employee benefit plans, employment agreements, labor matters, information in SEC filings related to the Merger, properties, taxes, intellectual property, insurance, product warranties and liabilities, accounts receivable, inventory, finder's fees and brokerage commissions, the issuance of shares of MWHS Common Stock pursuant to the Merger Agreement, and the formation of Newco.

  COVENANTS

    Alternative Proposals. Pursuant to the Merger Agreement, Inmac has agreed that prior to the Effective Time, neither it nor any of its subsidiaries will, nor will it or any of its subsidiaries permit their respective officers, directors, employees, agents, and representatives to, initiate, solicit, or encourage, directly or indirectly, any Alternative Proposal (as defined below) or, except as set forth below, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. The Merger Agreement provides that an "Alternative Proposal" means the receipt by Inmac of any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving any purchase of all or any significant portion of the assets of Inmac or any of its subsidiaries or a 10% or more equity interest in Inmac by a person or entity that takes a position detrimental to the Merger. Notwithstanding the foregoing, the Merger Agreement provides that if Inmac receives an unsolicited written proposal or written offer with respect to an Alternative Proposal, Inmac's Board of Directors will be entitled, solely to the extent it has been advised (a) by its outside counsel that a failure to do so would violate its fiduciary obligations under applicable law and (b) by its financial advisor that the Alternative Proposal is financially superior to the Merger and the transactions contemplated thereby, to review and participate in negotiations concerning such proposal and furnish relevant information concerning Inmac to the offeror; provided that (i) Inmac has furnished, or concurrently with the provision of the information to such offeror will furnish, MWHS with all such information provided to such offeror and (ii) the offeror executes a confidentiality agreement with Inmac on substantially the same terms as that entered into with MWHS. Inmac will notify MWHS promptly of any such unsolicited Alternative Proposal, or any inquiry or contact with any person with respect thereto. In addition, Inmac will cease and terminate any existing activities, discussions or negotiations with any parties conducted at the time of the execution of the Merger Agreement. The Merger Agreement expressly provides that nothing in the provisions of the Merger Agreement described above will (x) permit Inmac to terminate the Merger Agreement, (y) permit Inmac to enter into any agreement with respect to an Alternative Proposal for as long as the Merger Agreement remains in effect (Inmac having agreed that for as long as the Merger Agreement remains in effect, Inmac will not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (z) affect any other obligation of Inmac under the Merger Agreement.

    Conduct of Business by Inmac. Pursuant to the Merger Agreement, Inmac has agreed that, prior to the Effective Time, except as contemplated by any other provision of the Merger Agreement, unless MWHS has previously consented in writing thereto, Inmac (a) will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice; (b) will use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees, and maintain satisfactory relationships with those persons having business relationships with them; (c) will not amend its certificate of incorporation or by-laws or comparable governing instruments; (d) will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of Inmac contained in the Merger Agreement would be untrue or incorrect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of Inmac obtaining knowledge thereof) notify MWHS thereof; (e) will promptly deliver to MWHS true and correct copies of any report, statement, or schedule filed by Inmac with the SEC (each an "SEC Report") subsequent to the date of the Merger Agreement; (f) will not (i) except pursuant to the exercise of options, warrants, conversion rights, and any other rights, contractual or otherwise, existing on the date of the Merger Agreement and disclosed pursuant to the Merger Agreement, issue any shares of its capital stock, effect any stock split, or otherwise change its capitalization as it existed on the date of the Merger Agreement, (ii) grant, confer, or award any option, warrant, conversion right, or any other right, contractual or otherwise, not existing on the date of the Merger Agreement to acquire any shares of its capital stock, (iii) grant, confer, or award any bonuses or other forms of incentive compensation to any officer, director, or employee, except for cash bonuses or incentives consistent with past practice or under any existing agreement, (iv) increase any compensation under any employment agreement with any of its present or future officers, directors, or employees, except for normal increases for officers and employees consistent with past practice or the terms of such employment agreement, (v) grant any severance or termination pay to, or enter into any employment, severance or termination agreement with any officer, director, or employee or amend any such agreement in any material respect, other than severance arrangements consistent with past practice with respect to officers and employees terminated by Inmac, or (vi) adopt any new employee benefit plan or program (including any stock option, stock benefit, or stock purchase plan) or amend any existing employee benefit plan or program in any material respect; (g) will not (i) declare, set aside, or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for any such action; (h) will not, and will not permit any of its subsidiaries to, sell, lease, or otherwise dispose of any of its assets (including capital stock of subsidiaries) or acquire any business or assets, except for (i) any purchase of inventory undertaken in the ordinary course of business, (ii) any printing services contracted for in the ordinary course of business (provided that the term of any such contract in (i) or (ii) is no longer than one year), or (iii) in the ordinary course of business for an amount not exceeding $250,000; (i) will not incur any material amount of indebtedness for borrowed money or make any loans, advances, or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a wholly owned subsidiary of Inmac, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business; (j) will not, except pursuant to and in accordance with the capital budget disclosed in writing to MWHS, authorize, commit to, or make capital expenditures; (k) will not mortgage or otherwise encumber or subject to any lien any properties or assets except for such of the foregoing as are in the normal course of business and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, results of operations, or financial condition of Inmac and its subsidiaries taken as a whole (an "Inmac Material Adverse Effect"); (l) will not enter into or agree to enter into any contract without the prior written consent of MWHS unless such contract is entered into by Inmac for (i) any purchase of inventory undertaken in the ordinary course of business, (ii) any printing services contracted for in the ordinary course of business (provided that the term of any such contract in (i) or (ii) is no longer than one year), or (iii) any other contract in the ordinary course of business and the total payments by Inmac contemplated thereby do not exceed $100,000 and have a term of no longer than one year; (m) will not enter into a certain contract with a third party unless such contract has a maximum termination liability of $250,000; (n) will review with MWHS the terms and conditions of the proposed new contract with a warehousing and delivery service; (o) will maintain insurance consistent with past practices for its businesses and properties; (p) will not make any change to its accounting (including tax accounting) methods, principles, or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles, or practices, in the ordinary course of business of Inmac or any of its subsidiaries; (q) will not knowingly take any action, or knowingly fail to take any action, that would (i) jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or (ii) jeopardize qualification of the merger as a tax-free reorganization within the meaning of Section 368(a) of the Code; and (r) will not take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Inmac contained in the Merger Agreement untrue or incorrect or prevent Inmac from performing or cause Inmac not to perform its covenants under the Merger Agreement.

    Conduct of Business by MWHS. Pursuant to the Merger Agreement, MWHS has agreed that, prior to the Effective Time, except as contemplated by any other provision of the Merger Agreement, unless Inmac has previously consented in writing thereto, MWHS (a) will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice; (b) will use its reasonable best efforts, and will cause each of its subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them; (c) will not amend its certificate of incorporation or by-laws or comparable governing instruments (other than by-law amendments which are not material to MWHS or to the consummation of the transactions contemplated by the Merger Agreement); (d) will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of MWHS contained in the Merger Agreement would be untrue or incorrect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of MWHS obtaining knowledge thereof) notify Inmac thereof; (e) will promptly deliver to Inmac true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of the Merger Agreement; (f) will not declare, set aside or pay any extraordinary dividend or make any other extraordinary distribution or payment with respect to any shares of its capital stock; (g) will not knowingly take any action, or knowingly fail to take any action, that would (i) jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or (ii) jeopardize qualification of the merger as a tax-free reorganization within the meaning of Section 368(a) of the Code; and (h) will not take or agree in writing or otherwise to take any action which would make any of the representations or warranties of MWHS contained in the Merger Agreement untrue or incorrect or prevent MWHS from performing or cause MWHS not to perform its covenants under the Merger Agreement.

    Certain Filings and Other Actions. MWHS, Newco, and Inmac have agreed, subject to the terms and conditions provided in the Merger Agreement, that they will (a) promptly make any required submissions under the HSR Act; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits, or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper, or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement.

    Access to Information and Confidentiality. Pursuant to the Merger Agreement, each of MWHS and Inmac has agreed that, from the date of the Merger Agreement to the Effective Time, it will (a) allow all designated officers, attorneys, accountants, and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits, and properties, as well as to all information relating to commitments, contracts, titles, and financial position, or otherwise pertaining to the business and affairs, of it and its respective subsidiaries, as the case may be; (b) furnish to the other, the other's counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as such persons may reasonably request; (c) instruct the employees, counsel, and financial advisors of the parties, as the case may be, to cooperate with the other in the other's investigation of the business of it and its subsidiaries; and (d) keep the other fully apprised and informed of all significant developments with respect to the assets, business activities, financial condition, earnings and prospects of it and its subsidiaries. In addition, under the Merger Agreement, each of MWHS and Inmac will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary and will keep such information confidential, subject to the requirements of any governmental or other authorities, except with respect to information that is ascertainable from public or published information or trade sources.

    Director and Officer Indemnification and Insurance. The Merger Agreement provides that, from and after the Effective Time, MWHS will cause the Surviving Corporation to indemnify, defend, and hold harmless, to the fullest extent that Inmac would be required under its certificate of incorporation, by-laws, indemnification agreements with its officers and directors (the "Indemnification Agreements"), and applicable law, each person who was on the date of the Merger Agreement or six months prior to the date of the Merger Agreement, an officer or director of Inmac (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties, and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. Under the Merger Agreement, in the event of any such claim, action, suit, proceeding, or investigation (an "Action"), any Indemnified Party wishing to claim indemnification must promptly notify the Surviving Corporation thereof (provided, however, that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation to provide indemnification except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). The Merger Agreement provides that, with respect to any Action for which indemnification is requested, the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise described below, to the extent that it may wish, the Surviving Corporation may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Surviving Corporation to the Indemnified Party of its election to assume the defense of an Action, the Surviving Corporation will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as described below. The Merger Agreement provides that the Surviving Corporation will not settle any Actions without the Indemnified Party's written consent where such settlement includes an admission of civil or criminal liability on behalf of an officer or director or requires any payment to be made by the Indemnified Party. Under the Merger Agreement, the Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless
(a) the employment of counsel by the Indemnified Party has been authorized by the Surviving Corporation; (b) the Indemnified Party shall have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Surviving Corporation in the conduct of the defense of an Action; or (c) the Surviving Corporation shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of the Surviving Corporation. Notwithstanding the foregoing, under the Merger Agreement, the Surviving Corporation will not be liable for any settlement effected without its written consent and the Surviving Corporation will not be obligated pursuant to the Merger Agreement to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. In the event of any conflict between the provisions of the Indemnification Agreements and the Merger Agreement, the Indemnification Agreement prevails.

    The Merger Agreement further provides that, for a period of five years after the Effective Time, MWHS will cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who were covered on the date of the Merger Agreement, in their capacities as officers and directors, by Inmac's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance, except that MWHS will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of 200% of the current annual premium of $135,000 paid by Inmac for its existing coverage (the

"Cap"); and except that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, MWHS will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap.

    Employee Benefits. The Merger Agreement provides that, notwithstanding anything to the contrary contained therein, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention and firing of employees of the Surviving Corporation. Notwithstanding the preceding sentence, the Merger Agreement provides that MWHS will (a) satisfy, or cause the Surviving Corporation to satisfy, all obligations of Inmac or any of its subsidiaries under any existing severance agreement between Inmac or any of it subsidiaries and any of their officers or employees and (b) until the expiration of one year after the Effective Time, satisfy, or cause the Surviving Corporation to satisfy, all obligations of Inmac or its subsidiaries under their current respective severance policies. Further, MWHS has agreed to provide, or to cause the Surviving Corporation to provide, for the benefit of employees of the Surviving Corporation who were employees of Inmac immediately prior to the Effective Time, "employee benefit plans" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")
(a) until the expiration of one year after the Effective Time that are, in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by Inmac or any of its subsidiaries on the date of the Merger Agreement and (b) thereafter that are, at the election of MWHS, either (i) in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by Inmac or any of its subsidiaries on the date of the Merger Agreement or (ii) in the aggregate, substantially comparable to the "employee benefit plans" provided to similarly situated employees of MWHS or its subsidiaries who were not employees of Inmac or any of its subsidiaries immediately prior to the Effective Time; except that (x) nothing in the Merger Agreement will be deemed to require MWHS to modify the benefit formulas under any pension plan of Inmac or any of its subsidiaries in a manner that increases the aggregate expenses thereof as of the date of the Merger Agreement in order to comply with the requirements of ERISA or the Code; (y) employee stock ownership, stock bonus, stock option, and similar equity-based plans, programs, and arrangements of Inmac or any of its subsidiaries are not encompassed within the meaning of the term "employee benefit plans" under such provisions of the Merger Agreement; and (z) nothing in the Merger Agreement will obligate MWHS or the Surviving Corporation to continue any particular employee benefit plan for any period after the Effective Time.

    Certain Other Covenants. Pursuant to the Merger Agreement, each of MWHS and Inmac have agreed not to take any action that to their knowledge could reasonably be expected to adversely affect MWHS's ability to treat the Merger as a pooling of interests.

  CONDITIONS

    Conditions to Each Party's Obligation To Effect the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger will be subject to the fulfillment of the following conditions: (a) the Merger Agreement and the transactions contemplated thereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of Inmac; (b) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) none of the parties to the Merger Agreement shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement (provided that in the event any such order or injunction shall have been issued, each party has agreed to use its reasonable best efforts to have any such injunction lifted); (d) the Registration Statement shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing or, to the knowledge of MWHS or Inmac, be threatened in writing, and all necessary approvals under state securities laws relating to the issuance or trading of shares of MWHS Common Stock to be issued to Inmac stockholders in connection with the Merger shall have been received; (e) all consents, authorizations, orders, and approvals of (or filings or registrations with) any governmental or regulatory authority required in connection with the execution, delivery, and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing, or registration would not have a material adverse effect on the business, financial condition, or results of operations of the Surviving Corporation following the Effective Time; (f) shares of MWHS Common Stock to be issued to Inmac stockholders in connection with the Merger shall have been approved for listing on NASDAQ, subject only to official notice of issuance; and (g) each of MWHS and Inmac shall have received a letter dated as of the date of the Merger Agreement and dated as of the Effective Time, from an independent public accountant to the effect that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement.

    Conditions to Obligation of Inmac To Effect the Merger. Under the Merger Agreement, the obligation of Inmac to effect the Merger will be subject to the fulfillment of the following additional conditions: (a) the representations and warranties of MWHS and Newco contained in the Merger Agreement shall have been true and correct in all material respects as of the date of the Merger Agreement and the representations and warranties of MWHS and Newco contained in the Merger Agreement and in any document delivered in connection with the Merger Agreement shall be true and correct in all material respects as of the Closing Date, except (i) for changes specifically permitted by the Merger Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date; (b) each of MWHS and Newco shall have performed or complied in all material respects with all agreements and conditions contained in the Merger Agreement required to be performed or complied with by it on or prior to the Closing Date; (c) MWHS and Newco shall have delivered to Inmac a certificate, dated the Closing Date, signed by the President or any Vice President of each of MWHS and Newco, certifying as to the fulfillment of the conditions specified in clauses (a) and (b) above; (d) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of MWHS or its subsidiaries; (e) MWHS and Newco shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings in connection with the authorization, execution and delivery of the Merger Agreement by MWHS and Newco and the consummation by each of the transactions contemplated by the Merger Agreement; and (f) Inmac shall have received an opinion of Wilson, Sonsini, Goodrich and Rosati, Professional Corporation, satisfactory to Inmac, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

    Conditions to Obligation of MWHS and Newco to Effect the Merger. Under the Merger Agreement, the obligations of MWHS and Newco to effect the Merger will be subject to the fulfillment of the following additional conditions: (a) the representations and warranties of Inmac contained in the Merger Agreement shall have been true and correct in all material respects as of the date of the Merger Agreement and the representations and warranties of Inmac contained in the Merger Agreement and in any document delivered in connection with the Merger Agreement shall be true and correct in all material respects as of the Closing Date, except (i) for changes specifically permitted by the Merger Agreement and
(ii) that those representations and warranties which address matters only as of a particular date will remain true and correct in all material respects as of such date; (b) Inmac shall have performed or complied in all material respects with all agreements and conditions contained in the Merger Agreement required to be performed or complied with by it on or prior to the Closing Date; (c) Inmac shall have delivered to MWHS and Newco a certificate, dated the Closing Date, signed by the President or any Vice President of Inmac, certifying as to the fulfillment of the conditions specified in clauses (a) and (b) above; (d) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of Inmac or any of its subsidiaries in the United Kingdom, France or Germany; (e) Inmac shall have obtained all consents, waivers, approvals, authorization or orders and made all filings in connection with the authorization, execution and delivery of the Merger Agreement by Inmac and the consummation of each of the transactions contemplated by the Merger Agreement; (f) Inmac or the Board of Directors of Inmac shall have taken certain specified actions with respect to the Inmac Warrants, benefits under Inmac's compensation plans, options issued pursuant to Inmac's stock plans and the bank accounts of Inmac's subsidiary in the United Kingdom; (g) the Stock Agreement shall have remained in full force and effect through the Effective Time; (h) Inmac shall have received an opinion of Wilson, Sonsini, Goodrich and Rosati, Professional Corporation, satisfactory to MWHS, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

  TERMINATION

    Termination by Mutual Consent. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of the Merger Agreement by the stockholders of Inmac, by the mutual consent of MWHS and Inmac.

    Termination by Either MWHS or Inmac. The Merger Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either MWHS or Inmac if (a) the Merger shall not have been consummated by March 31, 1996, which date will be automatically extended by that amount of time that is reasonably required by the SEC or other governmental entities (whether domestic or foreign) to review filings, which date will be no later than April 30, 1996; subject to further extension as necessary to allow 30 days to pass from the date Inmac receives an Alternative Proposal (the "Outside Date"), (b) the approval of Inmac's stockholders required by the Merger Agreement is not obtained at the Special Meeting or at any adjournment thereof or by written consent, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory, or administrative agency or commission issues an order, decree, or ruling or takes any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling, or other action becomes final and non-appealable; provided that the party seeking to terminate the Merger Agreement has used all reasonable efforts to remove such injunction, order, or decree; and provided, in the case of a termination pursuant to the foregoing, that the terminating party has not breached the Merger Agreement in any manner that proximately contributes to the failure to consummate the Merger by the Outside Date.

    Termination by Inmac. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of the Merger Agreement by the stockholders of Inmac, by action of the Board of Directors of Inmac, if (a) there has been a breach by MWHS or Newco of any representation or warranty contained in the Merger Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or is reasonably likely to have a material adverse effect on the business, results of operations, or financial condition of MWHS and its subsidiaries taken as a whole, (b) there has been a material breach of any of the covenants set forth in the Merger Agreement on the part of MWHS, which breach is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by Inmac to MWHS, provided, that such 30 day period shall be extended for so long as MWHS shall be making all reasonable attempts to cure such breach, (c) an involuntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law is commenced against MWHS or any of its subsidiaries, a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers of MWHS or any of its subsidiaries or over their respective assets shall have been entered or the involuntary appointment of an interim receiver, trustee or other custodian of MWHS or any of its subsidiaries shall have occurred and any such event described in this clause (c) shall have continued for 30 days or
(d) MWHS or any of its subsidiaries has an order for relief entered with respect to it or commenced a voluntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case, to the conversion of an involuntary case to a voluntary case or to the appointment of or taking possession by a receiver, trustee or other custodian of any part of MWHS's property, or makes any assignment for the benefit of creditors.

    Termination by MWHS and Newco. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of the Merger Agreement by the stockholders of Inmac, by action of the Board of Directors of MWHS, if (a) the Board of Directors of Inmac shall have withdrawn or modified in a manner materially adverse to MWHS or Newco its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Proposal to Inmac's stockholders, (b) there has been a material breach by Inmac of any representation or warranty contained in the Merger Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or is reasonably likely to have a Inmac Material Adverse Effect, (c) there has been a material breach of any of the covenants set forth in the Merger Agreement on the part of Inmac, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by MWHS to Inmac, provided, that such 30 day period shall be extended for so long as Inmac shall be making all reasonable attempts to cure such breach, (d) there has been a material breach by the Stockholders of the Stock Agreement, (e) an involuntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency, or other similar law is commenced against Inmac or any of its subsidiaries, a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, or other officer having similar powers of Inmac or any of its subsidiaries or over their respective assets shall have been entered or the involuntary appointment of an interim receiver, trustee, or other custodian of Inmac or any of its subsidiaries shall have occurred and any such event described in this clause (e) shall have continued for 30 days, or (f) Inmac or any of its subsidiaries has an order for relief entered with respect to it or commences a voluntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency, or other similar law, or consents to the entry of an order for relief in an involuntary case, to the conversion of an involuntary case to a voluntary case or to the appointment of or taking possession by a receiver, trustee, or other custodian of any part of Inmac's property, or makes any assignment for the benefit of creditors.

    Effect of Termination and Abandonment. In the event of termination of the Merger Agreement and the abandonment of the Merger, all obligations of the parties will terminate, except the obligations of the parties with respect to expenses and certain other specified matters. In the event of termination of the Merger Agreement other than by mutual consent, nothing in the Merger Agreement will prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of the Merger Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity.

    Fees and Expenses. The Merger Agreement provides that, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, the Merger Agreement, the Stock Agreement and the transactions contemplated by the Merger Agreement and the Stock Agreement will be paid by the party incurring such fees or expenses, except as otherwise expressly provided in the Merger Agreement and except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Registration Statement or this Proxy Statement/Prospectus with the SEC, (c) governmental filing fees, and (d) the expenses incurred in connection with printing and mailing this Proxy Statement/Prospectus and the Registration Statement will be shared equally by MWHS and Inmac.

    The Merger Agreement further provides that Inmac will pay to MWHS upon demand a fee (a "Termination Fee") in an amount equal to $1,480,677, plus all fees and expenses up to $2,000,000, reasonably incurred or paid by or on behalf of MWHS or any of its affiliates in connection with the Merger or the consummation of any of the transactions contemplated by the Merger Agreement or the Stock Agreement ("MWHS Expenses"), promptly, but in no event later than two business days, if (a) the conditions described under the caption "--Conditions--Conditions to Obligation of MWHS and Newco to Effect the Merger" are not satisfied (other than as a result of a willful and material breach of the Merger Agreement by MWHS or Newco, which breach shall not have been cured within five business days following MWHS's receipt of written notice of such breach from Inmac), (b) Inmac breaches the Merger Agreement, or (c) the requisite approval of Inmac's stockholders for the Merger is not obtained at the Special Meeting, at any adjournment thereof or by written consent, and there is no Alternative Proposal.

    Under the Merger Agreement, MWHS or Newco will pay to Inmac upon demand a Termination Fee in an amount equal to $1,480,677, plus all fees and expenses up to $2,000,000 reasonably incurred by or on behalf of Inmac or any of its affiliates in connection with the Merger or the consummation of any of the transactions contemplated by the Merger Agreement or the Stock Agreement, promptly, but in no event later than two business days, if (a) the conditions described under the caption "--Conditions--Conditions to Obligation of Inmac to Effect the Merger" are not satisfied (other than as a result of a willful and material breach of the Merger Agreement by Inmac, which breach shall not have been cured within five business days following Inmac's receipt of written notice of such breach from MWHS or Newco) or (b) MWHS or Newco breaches the Merger Agreement.

    In addition, the Merger Agreement provides that Inmac will pay to MWHS upon demand a Termination Fee in an amount equal to $4,442,032 plus all MWHS Expenses, promptly, but in no event later than two business days, if (a) the requisite approval of Inmac's stockholders for the Merger is not obtained at the Special Meeting, at any adjournment thereof or by written consent and there is any Alternative Proposal, (b) the Special Meeting does not occur prior to the Outside Date and there is any Alternative Proposal, (c) Inmac's Board of Directors shall have withdrawn or materially modified its approval or recommendation of the Merger Agreement other than due to the occurrence of a material adverse effect on the business, assets, results of operations or financial condition of MWHS and its subsidiaries taken as a whole and MWHS or Newco terminates the Merger Agreement, or (d) Inmac engages in a competing transaction, defined as entering into a letter of intent or a definitive agreement with respect to an Alternative Proposal or a tender or exchange offer for 25% or more of the shares of any capital stock of Inmac, within six months following the earlier of (i) termination of the Merger Agreement, (ii) the date, if any, that the Stockholders of Inmac fail to approve the Merger and (iii) the date, if any, that the Board of Directors of Inmac withdraws or materially modifies its approval or recommendation of the Merger Agreement.

  THE OPTION

    Effect of Exercise of Option. The Merger Agreement provides that, in the event that MWHS purchases shares of Inmac Common Stock upon exercise of the Option, if requested by MWHS, Inmac will, promptly following the purchase of shares of Inmac Common Stock upon exercise of the Option and from time to time thereafter, take all action which can be taken by Inmac to cause a number of directors of Inmac proportionate to the amount of Inmac Common Stock owned by MWHS to be persons designated by MWHS (whether, at the request of MWHS, by increasing the number of directors of Inmac, or by seeking the resignation of directors and causing MWHS's designees to be elected to fill the vacancies so created). See "The Stock Agreement." Under the Merger Agreement, Inmac has agreed that, at such time, it will also take all action permitted by law to cause persons designated by MWHS to constitute at least the same percentage as is on Inmac's Board of Directors to be on each committee of Inmac's Board of Directors. Under the Merger Agreement, notwithstanding the foregoing, until the Effective Time, Inmac will use all reasonable efforts to assure that Inmac's Board of Directors has at least three directors who were directors on the date of the Merger Agreement (the "Continuing Directors") and to assure that the Continuing Directors represent a majority of Inmac's directors and further, if the number of Continuing Directors is reduced below three for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there is only one remaining) will be entitled to designate three persons to fill such vacancies who will be deemed to be Continuing Directors for purposes of the Merger Agreement or, if no Continuing Director then remains, the other directors will designate three persons to fill such vacancies who are not stockholders, affiliates, or associates of MWHS and such persons will be deemed to be Continuing Directors for purposes of the Merger Agreement. Inmac will use all reasonable efforts to cause the person(s) so designated by the Continuing Directors to be elected to the Board of Directors of Inmac.

    The Merger Agreement further provides that, in the event that MWHS purchases shares of Inmac Common Stock upon exercise of the Option: (a) notwithstanding any other provision contained in the Merger Agreement to the contrary, from and after the date of the closing of the exercise of the Option, the obligations of MWHS and Newco to effect the Merger will be subject only to the fulfillment at or prior to the Closing Date of the conditions described in clauses (a), (c), and (d) under the caption "-- Conditions--Conditions to Each Party's Obligation to Effect the Merger" and all other conditions to the obligations of MWHS and Newco to effect the Merger on the terms and conditions of the Merger Agreement as in effect immediately prior to the exercise of the Option will be deemed satisfied or waived and the conditions to the obligations of Inmac to effect the Merger in clause (g) under the caption "--Conditions--Conditions to Each Party's Obligation to Effect the Merger" and clause (f) under the caption "--Conditions--Conditions to Obligation of Inmac to Effect the Merger" will be deemed waived; (b) notwithstanding any other provision contained in the Merger Agreement to the contrary, from and after the date of the closing of such purchase of shares of Inmac Common Stock, MWHS and Newco will not be entitled to terminate the Merger Agreement or abandon the Merger unless a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory, or administrative agency or commission issues an order, decree, or ruling or takes any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling, or other action becomes final and non-appealable; and (c) any action by Inmac to waive or amend any provision of the Merger Agreement will require the approval of a majority of the Continuing Directors.

  AFFILIATE LETTERS

    The shares of MWHS Common Stock to be issued to Inmac stockholders in connection with the Merger will be freely transferable under the Securities Act, except for shares of MWHS Common Stock issued to any person deemed to be an affiliate of Inmac for purposes of Rule 145 under the Securities Act at the Record Date ("Affiliates"). Affiliates may not sell their shares of MWHS Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Further, in connection with accounting for the Merger as a pooling transaction, Affiliates may not make certain dispositions of Inmac or MWHS Common Stock. Pursuant to the Merger Agreement, Inmac has agreed that promptly after it sets the Record Date, Inmac will deliver to MWHS a list of names and addresses of those persons who were, in Inmac's reasonable judgment, at the Record Date, Affiliates of Inmac. Inmac has further agreed to use all reasonable efforts to deliver or cause to be delivered to MWHS, prior to the Closing Date, from each of the Affiliates of Inmac identified in the foregoing list, a letter which will include, among other things, an agreement of such Affiliate to the effect that
(a) such Affiliate will not sell, transfer or otherwise dispose of any shares of MWHS Common Stock received in the Merger in violation of the Securities Act; (b) such Affiliate did not within 30 days prior to the Effective Time, sell, transfer or otherwise dispose of any shares of the capital stock of Inmac or MWHS (as the case may be) held by the Affiliate, except for (i) transfers or other dispositions of a number of securities of Inmac less than 10% of the sum of (x) the number of securities of Inmac held by such Affiliate and (y) the number of securities of Inmac subject to exercisable options held by such Affiliate, (ii) transfers or other dispositions by operation of law upon the death of such Affiliate or by his estate if necessary to pay estate taxes or (iii) other transfers or dispositions that will not prevent MWHS from accounting for the Merger as a pooling of interests, taking into account the actions of other Affiliates; and (c) such Affiliate will not sell, transfer or otherwise dispose of, or reduce his risk relative to any shares of the capital stock of MWHS until after such time as results covering at least 30 days of combined operations of MWHS and Inmac have been published by MWHS within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies.

    Under the Merger Agreement, MWHS has agreed that promptly after Inmac sets the Record Date for the Special Meeting, MWHS will deliver to Inmac a list of names and addresses of those persons who were, in MWHS's reasonable judgment, at the Record Date, Affiliates of MWHS. MWHS will use all reasonable efforts to deliver or cause to be delivered to Inmac, prior to the Closing Date, from each of the Affiliates of MWHS identified in the foregoing list a letter which will include an agreement of such Affiliate to the effect of the agreement contained in clause (b) of the preceding paragraph for purposes of the accounting treatment of the Merger.

  MISCELLANEOUS

    Amendment. The Merger Agreement may be amended by the parties thereto, by action taken by their respective Boards of Directors, at any time before or after approval of the Merger Agreement by the stockholders of Inmac but, after any such stockholder approval, no amendment will be made which by law requires the further approval of such stockholders without obtaining such further approval.

    Delaware Law. The Board of Directors of Inmac has approved the Merger, the Merger Agreement, the transactions contemplated by the Merger Agreement, and the grant of the Option and the purchase of shares of Inmac Common Stock pursuant thereto (collectively, the "Stock Agreement Transactions"), with the result that the restrictions of Section 203 of the DGCL are inapplicable to the Merger, the Merger Agreement, the transactions contemplated by the Merger Agreement, and the Stock Agreement Transactions and to any subsequent transaction between MWHS and Inmac.

    Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the date on which such stockholder became an interested stockholder unless (a) prior to such date, the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation), or (c) on or subsequent to such date the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of certain U.S. federal income tax consequences of the Merger that are generally applicable to the holders of Inmac Common Stock and is based upon current provisions of the Code, regulations proposed and promulgated thereunder, and applicable rulings and decisions, as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary is based on the opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to Inmac, that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. No ruling from the IRS has been or will be sought concerning any federal income tax consequences of the Merger. An opinion of counsel is not binding upon the IRS or any other taxing authority.

    The tax discussion below is intended for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Inmac Common Stock. It does not address any aspect of state, local, or foreign taxation and does not discuss all of the tax consequences that may be relevant to particular Inmac stockholders in light of their personal investment circumstances, or to certain types of stockholders that may be subject to special tax rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign persons, and individuals who acquired Inmac shares or options in connection with stock option plans or in other compensatory transactions. HOLDERS OF INMAC COMMON STOCK ARE ADVISED TO CONSULT WITH THEIR OWN LEGAL AND TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND ANY OTHER CONSEQUENCES TO THEM OF THE MERGER UNDER STATE, LOCAL, AND FOREIGN TAX LAWS.

    Qualification as a Reorganization. Although it is generally anticipated that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, whether or not it will so qualify will depend upon whether a number of requirements are satisfied, including the following: (a) following the Merger, the Surviving Corporation must hold substantially all of the assets held by Newco and Inmac prior to the Merger; (b) the holders of Inmac capital stock must maintain a substantial continuing ownership interest in the capital stock they receive in the Merger; and (c) the Surviving Corporation must continue Inmac's historic business or use a significant portion of Inmac's historic business assets in a business following the Merger. If any of these requirements is not satisfied, the Merger may fail to qualify as a reorganization within the meaning of the Code.

    Consequences to Holders of Inmac Common Stock. If the Merger qualifies as a reorganization as described above, holders of Inmac Common Stock generally would recognize no taxable gain or loss upon the Merger, except to the extent that such holders receive cash payments in lieu of fractional shares of MWHS Common Stock. Such cash payments generally would be treated as if the holders had received such fractional shares and had them redeemed for the cash payments, giving rise to recognized gain or loss for tax purposes. Such gain or loss generally would be capital gain or loss, provided that the Inmac Common Stock was held as a capital asset at the Effective Time, and would be long-term capital gain or loss if the Inmac Common Stock had been held for more than one year at the Effective Time. The aggregate tax basis of the MWHS Common Stock (including fractional share interests) received by a holder of Inmac Common Stock in the Merger would be the same as the aggregate tax basis of the holder's Inmac Common Stock exchanged therefor. The holding period of the MWHS Common Stock received by a holder of Inmac Common Stock in the Merger would include the holding period of the Inmac Common Stock surrendered in exchange therefor, provided that the Inmac Common Stock so surrendered was held as a capital asset at the Effective Time.

    If the Merger is determined not to qualify as a reorganization as described above, holders of Inmac Common Stock would recognize gain or loss upon the conversion of their Inmac Common Stock into MWHS Common Stock, equal to the difference between the fair market value of the MWHS Common Stock and their basis in the Inmac Common Stock at the Effective Time. As in the case of cash received in lieu of fractional shares as described above, the gain or loss would be capital gain or loss, and long-term capital gain or loss, if the Inmac Common Stock were held as a capital asset, and had been held for more than one year at the Effective Time. The basis of the MWHS Common Stock received in the Merger would be its fair market value as of the Effective Time, and the holder's holding period for the MWHS Common Stock would begin the day after the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Inmac has entered into executive severance agreements with Jeffrey Heimbuck, its President and Chief Executive Officer, Bennet Goldberg, its Executive Vice President, Worldwide Marketing, and Margo Hart, its Vice President, Human Resources, dated as of November 17, 1994, August 11, 1994 and September 9, 1994, respectively, which provide that all options to purchase Inmac's Common Stock held by such persons will automatically become fully vested upon a change of control of Inmac. Consistent with these provisions, all options held by such persons will become fully vested as a result of the Merger. As of the date of the Merger Agreement (November 30, 1995), Mr. Heimbuck, Mr. Goldberg and Ms. Hart held the following numbers of shares subject to unvested stock options at the following weighted average exercise prices: 213,961 shares at a weighted average exercise price of $3.53, 124,377 shares at a weighted average exercise price of $5.74 and 43,125 shares at a weighted average exercise price of $5.37, respectively. Pursuant to such executive severance agreements, each of these persons will also receive certain payments upon termination of employment. If Mr. Heimbuck's employment is terminated for any reason (including voluntary resignation) other than cause, then Inmac will pay Mr. Heimbuck his monthly base compensation for 24 months and all benefits for 36 months following the date of termination of his employment. Inmac will also pay Mr. Heimbuck on the date of the termination of his employment a prorated portion of his bonus under Inmac's annual bonus plan based on Inmac's performance through the last quarter prior to the date of termination. Furthermore, upon any change of control, this same prorated portion of his bonus under Inmac's annual bonus plan will be paid upon the change of control based on Inmac's performance through the last quarter prior to the change of control. If Mr. Goldberg's employment is involuntarily terminated without cause, Inmac will pay Mr. Goldberg his monthly base compensation and all benefits until the earlier to occur of (a) his reemployment in any position or (b) the expiration of 12 months following the date of termination of his employment. If Ms. Hart's employment is involuntarily terminated without cause, Inmac will pay Ms. Hart her monthly base compensation and all benefits until the earlier to occur of (a) her reemployment in any position or (b) the expiration of nine months following the date of termination of her employment.

    Inmac has entered into an executive severance agreement with Kenneth Eldred, its Chairman of the Board of Directors, dated as of November 17, 1994, providing that if Mr. Eldred's employment is terminated for any reason (including voluntary resignation) other than cause, then Inmac will pay Mr. Eldred his monthly base compensation for 12 months and all benefits for 24 months following the date of termination of his employment. Inmac will also pay Mr. Eldred on the date of the termination of his employment a prorated portion of his bonus under Inmac's annual bonus plan based on Inmac's performance through the last quarter prior to the date of termination. Furthermore, upon any change of control, this same prorated portion of his bonus under Inmac's annual bonus plan will be paid upon the change of control based on Inmac's performance through the last quarter prior to the change of control.

    Inmac has entered into an agreement with Raymond Nystrom, its Vice President, Finance and Chief Financial Officer, which provides that upon a change of control Inmac will pay Mr. Nystrom $60,000 and, if Mr. Nystrom's employment is involuntarily terminated without cause, Inmac will pay Mr. Nystrom his monthly base compensation and all benefits until the earlier to occur of (a) his reemployment in any position or (b) the expiration of 12 months following the date of termination of his employment. Inmac will also pay Mr. Nystrom on the date of the termination of his employment a prorated portion of his bonus under Inmac's annual bonus plan based on Inmac's performance through the last quarter prior to the date of termination.

    Pursuant to the Merger Agreement, MWHS agreed to cause the Surviving Corporation to indemnify officers and directors of Inmac (and persons who were officers and directors of Inmac for up to six months prior to the date of the Merger Agreement) (collectively, the "Indemnified Parties") for acting in their capacity as such to the full extent such persons are entitled to indemnification pursuant to Inmac's certificate of incorporation, bylaws and indemnification agreements with such persons, and applicable law. The Merger Agreement further provides that, for a period of five years after the Effective Time, MWHS will cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who were covered on the date of the Merger Agreement, in their capacities as officers and directors, by Inmac's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance, except that MWHS will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of 200% of the current annual premium of $135,000 paid by Inmac for its existing coverage (the "Cap"); and except that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, MWHS will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap. See "The Merger--The Merger Agreement--Covenants--Director and Officer Indemnification and Insurance."

    As a condition to its willingness to enter into the Merger Agreement, MWHS required that, simultaneously with the execution thereof, Mr. Eldred and his wife, as trustees on behalf of the Stockholders, enter into the Stock Agreement, pursuant to which, among other things, the Stockholders agreed to vote all of the shares of Inmac Common Stock owned by the Stockholders in favor of the adoption of the Merger Agreement and granted to MWHS the right to purchase such shares at the Conversion Rate. See "The Stock Agreement."

REGULATORY APPROVALS

    HSR Act. MWHS and Inmac must observe the notification and waiting period requirements of the HSR Act before the Merger or the purchase of shares of Inmac Common Stock pursuant to the Option may be consummated. The HSR Act provides for an initial 30-calendar day waiting period following the filing with the FTC and the Antitrust Division of certain Notification and Report Forms by the parties to the Merger and certain other parties. The HSR Act further provides that if, within the initial 30-calendar day waiting period, the FTC or the Antitrust Division issues a request for additional information or documents, the waiting period will be extended until 11:59 p.m. on the twentieth day after the date of substantial compliance by the filing parties with such request. Only one such extension of the initial waiting period is permitted under the HSR Act; however, the filing parties may voluntarily extend the waiting period.

    MWHS and Inmac have made the requisite initial filings under the HSR Act in connection with the Merger and the Stock Agreement, and the initial waiting periods with respect to such filings are presently scheduled to expire at 11:59 p.m. on January 5, 1996.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, the FTC or the Antitrust Division could, among other things, seek under the antitrust laws to enjoin the Merger or to cause MWHS to divest itself, in whole or in part, of Inmac or of other business conducted by MWHS. Under certain circumstances, private parties and state governmental authorities may also bring legal action under the antitrust laws challenging the Merger. See "The Merger--The Merger Agreement-- Conditions."

    Foreign Filings. MWHS has advised the United Kingdom Office of Fair Trading (the "OFT") of the proposed merger by means of an informal submission. Pursuant to the Fair Trading Act of 1973, if the OFT concludes that the merger raises significant competition or other public interest issues, it may refer the merger to the United Kingdom Mergers and Monopolies Commission for further investigation. Although there is no set timetable in which the OFT must respond to the submission, a decision as to whether or not there will be a merger reference can generally be expected within 45 business days from the time the OFT receives the requisite information regarding the Merger. Any necessary notifications subsequent to the Merger will be made to the appropriate regulatory authorities in Germany, Sweden and Canada.

APPRAISAL RIGHTS

    Under Delaware law, appraisal rights are unavailable to holders of Inmac Common Stock because the Inmac Common Stock was, on the record date, listed on NASDAQ, and will be converted into MWHS Common Stock, which on the effective date of the Merger will be listed on NASDAQ.

ACCOUNTING TREATMENT

    The Merger is intended to be treated as a pooling of interests in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon receipt by MWHS and Inmac of a letter from an independent accountant regarding its concurrence with MWHS management's and Inmac management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16, if closed and consummated in accordance with the Merger Agreement.

                              THE STOCK AGREEMENT

    General. As a condition to its willingness to enter into the Merger Agreement, MWHS required that, simultaneously with the execution thereof, the Stockholders enter into the Stock Agreement.

    The Option. Pursuant to the Stock Agreement, the Stockholders have granted to MWHS the Option to purchase, on the terms and subject to the conditions set forth therein, all of the 2,754,235 shares of Inmac Common Stock owned by the Stockholders, on the date of the Stock Agreement (the "Owned Shares"), together with (a) any additional shares of capital stock of Inmac which such Stockholder is or becomes entitled to receive from Inmac by reason of being a record holder of the Owned Shares, (b) any securities or other property into which any such Owned Shares shall have been or shall be converted or changed (other than shares of MWHS Common Stock), whether by amendment to the certificate of incorporation of Inmac, merger, consolidation, reorganization, capital change, or otherwise,
(c) any additional shares of Inmac Common Stock acquired by such Stockholder as the result of such Stockholder exercising an option, warrant, or other right to acquire shares of capital stock from Inmac (all of the foregoing hereinafter collectively referred to as the "Additional Owned Shares"), and (d) any shares of capital stock referred to in clauses (a), (b), and (c) above that are issued or issuable in respect of Additional Owned Shares (the Owned Shares, the Additional Owned Shares, and any securities referred to in clause (d) above hereinafter collectively referred to as the "Option Shares").

    Under the Stock Agreement, subject to the conditions described below, the Option may be exercised in whole but not in part by notice given by MWHS to each Stockholder on or subsequent to the date of receipt of an Alternative Proposal (as defined in the Merger Agreement) by Inmac or its stockholders and at any time prior to the termination of the Stock Agreement as described below under the caption "--Termination." Pursuant to the Merger Agreement, the total price payable to a Stockholder upon exercise of the Option will be the number of shares of MWHS Common Stock equal to the product of (a) the Conversion Rate and
(b) the number of Option Shares to be purchased upon such exercise; except that if any additional shares of capital stock of Inmac or any of its subsidiaries other than those described in the Merger Agreement are issued by Inmac or any of its subsidiaries or any of their respective successors (the "Excess Shares"), the total number of shares of MWHS Common Stock payable to such Stockholder for all of the Option Shares, including any Excess Shares owned beneficially or of record by such Stockholder, will be the number of shares of MWHS Common

Stock equal to the product of (i) the Conversion Rate and (ii) the total number of Option Shares, less the total number of Excess Shares, owned beneficially by such Stockholder.

    The Stock Agreement further provides that in the event that (a) the Option has been exercised, (b) the Merger has not been consummated, (c) within one year after the exercise of the Option MWHS sells the Option Shares to, or Inmac enters into an agreement providing for a merger, consolidation or transaction involving any purchase of all or any significant portion of the assets or equity interests of Inmac (the events referred to in this clause (c) are hereinafter referred to as a "Transaction"), with, a third party (other than an affiliate of
MWHS), and (d) the Transaction closes within one year thereafter, MWHS will notify each Stockholder, within two business days of such event, of the receipt of proceeds paid to MWHS in a Transaction with respect to the Option Shares, and MWHS will pay to the Stockholders within five business days after its receipt of such proceeds, an amount in cash or in kind (in accordance with the consideration paid in the Transaction) equal to one-half of the excess (if any) of (i) the total consideration received by MWHS or its affiliates with respect to the Option Shares upon the closing of a Transaction over (ii) the total consideration received by the Stockholders pursuant to the Stock Agreement upon exercise of the Option. In addition, in the event that (a) the Option has been exercised, (b) the Merger is consummated, and (c) MWHS has increased the price per share reflected in the numerator of the Conversion Rate (the "New Conversion Rate"), MWHS will issue to the Stockholders contemporaneously with the issuance of shares pursuant to the Merger Agreement, a number of shares of MWHS Common Stock equal to one-half of the excess of (i) shares of MWHS Common Stock calculated using the New Conversation Rate over (ii) the shares of MWHS Common Stock calculated using the Conversion Rate applicable to the Stockholders upon exercise of the Option.

    The obligations of MWHS and each of the Stockholders to consummate the purchase and sale of the Option Shares pursuant to the Stock Agreement will be subject to the fulfillment of the following conditions: (a) the expiration or termination of the waiting period applicable to the consummation of such transactions under the HSR Act and (b) none of the parties thereto being subject to any order of injunction of a court of competent jurisdiction which prohibits the consummation of such transactions.

    Voting of Shares. Pursuant to the Stock Agreement, each of the Stockholders has agreed that it will, with respect to (a) all Owned Shares and (b) any other Option Shares that it owns beneficially on the Record Date, vote or cause to be voted such Option Shares (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any Alternative Proposal, and (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at the Special Meeting.

    No Solicitation. Pursuant to the Stock Agreement, each of the Stockholders has agreed that, prior to the Effective Time (a) neither of the Stockholders will, and will cause its agents or representatives not to, initiate, solicit, or encourage, directly or indirectly, any inquiries or the making or implementation of any Alternative Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal, and (b) the Stockholders will notify MWHS orally and in writing immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

    Agreement with Respect to Shares of MWHS Common Stock. The Stock Agreement provides that, prior to the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with its terms, neither of the Stockholders will directly or indirectly, through any affiliate or associate, sell, assign, transfer, pledge, or otherwise dispose of or acquire, or enter into any put, call, or other contract, option, or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, or other disposition of any shares of MWHS Common Stock.

    Registration Rights. The Stock Agreement provides that as promptly as practicable after the exercise of the Option, MWHS shall file, and thereafter use its reasonable best efforts to cause to become and to remain effective, for so long as either of the Stockholders may not resell free of restrictions without registration under the Securities Act the shares of MWHS Common Stock, if any, delivered to the Stockholders upon exercise of the Option (the "Registrable Stock"), a registration statement (the "Stockholders Registration Statement") registering the resale by each of the Stockholders of the Registrable Stock; provided, however, that MWHS shall in no event be required to cause such Stockholders Registration Statement to remain in effect beyond the second anniversary of the date of exercise of the Option and the Stockholders will promptly notify MWHS when all shares subject to such registration shall have been earlier sold or otherwise disposed of by the Stockholders. MWHS has further agreed that for so long as MWHS is required to cause such Stockholders Registration Statement to remain in effect, MWHS shall use its reasonable best efforts to cause the Registrable Stock to be (a) registered or qualified (to the extent not exempt from such registration or qualification) for sale under the blue sky laws of such states as the Stockholders may reasonably request and (b) listed on NASDAQ or other nationally recognized exchange.

    Blackout Periods. Under the Stock Agreement, for the first 90 days upon effectiveness of the Stockholders Registration Statement, the Stockholders may distribute Registrable Stock without any restrictions. Thereafter, if MWHS determines in good faith that the distribution of Registrable Stock (a) would materially impede, delay or interfere with any pending financing, acquisition, corporate reorganization or other significant transaction involving MWHS or (b) would require disclosure of non-public material information, the disclosure of which would materially and adversely affect MWHS, and, in the case of clause
(b), MWHS is concurrently forbidding purchases or sales in the open market by senior executives of MWHS, MWHS will promptly give the Stockholders written notice of such determination and will be entitled to postpone the distribution of Registrable Stock for a reasonable period of time not to exceed two periods of 60 calendar days in any one year. Further, the Stockholders have agreed not to engage in a distribution of Registrable Stock during any window period during which MWHS is concurrently forbidding purchases or sales in the open market by senior executives of MWHS in connection with its existing company policy in connection with the preparation and filing of MWHS's Exchange Act reports provided such forbidden window period may not exceed 45 days for each calendar quarter.

    Expenses. Under the Stock Agreement, all costs and expenses relating to the Stockholders Registration Statement and the listing of the Registrable Stock on NASDAQ or other nationally recognized exchange (excluding any related or unrelated costs and expenses of each Stockholder) will be paid by MWHS.

    Indemnification and Contribution. The Stock Agreement contains certain customary indemnification provisions whereby MWHS is obligated to indemnify and hold harmless each Stockholder and certain related parties, and each Stockholder is obligated to indemnify and hold harmless MWHS and certain related parties, in each case in connection with certain liabilities relating to the registration of the Registrable Stock. The Stock Agreement also provides for certain rights of contribution in the event that such indemnity is unavailable.

    Termination. If MWHS has not purchased the Option Shares pursuant to the Option or given prior notice of its desire to exercise the Option, the Stock Agreement terminates automatically upon the termination of the Merger Agreement as provided therein. Notwithstanding the foregoing, the Stock Agreement provides that if Inmac receives an Alternative Proposal while the Merger Agreement is in effect, the Stock Agreement will not terminate for at least 30 days from the date of receipt of such Alternative Proposal.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

PRINCIPAL MARKET

    Each of the MWHS Common Stock and Inmac Common Stock is traded in the over-the counter market and is quoted on NASDAQ under the symbols "MWHS" and
"INMC," respectively. As of             , 1996, there were approximately
holders of record of MWHS Common Stock and       holders of record of Inmac
Common Stock. The following table sets forth, for the periods indicated, the high and low sale prices of each of the MWHS Common Stock and Inmac Common Stock, respectively, as reported on NASDAQ. With regard to MWHS, the numbers are as adjusted for the stock split effected in April 1994.

                QUARTERLY STOCK PRICE RANGE OF MWHS COMMON STOCK

                                                                                 HIGH                  LOW
                                                                          ------------------    -----------------
FISCAL YEAR ENDED DECEMBER 31, 1993
First Quarter..........................................................   $13  7/8              $ 9 5/8
Second Quarter.........................................................    12  1/2                9 3/4
Third Quarter..........................................................    15  5/8               10
Fourth Quarter.........................................................    21  3/8               15 1/4
FISCAL YEAR ENDED DECEMBER 31, 1994
First Quarter..........................................................   $28                   $19 1/4
Second Quarter.........................................................    27  1/2               18 1/4
Third Quarter..........................................................    33                    17 3/4
Fourth Quarter.........................................................    36  1/4               27
FISCAL YEAR ENDING DECEMBER 31, 1995
First Quarter..........................................................   $35  3/4              $26 3/4
Second Quarter.........................................................    48  1/4               30
Third Quarter..........................................................    56  7/8               41 1/4
Fourth Quarter (through December 13, 1995).............................    54  1/2               36 3/4

                                QUARTERLY STOCK PRICE RANGE OF INMAC COMMON STOCK

FISCAL YEAR ENDED JULY 30, 1994
First Quarter..........................................................   $12  1/2              $ 5 1/2
Second Quarter.........................................................    13                     6 1/2
Third Quarter..........................................................     9  3/4                5 3/8
Fourth Quarter.........................................................     6  1/2                3
FISCAL YEAR ENDED JULY 29, 1995
First Quarter..........................................................   $ 7  1/4              $ 4 1/4
Second Quarter.........................................................     6  1/4                4 5/8
Third Quarter..........................................................     6  3/8                4 1/4
Fourth Quarter.........................................................     9  1/2                5 1/2
FISCAL YEAR ENDING JULY 27, 1996
First Quarter..........................................................   $ 9  3/8              $ 6
Second Quarter (through December 13, 1995).............................    11  5/8                7 1/8

DIVIDEND POLICY

    MWHS has never paid and has no present plans to pay any cash dividends on its capital stock. MWHS intends to retain its earnings to finance the growth and development of its business. No dividends were declared in the last five years on Inmac Common Stock and Inmac has no present plans to pay any cash dividends on its capital stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    Neither MWHS nor Inmac had any changes in and/or disagreements with its accountants on accounting and financial disclosure.

                    HISTORICAL AND PRO FORMA CAPITALIZATION

    The following table sets forth the capitalization of each of MWHS and Inmac as of September 30, 1995 and October 28, 1995, respectively, and the combined pro forma capitalization as of September 30, 1995, giving effect to the consummation of the Merger. The pro forma information set forth below is presented for illustrative purposes only and is not necessarily indicative of what the combined actual consolidated capitalization would have been had the foregoing transactions been consummated, nor does it give effect to (a) any transactions other than the foregoing transactions and those discussed in the accompanying Notes to Unaudited Pro Forma Combined Financial Information or (b) MWHS's results of operations since September 30, 1995 or Inmac's results of operations since October 28, 1995. Accordingly, the pro forma information set forth below does not purport to be indicative of the consolidated capitalization as of the date hereof, the Effective Time, or any other future date.

    The following table should be read in conjunction with the historical financial statements of MWHS and Inmac, the unaudited pro forma financial information, the related notes, and the other information contained elsewhere in this Proxy Statement/Prospectus. See "Unaudited Pro Forma Financial Information" and "Index to Financial Statements."

                                                                  (IN THOUSANDS)
                                                                   (UNAUDITED)
                                                    HISTORICAL                  PRO FORMA
                                                -------------------    ---------------------------
                                                  MWHS       INMAC     ADJUSTMENTS        COMBINED
                                                --------    -------    -----------        --------
Short-term debt:
  Loans payable, bank........................   $ 16,548    $ --        $                 $ 16,548
  Equipment obligations......................        230        334                            564
                                                --------    -------    -----------        --------
      Total short-term debt..................     16,778        334                         17,112
                                                --------    -------    -----------        --------
Long-term debt:
  Senior notes...............................      --        19,928                         19,928
  Equipment obligations......................        445        592                          1,037
                                                --------    -------    -----------        --------
      Total long-term debt...................        445     20,520                         20,965
                                                --------    -------    -----------        --------
      Total debt.............................   $ 17,223    $20,854     $                 $ 38,077
                                                --------    -------    -----------        --------
Stockholders' equity:
  Common stock...............................   $    297    $16,669     $  (16,640)       $    326
  Preferred stock............................      --         --                             --
  Additional paid-in capital.................    195,901      --            16,640         212,541
  Retained earnings..........................     78,052     28,286         (5,000)        101,338
  Cumulative translation adjustment..........        743     (1,530)                          (787)
  Valuation adjustment for marketable
securities...................................       (359)     --                              (359)
                                                --------    -------    -----------        --------
      Total stockholders' equity.............    274,634     43,425         (5,000)        313,059
                                                --------    -------    -----------        --------
      Total capitalization...................   $291,857    $64,279     $   (5,000)       $351,136
                                                --------    -------    -----------        --------
                                                --------    -------    -----------        --------
Ratio of total debt to total
capitalization...............................        5.9%      32.4%                          10.8%
                                                --------    -------                       --------
                                                --------    -------                       --------

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the combined actual financial position or results of operations would have been had the foregoing transaction been consummated on the dates set forth therein, nor does it give effect to (a) any transaction other than those discussed above or in the accompanying Notes to Unaudited Pro Forma Combined Financial Information,
(b) MWHS's results of operations since September 30, 1995 or Inmac's result of operations since October 28, 1995, or (c) the synergies, cost savings, and one-time charges expected to result from the Merger. Accordingly, the pro forma financial information does not purport to be indicative of the financial position or results of operations as of the date hereof or for any period ended on the date hereof, as of the Effective Time, for any period ending at the Effective Time, or as of or for any other future date or period.

    The following unaudited pro forma financial information is based upon the historical financial statements of MWHS and Inmac and should be read in conjunction with such historical financial statements, the related notes, and the other information contained elsewhere in this Proxy Statement/Prospectus. See "Index to Financial Statements." Certain items derived from Inmac's historical financial statements have been reclassified to conform to the pro forma presentation.

                       MICRO WAREHOUSE, INC./INMAC CORP.
                        PRO FORMA COMBINED BALANCE SHEET
             SEPTEMBER 30, 1995 (MWHS) AND OCTOBER 28, 1995 (INMAC)
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                          PRO FORMA   PRO FORMA
                                                       MWHS     INMAC    ADJUSTMENTS  COMBINED
                                                     --------  --------  -----------  ---------
    ASSETS
Current assets:
  Cash and cash equivalents......................... $ 36,271  $ 10,548   $           $  46,819
  Marketable securities at market value.............   15,526                            15,526
  Accounts receivable, net..........................  113,616    54,974                 168,590
  Inventories.......................................   94,927    28,321                 123,248
  Prepaid expenses and other current assets.........   20,500     8,569                  29,069
  Deferred taxes....................................    3,825                             3,825
                                                     --------  --------  -----------  ---------
      TOTAL CURRENT ASSETS..........................  284,665   102,412                 387,077
                                                     --------  --------  -----------  ---------
  Property, plant and equipment, net................   23,839     7,791                  31,630
  Goodwill, net.....................................   44,667                            44,667
  Deposits and trademarks, net......................    1,950                             1,950
  Other assets......................................              1,797                   1,797
                                                     --------  --------  -----------  ---------
      TOTAL ASSETS.................................. $355,121  $112,000   $  --       $ 467,121
                                                     --------  --------  -----------  ---------
                                                     --------  --------  -----------  ---------

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable--trade........................... $ 47,370  $ 24,379   $           $  71,749
  ]Accrued expenses                                     3,930    20,464       5,000(1)   ]29,394
  Deferred revenue..................................    6,894                             6,894
  Loans payable, bank...............................   16,548                            16,548
  Income taxes......................................    5,070     2,878                   7,948
  Equipment obligations.............................      230       334                     564
                                                     --------  --------  -----------  ---------
      TOTAL CURRENT LIABILITIES.....................   80,042    48,055       5,000     133,097
  Equipment obligations.............................      445       592                   1,037
  Long term debt and other liabilities..............             19,928                  19,928
                                                     --------  --------  -----------  ---------
      TOTAL LIABILITIES.............................   80,487    68,575       5,000     154,062
                                                     --------  --------  -----------  ---------

Stockholders' equity:
  Common stock (shares issued: MWHS--29,728; Inmac
10,560; combined 32,643)............................      297    16,669     (16,640)(2)       326
  Additional paid in capital........................  195,901                16,640(2)   212,541
  ]Retained earnings................................   78,052    28,286      (5,000)(1)   101,338
  Cumulative translation adjustment.................      743    (1,530)                   (787)
  Valuation adjustment for marketable securities....     (359)                             (359)
                                                     --------  --------  -----------  ---------
      TOTAL STOCKHOLDERS' EQUITY....................  274,634    43,425      (5,000)    313,059
                                                     --------  --------  -----------  ---------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.... $355,121  $112,000   $  --       $ 467,121
                                                     --------  --------  -----------  ---------
                                                     --------  --------  -----------  ---------

 See accompanying notes to unaudited pro forma combined financial information.

                       MICRO WAREHOUSE, INC./INMAC CORP.
                     PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (MWHS) AND OCTOBER 28, 1995 (INMAC)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                          PRO FORMA      PRO FORMA
                                                    MWHS       INMAC      ADJUSTMENT      COMBINED
                                                  --------    --------    ----------     ----------
Net sales......................................   $904,018    $279,327     $             $1,183,345
Cost of goods sold.............................    738,715     189,214        6,960(3)      934,889
                                                  --------    --------    ----------     ----------
  Gross profit.................................    165,303      90,113       (6,960)        248,456
Selling, general and administrative expense....    114,152      81,498       (6,960)(3)     188,690
                                                  --------    --------    ----------     ----------
Income from operations before interest and
income taxes...................................     51,151       8,615                       59,766
Interest income (expense)......................      1,563      (1,247)                         316
                                                  --------    --------                   ----------
Income before taxes............................     52,714       7,368                       60,082
Provision for income taxes.....................     21,349       3,819                       25,168
                                                  --------    --------                   ----------
  Net income...................................   $ 31,365    $  3,549     $ --          $   34,914
                                                  --------    --------    ----------     ----------
                                                  --------    --------    ----------     ----------
Net income per share...........................   $   1.04    $   0.32     $ --          $     1.05
                                                  --------    --------    ----------     ----------
                                                  --------    --------    ----------     ----------
Weighted average number of shares
  outstanding (2)..............................     30,233      10,985                       33,265
                                                  --------    --------                   ----------
                                                  --------    --------                   ----------

 See accompanying notes to unaudited pro forma combined financial information.

                       MICRO WAREHOUSE, INC./INMAC CORP.
                     PRO FORMA COMBINED STATEMENT OF INCOME
   FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1994 (MWHS) AND JANUARY 28, 1995
                                    (INMAC)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                        PRO FORMA     PRO FORMA
                                                  MWHS       INMAC      ADJUSTMENT     COMBINED
                                                --------    --------    ----------    ----------
Net sales....................................   $776,377    $354,985     $            $1,131,362
Cost of goods sold...........................    626,684     235,863        8,607(3)     871,154
                                                --------    --------    ----------    ----------
    Gross profit.............................    149,693     119,122       (8,607)       260,208
Selling, general and administrative
expense......................................    104,341     111,241       (8,607)(3)    206,975
                                                --------    --------    ----------    ----------
Income from operations before interest and
income taxes.................................     45,352       7,881                      53,233
Interest income (expense)....................      1,589      (1,752)                       (163)
                                                --------    --------                  ----------
Income before taxes..........................     46,941       6,129                      53,070
Provision for income taxes...................     18,924       3,589                      22,513
                                                --------    --------                  ----------
Net income...................................   $ 28,017    $  2,540     $ --         $   30,557
                                                --------    --------    ----------    ----------
                                                --------    --------    ----------    ----------
Net income per share.........................   $   1.01    $   0.24     $ --         $     1.00
                                                --------    --------    ----------    ----------
                                                --------    --------    ----------    ----------
Weighted average number of shares
outstanding(2)...............................     27,618      10,560                      30,532
                                                --------    --------                  ----------
                                                --------    --------                  ----------

 See accompanying notes to unaudited pro forma combined financial information.

                       MICRO WAREHOUSE, INC./INMAC CORP.
                     PRO FORMA COMBINED STATEMENT OF INCOME
   FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1993 (MWHS) AND JANUARY 29, 1994
                                    (INMAC)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                          PRO FORMA     PRO FORMA
                                                    MWHS       INMAC      ADJUSTMENT    COMBINED
                                                  --------    --------    ----------    ---------
Net sales......................................   $450,385    $345,569     $            $ 795,954
Cost of goods sold.............................    361,481     215,089        6,119(3)    582,689
                                                  --------    --------    ----------    ---------
    Gross profit...............................     88,904     130,480       (6,119)      213,265
Selling, general and administrative expense....     63,407     120,204       (6,119)(3)   177,492
                                                  --------    --------    ----------    ---------
Income from operations before interest and
income taxes...................................     25,497      10,276                     35,773
Interest income (expense)......................        456      (1,113)                      (657)
                                                  --------    --------                  ---------
Income before taxes............................     25,953       9,163                     35,116
Provision for income taxes.....................     10,954       4,273                     15,227
                                                  --------    --------                  ---------
Net income.....................................   $ 14,999    $  4,890     $ --         $  19,889
                                                  --------    --------    ----------    ---------
                                                  --------    --------    ----------    ---------
Net income per share...........................   $   0.64    $   0.47     $ --         $    0.75
                                                  --------    --------    ----------    ---------
                                                  --------    --------    ----------    ---------
Weighted average number of shares
outstanding(2).................................     23,533      10,464                     26,421
                                                  --------    --------                  ---------
                                                  --------    --------                  ---------

 See accompanying notes to unaudited pro forma combined financial information.

                       MICRO WAREHOUSE, INC./INMAC CORP.
                     PRO FORMA COMBINED STATEMENT OF INCOME
   FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1992 (MWHS) AND JANUARY 23, 1993
                                    (INMAC)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                          PRO FORMA     PRO FORMA
                                                    MWHS       INMAC      ADJUSTMENT    COMBINED
                                                  --------    --------    ----------    ---------
Net sales......................................   $269,634    $327,943     $            $ 597,577
Cost of goods sold.............................    217,078     180,758        3,863(3)    401,699
                                                  --------    --------    ----------    ---------
    Gross profit...............................     52,556     147,185       (3,863)      195,878
Selling, general and administrative expense....     39,021     141,320       (3,863)(3)   176,478
Provision for Business restructuring...........          0      16,546                     16,546
                                                  --------    --------    ----------    ---------
Income (loss) from operations before interest
  and
  income taxes (4).............................     13,535     (10,681)                     2,854
Interest expense...............................      1,264       1,971                      3,235
                                                  --------    --------                  ---------
Income (loss) before taxes.....................     12,271     (12,652)                      (381)
Provision for income taxes (4).................      5,326       2,174                      7,500
                                                  --------    --------                  ---------
Net income (loss)..............................   $  6,945    $(14,826)    $ --         $  (7,881)
                                                  --------    --------    ----------    ---------
                                                  --------    --------    ----------    ---------
Net income (loss) per share....................   $   0.39    $  (1.57)    $ --         $   (0.39)
                                                  --------    --------    ----------    ---------
                                                  --------    --------    ----------    ---------
Weighted average number of shares
  outstanding (2)..............................     17,854       9,453                     20,463
                                                  --------    --------                  ---------
                                                  --------    --------                  ---------

 See accompanying notes to unaudited pro forma combined financial information.

                       MICRO WAREHOUSE, INC./INMAC CORP.
                     NOTES TO UNAUDITED PRO FORMA COMBINED
                             FINANCIAL INFORMATION

1. Estimated charges expected to be incurred as a result of the Merger comprise principally investment banking $3,700,000, legal $750,000, transaction costs $350,000, accounting $100,000 and miscellaneous costs of $100,000. In total, such charges are currently estimated to be approximately $5,000,000.

    2. Assumes the issuance of 2,968,069 shares of MWHS Common Stock, the maximum number of shares to be issued pursuant to the Merger in exchange for all of the outstanding shares of Inmac Common Stock. Common and common equivalent shares outstanding were calculated assuming a conversion rate of 0.276 shares of MWHS Common Stock for each share of Inmac Common Stock provided for in the Merger Agreement, the conversion rate resulting in the maximum number of shares of MWHS Common Stock to be issued.

    3. In connection with the Merger, certain reclassifications have been made to conform the presentations.

    4. The following pro forma adjustments have been made to the MWHS historical results of 1992 operations to make the presentations more meaningful in relation to future periods:

        (a) Elimination of amounts of special incentive compensation.

        (b) Computation of income taxes which would have been recorded had MWHS been a C Corporation for the entire year and after eliminating the compensation in (a) above.

    See note 15 of "MWHS's Notes to the Consolidated Financial Statements for Years Ended December 31, 1994, 1993 and 1992."

                       COMPARISON OF STOCKHOLDERS' RIGHTS

    At the Effective Time, the holders of Inmac Common Stock will become holders of MWHS Common Stock and their rights will be governed by MWHS's certificate of incorporation and by laws and by the DGCL. The following summarizes certain differences between the rights of holders of Inmac Common Stock and holders of MWHS Common Stock. Because Inmac and MWHS are organized under the DGCL, any differences in the rights of their stockholders arise solely from differences in their respective certificates of incorporation and by-laws.

    The following discussion is not intended to be complete and is qualified in its entirety by reference to the DGCL, Inmac's certificate of incorporation and by-laws and MWHS's certificate of incorporation and by laws, as appropriate.

CERTAIN DIFFERENCES IN RIGHTS OF HOLDERS OF INMAC COMMON STOCK AND MWHS COMMON STOCK

    Authorized Capital. The total number of authorized shares of capital stock of Inmac is 32,000,000, consisting of 30,000,000 shares of Inmac Common Stock and 2,000,000 shares of Inmac Preferred Stock, par value $0.01 per share. The total number of authorized shares of capital stock of MWHS is 50,100,000, consisting of 50,000,000 shares of MWHS Common Stock and 100,000 shares of MWHS Preferred Stock, par value $0.01 per share.

    Partly Paid Shares. Inmac's by-laws allow partly paid shares that are subject to call for the remainder of the consideration to be paid therefor. MWHS's certificate of incorporation requires MWHS Common Stock and MWHS Preferred Stock to be fully paid and nonassessable.

    Special Meetings of Stockholders. Inmac's by-laws provide that a special meeting of the stockholders may be called by the Chairman of the Board, the Board of Directors, the President, or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at such special meeting. MWHS's by laws provide that its President may call a special meeting of the stockholders, and its President or Secretary shall call a Special Meeting of the stockholders at the written request of a majority of the Board of Directors or the holders of a majority of MWHS's capital stock issued and outstanding and entitled to vote.

    Number, Election, and Term of Directors. Inmac's by-laws provide for a Board of Directors consisting of six directors. Inmac's certificate of incorporation and by-laws provide for the holders of Inmac Common Stock to be entitled to cumulative voting in the election and removal of the Board of Directors. Such cumulative voting allows a holder of Inmac shares to cast as many votes as equals the number of votes which (absent the cumulative voting) the holder would be entitled to cast for the election of directors with respect to the holder's shares multiplied by the number of directors to be elected by the holder. A holder of Inmac shares may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them, as the holder sees fit. Regarding the removal of a director in a cumulative voting situation, if less than the entire Board of Directors is going to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect the director if then cumulatively voted at an election of the entire Board of Directors. MWHS's by laws provide for a Board of Directors consisting of not less than two nor more than five directors. MWHS's certificate of incorporation and by laws do not allow cumulative voting.

    Election of Directors By Ballot. Under Inmac's certificate of incorporation, a holder of Inmac stock may demand an election by ballot in the voting for the Board of Directors. MWHS's certificate of incorporation does not require the vote for the Board of Directors to be taken by written ballot, and it gives the holders of MWHS stock no right to demand an election by ballot.

    Filling Vacancies on Board of Directors. Under Inmac's by-laws, any class, classes or series of securities with the right to elect one or more Directors to the Board of Directors has the right to have any vacancy or newly created Directorships to the Board of Directors of such class, classes or series filled by a majority of Directors elected by such class, classes or series thereof then in office, or by a sole remaining Director so elected. MWHS's certificate of incorporation and by laws do not provide such a right.

CERTAIN DIFFERENCES IN RIGHTS OF HOLDERS OF INMAC PREFERRED STOCK AND MWHS PREFERRED STOCK

    Classes of Preferred Stock. Inmac's certificate of incorporation authorizes only one class of Inmac Preferred Stock. MWHS's certificate of incorporation authorizes multiple classes of MWHS Preferred Stock. Neither Inmac nor MWHS has authorized any class of Preferred Stock.

                                BUSINESS OF MWHS

    MWHS is a leading direct marketer of brand name Macintosh and IBM compatible personal computers, software, accessories and peripherals. MWHS markets its products through frequent mailings of its distinctive full-color catalogs and also has a dedicated outbound telemarketing sales force that focuses on commercial, educational and governmental accounts. MWHS offers popular brand name hardware and software from leading vendors such as Adobe, Apple, Hayes, Hewlett-Packard, IBM, Iomega, Macromedia, Microsoft, Quark and Toshiba.

    Through its two original catalogs, MacWAREHOUSE and MicroWAREHOUSE, MWHS offers a broad selection of over 20,000 computer products at prices ranging from 30% to 60% below manufacturers' suggested retail prices. MWHS also publishes catalogs to meet the particular needs of its growing customer base, including Data CommWAREHOUSE for the network and data communications market, Micro SystemsWAREHOUSE, offering microcomputer systems and peripherals to the PC/Windows market, and its newest catalog, Mac SystemsWAREHOUSE, offering Apple Macintosh computer systems and peripherals.

    MWHS's catalogs are distinguished by detailed descriptions and full-color pictures of many of the products. The catalogs are recognized as a leading source for new hardware, software and other products. During the nine months ended September 30, 1995, MWHS distributed approximately 53,260,000 catalogs, and as of September 30, 1995, MWHS had approximately 3,231,000 customers, including 1,667,000 customers who had purchased products within the last 12 months.

    International expansion is an important part of MWHS's growth strategy. In 1991, MWHS established full-service, direct marketing operations in the United Kingdom. In late 1992, MWHS began operations in France and Germany and, in 1993 and 1994, acquired companies or initiated operations in Sweden, Denmark, Norway, Holland, Belgium, Finland, France, Japan, Canada and Mexico. In 1995, MWHS acquired businesses in the United Kingdom, Germany, Australia and Switzerland. MWHS now distributes its catalogs in 15 countries. MWHS distributed approximately 3,370,000 catalogs internationally in the nine months ended September 30, 1994 and 7,500,000 catalogs internationally in the nine months ended September 30, 1995.

    MWHS maintains a full-service distribution center in Wilmington, Ohio, totaling approximately 307,200 square feet and telemarketing centers in Lakewood and Gibbsboro, New Jersey totaling approximately 174,000 square feet. MWHS operates 24 hours a day, seven days a week and ships approximately 90% of all orders for commercially available products on the business day the order is accepted. MWHS's international operations use the same distribution and processing system and are able to exchange data with their U.S. operations. MWHS presently operates distribution facilities in the United Kingdom, France, Germany, Denmark, Sweden, Norway, Finland, Belgium, Holland, Japan, Australia, Mexico, Canada and Switzerland.

    MWHS began operations in 1987 as a Connecticut corporation and was reincorporated in Delaware on October 2, 1992.

CATALOG PUBLICATION

    MWHS currently produces five distinctive catalogs. MWHS's two original catalogs are MacWAREHOUSE for the Macintosh market and MicroWAREHOUSE for the PC market. It also produces three additional catalogs: Data CommWAREHOUSE, directed to the data communications and networking markets for use in micro and mainframe computers, Micro SystemsWAREHOUSE, featuring PC brand name microcomputer systems and peripherals, and Mac SystemsWAREHOUSE, offering Macintosh computer systems and peripherals. MWHS published 12 editions of MacWAREHOUSE and six editions of MicroWAREHOUSE in 1994. The additional catalogs are produced at various intervals. Active customers receive a catalog at least monthly and all customers receive a catalog with every order shipped. MWHS also mails targeted versions of its catalogs to its business and educational customers.

    Each catalog is printed with full-color photographs, detailed product descriptions. The catalogs, which are printed in 10 languages, are created and produced in-house by MWHS's designers and production artists on a computer-based desktop publishing system. The in-house preparation of most portions of the catalog streamlines the production process, provides for greater flexibility and creativity in catalog production and results in significant cost savings.

MARKETING AND SALES

    MWHS's various marketing programs are designed to attract new customers and to stimulate additional purchases from existing customers. MWHS continuously attracts new customers by selectively mailing catalogs to prospective customers as well as through space advertising in major computer magazines and on-line services. In addition, MWHS obtains the names of prospective customers through the use of selected mailing lists obtained from various sources, including manufacturers, suppliers, software publishers and computer magazine publishers.

    The following table shows certain information with respect to MWHS's customers as of the dates indicated below:

                                                    YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------------   SEPTEMBER
                                      1990      1991       1992        1993        1994      30, 1995
                                     -------   -------   ---------   ---------   ---------   ---------
Active Customers(1)................  259,000   366,000     512,000     863,000   1,333,000   1,667,000
Others(2)..........................  187,000   323,000     500,000     660,000   1,092,000   1,564,000
                                     -------   -------   ---------   ---------   ---------   ---------
      TOTAL........................  446,000   689,000   1,012,000   1,523,000   2,425,000   3,231,000
                                     -------   -------   ---------   ---------   ---------   ---------
                                     -------   -------   ---------   ---------   ---------   ---------

------------

(1) Represents customers that have purchased during the preceding 12 months.

(2) Represents customers that have not purchased during the preceding 12 months.

    Inbound Telemarketing. MWHS employs telemarketing representatives who assist customers in purchasing decisions, process product orders and respond to customer inquiries on order status and product pricing and availability. MWHS processes approximately 47,000 domestic calls per day. MWHS offers toll-free numbers for all of its customers. In addition, it receives orders by fax, mail and online. Through MWHS's sophisticated systems, a telemarketer can quickly access a customer's record which details past purchases as well as billing information.

    Outbound Business-to-Business Telemarketing. MWHS has established a dedicated sales force which targets commercial, governmental and educational accounts. MWHS's business sales program combines business-to-business outbound telemarketing and catalog mailing to penetrate these accounts. MWHS's sales staff seeks, through frequent contact, to build long-term relationships with MWHS's business customers. MWHS has approximately 175,000 business accounts that are managed by its outbound telemarketing operations.

    Customer Service and Technical Support. MWHS believes that its ability to provide prompt and efficient customer service has been critical to its success. MWHS's representatives are trained to respond to frequently asked questions such as the status of an order or MWHS's return policy. MWHS also has a technical support staff to assist customers with the selection, installation and operation of their products. MWHS offers a toll-free number for customer service and technical support from 8:00 a.m. to midnight, eastern time, Monday through Friday and from 10:00 a.m. to 6:00 p.m. on Saturday and Sunday.

    Customer Return Policy. To ensure customer satisfaction, MWHS offers an unconditional 30-day return policy on many of its products. MWHS works closely with customers and vendors to assure that all vendor warranties and return privileges are fully honored. Through September 30,1995, MWHS has had a return rate of approximately 8% of total sales. Returns are received and processed as a segregated activity to maintain control over the returned product, to initiate the refund process and to obtain appropriate credit from suppliers. Return experience is closely monitored at the stock-keeping-unit ("SKU") level to identify trends in product offerings, enhance customer satisfaction and reduce overall returns.

    WAREHOUSE-On-Line. In 1993, MWHS began offering to its MacWAREHOUSE and MicroWAREHOUSE customers WAREHOUSE-On-Line, a service which allows users to dial the WAREHOUSE-On-Line bulletin board via a modem and download certain software applications onto the user's computer on a free trial basis prior to purchase.

PRODUCTS AND MERCHANDISING

    MWHS offers over 20,000 microcomputer hardware, software and peripheral products to Macintosh and PC users. In 1994 and for the nine months ended September 30, 1995, sales of products for Apple Macintosh computers represented approximately 68% and 66%, respectively, of MWHS's net sales. MWHS's product review committee screens new products weekly and selects products for inclusion in its catalogs based on features, quality, sales trends, price, margins and warranties. Through frequent mailings of its catalogs, MWHS is able to quickly replace slower selling products with new products. In 1994 and for the nine months ended September 30, 1995, no single product accounted for more than 1.5% of MWHS's net sales.

    Software. MWHS sells a wide variety of the latest Macintosh and PC software packages in the business and personal productivity, connectivity, utility and language, educational and entertainment categories. MWHS offers products from the larger, well known vendors as well as numerous specialty products from new and emerging vendors. Brands offered by MWHS include Adobe, Claris, Lotus, Macromedia, Microsoft, Novell, Quark, Symantec and Wordperfect. MWHS also markets upgrades from a variety of vendors including Apple, Lotus, Microsoft and Wordperfect which MWHS believes offer incremental revenue opportunities as well as a source of customer names previously unavailable to MWHS. Software sales represented approximately 40% and 25% of MWHS's net sales in 1994 and for the nine months ended September 30, 1995, respectively.

    Hardware. MWHS offers a large selection of hardware items. This category includes microcomputers, printers, modems, monitors, data storage devices, add-on circuit boards, mice, connectivity products and certain business machines. Brands sold in this category include Apple, Daystar, Epson, Farallon, Global Village, Hayes, Hewlett-Packard, IBM, Intel, Texas Instruments and Toshiba. Hardware sales constituted approximately 46% of MWHS's net sales in 1994 and 68% for the nine months ended September 30, 1995.

    Under its private label brand, Power User, MWHS also sells products such as microcomputers, hard drives, modems, fax modems, memory chips, CD-ROMs, drives, cables, and accessories. These products are manufactured for MWHS by third parties.

    Supplies and Accessories. MWHS currently sells various supplies such as media, toner cartridges, desk and computer accessories and computer furniture through its catalogs. Sales of these products constituted approximately 14% and 7% of MWHS's net sales in 1994 and for the nine months ended September 30, 1995, respectively.

PURCHASING

    MWHS purchases products from approximately 1,700 vendors. MWHS purchases approximately 77% of its products directly from manufacturers and the balance from distributors. MWHS's largest vendors include Adobe, Apple, Hayes, Hewlett-Packard, IBM, Iomega, Macromedia, Microsoft, Quark and Toshiba. Typically, the leading 100 products sold by MWHS account for approximately 50% of its net sales. For the nine months ended Sepember 30, 1995, purchases of products from Apple, MWHS's largest vendor, constituted approximately 18% of MWHS's product purchases.

    MWHS believes that its volume purchases enable it to obtain favorable product pricing. Many of MWHS's suppliers make funds available to MWHS in the form of advertising allowances and incentives to promote and increase sales of their products. Generally, MWHS has been able to return any unsold or obsolete inventory to its vendors through written agreements with, or unwritten policies of, such vendors. In addition, MWHS typically receives price protection should a vendor subsequently lower its price.

DISTRIBUTION CENTERS

    MWHS consolidated its United States distribution operations in Wilmington, Ohio during the first quarter of 1993. The Wilmington, Ohio warehouse/distribution center, which presently consists of 307,200 square feet is located in three facilities adjacent to the main distribution facility of Airborne Express. Domestic orders accepted by midnight are shipped for delivery the following day via Airborne Express and other overnight delivery services for a charge based on weight. Upon request, orders may also be shipped by United Parcel Service Ground Service. MWHS also operates distribution facilities in the United Kingdom, France, Germany, Denmark, Norway, Sweden, Finland, Belgium, Holland, Japan, Canada, Mexico, Australia and Switzerland. MWHS's international facilities operate under the same distribution and processing system as its domestic business.

    Domestic orders are placed at MWHS's Lakewood and Gibbsboro, New Jersey facilities, which consist of three buildings totaling 174,000 square feet and include telemarketing, customer service, training, management information systems, accounting and administration. When an order is entered into the system, a computer credit check or credit card verification is performed and, if approved, the order is electronically transmitted to the warehouse in Wilmington, Ohio and a packing slip is printed for order fulfillment. All inventory items are bar coded and located in computer-designated areas which are easily identified on the packing slip. Orders are checked with bar code scanners prior to final packing to ensure that each order is packed correctly. MWHS ships approximately 90% of all orders for commercially available products on the business day the order is accepted. Inventory shrinkage has been nominal.

MANAGEMENT INFORMATION SYSTEMS

    MWHS has committed significant resources to the development of a sophisticated computer system which is used to manage all aspects of its business. The main computer system is comprised of a Hewlett-Packard 3000 Model 992/400, 980/400 and 980/200. This system supports telemarketing, marketing, purchasing, accounting, customer service, warehousing and distribution. The system allows MWHS, among other things, to monitor sales trends, make informed purchasing decisions, provide product availability and order status information. During 1993, MWHS expended approximately $3.4 million to expand its computer systems. In addition to the main system, MWHS has a system of networked personal computers which facilitates data sharing and provides an automated office environment. During 1994, MWHS made significant installations and upgrades to all its computer systems including systems in six international operations at an approximate cost of $10 million. Its international operations use the same system and are able to exchange data with MWHS's United States operations. Routine capacity enhancements will be made periodically, as MWHS deems necessary.

COMPETITION

    The computer products retail business is highly competitive. MWHS competes with consumer electronic and computer retail stores, including superstores, and other direct marketers of software and computer related products. Certain hardware and software vendors are selling their products directly through their own catalogs. Certain competitors of MWHS have financial and other resources greater than those of MWHS. There can be no assurance that MWHS can continue to compete effectively against existing competitors or new competitors that may enter the market. In addition, price is an important competitive factor in the personal computer software and hardware market and there can be no assurance that MWHS will not be subject to increased price competition.

    MWHS's revenue has increased at a rate significantly exceeding the growth rate of the microcomputer application software industry. No assurance can be given that MWHS will be able to sustain this growth.

EMPLOYEES

    As of December 11, 1995, MWHS employed approximately 3,030 persons, of whom 660 were in management, support services and administration; 1,220 in sales, technical support and customer service; 480 in warehouse/distribution and 670 persons employed at international locations. MWHS's domestic employees are not represented by a labor union and it has experienced no work stoppages. MWHS believes that its employee relations are good.

SALES OR USE TAX

    MWHS presently collects sales tax in the states of New Jersey, Connecticut and Ohio. Various states have tried to impose on direct marketers the burden of collecting use taxes on the sale of products shipped to state residents. The United States Supreme Court affirmed its position that it is unlawful for a state to impose use tax collection obligations on an out-of-state mail order company whose only contacts with the state were the distribution of catalogs and other advertising materials through the mail and subsequent delivery of purchased goods by parcel post and interstate common carriers. In the event legislation is passed to overturn the United States Supreme Court's decision, the imposition of a use tax collection obligation on MWHS in states to which it ships products would result in additional administrative expenses to MWHS and could result in price increases to the customer.

TRADEMARKS

    MWHS conducts its business under the trademarks and service marks "MacWAREHOUSE," "MacSHOPPER," "MicroWAREHOUSE," "Upgrade Warehouse," "Windows Warehouse," "Power User," "Data CommWAREHOUSE," "CD-Rom WAREHOUSE," "Micro SystemsWAREHOUSE," "Mac SystemsWAREHOUSE," "Home ComputerWAREHOUSE," "LanWAREHOUSE," "WAREHOUSE-On-Line," "Academic WAREHOUSE," "Developers WAREHOUSE," and "The Mac Superstore." MWHS intends to use and protect these or related marks, as necessary, in the United

States and in various foreign countries. MWHS believes its trademarks and service marks have significant value and are an important factor in the marketing of its products. MWHS's trademarks and servicemarks, once registered, have an indefinite term as long as they are used in connection with MWHS's business activities. MWHS intends to take all appropriate steps to renew its registrations.

PROPERTIES

    MWHS's principal facilities, all of which are leased, are as follows:

                                                                              APPROX.    EXPIRATION
FACILITY                                              LOCATION                SQ. FT.    OF LEASES
--------------------------------------   ----------------------------------   -------    ----------
Telemarketing, technical support,
  management information systems and
customer service center...............   Lakewood, NJ                          92,000       1999
Telemarketing, technical support,
  management information systems and
customer service center...............   Gibbsboro, NJ                         82,000       2002
Warehouse and distribution center.....   Wilmington, OH                       102,400       1998
Warehouse and distribution center.....   Wilmington, OH                       102,400       1999
Warehouse and distribution center.....   Wilmington, OH                       102,400       1997
Headquarters and administrative
offices...............................   Norwalk, CT                           66,400       2001
Corporate sales.......................   South Norwalk, CT                     31,515       1997
Offices and distribution center.......   Watford, London, England              27,000       2004
Offices...............................   Kingsbury, Wembley, England           10,550       1996
Distribution center...................   Bonneuil Sur Marne, France            11,000       2002
Offices...............................   Suresnes, France                       9,900       2002
Offices and distribution center.......   Neu Isenburg, Germany                 10,100       2004
Offices and distribution center.......   Ega, Denmark                           3,735       1996
Offices and distribution center.......   Oslo, Norway                           8,217       1995
Offices and distribution center.......   Stockholm, Sweden                     11,475       1998
Offices and distribution center.......   Helsinki, Finland                      4,410       1996
Offices and distribution center.......   Antwerp, Belgium                       1,000       1996
Offices and distribution center.......   Zeist, Holland                         7,425       1997
Offices and distribution center.......   Kanagawa, Japan                        1,500       1996
Offices and distribution center.......   Mexico City, Mexico                    1,800       1995
Offices and distribution center.......   Toronto, Canada                        9,000       1998
Offices and distribution center.......   Mississauga, Ontario, Canada          15,500       2000
Offices...............................   Seven Hills, Sidney, Australia         2,200       1996
Distribution center...................   Baulkham Hills, Sidney, Australia      5,150       1997

    MWHS believes that its facilities are adequate for its current needs and that suitable additional space will be available as needed.

LEGAL PROCEEDINGS

    There are no material legal proceedings pending against MWHS.

                  MWHS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    MWHS sells computer products primarily through its two main catalogs, MacWAREHOUSE and MicroWAREHOUSE. MWHS has experienced significant growth in its customer list, catalog mailings, sales and operating profitability since its organization in 1987.

    In late 1987, MWHS introduced its MacWAREHOUSE catalog for users of Macintosh computers. In 1989, MWHS began distributing its first MicroWAREHOUSE catalog for users of IBM-compatible PCs and instituted its business-to-business outbound sales program. MWHS also publishes targeted catalogs namely, Data CommWAREHOUSE, directed to the data communications and networking markets, Micro SystemsWAREHOUSE, offering microcomputer systems and peripherals to the PC/Windows market and its newest specialty catalog, Mac SystemsWAREHOUSE, offering Mac computer systems and peripherals to the Mac market. During 1995, MWHS combined the CD-Rom and Home ComputerWAREHOUSE catalogs with its core catalogs and discontinued its Paperdesign WAREHOUSE and Micro SuppliesWAREHOUSE catalogs. MWHS international catalog distribution includes the MacWAREHOUSE, MicroWAREHOUSE and LanWAREHOUSE (the European counterpart to the U.S. Data CommWAREHOUSE) catalogs.

    Over the past few years, MWHS has expanded its international operations. MWHS commenced full-scale operations in the United Kingdom in 1991, and in France and Germany in 1992. In 1993, MWHS established a licensing arrangement in Australia and acquired, through newly-formed foreign subsidiaries, businesses with operations in Denmark, Norway and Sweden. During 1994, MWHS acquired eight additional businesses with operations in Holland, Belgium, Finland, Norway, Sweden, France, Mexico and Canada. MWHS also began operations in Japan and added two new licensees, one in Chile and the other in Colombia. In 1995, MWHS has acquired complimentary businesses in the United Kingdom, Germany, Australia and Switzerland.

    MWHS now distributes its catalogs in 15 countries, namely the United States, the United Kingdom, France, Germany, Sweden, Denmark, Norway, Belgium, Holland, Finland, Japan, Mexico, Canada, Australia, and Switzerland. MWHS has discontinued its licenses in Chile and Colombia.

    During 1995, MWHS received authorization from Apple Computer, Inc. to market its full line of Macintosh computers. This authorization compliments MWHS's 1994 authorizations to sell Apple printers and scanners, IBM and other major brand name personal computers and has enabled MWHS to broaden significantly its product offerings.

RESULTS OF OPERATIONS

    The table below sets forth certain items expressed as a percent of net sales, for each of the years in the three-year period ended December 31, 1994 and for the nine-month period ended September 30, 1995.

                                                        NINE MONTHS ENDED
                                                        -----------------    YEAR ENDED DECEMBER 31,
                                                          SEPTEMBER 30,      -----------------------
                                                              1995           1994     1993     1992
                                                        -----------------    -----    -----    -----
Net sales............................................         100.0%         100.0%   100.0%   100.0%
Cost of sales........................................          81.7           80.7     80.3     80.5
                                                              -----          -----    -----    -----
Gross profit.........................................          18.3           19.3     19.7     19.5
                                                              -----          -----    -----    -----
Selling, general and administrative expenses.........          12.6           13.5     14.1     14.5
Special incentive compensation.......................       --                --       --        3.3
Income from operations...............................           5.7            5.8      5.6      1.7
                                                              -----          -----    -----    -----
Interest income (expense)............................            .1             .2       .1      (.5)
                                                              -----          -----    -----    -----
Income before income taxes...........................           5.8%           6.0%     5.7%     1.2%
                                                              -----          -----    -----    -----
                                                              -----          -----    -----    -----

NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1994

    Net sales increased by $378.9 million or 72% to $904.0 million for the nine months ended September 30, 1995 from $525.1 million for the nine months ended September 30, 1994. This increase in net sales was primarily attributable to an increase in the circulation of both the MacWAREHOUSE and MicroWAREHOUSE catalogs. Circulation of the MacWAREHOUSE catalog increased by 49% to 23.0 million and the MicroWAREHOUSE catalog circulation increased by 54% to 20.3 million. MWHS's business-to-business sales program increased by 72% over the comparable period in 1994, and represented approximately 40% of net sales for the first nine months of 1995. This increase was primarily due to an increase in the circulation of business-to-business catalogs. International sales increased to 24% of net sales in the first nine months of 1995 from 14% in the same period last year. Also contributing to the increase in net sales on a worldwide basis was the increase in the average order size to $400 in 1995 from $301 in 1994. Total orders fulfilled increased from 1.9 million to 2.5 million.

    Gross profit decreased as a percentage of net sales to 18.3% in 1995 from 19.4% during the same period last year. The decrease in gross profit was due to a reduction in gross margins attributable to a higher proportion of hardware sales which are typically at lower margins than software sales. Hardware as a percent of total sales increased from 49% in 1994 to 68% in 1995.

    Selling, general and administrative expenses increased by 62% to $114.2 million for the nine months ended September 30, 1995 from $70.5 million for the same period in 1994, but decreased as a percentage of net sales to 12.6% from 13.4%. The increase in dollars during the first nine months of 1994 was due primarily to an increase in fulfillment costs resulting from increased sales volume. The decrease as a percentage of net sales was attributable to cost controls coupled with a higher average order size due to the increased hardware sales.

    Operating income for the first nine months of 1995 was $51.2 million compared to $31.2 million for the same period last year. International operations generated net income before taxes of $1.5 million in 1995 as compared to a net loss before taxes of $0.9 million for the first nine months of 1994.

    Interest income totaled $1.6 million for the first nine months of 1995 compared to $0.9 million for the first nine months of 1994. This was due to MWHS's having cash and short-term investment balances in 1995 as a result of the public offerings in April and October of 1994.

LIQUIDITY AND CAPITAL RESOURCES AS OF SEPTEMBER 30, 1995

    In April and October 1994, MWHS completed follow-on offerings of its MWHS Common Stock resulting in net proceeds to MWHS of $102.1 million. As of September 30, 1995, MWHS had cash and short-term investments totaling $51.8 million. Subsequent to September 30, 1995, MWHS completed another follow-on offering of 1,200,000 shares of MWHS Common Stock with net proceeds of $51.0 million.

    As a result of increased sales, MWHS's inventories increased to $94.9 million at September 30, 1995 from $78.7 million at December 31, 1994. This represents a 20.6% increase in inventory on a 34.2% increase in sales from the fourth quarter of 1994. Accounts receivable increased to $113.6 million at September 30, 1995 from $80.8 million at December 31, 1994. This represents a 40.6% increase in accounts receivable on a 34.2% increase in sales. Accounts receivable have increased at a faster rate than sales due to an increase in open account purchases by commercial customers. In addition, prepaid expenses increased by $9.3 million due primarily to the increased purchase of paper used in catalog production. Overall, operations used $8.6 million of cash as compared to $22.2 million during the same period last year.

    Capital expenditures for the first nine months of 1995 and 1994 were $9.0 million and $10.8 million, respectively, primarily for computer systems and distribution equipment both in the United States and internationally. Although MWHS's primary capital need will be to fund its working capital requirements for expected sales growth, MWHS expects that future growth will also require continued expansion of its computer systems and distribution capacity. MWHS also expects to continue to invest in business acquisition opportunities which may require additional funding. At September 30, 1995, MWHS had an unused line of credit in the United States, which provided for unsecured borrowings of up to $15.0 million for working capital purposes. On July 25, 1995 MWHS entered into a multi-currency credit facility for $50 million with Chase Manhattan Bank. The purpose of the facility is to provide working capital financing for its foreign subsidiaries. In addition, by financing in local currencies, MWHS will limit its exposure to foreign currency exchange fluctuations. Total borrowings on September 30, 1995 under this arrangement were $16.5 million.

    MWHS believes that its existing cash reserves, including the cash generated by the recent stock offering, cash flow from operations and existing credit facilities will be sufficient to satisfy its operating cash needs for at least the next 12 months. Thereafter, MWHS may require additional cash reserves.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

    Net sales increased by $326.0 million or 72% to $776.4 million up from $450.4 million in 1993. The sales increase was attributable to strong growth in the core domestic businesses: the Macintosh business was up 44% to $424.0 million, the PC/Windows business which includes both the MicroWAREHOUSE and Micro SystemsWAREHOUSE catalogs was up 57% to $156.1 million and specialty catalogs contributed $72.0 million. With continued international expansion, international sales were up 281% to $124.3 million.

    The sales increase for the core businesses was due to increases in the total customer base, up 45% for the Macintosh business and 55% for the PC/Windows business coupled with increased catalog circulation in both business areas. The increase in average order size to $306 from $247 due primarily to the increase in hardware sales also contributed to MWHS's sales performance. In addition MWHS's outbound sales programs to corporate customers increased by 68% to $292.7 million.

    International sales growth was attributable to a growth of 114% in the U.K. operations as well as contributions from France, Germany, and the Scandinavian acquisitions. With the establishment of operations in additional countries, the total European customer base increased by 286% and the number of catalogs distributed grew by 180% to 4.2 million.

    During 1994, MWHS added two new specialty catalogs, Micro SystemsWAREHOUSE and Home ComputerWAREHOUSE catalogs, to its existing group of specialty catalogs comprising Data CommWAREHOUSE, CD-Rom-WAREHOUSE, Micro SuppliesWAREHOUSE and Paper designWAREHOUSE, all of which contributed $72.0 million in sales in 1994.

    Gross profit decreased to 19.3% of net sales from 19.7% in 1993. The decrease in gross profit was due to a higher proportion of hardware sales which are typically at lower margins than software sales. Hardware as a percent of total sales increased from 35% in 1993 to 46% in 1994.

    Selling, general and administrative ("S,G&A") expenses increased to $104.3 million from $63.4 million in 1993, but decreased as a percent of net sales to 13.5% from 14.1% in 1993. The decrease in S,G&A expenses as a percent was the result of cost controls coupled with increased sales and higher average order size.

    In 1994, MWHS generated $1.6 million in interest income as compared to $0.5 million in interest income in 1993. This change was due to the resources provided by the public offerings in April and October of 1994. See "-- Liquidity and Capital Resources as of the Period Ended December 31, 1994."

    Income before income taxes was $46.9 million or 6.0% of net sales, as compared to $26.0 million or 5.7% in 1993.

    Net income increased to $28.0 million or $1.01 per share, from $15.0 million in 1993, or $0.64 per share adjusted for a two-for-one stock split effective April 1994.

YEAR ENDED DECEMBER 31, 1993 COMPARED TO YEAR ENDED DECEMBER 31, 1992

    Net sales increased by $180.8 million or 67% to $450.4 million up from $269.6 million in 1992. The sales increase was attributable to strong growth in the core domestic businesses: the Macintosh business was up 37% to $300.3 million, the PC/Windows business was up 98% to $99.5 million, with continued international expansion, international sales were up 258% to $32.6 million. Additional specialty catalogs contributed $18.0 million.

    The sales increase for the core businesses was due to increases in the active customer base, up 25% for the Macintosh business and 78% for the PC/Windows business coupled with increased catalog circulation in both business areas. Also contributing to the sales increase were the outbound telemarketing programs for both Macintosh and PC/Windows which increased by 106%.

    International sales growth was attributable to a growth of 100% in the U.K. operations and the start up of business in France and Germany. With the establishment of operations in the new countries, the total European customer base increased by 132% and the number of catalogs distributed grew by 165% to
1.5 million.

    During 1993, MWHS launched four new specialty catalogs: Data CommWAREHOUSE, CD-RomWAREHOUSE, Micro SuppliesWAREHOUSE and Paper designWAREHOUSE, all of which contributed $18.0 million in sales in 1993.

    Gross profit increased to 19.7% of net sales from 19.5% in 1992. The increase in gross profit reflected the impact of higher margins in the specialty catalogs and higher margins from international operations somewhat offset by the increase in the PC/Windows business as a proportion of total sales which had lower margins than the Macintosh and specialty businesses.

    There was no special incentive compensation paid in 1993, compared to $8.8 million in 1992. In 1992, this item represented the value of shares of MWHS Common Stock transferred to a consultant and issued to an officer of MWHS in consideration for the termination of the incentive portions of their agreements with MWHS. In order to determine the amount to be recorded as compensation expense as of the termination date, MWHS engaged an independent appraiser to estimate the fair market value per share of MWHS Common Stock. For all other periods, this item represented amounts paid to the consultant and a co-founder under agreements which were based on profitability.

    S,G&A expenses increased to $63.4 million from $39.0 million in 1992, but decreased as a percent of net sales to 14.1% from 14.5% in 1992. The decrease in S,G&A expenses as a percent was the result of consolidating the warehouse and distribution facilities in Wilmington, Ohio, and from productivity gains attributable to the investment of over $3 million in computer equipment.

    In 1993, MWHS generated $0.5 million in interest income as compared to $1.3 million in interest expense in 1992. This change was due to the resources provided by the initial public offering in December of 1992 and from the secondary offering in August of 1993. See "-- Liquidity and Capital Resources as of the Period Ended December 31, 1994."

    Income before income taxes was $26.0 million or 5.7% of net sales as compared to $3.5 million or 1.2% of net sales in 1992. The income in 1992 included the charge of $8.8 million for special incentive compensation which was discussed above. No similar charge occurred in 1993. Higher domestic income was partially offset by losses in Europe which totaled $1.8 million in 1993 compared to a loss of $0.2 million in 1992.

    Net income increased to $15.0 million or $0.64 per share from $6.9 million or $0.39 per share in 1992, on a pro forma basis.

LIQUIDITY AND CAPITAL RESOURCES AS OF DECEMBER 31, 1994

    In December 1992, MWHS completed an initial public offering of MWHS Common Stock resulting in net proceeds to MWHS of $53.2 million. In August 1993, MWHS completed a secondary offering of MWHS Common Stock resulting in net proceeds to MWHS of $22.6 million. In April and October 1994, MWHS completed follow-on offerings of MWHS Common Stock resulting in net proceeds to MWHS of $102.1 million. As of December 31, 1994, MWHS had cash and short-term investments totaling $74.5 million.

    As a result of increased sales, MWHS's inventories increased to $78.7 million at December 31, 1994 from $45.0 million at December 31, 1993 an increase of 75% which is in line with the sales increase of 72%. Accounts receivable increased to $80.8 million at December 31, 1994 from $44.1 million at December 31, 1993. Accounts receivable have increased due to an increase in open account purchases by commercial customers and an increase in advertising receivables resulting from increased promotional activity.

    Capital expenditures for the 12 months of 1994 and 1993 were $13.6 million and $4.8 million, respectively, primarily for computer systems and distribution equipment both in the United States and in Europe. During 1994, MWHS expanded its telemarketing facilities and its warehousing operation by over 287,000 sq. ft. Additionally, MWHS installed or upgraded computer systems in six countries. Although MWHS's primary capital needs will be to fund its working capital requirements for expected sales growth, MWHS expects that future growth will also require continued expansion of its computer systems and distribution capacity. At December 31, 1994, MWHS had existing credit facilities which provided for unsecured revolving credit lines of up to $15 million and B.P.750,000 for working capital purposes. No borrowings were outstanding under these facilities as of December 31, 1994.

IMPACT OF INFLATION AND SEASONALITY

    MWHS's results are subject to quarterly variations although, in the opinion of management, these variations are not significant.

    Sales growth tends to be stronger in the first and last quarters of the year with the two middle quarters typically slower. The high growth quarters are reflective of holiday buying as well as a customer receptiveness to prospecting. The slower quarters are impacted by the summer months and a slowdown in buying by schools and universities.

    The cost associated with both paper and postage have risen significantly in the past several months. MWHS has taken a number of actions that have almost completely offset these increases, such as to increase revenue yield per catalog by using advertising space more efficiently and reducing expenses by improving the publishing process by using the latest digital color separation technology and in some cases, by using thinner paper.

OUTLOOK

    MWHS anticipates continued growth in the installed base of personal computers both in business and in the home. This growth along with MWHS's strategy to expand internationally and to identify growth market opportunities for specialty catalogs should increase MWHS's sales in the future.

                                MWHS MANAGEMENT

DIRECTORS

                                                                                        PERCENTAGE
                                                   SERVED       SHARES OF MWHS      BENEFICIALLY OWNED
 NAME, AGE, PRINCIPAL OCCUPATION OR POSITION,        AS             COMMON          ------------------
                      OTHER                       DIRECTOR    STOCK BENEFICIALLY    BEFORE      AFTER
   DIRECTORSHIPS AND COMMITTEES OF THE BOARD       SINCE         OWNED (1)(2)       CLOSING    CLOSING
-----------------------------------------------   --------    ------------------    -------    -------
Peter Godfrey, 50..............................     1987           2,795,962          9.04%      8.25%
  Chairman, President and Chief Executive
  Officer
  Micro Warehouse, Inc.
Felix Dennis, 47...............................     1992           1,275,963          4.12%      3.76%
  Chairman
  Dennis Publishing, Ltd. (Publishing)
  Committee: Compensation and Stock Option
Frederick H. Fruitman, 45......................     1992              11,250(3)       0.03%      0.03%
  Managing Director
  Loeb Partners Corporation (Investment
  Banking)
  Director: FIND/SVP, Inc.
  Committees: Audit, Compensation and
              Stock Option, Nominating
Melvin Seiler, 52..............................     1994             266,329(3)       0.86%      0.78%
  Executive Vice President and Chief
  Operating Officer
  Micro Warehouse, Inc.
Joseph M. Walsh, 52............................     1993              11,250(3)(4)    0.03%      0.03%
  Chairman and Chief Executive Officer
  Curtis Circulation Company (Magazine
  Distribution)
  Committees: Audit, Compensation and
              Stock Option, Nominating

------------

(1) Beneficial ownership of MWHS Common Stock is stated as of November 30, 1995. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. In addition, shares owned separately by spouses are included.

(2) No nominee is the beneficial owner of more than 9.04% of the outstanding shares of MWHS Common Stock.

(3) Includes shares available for exercise within 60 days of December 15, 1995.

(4) Mr. Joseph M. Walsh exercised his right to acquire 5,000 shares which were exercisable on October 19, 1994.

    Peter Godfrey, co-founder, was appointed Chairman of MWHS on January 25, 1994 and has served as its President, Chief Executive Officer and a Director since its inception in 1987. He was co-founder of Wandsworth Publishing, Inc. and MacUser Magazine. From 1974 to 1987, Mr. Godfrey served as Chairman of Fiona Press, Inc. Prior to 1974, he was employed in various capacities by Marshall Cavandish Ltd., a United Kingdom publisher of reference books and magazines.

    Felix Dennis has served as a Director of MWHS since October 1992 and as a principal consultant to MWHS since its inception. Mr. Dennis is Chairman of Dennis Publishing, Ltd., an independently owned computer publishing company that publishes MacUser magazine as well as other computer magazines in the United Kingdom, since 1972. He was a consultant to Wandsworth Publishing, Inc. and to MacUser Magazine.

    Frederick H. Fruitman became a Director of MWHS in December of 1992. He has been a Managing Director of Loeb Partners Corporation, an investment banking firm, since 1990. Mr. Fruitman is a director of FIND/SVP, Inc.

    Melvin Seiler became a Director of MWHS on January 25, 1994, has served as Executive Vice President since August 1991 and became Chief Operating Officer of MWHS in November 1991. From 1981 to 1991, Mr. Seiler was President of Marketquest, a consulting firm specializing in sales and marketing for the software industry. From 1988 until July 1991, Marketquest consulted to MWHS in the area of corporate sales. Prior to 1981, Mr. Seiler was employed by Xerox Corporation in various sales and marketing management positions.

    Joseph M. Walsh became a Director of MWHS in February of 1993. He was President of Curtis Circulation Company, from 1972 through 1974, and again from 1982 through November 1992 when he became Chairman of Curtis. From 1974 through 1982, he was Executive Vice President of Cadence Industries Corporation and President of certain of its subsidiaries, including Data Systems for Health, a computerized national billing company, US Pencil and Stationery Company, primarily an advertising specialty mail-order company, and Perfect Subscription Companies, which were formerly Perfect School Plans, Moore-Cottrell and Keystone Readers Digest. He is a Certified Public Accountant.

EXECUTIVE OFFICERS

NAME                                         AGE                    POSITION
------------------------------------------   ---   ------------------------------------------
Peter Godfrey*............................   50    Chairman, President, Chief Executive
                                                   Officer and Director
Melvin Seiler*............................   52    Executive Vice President, Chief Operation
                                                     Officer and Director
Steven Purcell............................   45    Vice President, Finance, Chief Financial
                                                     Officer and Treasurer
Bruce L. Lev..............................   52    Vice President, General Counsel and
                                                     Secretary
Deborah Cooper............................   32    Vice President, Mac Marketing
Powell Crowley............................   49    Vice President, International Business
                                                     Development
George D'Amico............................   40    Vice President, Sales and TQM
Stephen F. England........................   42    Vice President, Worldwide Advertising
Martin Gordon.............................   58    Vice President and Chief Information
                                                   Officer
Merle McIntosh............................   40    Vice President, Purchasing
Adam Shaffer..............................   30    Vice President, Worldwide Marketing
Bruce Schellinkhout.......................   37    Vice President, Distribution
Jeffrey Sheahan...........................   42    Vice President, General Manager of
                                                     European Operations
Eric Furman...............................   32    Corporate Controller and Chief Accounting
                                                     Officer

------------

* For additional information with respect to Messrs. Godfrey and Seiler, see "--Directors."

    Steven Purcell has served as Vice President, Finance, Chief Financial Officer and Treasurer of MWHS since November 1991. From February 1988 to October 1991, Mr. Purcell served as President of Misco, Inc., a direct marketer of computer supplies and accessories. From 1985 to February 1988, Mr. Purcell served as Vice President of Finance of Electrocomponents, Inc., a distributor of computer hardware. Misco and Electrocomponents, Inc. are wholly-owned subsidiaries of Electrocomponents PLC. Prior to 1985, Mr. Purcell was employed by Hubbel Incorporated. Mr. Purcell is a Certified Public Accountant.

    Bruce L. Lev joined MWHS on April 1, 1995 as Vice President, General Counsel and Secretary. Mr. Lev has served as Secretary of MWHS since October, 1992 and since inception the law firm of which he was Senior Partner, served as outside counsel to MWHS. A successor to that firm continues in this capacity and Mr. Lev is of counsel to said firm. Prior to joining MWHS, Mr. Lev was a lawyer in private practice in Connecticut since 1968.

    Deborah Cooper has served as Vice President of Mac Marketing since January 1994. From 1993 to 1994, Ms. Cooper served as Executive Director of Macintosh Marketing for MWHS and from 1990 to 1993 was the Director of Macintosh Marketing.

    Powell Crowley has served as Vice President, International Business Development since October 1, 1993. From April 1992 to October 1993, Mr. Crowley served as General Manager of European Operations. From 1980 to 1992, Mr. Crowley was employed by Inmac in various positions, including Director of Marketing and General Manager of Europe.

    George D'Amico has served as Vice President, Sales and TQM since March 1991 and served as Director of Corporate Sales of MWHS from March 1990 until March 1991. From March 1989 to March 1990, Mr. D'Amico was the General Manager of Micro America, a distributor of computer products, and from 1984 to 1989, he was employed by Eczel, a reseller of computer supplies, in various sales positions including Vice President East and Central Region. Prior to 1984, Mr. D'Amico was employed by Inmac.

    Stephen F. England has served as Vice President, Worldwide Advertising since September 1991 and served as Vice President Catalog-Operations from January 1991 until September 1991. From 1983 to 1990, Mr. England was Managing Director of Dennis Publishing.

    Martin Gordon has served as Vice President and Chief Information Officer of MWHS since July 1991. From 1976 to June 1991, Mr. Gordon was employed in various capacities at Margaretten & Co., a mortgage banking company, which at that time was a subsidiary of Primerica Corporation, most recently as Vice President of Systems. Mr. Gordon is a Certified Public Accountant.

    Merle McIntosh has served as Vice President of Purchasing since October 1994. From 1992 to 1994, Mr. McIntosh served as Director of Product Management for Entex Information Services, a computer reseller. From 1987 to 1992, Mr. McIntosh was employed as a Senior Purchasing Manager for Wang Laboratories, a computer manufacturer.

    Adam Shaffer has served as Vice President, Worldwide Marketing since December 1995 and Vice President-Marketing prior to his promotion since April 1993. From April 1992 to March 1993, he served as Director of the MacSHOPPER division of MWHS. From November 1989 to April 1992, Mr. Shaffer was the Software/Hardware Catalog and Product Manager of Global Computer Supplies Company, a national direct marketer of computer supplies and accessories. From 1984 to 1989, he was employed by Logicsoft, Inc., one of the first direct marketers of computer software and hardware, in various positions including Product Marketing Manager and Assistant to the President.

    Bruce Schellinkhout has served as Vice President of Distribution since January 1993. From August 1991 to December 1992, Mr. Schellinkhout served as Director of Distribution. From June 1989 to July 1991, Mr. Schellinkhout was employed by MWHS in various operational and managerial positions.

    Jeffrey Sheahan has served as Vice President and General Manager, European Operations since January 1995. From October 1993 to January 1995, Mr. Sheahan served as General Manager of European Operations and from May 1993 to October 1993, he was the Managing Director for the United Kingdom operations. From 1992 to 1993, Mr. Sheahan was Director of Corporate Sales. From 1989 to 1992, Mr. Sheahan served as General Manager Eastern Region for Inmac. Prior to 1989, Mr. Sheahan was employed by Eczel Corporation.

    Eric Furman has served as Corporate Controller since April 1990 and became Chief Accounting Officer of MWHS in September 1993. From April 1988 to April 1990, Mr. Furman was employed as a Senior Accountant by Laventhol & Horwath, a national public accounting firm. Mr. Furman is a Certified Public Accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MWHS

    The following table sets forth certain information concerning the beneficial ownership of MWHS Common Stock by each stockholder who is known by MWHS to own beneficially in excess of 5% of the outstanding MWHS Common Stock as of December 15, 1995.

                                                         AMOUNT AND
                                                         NATURE OF       PERCENTAGE BENEFICIALLY OWNED
                                                         BENEFICIAL    ---------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                     OWNERSHIP     BEFORE OFFERING    AFTER OFFERING
------------------------------------                     ----------    ---------------    --------------
Peter Godfrey.........................................   2,795,962           9.04%              8.25%
  Micro Warehouse, Inc.
  535 Connecticut Avenue
  Norwalk, CT 06854
Fidelity Management & Research Corporation(1).........   4,222,910          11.88%             10.84%
  82 Devonshire Street
  Boston, MA 02109
The Prudential Insurance Company of America(2)........   2,511,219           8.13%              7.42%
  751 Broad Street
  Newark, NJ 07102
Jennison Associates Capital Corporation(3)............   2,508,000           8.58%              7.83%
  466 Lexington Avenue
  New York, NY 10017
Massachusetts Financial Services Company(4)...........   1,566,600           8.43%              7.69%
  500 Boylston Street
  Boston, MA 02116

------------

(1) Information concerning beneficial ownership by Fidelity Management & Research Corporation ("FMR Corp.") is based on a report on Form 13G filed with the Securities and Exchange Commission as of February 13, 1995. This report indicates that Fidelity Management & Research Corporation has sole voting power with respect to 55,200 shares, has no shared power to vote or to direct the vote, and sole dispositive power with respect to 4,222,910 shares without shared dispositive power. FMR Corp. is an investment advisor acting as investment advisor to several investment companies and is the beneficial owner of 4,222,910 shares of MWHS Common Stock. Fidelity Magellan Fund, one of the referenced investment companies, holds 1,827,800 shares or 6.20% of the common stock outstanding. Fidelity Magellan Fund has its principal business office at 82 Devonshire Street, Boston, MA 02109.

(2) Information concerning beneficial ownership by Prudential Insurance Company of America is based on a report on Form 13G filed with the Securities and Exchange Commission as of February 7, 1995. This report indicates that Prudential Insurance Company of America has sole voting and dispositive power with respect to 67,400 shares, has shared voting power with respect to 2,447,119 shares and shared dispositive power with respect to 2,443,819 shares. Prudential Insurance Company of America is a mutual insurance company whose clients have the beneficial right to the receipt of dividends or the profits from the sales of such securities. Prudential Insurance Company of America has its principal business office at 751 Broad St., Newark, NJ 07102.

(3) Information concerning beneficial ownership by Jennison Associates Capital Corporation is based on a report on Form 13G filed with the Securities and Exchange Commission on March 8, 1995. This report indicates that Jennison Associates Capital Corporation has sole voting power with respect to 63,000 shares, has shared voting power with respect to 1,997,300 shares and shared dispositive power with respect to 2,508,000 shares. Jennison Associates Capital Corporation is an

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) investment advisor whose clients have the right to receive or the power to direct the receipt of dividends or the profits from the sales of such securities. No one client owns more than 5% of MWHS Common Stock. Jennison Associates Capital Corporation has its principal business office at 466 Lexington Avenue, New York, NY 10017.

(4) Information concerning beneficial ownership by Massachusetts Financial Services Company ("MFS") is based on a report on Form 13G filed with the Securities and Exchange Commission as of February 6, 1995. This report indicates that MFS has sole voting power with respect to 1,498,750 shares, has no shared voting power and has sole dispositive power with respect to 1,566,600 shares without shared dispostive power. MFS is an investment advisor and acting as investment advisor to several investment companies and is the beneficial owner of 1,566,600 shares of MWHS Common Stock. MFS has its principal business office at 500 Boylston Street, Boston, MA 02116.

    The following table sets forth certain information concerning the beneficial ownership of MWHS Common Stock by the Chief Executive Officer and the four other most highly compensated executive officers of MWHS. All addresses are c/o Micro Warehouse, Inc., 535 Connecticut Avenue, Norwalk, CT 06854.

                                                                                     PERCENTAGE
                                                                 AMOUNT AND      BENEFICIALLY OWNED
                                                                   NATURE        ------------------
                                                                OF BENEFICIAL    BEFORE      AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNERSHIP (1)    CLOSING    CLOSING
------------------------------------                            -------------    -------    -------
Peter Godfrey................................................       2,795,962      9.04%      8.25%
Melvin Seiler................................................         266,329          *          *
Steven Purcell...............................................          35,449          *          *
Stephen England..............................................          27,900          *          *
Adam Shaffer.................................................          22,761          *          *
All Directors and Officers as a group (8)....................       5,252,726     16.98%     15.50%

------------

(1) Includes 20,729, 32,449, 27,500 and 20,961 shares of MWHS Common Stock which Melvin Seiler, Steven Purcell, Stephen England and Adam Shaffer, respectively, have the right to acquire within 60 days of December 15, 1995 through the exercise of stock options. Includes 206,701 shares of MWHS Common Stock which Directors and Officers as a group have the right to acquire within 60 days of December 15, 1995 through the exercise of stock options. Grants under the Annual Bonus Plan for fiscal year 1994 were distributed in January 1995 for executive officers and other employees and are included herewith.

 * Represents less than one percent

COMPENSATION OF MWHS EXECUTIVE OFFICERS

    The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers whose total annual salary and bonus for the Fiscal Year ended December 31, 1994 exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION
                                             ---------------------------------------    ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR   SALARY($)   BONUS($)     OTHER     COMPENSATION
---------------------------                  ----   ---------   --------   ---------   ------------
Peter Godfrey..............................  1994     415,000      --                    4,384,000(1)
Chairman, President and Chief                1993     400,000      --
Executive Officer                            1992     325,000     75,000
Melvin Seiler (2)..........................  1994     360,000    150,000                     8,273
Executive Vice President and                 1993     360,000      --                        8,384
Chief Operating Officer                      1992     250,000    110,000                   754,953(1)
Steven Purcell(3)..........................  1994     219,000    140,000                     2,318
Vice President--Finance,                     1993     176,923    100,000                     2,293
Chief Financial Officer and                  1992     150,000     29,100                    35,661
Treasurer
Stephen England(4).........................  1994     175,620     70,000      21,220(4)       2,310
Vice President--Worldwide                    1993     156,218     90,312                     1,411
Advertising                                  1992     137,000     48,000
Adam Shaffer(5)............................  1994     150,000     70,000                     2,310
Vice President--Marketing                    1993     132,539     50,000                     1,969
                                             1992      60,577    140,165                       564

------------

(1) Includes S Corporation distribution payments by MWHS in 1992.

(2) Mr. Seiler received 200,000 shares of unregistered stock on January 1, 1992 valued at $675,000. Pursuant to an agreement, such shares were subject to restrictions on transfer until June 9, 1993. Includes payment by MWHS in Fiscal Years 1992, 1993 and 1994 of premiums of $7,253, $6,930 and $6,923 respectively, for term life insurance and $2,700, $1,454 and $1,350 in matching contributions under MWHS's 401(k) Savings Plan for Fiscal Years 1992, 1993 and 1994, respectively.

(3) Mr. Purcell received reimbursement of $34,536 for moving expenses in 1992 and $1,125, $2,293 and $2,318 in matching contributions under MWHS's 401(k) Savings Plan for Fiscal Years 1992, 1993 and 1994, respectively.

(4) Stephen England received $1,411 and $2,310 in matching contributions under MWHS's 401(k) Savings Plan for Fiscal Years 1993 and 1994, respectively. Mr. England exercised his right to acquire and sell 1,000 vested option shares on October 24, 1994.

(5) Mr. Shaffer received $564, $1,969 and $2,310 in matching contributions under MWHS's 401(k) Savings Plan for Fiscal Years 1992, 1993 and 1994, respectively.

EMPLOYMENT AND CONSULTING AGREEMENTS

    Peter Godfrey. Under an employment agreement dated July 1, 1992, Peter Godfrey received a salary of $400,000 per year. The agreement provided that if Mr. Godfrey's responsibilities were materially altered or diminished following a change of control of MWHS, he had the right to receive a lump sum payment of all amounts due under the agreement through the remainder of the term. Commencing January 1, 1995, Mr. Godfrey entered into a five-year employment agreement. Under the agreement, Mr. Godfrey receives a base salary of $500,000 per year and, in addition, may receive annual incentive compensation pursuant to the Incentive Compensation Plan not to exceed 200% of his base salary, if MWHS attains certain performance goals. In addition, Mr. Godfrey receives options to purchase between 40,000 and 50,000 shares of MWHS Common Stock, the exact number of which is to be determined annually by the Compensation and Stock Option Committee.

    Melvin Seiler. Under an employment agreement from January 1, 1992 until January 1, 1993, Melvin Seiler received for 1992 a base salary of $250,000 plus an amount equal to the greater of 1.5% of the net pre-tax profits of MWHS, or $110,000. From January 1, 1993 until December 31, 1994, Mr. Seiler received an annual salary of $360,000 and for Fiscal Year 1994 bonus compensation of $150,000, but as of January 1, 1993 no longer received any portion of MWHS's net pre-tax profits. In connection with the termination of the incentive portion of his agreement, MWHS issued to Mr. Seiler 400,000 shares of MWHS Common Stock. Commencing January 1, 1995, Mr. Seiler entered into a four-year employment agreement. Under the agreement, Mr. Seiler receives a base salary of $360,000 per year and may receive annual incentive compensation pursuant to the Annual Incentive Compensation Plan not to exceed 200% of his base salary, if MWHS attains certain performance goals. In addition, Mr. Seiler receives options to purchase between 25,000 and 35,000 shares of MWHS Common Stock, the exact number of which is to be determined annually by the Compensation and Stock Option Committee.

    Steven Purcell. Under an employment agreement dated October 1, 1994, Steven Purcell received a base salary of $219,000 and for Fiscal Year 1994 bonus compensation of $140,000, based upon his performance and the performance of MWHS. Commencing January 1, 1995, Mr. Purcell entered into a three-year employment agreement. Under the agreement, Mr. Purcell receives a base salary of $275,000 per year and, in addition, may receive annual incentive compensation pursuant to the Annual Incentive Compensation Plan not to exceed 200% of his base salary, if MWHS attains certain performance goals. In addition, Mr. Purcell receives options to purchase between 15,000 and 25,000 shares of MWHS Common Stock, the exact number of which is to be determined annually by the Compensation and Stock Option Committee.

    Stephen F. England. Under an employment agreement dated January 1, 1992, Stephen F. England received a base salary of $175,260 and for Fiscal Year 1994 bonus compensation of $70,000 based on achieving certain performance goals with a minimum guaranteed bonus of $15,000. This agreement terminates upon six months prior written notice by either Mr. England or MWHS.

    Felix Dennis. Under a consulting agreement effective January 1, 1989, Felix Dennis was entitled to receive $100,000 plus special incentive compensation equal to one-third of the net pre-tax profits of MWHS per year for providing certain consulting services to MWHS. The consulting agreement was amended and now provides that Mr. Dennis receives $100,000 per year for consulting services to MWHS and no longer receives any portion of MWHS's net pre-tax profits. The consulting agreement terminates on December 31, 1996. In connection with the amendment to the consulting agreement, Mr. Godfrey and Robert G. Bartner, a stockholder and former Chairman of the Board of Directors of MWHS, agreed to transfer to Mr. Dennis an aggregate of 2,340,000 shares of MWHS Common Stock of MWHS held by them. Mr. Dennis received $798,000, $2,229,000 and $100,000 for consulting services rendered in 1990 and 1991 and 1992, respectively.

    Adam Shaffer. Under an amendment to an employment agreement effective April 26, 1993, Adam Shaffer received a base salary of $150,000 per year and for Fiscal Year 1994 bonus compensation of $70,000 based upon the performance of MWHS. The agreement terminates on December 31, 1995.

    Powell Crowley. Under an employment agreement dated October 1, 1993, Powell Crowley received a base salary of $134,000 and for Fiscal Year 1994 bonus compensation of $24,000 based on performance in the discretion of MWHS not to exceed twenty percent of base salary as the same may be adjusted from time to time. This agreement may be terminated by MWHS within 30 days prior written notice and may be terminated by Mr. Crowley upon 90 days prior written notice.

1992 AND 1994 STOCK OPTION PLANS

    The Board of Directors and stockholders of MWHS approved the 1992 Stock Option Plan and the 1994 Stock Option Plan (the "Plans") of MWHS, which provide for the grant of stock options to officers, directors and key employees of, and consultants to, MWHS and its subsidiaries. Under the Plans, MWHS may grant options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or options not intended to qualify as Incentive Stock Options. ("Nonstatutory Stock Options"). Incentive Stock Options may not be granted to consultants to MWHS who are not also employees of MWHS. A total of up to 1,500,000 shares of MWHS Common Stock may be issued upon the exercise of options granted under the Plans.

    The Plans may be administered by the Board of Directors or the Compensation and Stock Option Committee. Subject to the provisions of the Plans, the Board has the authority to select the employees or consultants to whom options are granted and determine the terms of each option, including (i) the number of shares of MWHS Common Stock covered by the option, (ii) when the option becomes exercisable, (iii) the option exercise price, which must be at least 100%, with respect to Incentive Stock Options, and at least 85%, with respect to Nonstatutory Stock Options, of the fair market value of the MWHS Common Stock as of the date of grant, and (iv) the duration of the option (which may not exceed ten years). All options are nontransferable other than by will or the laws of descent and distribution.

    Additionally, Mr. Dennis has agreed with MWHS that he will not receive options under the Plans. Mr. Godfrey will only receive options as granted by the Board pursuant to his employment agreement.

SECTION 401(K) SAVINGS PLAN

    Effective July 1, 1992, the Board of Directors adopted the Micro Warehouse, Inc. 401(k) Savings Plan, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. All full-time employees of MWHS over the age of 21 with at least 6 months of employment are eligible to participate in the Plan. Each eligible employee may elect to contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her salary, limited to $9,240 in 1995. MWHS will make matching contributions of 25% of the first 6% of contributions made by employees and may make discretionary profit sharing contributions to the 401(k) Plan. As of December 31, 1994, MWHS has not made any discretionary profit sharing contributions to the 401(k) Plan.

OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table shows the individual grant of non-qualified stock options to the Chief Executive Officer and the other four most highly compensated executive officers of MWHS for fiscal year 1994.

                                                                                           POTENTIAL REALIZED
                                                                                            VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF
                                                                                               STOCK PRICE
                                                     % OF TOTAL                            APPRECIATION FOR 10
                                                      OPTIONS       EXERCISE                 YR. OPTION TERM
                               GRANT     OPTIONS     GRANTED IN    PRICE PER               -------------------
    NAME                      DATE(2)   GRANTED(#)    FY 1994     SHARES($)(1)   EXPIR.     5%($)      10%($)
----------------------------  -------   ----------   ----------   ------------   -------   --------   --------
Adam Shaffer................  4/25/94     14,000        6.97%        $21.50      4/25/04   $189,297   $479,716

------------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on MWHS Common Stock over the full term of the options.

    The rates of appreciation are assumed rates established by the Securities and Exchange Commission and are not intended as a forecast of future appreciation. Options were granted to the above executive officer on April 25, 1994; therefore, a 5% annual appreciation results in a stock price appreciation of $13.52 per share and 10% results in a stock price appreciation of $34.27 per share. The actual gain, if any, realized by the recipient will depend upon the actual performance of MWHS Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
(2) Vests 25% per year over a four-year period as determined by the Compensation and Stock Option Committee. The stock options granted in fiscal year 1994 to the executive officer named above become fully vested on April 25, 1999.

(3) Messrs. Godfrey, Seiler, Purcell and England have not received any stock option grants during fiscal year 1994.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

    The following table lists the shares acquired on exercise of options by the Chief Executive Officer and the other four most highly compensated executive officers during fiscal year 1994 and certain information as to options unexercised at the end of fiscal year 1994.

                                                                                          VALUE OF UNEXERCISED IN-
                                                              NUMBER OF UNEXERCISED      THE-MONEY OPTIONS AT FISCAL
                                    SHARES                     OPTIONS AT FY END #              YEAR END #(1)
                                  ACQUIRED ON    VALUE     ---------------------------   ---------------------------
    NAME                          EXERCISE #    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
    ----                          -----------   --------   -----------   -------------   -----------   -------------
Peter Godfrey...................     --            --         --             --              --             --
Melvin Seiler...................     --            --          4,000         36,000       $  95,980     $   863,820
Steven Purcell..................     --            --         16,600         89,400       $ 414,317     $ 2,193,153
Stephen England.................     1,000      $ 21,220      12,300         74,700       $ 305,538     $ 1,828,426
Adam Shaffer....................     --            --         12,100         67,900       $ 301,939     $ 1,498,580

------------

(1) Values have been calculated based on the closing price of MWHS Common Stock reported on NASDAQ on December 31, 1994 at $35.00 per share.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDERS PARTICIPATION

    The Compensation and Stock Option Committee's Members from October 1993 until December 31, 1994 were Felix Dennis and Peter Godfrey. The members of the Committee as of January 1, 1995 are Frederick H. Fruitman and Joseph M. Walsh. Peter Godfrey, the Chairman, President and Chief Executive Officer, did not participate in any decisions related to his compensation. Mr. Godfrey was compensated pursuant to his employment agreement with MWHS which was entered into prior to his joining the Compensation and Stock Option Committee. Commencing January 1, 1995, Mr. Godfrey's employment agreement was terminated and he entered into a new five-year agreement with MWHS. He did not participate as a member of the Committee in any decisions related to his new employment agreement.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF MWHS

AGREEMENTS

    In 1994 and 1995, MWHS paid Loeb Partners Corporation aggregate advisory fees of $150,000 in connection with MWHS's follow-on public offerings. Frederick
H. Fruitman, a Managing Director of Loeb Partners Corporation, presently serves as a Director of MWHS.

    Under a consulting agreement effective January 1, 1989, Felix Dennis was entitled to receive $100,000 plus special incentive compensation equal to one-third of the net pre-tax profits of MWHS per year for providing certain consulting services to MWHS. The consulting agreement was amended as of January 1, 1992 and now provides that Mr. Dennis receives $100,000 per year for consulting services to MWHS and no longer receives any portion of MWHS's net pre-tax profits. The consulting agreement terminates on December 31, 1996. In connection with the amendment to the consulting agreement, Messrs. Godfrey and Bartner, agreed to transfer to Mr. Dennis an aggregate of 2,340,000 shares of MWHS Common Stock held by them. Mr. Dennis received $798,000, $2,229,000 and $100,000 for consulting services rendered in 1990, 1991, and 1992, respectively.

    Pursuant to his consulting agreement, Felix Dennis renders advice to MWHS from time to time with respect to catalog publishing, the direct mail business and the computer industry in general. MWHS utilizes Mr. Dennis' expertise in magazine design and long-term experience in the computer industry in providing strategic recommendations to management and the Board of Directors. Mr. Dennis' annual consulting fee was negotiated on an arm's length basis.

LEASES

    MWHS leases 12,000 square feet of executive office space in South Norwalk, Connecticut from Mr. Godfrey, President and Chief Executive Officer of MWHS, and 13,500 square feet of office space in South Norwalk from an entity controlled by Mr. Godfrey and Mr. Bartner. MWHS paid a total of $312,000 in 1994 to such affiliated parties for rent. These leases expire on December 31, 1997.

S CORPORATION DISTRIBUTIONS AND RELATED PARTY INDEBTEDNESS

    MWHS made S Corporation distribution payments of $2,117,000 and $4,384,000 to Mr. Bartner, a co-founder of MWHS, and $2,117,000 and $4,384,000 to Mr. Godfrey for 1991 and 1992, respectively. The distribution payments represented previously taxable income and contributed capital of MWHS for such periods, including amounts necessary for them to pay federal and state income taxes on MWHS's income. No distribution payments were made to them for 1989 or 1990. MWHS became a C corporation on June 30, 1992.

    The 1991 S Corporation distribution payments to Messrs. Bartner and Godfrey, net of amounts necessary for them to pay federal and state income taxes on MWHS's income in 1991, were returned by them to MWHS for working capital as loans or as capital contributions which were subsequently converted to loans. MWHS repaid all such indebtedness, totaling $12,300,000, with a portion of the net proceeds from its initial public offering in December 1992.

    MWHS made S Corporation distributions to Melvin Seiler in the amount of $100,000 in 1992. Such amount was loaned to MWHS and was repaid in full with a portion of the net proceeds of its initial public offering.

MICRO WAREHOUSE INTERNATIONAL, INC.

    Prior to June 30, 1992, MWHS elected to be treated for federal income tax reporting purposes as an S Corporation under Subchapter S of the Code. During that time, regulations under the Code prohibited MWHS from establishing subsidiary corporations. On June 2, 1992, Micro Warehouse

International, Inc. ("MWI") was organized in Delaware for the purpose of owning all of the outstanding capital stock of the foreign corporations which were established to conduct the business of MWHS in the United Kingdom, France and Germany. Prior to termination of MWHS's S Corporation status, all of the outstanding stock of MWI was held by Messrs. Godfrey and Bartner. On June 30, 1992, Messrs. Godfrey and Bartner contributed their ownership interests in MWI to MWHS for no consideration. In addition, at the time of organization of MWI, Messrs. Godfrey and Bartner, the stockholders of the United Kingdom entity transferred their ownership interests to MWI.

MACUSER MAGAZINE-UNITED KINGDOM

    MacUser, PC Pro, The Mac and Computer Shopper Magazines are owned and published in the United Kingdom by Dennis Publishing, Ltd., of which Felix Dennis is a controlling stockholder, and Chairman. MWHS may from time to time purchase advertising space in and subscriber lists from these magazines for purposes of marketing its products in the United Kingdom.

FUTURE POLICY

    MWHS believes that the transactions described above were at rents, prices and terms which were no less favorable to MWHS than would have been available in similar transactions with unrelated parties. MWHS has adopted a policy that future transactions with affiliated entities or persons will be on terms no less favorable than could be obtained from unrelated parties and all future transactions between MWHS and its officers, directors, principal stockholders and affiliates will be approved by a majority of MWHS's independent directors.

                       DESCRIPTION OF MWHS CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    MWHS's certificate of incorporation provides that the authorized capital stock of MWHS consists of 50,000,000 shares of MWHS Common Stock, of which 30,929,058 were issued and outstanding as of November 30, 1995 and 100,000 shares of preferred stock, $0.01 par value per share ("MWHS Preferred Stock"), none of which were issued and outstanding as of November 30, 1995.

COMMON STOCK

    Each holder of MWHS Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of MWHS Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to any preferences which may be granted to the holders of MWHS Preferred Stock, each holder of MWHS Common Stock is entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, as well as any distributions to the stockholders upon liquidation, dissolution or winding up of MWHS. Each holder of MWHS Common Stock is entitled to share ratably in all assets of MWHS remaining after payment of all debts and other liabilities and subject to the prior rights of any outstanding MWHS Preferred Stock. Holders of MWHS Common Stock have no conversion, redemption, subscription or preemptive rights or other rights to subscribe for additional shares. The outstanding shares of MWHS Common Stock are, and the shares to be received in this offering will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of MWHS Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of MWHS Preferred Stock which MWHS may designate and issue in the future.

PREFERRED STOCK

    The Board of Directors, without stockholder approval, may issue shares of MWHS Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking funds provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences and conversion rights. The issuance of the MWHS Preferred Stock could decrease the amount of earnings and MWHS assets available for distribution to holders of MWHS Common Stock or adversely affect the rights and powers, including voting rights, of the holders of MWHS Common Stock. Further, the issuance of the MWHS Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of MWHS without further action by the stockholders.

CERTAIN CORPORATE GOVERNANCE MATTERS

    MWHS's certificate of incorporation and by laws provide, in general, that
(a) subject to certain restrictions, vacancies on the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced, (b) the Board of Directors has the authority to fix the compensation of directors, and (c) the Board of Directors has the authority to adopt, amend or repeal the by laws. Furthermore, MWHS is subject to Section 203 of the DGCL. See "The Merger--The Merger Agreement--Miscellaneous-- Delaware Law".

    The foregoing provisions of MWHS's certificate of incorporation and its by laws may discourage or make more difficult the acquisition of control of MWHS by means of a tender offer, open market purchase, proxy contest, or otherwise. These provisions are intended to discourage or may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of MWHS first to negotiate with MWHS. MWHS's management believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly held companies, provide benefits by enhancing MWHS's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure MWHS that outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

                               BUSINESS OF INMAC

GENERAL

    Inmac, founded in 1975, is a leading international direct-response marketer of multi-vendor products for the computer desktop and networking industries. Inmac pioneered the computer direct response marketing channel when it introduced the first computer supplies and accessories catalog. Inmac markets its products directly to personal computer, workstation, and minicomputer users in business, professional, educational and government organizations, mainly through targeted mailings of platform-specific and industry-specific full-color catalogs, but also through its direct sales force, and its telemarketing organization.

SIGNIFICANT BUSINESS DEVELOPMENTS DURING FISCAL YEAR 1995

    Net income increased $2.7 million or 150% on revenue growth of $13.1 million or 4% over the prior fiscal year. The U.S. operations improved significantly in the last fiscal year, as reflected in the increase in net income over the prior fiscal year. Worldwide revenues, although impacted by the downsizing of the U.S. operations, have continued to improve every year since inception.

    On June 29, 1995, Inmac received $20 million in a private placement of term debt with the Prudential Insurance Company. The proceeds were used to refinance existing debt and for working capital needs. Following the private placement, Inmac established a $30 million syndicated multi-currency revolving credit facility led by ABN-AMRO Bank N.V. The term debt and revolving credit facility will provide Inmac with the flexibility to pursue strategic expansion opportunities.

    In November 1994, Inmac appointed Jeffrey A. Heimbuck to the position of President and Chief Executive Officer, succeeding Kenneth A. Eldred, who remains Chairman of the Board. Mr. Heimbuck was formerly President and Chief Operating Officer of Inmac.

    In July 1995, Inmac appointed Raymond E. Nystrom Vice President of Finance and Chief Financial Officer. Mr. Nystrom, who will continue as Vice President, General Manager of North America, formerly held various senior level finance and accounting positions with Inmac.

PERSONAL COMPUTER PRODUCTS MARKET AND COMPUTER AFTERMARKET OVERVIEW

    The personal computer products market and the computer aftermarket are highly fragmented and consist of many channels of distribution. Inmac participates mainly in the direct-response segment of this market. Direct response is a method of distribution that relies on the mass mailing of catalogs, periodical advertising and other mailers or communications directly to targeted prospective customers. In addition to direct response, other distribution channels include local office products suppliers, local and national retail computer stores that carry computer supplies, and computer superstores. Distribution channels also include manufacturers of computer systems and aftermarket products, and computer supply and office product distributors. For a discussion of the competition that Inmac faces in the marketplace, see "--Competition."

    The decentralization of computers throughout factory, business, engineering and office environments has made it increasingly difficult and expensive for many suppliers to use traditional direct sales methods to locate users, initiate sales contacts and effectively provide service to customers. Quantities ordered tend to be smaller, reflecting individual requirements rather than the volume needs traditionally associated with centralized data processing departments. In addition, the growing number of non-technical users has increased the need for a knowledgeable source for quality products. Inmac addresses these needs through its direct-response marketing strategy and a commitment to customer service and support, including a qualified customer technical support staff.

MARKETING, SALES AND CUSTOMER SERVICE

    Inmac markets and sells directly to business, professional, educational and government end-users of personal computers and minicomputers. Inmac was among the first to adapt consumer direct response sales techniques to these business markets. Inmac's primary selling vehicle is an array of full-color catalogs, but Inmac supplements its catalogs with promotional direct mail pieces, direct sales personnel, customer service representatives, fax catalogs, and targeted telephone marketing. Additionally, Inmac's product specialists provide pre-sales and post-sales technical support.

    Inmac has developed a proprietary customer and prospect list of computer users, which Inmac believes represents a major resource to it. Inmac obtains selective lists of prospective customers from suppliers, manufacturers, and computer-related magazine publishers. Inmac intends to continue to develop focused catalog mailings based on analyses of buying patterns.

    As a part of Inmac's commitment to service and support, Inmac provides a 30-day satisfaction guarantee for almost all products except for opened software and consumables. In addition, substantially all products sold by Inmac are guaranteed against defects in materials and workmanship for at least one year. A number of products have longer warranties offered by manufacturers, and a few have lifetime guarantees. Inmac tracks returns at the SKU level to monitor product performance and customer satisfaction, and to reduce overall returns.

CUSTOMERS

    Inmac conducts full-service operations in seven countries including the United States, Canada, the United Kingdom, France, Germany, the Netherlands, and Sweden. Inmac offers local language catalogs in each of these markets. Inmac's products are sold to organizations in such diverse industries as aerospace, banking, communications, education, electronics, food, government, consumer products, and pharmaceuticals. No single customer has accounted for more than 1% of Inmac's sales in any of the past three fiscal years. Because of Inmac's prompt shipment policy, it has no significant order backlog.

DISTRIBUTION AND OPERATIONAL LOCATIONS

    Inmac's strategy is to provide "just-in-time" delivery to its customers. Inmac delivers approximately 95% of its orders to customers within two business days after orders are accepted for available products. Inmac's prompt delivery standards are the result of strategically placed distribution centers in the U.S., Canada, and Europe, including agreements with freight-logistics providers. Inmac maintains sales, service, and distribution operations in Dallas, Texas; Toronto, Canada; Manchester/Liverpool and Bracknell, United Kingdom; Frankfurt, Germany; Paris, France; Amsterdam, the Netherlands; and Smedjebacken, Sweden.

    Inmac's operations in fiscal year 1995 were located in the U.S., Canada, France, Germany, the Netherlands, Sweden, and the U.K. European sales were 73% of consolidated sales in fiscal year 1995, 68% in fiscal year 1994, and 69% in fiscal year 1993.

    Material risks attendant to the foreign operations include foreign currency exposure, postal strikes, transportation and tariff restrictions, product sourcing, and regulatory approval issues. The investment in foreign countries includes the risks of impacting operating results because of mailing list development costs, and the potentially increased effective income tax rate caused by unutilized foreign operating losses and higher marginal tax rates in certain foreign tax jurisdictions.

PRODUCTS

    Inmac believes that its ability to offer a broad, innovative product line has been an important factor in its success. Inmac's marketing staff continuously evaluates new products and selects products for catalogs based on customer demand, quality, features, price, margins, and sales trends. Inmac also develops or improves products to address end-user requests. Inmac currently sells over 6,000 catalog items. Inmac offers products customized for personal computers, workstations and minicomputers, from a large number of manufacturers, including 3Com, 3M, Novell, Canon, IBM, Hewlett-Packard, Digital Equipment, Sony, American Power Conversion and others. Inmac offers items in three broad product groups:

  NETWORKING AND SYSTEMS

    Interconnect. Inmac offers a broad range of products to facilitate the transfer of data within and between computer systems. These products include cable products, connectors, and switching systems. In addition to standard cable products, Inmac provides a custom cable service which allows end-users to order cables tailored to their individual requirements. These cables are generally produced within two to three days.

    Net Connect/Unix. Inmac sells a broad range of connectivity and networking product solutions including Unix workstation support products, servers, bridges, B/Routers, networking software, test equipment, peripheral sharing devices, modems and extenders, and power protection devices.

    Datacom/Power. Inmac offers data line drivers and data communications products including modems and buffering systems that facilitate data exchange and carry digital signals from point to point. Inmac also offers power conditioning systems to protect systems from power surges and losses.

  DESKTOP HARDWARE AND SOFTWARE

    Personal Computers. Inmac sells a complete line of PC's including desktops and notebooks from such industry leaders as Compaq, IBM, NEC, Packard Bell, and Toshiba.

    Peripherals. This group includes monitors, printers, CD-ROM drives, disk drives, memory, accelerators, keyboards and other items. Monitors are available from NEC, Sony, Philips and Magnavox. Printers offered include Hewlett-Packard Laserjets and Deskjets, Canon Bubble-Jets and lasers, IBM by Lexmark lasers, plus Epson, Brother, Okidata, and Panasonic printers. Inmac also offers rewritable optical disks, CD-ROM's, and other storage devices.

    Software. Inmac offers a broad selection of major software titles from vendors including Microsoft, Lotus Development, Corel, Symantec, and Adobe. The offering includes software for graphics and design, desktop publishing, multi-media, business applications, programming tools, and utilities.

  CONSUMABLE AND COMPLEMENTARY PRODUCTS

    Accessories. Inmac provides tabletop space management products, data entry devices, cleaning aids, glare control products and other products designed to enhance the use of computer systems.

    Furniture. Inmac offers mobile and stationary workstations and peripheral space management products, security cabinets, storage for computer media and printouts, and tabletop and freestanding sound control enclosures for printers and plotters. These products are designed to the ergonomic and functional needs of computer users.

    Data Storage Media. Inmac sells a broad line of Inmac-branded flexible and rigid media, data cartridges and reel-to-reel tape products for data storage. Inmac also offers the most frequently requested national brand media products ranging from flexible media to recordable CDs, to accommodate customers with strong brand loyalties.

    Supplies. Inmac provides a wide range of supplies for laser, ink jet, and impact printers and plotters. Inmac markets these products under its Good Impressions and Black Pearl labels, as well as popular name brands including Hewlett-Packard.

MANUFACTURING AND SUPPLIERS

    Inmac manufactures and assembles certain of its products in order to expedite product introduction, ensure a steady supply of quality products, and reduce cost of goods sold. Inmac manufactures and assembles cable and data communications products in East Kilbride, Scotland, an ISO 9000 certified facility. In addition, some cable assembly is performed at its facility in Sunnyvale, California. The various countries into which Inmac sells in volume have established specifications and regulations for data communication products. Inmac tests its data communications products to assure they meet or exceed the applicable Federal Communications Commission Class A and Class B emissions regulations, and also designs and tests to international specifications as required. Approximately 5% of Inmac's sales are attributable to products manufactured by Inmac.

    Independent manufacturers produce and package substantially all of the catalog items other than data communications products. At the end of fiscal year 1995, Inmac had over 800 suppliers worldwide. Inmac believes its relationships with its suppliers are good.

COMPETITION

    The computer products market and the computer aftermarket in which Inmac participates are highly competitive. The major competitive factors in Inmac's market include the quality and reliability of the products, overall company image, service, speed of delivery, product performance, quality and price. Inmac faces competition from other direct-response marketers, as well as from competitors in other channels of distribution. These competitors include office products suppliers, local and national retail computer stores, manufacturers of computers and aftermarket products, computer supply and office products distributors, and computer superstores. Certain hardware and software vendors also sell their products directly through their own catalogs.

    While many companies compete aggressively for part of the marketplace, no single company is dominant. Certain of Inmac's competitors, particularly computer manufacturers and competitors in the other channels of distribution, have substantially greater financial and technical resources and greater sales volume than Inmac. Inmac faces significant price competition across all product lines and markets. Price competition on widely distributed products can be particularly intense. Pricing is becoming an increasingly important factor on a country by country basis. Inmac is unable to predict the impact of increased competition, but it is possible that such competition could adversely affect sales, gross profit, and net income.

EMPLOYEES

    As of October 28, 1995, Inmac employed approximately 940 persons (275 in North America and 665 in Europe), down almost 28% from approximately 1,300 employees in February 1993, when Inmac initiated its restructuring. None of these employees are represented by a union and Inmac has never experienced a work stoppage. Inmac considers its employee relations to be good.

PROPERTIES

    Inmac currently leases executive offices in Santa Clara, California, in a 46,625 square foot building under a lease that expires in April 1999. Inmac leases a 26,000 square foot facility in East Kilbride, Scotland, for use in manufacturing data communications products. This lease expires in March 1997. In North America, Inmac leases three facilities in addition to its executive offices. These facilities have a total of 122,532 square feet under leases which expire between September and November 1998. In Europe, Inmac has executive offices in Bracknell, England totaling 21,330 square feet under leases which expire in 2011. In Europe, Inmac also leases nine facilities with a total of 282,649 square feet under leases which expire between April 1996 and October 2015. Inmac believes that current properties are suitable for its business as presently conducted. Certain of the facilities in the U.S. and Europe which are noted above are not fully occupied by Inmac and have been subleased. A reserve for the estimated costs associated with some of these sublease activities was provided for as part of the fiscal year 1993 business restructuring.

LEGAL PROCEEDINGS

    Inmac is not a party to any legal proceedings which it believes are material to its financial results.

                 INMAC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION FOR THE QUARTER ENDED OCTOBER 28, 1995

    Cash and cash equivalent balances decreased by $10.6 million since July 29, 1995 reflecting the reduction in short term bank borrowings of $11.3 million. Operating activities in the first quarter of fiscal year 1996 provided $0.8 million in cash and $0.1 million was used in investing activities. In addition, exchange rates had a $0.3 million unfavorable effect on cash balances.

    Receivables, net of allowances, increased by $6.2 million since July 29, 1995 and were $2.1 million higher than the same quarter-end last year. This increase was due to greater sales volume to date in fiscal year 1996, particularly at quarter-end. Accounts receivable days of sales outstanding at October 28, 1995 were higher than at July 29, 1995, due to the fiscal year 1996 first quarter sales increase and lower than the first quarter of fiscal year 1995.

    Inventories increased by $0.4 million since fiscal year-end. Inventories were $0.7 million lower than at the first quarter-end last year, reflecting improved inventory turns due to the continued focus on inventory management.

    Prepaid expenses and other current assets increased by $0.5 million since fiscal year-end but were down $2.7 million compared to the first quarter-end last year. The change from the first quarter of last fiscal year resulted from a reduction of income taxes receivable and a more refined process for billing and collection of catalog vendor funding.

    Property, plant and equipment, net decreased from fiscal 1995 year-end by $0.6 million as depreciation recorded on existing fixed assets exceeded new fixed asset investment activity.

    Accounts payable increased by $4.9 million and accrued liabilities by $2.9 million since July 29, 1995 (total increase of $7.8 million), however on a combined basis they decreased from the first quarter-end last year by $0.7 million. The increase since fiscal 1995 year-end resulted from normal inventory purchases to support sales growth and utilization of vendor trade payables to fund related operating purchases.

    Bank debt and other liabilities at the end of the quarter decreased $11.3 million and $23.5 million from July 29, 1995, and October 29, 1994, respectively. The decrease since year-end reflected the utilization of cash received in the private placement of debt consummated late in the fourth quarter of fiscal year 1995. The decrease since the first quarter of fiscal year 1995 represented the substitution of long-term financing for short-term financing as reflected by the $19.5 million increase in long-term debt and other liabilities.

    Assets and liabilities of foreign subsidiaries are translated at the rates of exchange at balance sheet dates. Gains and losses resulting from translation are accumulated as a separate component of stockholders' equity. As of fiscal 1995 year-end, the translation adjustment had resulted in a cumulative decrease in net equity of $0.6 million. A general strengthening of the U.S. dollar relative to the European currencies since year-end resulted in an cumulative decrease in net equity of $1.5 million as of October 28, 1995.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED OCTOBER 28, 1995

    Sales for the quarter increased by $6.5 million or 7.8% to $90.4 million compared to $83.9 million for the first quarter last year. On a comparable currency basis, first quarter sales were up 4.3%, as North American sales increased by 5.6% reflecting the increased catalog mailings in the U.S. European sales were up 8.7%. Currency translation favorably affected the quarter's reported sales by 3.5%.

    Sales for the Desktop Hardware/Software Division increased by 26.6% over the same quarter last year. This increase was led by the strong performance of the U.S. Desktop Hardware/Software Division with sales up 41.3%. Sales for the Networking Products Division increased 6.7%. Sales from the Consumable and Complementary Products Division decreased 5.1%.

    Gross margin for the quarter declined to 32.6% from 34.1% in the same quarter a year ago. This margin reduction was primarily due to the promotional pricing strategy and shift in mix of business with faster growing but lower margin desktop hardware and software products becoming a higher percentage of total sales. The gross margin percentage, however, reflected a better mix of higher margin products this quarter than in the third and fourth quarters of fiscal year 1995, which were 32.3% and 31.8%, respectively. The decrease from first quarter last year also reflected the increasingly competitive nature of Inmac's business in each of its markets. Inmac expects these factors to result in a decline in gross profit margins over time.

    The decline in gross profit margins were offset by a continued reduction in selling, general and administrative expenses as a percentage of net sales. Selling, general and administrative expenses increased $1.0 million compared to the first quarter last year, but declined to 29.9% of sales for the first quarter of fiscal year 1996 compared to 31.1% for the first quarter last year. This reduction of selling, general and administrative expenses as a percentage of sales reflected the continuing efforts of Inmac to reduce and minimize overhead expenses.

    Net interest expense was $0.5 million for the first quarter compared to $0.4 million for the same quarter last year. The higher interest expense reflected the higher interest rate and related deferred finance cost amortization on term debt obtained in a private placement in the fourth quarter of fiscal year 1995.

    Income tax expense was $0.9 million for the first quarter compared to $1.1 million for the first quarter last year. The reduction in income taxes reflected the stronger profitability of the U.S. and Canadian operations. Both the U.S. and Canadian operations have net operating loss carryovers that have not been tax effected for financial reporting purposes. Accordingly, profits in these counties should result in a lower effective tax rate for Inmac.

LIQUIDITY AND CAPITAL RESOURCES AS OF OCTOBER 28, 1995

    As of October 28, 1995, Inmac had $35.0 million in unused lines of credit and $10.5 million in cash and cash equivalents. Inmac believes that its existing cash balances, cash generated from future operations, borrowings under existing lines of credit, and its ability to obtain additional credit will be sufficient to meet its working capital needs through the end of fiscal year 1996.

FUTURE RESULTS

    Inmac's new catalogs, new products, and ongoing low price strategy have generated increased sales for Inmac; however, Inmac expects downward pressure on prices to continue to gradually erode gross margin percentages over time. Inmac expects sales to continue to grow faster on lower margin desktop hardware and software products than in its other product categories. The restructuring efforts have resulted in more cost efficient operations, and Inmac will continue to seek ways to reduce costs to improve its operating performance and return on assets.

    The second quarter has historically been a seasonally weak quarter for Inmac and for the industry in general. These factors resulted in losses for Inmac in fiscal years 1992 and 1993, however, Inmac was profitable in the second quarter of fiscal years 1994 and 1995. The current strikes and other labor unrest in France may adversely impact Inmac's operating results in the second quarter of fiscal year 1996.

Inmac expects downward pressure on prices and faster growth in the lower margin Desktop Hardware/Software Division to continue to erode overall gross margin percentages. Although past restructuring efforts have resulted in more cost efficient operations, Inmac will continue to seek ways to reduce costs and to improve operating performance and return on assets.

    Inmac's operating results for the rest of fiscal year 1996 will also be affected by worldwide economic conditions including the economic conditions in its markets. In addition, operating results will be affected by fluctuations in exchange rates among the countries in which Inmac operates. International sales account for over 70% of Inmac's sales. Accordingly, since currency fluctuations are unpredictable, and even though Inmac seeks to protect itself from excessive fluctuations, operating results may be affected from quarter to quarter. Other factors which impact sales and operating results from quarter to quarter include ongoing competitive pressures, sales seasonality, the timing of catalog mailings, and the effectiveness of Inmac's promotional pricing strategy. Operating results in fiscal year 1996 may not be comparable to the same quarters in fiscal year 1995.

ANNUAL RESULTS OF OPERATIONS

    Sales. Inmac has recorded sales increases each year since its inception in 1975. Fiscal year 1995's record sales totaled $362.5 million, an increase of $13.1 million or 3.7% over fiscal year 1994 sales of $349.4 million. Sales for fiscal year 1994 were 2.2% higher than fiscal year 1993.

    The increase in revenues in fiscal year 1995 resulted from favorable currency exchange rates and the strong sales performance of the Desktop Hardware/Software Division with sales up 19% unadjusted for currency or 10% on a currency adjusted basis. Due primarily to the U.S. downsizing, fiscal year 1995 worldwide sales on a comparable currency basis decreased by $11.9 million or 3% compared to fiscal year 1994. As a result of a slowing of the Canadian economy and the strategic downsizing of Inmac's U.S. business, a program which had been undertaken to improve profitability, sales from North America for fiscal year 1995 decreased $14 million or 13%. Inmac continued to see a favorable customer response to its divisional catalogs and competitive pricing strategy.

    The fiscal year 1994 sales increase over fiscal year 1993 was attributable to strong customer response to the three newly designed catalogs focused around Inmac's product divisions and to a new lower pricing strategy. The increase in revenues in fiscal year 1994 especially resulted from the strong sales performance in the Desktop Hardware/Software Division with sales up 95% on a currency adjusted basis. This reflected the impact of Inmac's North America desktop products program which was introduced late in the first quarter and continued desktop product sales growth in Europe of 62% on a comparable currency basis.

    Fiscal year 1993 sales included revenues from the two-store operation, The Business Superstore ("TBS") in the United Kingdom, and Inmac's Japanese subsidiary. Inmac sold the retail stores and closed the Japanese subsidiary in April 1993. Sales for the 1994 fiscal year were negatively affected by 5% because of currency fluctuation, which had a negative effect on sales in fiscal year 1993 of 2%. In addition, sales in fiscal year 1994 (52 weeks) compared to fiscal year 1993 (53 weeks) were adversely impacted by 2% due to the effect of the 53rd week in 1993.

    Inmac's sales success in the direct response marketing of computer-related products is primarily attributable to its ability to meet customer demands for convenience, reliability and value when purchasing information technology. Inmac offers a very efficient source that can provide multi-national access to top quality brands at competitive prices.

    Cost of Sales. Cost of sales for fiscal year 1995 was $242.0 million, a 5.4% increase over the $229.6 million for fiscal year 1994. This increase followed 14.1% and 19.8% increases in fiscal year 1994 and fiscal year 1993, respectively. As a percent of net sales, the gross profit margin was 33.2% in fiscal year 1995 compared to 34.3% in fiscal year 1994 and 41.1% in fiscal year 1993. The decline in gross margin percentages over the last three years reflected competitive pressures on pricing, Inmac's lower pricing strategy and the rapid sales growth in the Desktop Hardware/Software Division which has lower margins. The competitive pressures on gross profit margin percentages were partially offset by Inmac's ongoing cost reduction programs which resulted in lower purchase costs for many products.

    Selling, General and Administrative Expenses. Selling, general, and administrative expenses decreased each year for the last three fiscal years, both as a percent of sales and in absolute dollars. These expenses were 30.2% of sales in 1995, compared to 32.6% in 1994, and 39.0% in 1993. These expenses totaled $109.5 million in fiscal year 1995, a decrease of 4.0% from fiscal year 1994. This compares to the year-on-year decreases of 14.6% in fiscal year 1994 and 3.6% in fiscal year 1993.

    The reductions in selling, general and administrative expenses included savings in facility costs, savings from headcount reduction, and increased operational and catalog efficiencies. The fiscal year 1993 reduction included elimination of the selling, general and administrative expenses from TBS and Inmac's Japanese subsidiary which were sold and closed respectively in the third quarter of fiscal year 1993. Inmac continues to realize improved operating efficiencies from its restructuring program initiated in fiscal year 1993. In addition, the fiscal year 1995 reduction in selling, general and administrative expenses was partially offset by expenses incurred in the pursuit of debt and/or equity financing opportunities. Investment banker, attorney and accountant fees expensed in fiscal year 1995, for debt and/or equity financing opportunities, exceeded three quarters of a million dollars.

    Fiscal year 1994 expenses included a non-recurring credit of $0.9 million for reversal of remaining reserves related to the vacant facilities in the U.K. for which the leases were successfully terminated early. The landlord negotiated leases with new tenants with no ongoing obligation by Inmac. Fiscal year 1994 also included credits totaling $0.6 million for reduction of reserves related to the closed Italy operations and related to redundant leased computer equipment. The ongoing costs of these obligations will be less than originally estimated.

    Fiscal year 1993 expenses included a net non-recurring credit of $1.8 million resulting from a one-time gain due to the settlement of legal activities, offset by charges related to the consolidation of facilities in Germany and accruals for vacant facilities in the U.K.

    Provision For Business Restructuring. Inmac recorded restructuring charges of $14.9 million net after taxes in the second quarter of fiscal year 1993 to close unprofitable operations, to dispose of unproductive assets, and to strategically reorganize the business. Inmac's Japan operation was closed, and the retail operation in the U.K. was sold in the third quarter of fiscal year 1993. The organization was restructured, eliminating certain layers of management, to improve the pace of decision-making and to reduce expense.

    In fiscal year 1994, the remaining steps were completed as related to the restructuring actions announced in fiscal year 1993. These steps included further consolidation of the U.S. operations and moves of the French and Swedish operations to lower cost facilities. See Note 13 of Notes to Inmac's Consolidated Financial Statements for Years ended July 29, 1995, July 30, 1994 and July 31, 1993 for further explanation of the steps completed in fiscal year 1994.

    Interest Expense, Net. Interest expense, net, in fiscal year 1995, fiscal year 1994, and fiscal year 1993 was $1.4 million, $1.6 million, and $1.3 million or 0.4%, 0.5%, and 0.4% of sales, respectively. The lower net interest expense in fiscal year 1995 compared to fiscal year 1994 reflected lower average monthly bank borrowings.

    Inmac decreased its bank and long term debt net of cash to $10.3 million at July 29, 1995 from $26.7 million at July 30, 1994, as a result of increased profits and better asset management. The inventory balance at July 29, 1995 was $2.1 million lower than prior year-end, and annual inventory turns improved from
8.1 to 8.4 turns. This was accomplished through better inventory management, elimination of poorly performing SKUs, and drop-shipping to customers.

    Income Taxes. In August 1993, Inmac adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. Adoption of SFAS 109 did not have a significant effect on the determination of income tax expense for fiscal year 1994. Income tax expense for fiscal years 1995, 1994, and 1993 was $5.1 million, $2.3 million, and $3.2 million, respectively. Income tax expense in fiscal year 1995 varied from expected tax expense (pre-tax income
(loss) multiplied by the U.S. statutory rate) primarily due to unutilized U.S. losses, foreign tax rates in excess of the U.S. statutory rate, and a new French surtax applied retroactively to the beginning of the fiscal year.

    Loss carryforward provisions exist under the tax laws of all countries in which Inmac currently does business. As of July 29, 1995, Inmac had approximately $4.5 million in unutilized foreign operating loss carryovers and approximately $34 million in unutilized U.S. operating loss carryovers. The accumulated operating losses will be deductible in the future when and if Inmac and its subsidiaries that have incurred those losses become profitable. The timing and amount of tax benefit associated with these losses is dependent upon future operating results in particular countries and is difficult to predict. The consolidated income tax rate also depends upon the mix of international and domestic pretax income. Accordingly, Inmac's income tax rate for fiscal year 1996 cannot be accurately predicted. See Note 8 of Notes to Inmac's Consolidated Financial Statements for Years ended July 29, 1995, July 30, 1994 and July 31, 1993.

    Net Income (Loss). Inmac recorded net income of $4.5 million or $0.42 per share and $1.8 million or $0.17 per share for fiscal years 1995 and 1994, respectively, and a loss of $13.9 million or $1.47 per share in fiscal year 1993. The fiscal year 1993 loss reflected the net after-tax restructuring charge of $14.9 million or $1.57 per share. Considered without the effect of the restructuring charge, fiscal year 1993 would have reflected net income of $1.0 million. The lower gross profit percentage in fiscal year 1995 was more than offset by savings in selling, general and administrative expenses, and a lower effective income tax rate.

FINANCIAL CONDITION AS OF JULY 29, 1995

    Inmac's financial condition and liquidity improved substantially from fiscal year 1994. Bank and long term debt net of cash decreased by more than $16 million in fiscal year 1995 reflecting an increase in cash and cash equivalents to $21.2 million at July 29, 1995 compared to $3.0 million at July 30, 1994 and an increase in bank and long term debt to $31.5 million from $29.7 million at the prior year-end.

    Net receivables increased by $1.4 million in fiscal year 1995, while inventories decreased by $2.1 million. The related asset performance ratios remained strong, and average annual inventory turns increased to 8.4 in fiscal year 1995 from 8.1 in fiscal year 1994, reflecting improvements in inventory management, elimination of poorly performing SKUs, and drop-shipping. Average annual accounts receivable days of sales outstanding were 47.7 days in fiscal year 1995 compared to 46.5 days in fiscal year 1994.

    Prepaid expenses and other current assets decreased a total of $0.8 million in fiscal year 1995 resulting from a decrease in tax receivable balances.

    Property, plant and equipment, net of depreciation, decreased by $2.0 million in fiscal year 1995, due primarily to a $4.0 million reduction in fixed asset purchases as compared to fiscal year 1994.

    Accounts payable and accrued liabilities increased by $2.6 million in fiscal year 1995.

    Total stockholders' equity increased in fiscal year 1995 by $9.3 million to $42.8 million. This increase included $4.5 million of net income; $1.2 million from stock option exercises; $0.1 million from the tax effects arising from option exercises; and a favorable reduction in the balance sheet translation adjustment of $3.4 million. Cumulative translation adjustments are excluded from the measurement of income, but are recorded as a separate component of stockholders' equity and depend on the net asset or liability balance on the various foreign subsidiary balance sheets and the respective currencies as compared to the U.S. dollar at the fiscal period-end dates. The change in cumulative translation adjustments resulted in a $1.9 million increase in equity in fiscal year 1994 and a $7.9 million decrease in equity in fiscal year 1993.

    In fiscal year 1995, operating activities provided $18.1 million in cash. Fixed asset purchases (net of sales proceeds) used $2.4 million of cash. Short-term bank borrowings, net of repayments, coupled with the proceeds from the private placement, provided $1.7 million; repayment of capital lease obligations used $0.5 million; financing costs used $0.7 million and exercises of common stock options of Inmac provided $1.2 million.

    Capital spending totaled $2.7 million in fiscal year 1995, $6.7 million in fiscal year 1994, and $5.0 million in fiscal year 1993. Spending in fiscal year 1994 and fiscal year 1993 was mainly for more efficient distribution facilities and computer systems.

    Short-term bank borrowings decreased by $18.3 million, while long term bank debt increased to $20.1 million at fiscal 1995 year-end compared to fiscal 1994 year-end. Average bank debt during fiscal year 1995 decreased by $1.3 million from fiscal year 1994. During fiscal year 1995, fiscal year 1994, and fiscal year 1993, average bank borrowings under the bank lines were approximately $26.2 million, $27.5 million, and $25.1 million, respectively. As of July 29, 1995, $31.5 million in bank and long term borrowings were outstanding, and unused credit facilities amounted to $35 million. Inmac was in compliance with all covenants in its bank agreements as of July 29, 1995.

    Inmac believes that its existing cash balances, cash generated from future operations, borrowings under existing lines of credit and its ability to obtain additional credit will be sufficient to meet its working capital needs through the end of fiscal year 1996.

INFLATION FOR THE PERIOD ENDED JULY 29, 1995

    Although Inmac's operations are influenced by general economic trends, Inmac does not believe inflation has had a material impact on its results of operations for the past three fiscal years.

                             SECURITY OWNERSHIP OF
               CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF INMAC

    The following table sets forth certain information regarding the beneficial ownership of Inmac Common Stock on December 15, 1995, as to (a) each person known by Inmac to beneficially own five percent or more of the outstanding shares of Inmac Common Stock, (b) each of the directors of Inmac, (c) the Chief Executive Officer and the four other most highly compensated executive officers of Inmac, and (d) all directors and executive officers of Inmac as a group.

                                                                       BENEFICIAL OWNERSHIP OF
                                                                             COMMON STOCK
                                                                      --------------------------
               DIRECTORS, OFFICERS, AND FIVE PERCENT                  NUMBER OF     APPROXIMATE
                          STOCKHOLDERS(1)                              SHARES      PERCENT OWNED
               -------------------------------------                  ---------    -------------
Kenneth A. Eldred(2)...............................................   3,027,379         28.35%
2465 Augustine Drive
Santa Clara, CA 95050
John B. Mumford(3).................................................     557,716          5.25%
One First Street, Suite 2
Los Altos, CA 94022
Jeffrey A. Heimbuck(4).............................................     294,547          2.73%
John R. Emrick(5)..................................................     267,835          2.52%
Bennet R. Goldberg(6)..............................................     112,082          1.04%
Margo M. Hart(7)...................................................      50,624              *
Robert L. Katz(8)..................................................      31,625              *
William P. Doolittle(9)............................................      25,625              *
Raymond E. Nystrom(10).............................................      15,106              *
All executive officers and directors as a group (9 persons) (12)...   4,382,539         39.59%

------------

* Represents less than 1% of the outstanding shares of Inmac Common Stock.

(1) The persons named in the table, to Inmac's knowledge, have sole voting and investment power with respect to all shares of Inmac Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2) Includes 202,464 shares for which Mr. Eldred acts as trustee and as to which he disclaims beneficial ownership. Includes 58,750 shares issuable upon exercise of options exercisable within 60 days of December 15, 1995.

(3) Includes 391,341 shares for which Mr. Mumford acts as trustee and as to which he disclaims beneficial ownership. Includes 3,875 shares issuable upon exercise of options exercisable within 60 days of December 15, 1995.

(4) Includes 182,271 shares issuable upon exercise of options exercisable within 60 days of December 15, 1995.

(5) Includes 60,460 shares for which Mr. Emrick's spouse acts as custodian and as to which Mr. Emrick disclaims beneficial ownership. Includes 3,875 shares issuable upon exercise of options exercisable within 60 days of December 15, 1995.

(6) Includes 112,082 shares issuable upon exercise of options exercisable within 60 days of December 15, 1995.

(7) Includes 50,624 shares issuable upon exercise of options exercisable within 60 days of December 15, 1995.

(8) Includes 20,625 shares issuable upon exercise of options exercisable within 60 days of December 15, 1995.

(9) Includes 5,625 shares issuable upon exercise of options exercisable within 60 days of December 15, 1995.

(10) Includes 12,906 shares issuable upon exercise of options exercisable within 60 days of December 15, 1995.

(11) Includes 485,505 shares issuable upon exercise of options exercisable within 60 days of December 15, 1995.

                                 LEGAL MATTERS

    The validity of the MWHS Common Stock to be issued in the Merger will be passed upon for MWHS by Jones, Day, Reavis & Pogue, New York, New York. The federal income tax consequences in connection with the Merger will be passed upon by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of MWHS and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Inmac and subsidiaries as of July 29, 1995 and July 30, 1994, and for each of the years in the three-year period ended July 29, 1995 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                          FUTURE STOCKHOLDER PROPOSALS

    MWHS stockholders who desire to submit proposals for inclusion in the Proxy Statement of the Board of Directors to be utilized in connection with the MWHS 1996 Annual Meeting of Stockholders must submit such proposals to the Secretary of MWHS no later than February 1, 1996. In the event the Merger is not consummated, the only Inmac stockholder proposals eligible to be considered for inclusion in the proxy materials for the Inmac 1995 Annual Meeting of Stockholders will be those which were duly submitted by July 1, 1995.

                                 OTHER MATTERS

    The Board of Directors of Inmac knows of no business which will be presented for consideration at the Special Meeting other than that discussed herein. However, if any business incidental to the conduct of the Special Meeting shall properly come before the Special Meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby. The affirmative vote of the holders of shares representing a majority of the voting power of the shares of Inmac Common Stock represented and entitled to vote at the Special Meeting would be required with respect to any such matter brought to a stockholder vote. Accordingly, abstentions and broker non-votes would have the effect of negative votes with respect to any such matter.

                                          By Order of the Board of Directors
                                          Kenneth A. Eldred
                                          Secretary

Santa Clara, California
            , 1996

 PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                             PAGE
                                                                                             ----

MICRO WAREHOUSE, INC.

      Report of Independent Auditors......................................................    F-2

      Consolidated Balance Sheets as of September 30, 1995 (Unaudited), December 31, 1994
and 1993..................................................................................    F-3

      Consolidated Statements of Income for Nine Months ended September 30, 1995 and 1994
(Unaudited) and Years ended December 31, 1994, 1993 and 1992..............................    F-4

      Consolidated Statements of Stockholders' Equity for Nine Months ended September 30,
1995 (Unaudited) and Years ended December 31, 1994, 1993 and 1992.........................    F-5

      Consolidated Statements of Cash Flows for Nine Months ended September 30, 1995 and
1994 (Unaudited) and Years ended December 31, 1994, 1993 and 1992.........................    F-6

      Notes to Consolidated Financial Statements for Nine Months ended September 30, 1995
and 1994 (Unaudited) and Years ended December 31, 1994, 1993 and 1992.....................    F-7

INMAC CORP.

      Report of Independent Auditors......................................................   F-22

      Consolidated Balance Sheets as of July 29, 1995 and July 30, 1994...................   F-23

      Consolidated Statements of Income (Loss) for Years ended July 29, 1995, July 30,
     1994 and July 31, 1993...............................................................   F-24

      Consolidated Statements of Stockholders' Equity for Years ended July 29, 1995, July
     30, 1994 and July 31, 1993...........................................................   F-25

      Consolidated Statements of Cash Flows for Years ended July 29, 1995, July 30, 1994
     and July 31, 1993....................................................................   F-26

      Notes to Consolidated Financial Statements for Years ended July 29, 1995, July 30,
     1994 and July 31, 1993...............................................................   F-27

      Consolidated Balance Sheets as of October 28, 1995 (Unaudited) and July 29, 1995....   F-38

      Consolidated Statements of Income for the Three Months Ended October 28, 1995 and
October 29, 1994 (Unaudited)..............................................................   F-39

      Consolidated Statements of Cash Flows for the Three Months Ended October 28, 1995
and October 29, 1994 (Unaudited)..........................................................   F-40

      Notes to Consolidated Financial Statements for the Quarters Ended October 28, 1995
and October 29, 1994 (Unaudited) and Year Ended July 29, 1995.............................   F-41

PRO FORMA COMBINED - MICRO WAREHOUSE/INMAC CORP - UNAUDITED

      Balance Sheet, September 30, 1995 (MWHS) and October 28, 1995 (INMAC)...............     44

      Statement of Income, for the nine months ended September 30, 1995 (MWHS) and October
28, 1995 (INMAC)..........................................................................     45

      Statement of Income, for the twelve months ended December 31, 1994 (MWHS) and
January 28, 1995 (INMAC)..................................................................     46

      Statement of Income, for the twelve months ended December 31, 1993 (MWHS) and
January 29, 1994 (INMAC)..................................................................     47

      Statement of Income, for the twelve months ended December 31, 1992 (MWHS) and
January 23, 1993 (INMAC)..................................................................     48

      Notes to Unaudited Pro Forma Combined Financial Information.........................     49

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
  MICRO WAREHOUSE, INC.:

    We have audited the accompanying consolidated balance sheets of Micro Warehouse, Inc. as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Micro Warehouse, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

/s/  KPMG PEAT MARWICK LLP

Stamford, CT
January 20, 1995

                             MICRO WAREHOUSE, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                  DECEMBER 31,
                                                         SEPTEMBER 30,    ----------------------------
                                                             1995             1994            1993
                                                         -------------    ------------    ------------
                                                          (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........................     $  36,271        $ 30,268        $  2,424
  Marketable securities at market value...............        15,526          44,204          28,185
  Accounts receivable, net of allowance for doubtful
    accounts ($3,607, $3,096 and $1,853 at September
    30, 1995, and December 31, 1994 and 1993,
respectively).........................................       113,616          80,828          44,099
  Inventories.........................................        94,927          78,733          45,038
  Prepaid expenses and other current assets...........        20,500          11,180           6,433
  Due from affiliates, net............................       --               --                 385
  Deferred taxes......................................         3,825           3,555           1,911
                                                         -------------    ------------    ------------
    Total current assets..............................       284,665         248,768         128,475
                                                         -------------    ------------    ------------
  Property, plant and equipment, net..................        23,839          19,676           9,312
  Goodwill, net.......................................        44,667          24,041           2,200
  Deposits and trademarks, net........................         1,950           1,567           1,179
                                                         -------------    ------------    ------------
      Total assets....................................     $ 355,121        $294,052        $141,166
                                                         -------------    ------------    ------------
                                                         -------------    ------------    ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable--trade.............................     $  47,370        $ 30,535        $ 28,921
  Accrued expenses....................................         3,930          13,797          10,381
  Deferred revenue....................................         6,894           4,534           3,556
  Loans payable, bank.................................        16,548          --              --
  Income taxes........................................         5,070           4,700           1,200
  Equipment obligations...............................           230             195          --
                                                         -------------    ------------    ------------
      Total current liabilities.......................        80,042          53,761          44,058
  Equipment obligations...............................           445             645          --
                                                         -------------    ------------    ------------
      Total liabilities...............................        80,487          54,406          44,058
                                                         -------------    ------------    ------------
Stockholders' equity:
Preferred stock, $.01 par value:
  Authorized--100 shares; none issued.................       --               --              --
Common stock, $.01 par value:
  Authorized--50,000 shares; issued and outstanding--
    29,728, 29,534 and 24,860 shares at September 30,
1995, and December 31, 1994 and 1993, respectively....           297             295             249
  Additional paid in capital..........................       195,901         192,937          78,485
  Retained earnings...................................        78,052          46,687          18,670
  Cumulative translation adjustment...................           743             177            (296)
  Valuation adjustment for marketable securities......          (359)           (450)         --
                                                         -------------    ------------    ------------
      Total stockholders' equity......................       274,634         239,646          97,108
                                                         -------------    ------------    ------------
      Total liabilities and stockholders' equity......     $ 355,121        $294,052        $141,166
                                                         -------------    ------------    ------------
                                                         -------------    ------------    ------------

          See accompanying notes to consolidated financial statements

                             MICRO WAREHOUSE, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                                          --------------------    --------------------------------
                                            1995        1994        1994        1993        1992
                                          --------    --------    --------    --------    --------
                                              (UNAUDITED)
Net sales..............................   $904,018    $525,136    $776,377    $450,385    $269,634
Costs of goods sold....................    738,715     423,510     626,684     361,481     217,078
                                          --------    --------    --------    --------    --------
Gross profit...........................    165,303     101,626     149,693      88,904      52,556
Selling, general and administrative
expenses...............................    114,152      70,474     104,341      63,407      39,021
Special incentive compensation.........      --          --          --          --          8,775
                                          --------    --------    --------    --------    --------
Income from operations before interest
and income taxes.......................     51,151      31,152      45,352      25,497       4,760
Interest income (expense)..............      1,563         875       1,589         456      (1,264)
                                          --------    --------    --------    --------    --------
Income before income taxes.............     52,714      32,027      46,941      25,953       3,496
Income taxes...........................     21,349      12,959      18,924      10,954       3,285
                                          --------    --------    --------    --------    --------
Net income.............................   $ 31,365    $ 19,068    $ 28,017    $ 14,999    $    211
                                          --------    --------    --------    --------    --------
                                          --------    --------    --------    --------    --------
Pro forma data (unaudited):
  Historical net income before income
taxes as above.........................                                                   $  3,496
  Pro forma adjustment for special
incentive compensation.................                                                      8,775
                                                                                          --------
  Pro forma income before income
taxes..................................                                                     12,271
                                                                                          --------
Provision for income taxes:
  Historical...........................                                                     (3,285)
Pro forma-incremental to historical
taxes..................................                                                     (2,041)
                                                                                          --------
      Total taxes......................                                                     (5,326)
                                                                                          --------
Net income.............................                                                      6,945
                                                                                          --------
Net income per share...................   $   1.04    $   0.71    $   1.01    $   0.64    $   0.39
                                          --------    --------    --------    --------    --------
Weighted average number of shares
outstanding............................     30,233      26,910      27,618      23,533      17,854
                                          --------    --------    --------    --------    --------
                                          --------    --------    --------    --------    --------

          See accompanying notes to consolidated financial statements.

                             MICRO WAREHOUSE, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                VALUATION
                                          COMMON STOCK     ADDITONAL              CUMULATIVE    ADJUSTMENT
                                        ----------------    PAID-IN    RETAINED   TRANSLATION   MARKETABLE
                                        SHARES    AMOUNT    CAPITAL    EARNINGS   ADJUSTMENT    SECURITIES    TOTAL
                                        -------   ------   ---------   --------   -----------   ----------   --------
Balance at December 31, 1991..........   15,600    $156    $   2,026   $    485      $--          $--        $  2,667
 Cumulative U.K. deficit at December
   31, 1991...........................    --       --         --           (296)     --            --            (296)
 Value of common stock issued as
   incentive compensation.............      400       4        8,771      --         --            --           8,775
 Distribution of S corporation
   earnings and paid-in capital.......    --       --         (2,181)    (6,687)     --            --          (8,868)
 Transfer to additional paid-in
   capital of cumulative losses
   through date of Subchapter S
   revocation net of deferred taxes of
$4,047................................    --       --         (5,911)     9,958      --            --           4,047
 Common stock offering................    6,556      66       53,505      --         --            --          53,571
 Net income...........................    --       --         --            211      --            --             211
 Foreign currency translation
adjustment............................    --       --         --          --          (261)        --            (261)
                                        -------   ------   ---------   --------      -----         -----     --------
Balance at December 31, 1992..........   22,556     226       56,210      3,671       (261)        --          59,846
 Common stock offering................    2,300      23       22,216      --         --            --          22,239
 Common stock issued pursuant to stock
options exercised.....................        6    --             59      --         --            --              59
 Net income...........................    --       --         --         14,999      --            --          14,999
 Foreign currency translation
adjustment............................    --       --         --          --           (35)        --             (35)
                                        -------   ------   ---------   --------      -----         -----     --------
Balance at December 31, 1993..........   24,862     249       78,485     18,670       (296)        --          97,108
 Common stock offerings...............    4,100      41      102,052      --         --            --         102,093
 Common stock issued pursuant to stock
options exercised.....................       37    --            353      --         --            --             353
 Common stock issued pursuant to
   foreign acquisitions...............      535       5       12,047      --         --            --          12,052
 Net income...........................    --       --         --         28,017      --            --          28,017
 Foreign currency translation
adjustment............................    --       --         --          --           473         --             473
 Valuation adjustment for marketable
securities............................    --       --         --          --         --             (450)        (450)
                                        -------   ------   ---------   --------      -----         -----     --------
Balance at December 31, 1994..........   29,534     295      192,937     46,687        177          (450)     239,646
 Expenses related to common stock
   offering (unaudited)...............    --       --           (139)     --         --            --            (139)
 Common stock issued pursuant to stock
options exercised (unaudited).........      182       2        2,422      --         --            --           2,424
 Retirement of treasury shares
(unaudited)...........................      (14)   --           (469)     --         --            --            (469)
 Common stock issued pursuant to
acquisitions (unaudited)..............       26    --          1,150      --         --            --           1,150
 Net income (unaudited)...............    --       --         --         31,365      --            --          31,365
 Foreign currency translation
   adjustment (unaudited).............    --       --         --          --           566         --             566
 Valuation adjustment for marketable
securities (unaudited)................    --       --         --          --         --               91           91
                                        -------   ------   ---------   --------      -----         -----     --------
Balance at September 30, 1995
(unaudited)...........................   29,728    $297    $ 195,901   $ 78,052      $ 743        $ (359)    $274,634
                                        -------   ------   ---------   --------      -----         -----     --------
                                        -------   ------   ---------   --------      -----         -----     --------

          See accompanying notes to consolidated financial statements.

                             MICRO WAREHOUSE, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
        REPRESENTING INCREASES (DECREASES) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,           YEARS ENDED DECEMBER 31,
                                        -------------------    --------------------------------
                                          1995       1994        1994        1993        1992
                                        --------    -------    --------    --------    --------
                                            (UNAUDITED)
Cash flows from operating activities:
 Net income..........................   $ 31,365    $19,068    $ 28,017    $ 14,999    $    211
                                        --------    -------    --------    --------    --------
 Adjustments to reconcile net income
   to net cash (used) provided by
   operating activities:
   Depreciation and amortization.....      5,634      3,204       5,313       2,528       1,941
   Value of common stock issued as
compensation expense.................      --         --          --          --          8,775
   Deferred taxes....................       (270)    (1,284)     (1,644)       (649)      2,785
   Changes in assets and liabilities:
       Accounts receivable, net......    (26,896)   (42,564)    (35,740)    (20,531)    (11,879)
       Inventories...................    (13,428)   (14,807)    (32,470)    (22,427)     (9,651)
       Prepaid expenses and other
         current assets..............     (9,320)    (3,506)     (3,670)     (1,958)     (2,088)
       Due from affiliates...........      --           385         385         153        (174)
       Deposits and trademarks.......       (383)     1,849        (632)       (815)       (475)
       Accounts payable--trade.......     12,937       (179)      1,614      19,252      (3,487)
       Accrued expenses..............     (9,512)    12,055       6,916       8,624       2,356
       Deferred income...............      2,360      3,531         978       1,141         656
                                        --------    -------    --------    --------    --------
         Total adjustments...........    (38,878)   (41,316)    (58,950)    (14,682)    (11,241)
                                        --------    -------    --------    --------    --------
Net cash (used) provided by operating
activities...........................     (7,513)   (22,248)    (30,933)        317     (11,030)
                                        --------    -------    --------    --------    --------
Cash flows from investing activities:
 Sales (purchases) of marketable
   securities, net...................     28,769      8,871     (16,469)    (25,179)     (3,006)
 Purchases of businesses,
   represented by:
       Goodwill......................    (20,035)    (8,566)    (10,042)     (2,200)      --
       Other current assets..........     (4,936)    (3,304)     (3,873)       (512)      --
 Acquisition of property, plant and
equipment............................     (9,047)   (10,757)    (13,587)     (4,831)     (3,600)
                                        --------    -------    --------    --------    --------
          Net cash (used) by
            investing activities.....     (5,249)   (13,756)    (43,971)    (32,722)     (6,606)
                                        --------    -------    --------    --------    --------
Cash flows from financing activities:
 Net line of credit borrowings
(repayments).........................      --         --          --          --         (4,707)
 Net proceeds from issuance of common
stock................................      2,285     45,009     102,446      22,298      53,571
 Purchase of treasury stock..........       (469)     --          --          --          --
 Bank borrowings.....................     16,548      --          --          --          --
 Payments to stockholders............      --         --          --          --        (13,248)
 Payments of loan payable,
consultant...........................      --         --          --          --         (3,298)
 Principal payments of obligations
   under capital leases..............       (165)      (154)       (171)     (3,047)       (530)
                                        --------    -------    --------    --------    --------
          Net cash provided (used) by
financing activities.................     18,199     44,855     102,275      19,251      31,788
                                        --------    -------    --------    --------    --------
Effect of exchange rate changes on
cash.................................        566         85         473         (35)       (261)
                                        --------    -------    --------    --------    --------
Net change in cash...................      6,003      8,936      27,844     (13,189)     13,891
Cash and cash equivalents:
 Beginning of period.................     30,268      2,424       2,424      15,613       1,722
                                        --------    -------    --------    --------    --------
 End of period.......................   $ 36,271    $11,360    $ 30,268    $  2,424    $ 15,613
                                        --------    -------    --------    --------    --------
                                        --------    -------    --------    --------    --------

          See accompanying notes to consolidated financial statements.

                             MICRO WAREHOUSE, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

    The consolidated financial statements include the Company and all subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

    Years prior to 1994 are adjusted for a two-for-one stock split effective April 1994.

    Certain reclassifications have been made to conform prior years to the 1995 presentations.

Cash Equivalents

    All repurchase agreements, money market funds and highly liquid investments with initial maturities of three months or less are considered cash equivalents.

Marketable Securities

    Marketable securities consist primarily of highly liquid tax exempt municipal bonds.

    The Company has adopted Statement of Finanical Accounting Standards, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115) and in accordance with the principles thereunder, has classified all of its investments as available-for-sale securities and has reported them at fair value, with net unrealized gains and losses included in equity. See note 10 for a discussion of the classification and reporting of these securities at September 30, 1995 and December 31, 1994. In 1993, marketable securities were reported at cost which approximated fair market value. For all investment securities, unrealized losses that are other than temporary are recognized in earnings.

Inventories

    Inventories (all finished goods) consist of hardware, software packages and peripheral equiment, and are stated at cost (determined under the first-in, first-out cost method) or market, whichever is lower.

Prepaid Catalog Costs and Deferred Revenue

    The costs of producing and distributing catalogs are deferred and charged to expense over the period that each catalog remains the most current selling vehicle (generally one to two months). Vendors have the ability to place advertisements in the catalogs for which the Company receives advertising allowances and incentives. These revenues are recognized on the same basis as the catalog costs.

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
Property, Plant and Equipment

    Property, plant and equipment (including equipment acquired under capital leases) are stated at cost and are depreciated using accelerated and straight-line methods over the estimated useful lives of the assets, as follows:

Computer equipment                                       5 years
Furniture and fixtures                                   7 years
Leasehold improvements                    Life of lease--7 years
Machinery and equipment                                  5 years

Intangible Assets

    Intangible assets are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets, as follows:

Trademarks                                               5 years
Goodwill                                                40 years

    The Company periodically evaluates the carrying value of trademarks and the periods of amortization to determine whether events and circumstances warrant revised estimates of asset value or useful lives. The Company annually assesses the recoverability of goodwill by determining whether the amortization of the asset balance over its remaining life can be recovered through projected undiscounted future operating cash flows. The evaluations of the carrying value of goodwill are performed on a disaggregated basis by distinct geographic market.

Income Taxes

    Through June 29, 1992, the Company elected to be taxed as an S corporation for federal (and certain states) income tax reporting purposes. Under this election, the individual stockholders were deemed to have received a pro rata distribution of the federal (or state) taxable income of the Company (whether or not an actual cash distribution was made), which is included on their personal tax returns. Accordingly, there was no federal income tax provision for the periods prior to June 30, 1992. The provisions for income taxes prior to June 30, 1992 are for state income taxes payable to states which do not recognize S corporation status.

    Effective June 30, 1992, the Company revoked its S corporation election and adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) to determine the components of the provisions for income taxes as a result of the C corporation assuming the tax position of the (terminated) S corporation (See Note 9). SFAS 109 requires that deferred income taxes be recognized for the tax consequences of "temporary differences" by applying enacted statutory tax

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

Revenue Recognition

    Revenue on product sales is recognized at the time of shipment. A reserve for product returns is established based upon historical trends.

Net Income Per Share

    Net income per share is usually based on the weighted average number of common and common equivalent shares outstanding during each period, after retroactive adjustment for stock splits. However, pursuant to certain rules of the Securities and Exchange Commission, for periods prior to an initial public offering of common stock (IPO), the calculation also includes (i) shares of common stock issued within one year of the IPO and (ii) where repayment of indebtedness to stockholders incurred as a result of S corporation distributions is made from proceeds from the IPO, the number of shares required to be sold in the offering to generate the proceeds for the repayment. Following is an analysis of the components of the shares used to compute net income per share:

                                                     NINE MONTHS
                                                 ENDED SEPTEMBER 30,     YEARS ENDED DECEMBER 31,
                                                 -------------------    --------------------------
                                                  1995        1994       1994      1993      1992
                                                 ------      -------    ------    ------    ------
Shares outstanding as of December 31, 1991....   15,600       15,600    15,600    15,600    15,600
Shares issued within one year of the IPO......      400          400       400       400       400
Required number of shares to be sold (at the
  IPO price of $9 a share) in the IPO to
  generate proceeds for repayments of
  indebtedness to S corporation shareholders
  and a consultant............................     --          --         --        --       1,475
Retirement of Treasury Shares.................      (14)       --         --        --        --
Weighted average shares outstanding related
  to:
  The IPO.....................................    6,555        6,555     6,555     6,555       377
  Follow-on offerings.........................    6,400        3,509     4,111       846      --
  Acquisitions................................      542          302       356      --        --
  Incremental shares related to stock
options.......................................      750          544       596       132         2
                                                 ------      -------    ------    ------    ------
                                                 30,233       26,910    27,618    23,533    17,854
                                                 ------      -------    ------    ------    ------
                                                 ------      -------    ------    ------    ------

Foreign Currency Translation

    Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the exchange rate in effect at the balance sheet date or at historical rates, as applicable. Revenue and expenses are translated

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) at average rates in effect during the period. The resultant translation adjustment is reflected as a separate component of stockholders' equity on the balance sheet.

Unaudited Pro Forma and Condensed Quarterly Data

    In the opinion of management, the unaudited pro forma and condensed quarterly financial data (in note 14) reflect all adjustments consisting of recurring accruals and pro forma adjustments (described in note 15) which are necessary to a fair statement of the results of operations for the periods presented.

2. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of:

                                                        SEPTEMBER 30,     DECEMBER 31,
                                                        -------------   -----------------
                                                            1995         1994      1993
                                                        -------------   -------   -------
Computer equipment....................................     $27,091      $18,816   $10,856
Furniture and fixtures................................       3,652        3,479     1,416
Leasehold improvements................................       4,316        4,143     1,525
Machinery and equipment...............................       5,056        4,439     1,890
                                                        -------------   -------   -------
                                                            40,115       30,877    15,687
                                                        -------------   -------   -------
Less accumulated depreciation and amortization........      16,276       11,201     6,375
                                                        -------------   -------   -------
                                                           $23,839      $19,676   $ 9,312
                                                        -------------   -------   -------
                                                        -------------   -------   -------

3. BORROWING ARRANGEMENTS

Lines of Credit

    At September 30, 1995, and December 31, 1994 and 1993, the Company had a $15,000 unused line of credit in the United States. The line of credit provides for unsecured borrowing with interest at the bank's prime rate minus 0.75% or LIBOR plus 1.0%.

    At September 30, 1995 and December 31, 1994, the Company also had a B.P.125 and B.P.750, respectively, unused line of credit in the United Kingdom. The line also provides for unsecured borrowing with interest at the banks base rate plus 1.5%.

    The Company also has a $50 million multi-currency borrowing facility initiated in 1995 which permits borrowing by its subsidiaries in local currencies. The balance outstanding on September 30, 1995, was $16.5 million. The facility provides for borrowing with interest at the bank's prime rate or LIBOR plus 0.75%--1.50%, based on DEBT/EBIT. The facility is secured by inventory and receivables.

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

3. BORROWING ARRANGEMENTS--(CONTINUED)
Equipment Obligations

    The Company is obligated under notes for computer equipment expiring in the year 1999. Interest on these notes is at approximately 5%.

    Future minimum lease payments for periods ending December 31 are as follows:

                                                        SEPTEMBER 30,  DECEMBER 31,
                                                            1995           1994
                                                        -------------  ------------
1995...................................................     $  18          $210
1996...................................................       230           230
1997...................................................       230           230
1998...................................................       230           230
1999...................................................        20            20
                                                            -----         -----

Total maximum lease payments...........................       728           920
  Less amounts representing interest...................        53            80
                                                            -----         -----
  Present value of net minimum lease
  payments.............................................       675           840
  Less current maturies................................       230           195
                                                            -----         -----
Long-term portion......................................     $ 445          $645
                                                            -----         -----
                                                            -----         -----

4. GOODWILL, DEPOSITS AND TRADEMARKS

    Amounts consist of:

                                                                                   DECEMBER 31,
                                                                SEPTEMBER 30,    -----------------
                                                                    1995          1994       1993
                                                                -------------    -------    ------
Goodwill.....................................................      $45,340       $24,155    $2,200
Less: Amortization                                                    (673)         (114)     --
                                                                -------------    -------    ------
                                                                   $44,667       $24,041    $2,200
                                                                -------------    -------    ------
                                                                -------------    -------    ------
Deposits.....................................................      $   783       $   439    $  483
Trademarks...................................................        1,834         1,538       862
                                                                -------------    -------    ------
                                                                     2,617          1977     1,345
Less: Amortization...........................................         (667)         (410)     (166)
                                                                -------------    -------    ------
                                                                   $ 1,950       $ 1,567    $1,179
                                                                -------------    -------    ------
                                                                -------------    -------    ------

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

5. ACCRUED EXPENSES

    Accrued expenses at September 30, 1995 and December 31, 1994 and 1993 include approximately $5,600, $5,500 and $2,900, respectively, of accrued catalog costs.

6. STOCKHOLDERS' EQUITY

Initial and Follow-On Public Offerings

    In December 1992, the Company issued 6,556,000 shares of common stock, which included 855,000 shares issued pursuant to the underwriters over-allotment option, at $9.00 a share in an IPO. The proceeds to the Company were $53,249 net of the underwriting discount of $4,130 and other direct expenses of $1,616, including $322 recorded in 1993. In August 1993, the Company issued 2,300,000 shares of common stock, which included 300,000 shares issued pursuant to the underwriters over-allotment option, at $10.50 per share in a follow-on offering. The proceeds to the Company were $22,562 net of the underwriting discount of $1,207 and other direct expenses of $381. On April 18, 1994, the Company issued 2,000,000 shares of common stock at $21.25 per share in a follow-on offering. The proceeds to the Company, net of the underwriting discount of $2,020 and other direct expenses of $301, were $40,179. On October 21, 1994, the Company issued 2,100,000 shares of common stock at $31.00 per share in a follow-on offering. The proceeds to the Company, net of the underwriting discount of $2,940 and other direct expenses of $246, were $61,914.

1992 and 1994 Stock Option Plans

    The 1992 and 1994 Stock Option Plans (the 'Plans") provide for the grant of stock options to officers, directors and key employees of, and consultants to, the Company and its subsidiaries. Under the Plans, the Company may grant options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or options not intended to qualify as Incentive Stock Options ("Nonstatutory Stock Options"). A total of 1,500,000 shares of common stock have been reserved for issuance upon the exercise of options granted under the Plans.

    The Plans are administered by the Compensation and Stock Option Committee of the Board of Directors. Subject to the provisions of the 1992 Plan, the Committee has the authority to select the employees, directors and consultants to whom options are granted and determine the terms of each option, including
(i) the number of shares of common stock covered by the option, (ii)when the option becomes exercisable, (iii) the option exercise price, which must be at least 100%, with respect to Incentive Stock Options, and at least 85%, with respect to Nonstatutory Stock Options, of the fair market value of the common stock as of the date of grant, and (iv) the duration of the option (which may not exceed ten years). All options are nontransferable other than by will or the laws of descent and distribution.

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

6. STOCKHOLDERS' EQUITY--(CONTINUED)
    Following is the activity under the Plans:

                                                                        NUMBER OF SHARES
                                                               -----------------------------------
                                                                                   DECEMBER 31,
                                                               SEPTEMBER 30,    ------------------
                                                                   1995          1994       1993
                                                               -------------    -------    -------
Shares:
  Outstanding at January 1,.................................       960,408      842,400    119,950
  Granted at $9.00 to $44.50 a share........................       222,933      200,800    733,300
  Exercised at $9.00 to $30.125 a share.....................      (183,547)     (36,891)    (6,184)
  Canceled or expired at $21.50 to $30.125 a share..........        (1,684)     (45,901)    (4,666)
                                                               -------------    -------    -------
  Outstanding, end of period at $9.00 to $44.50 a share.....       998,110      960,408    842,400
                                                               -------------    -------    -------
                                                               -------------    -------    -------
  Exercisable, end of period at $9.00 to $31.00 a share.....       167,473      148,722      --
                                                               -------------    -------    -------
                                                               -------------    -------    -------
  Available for grant, end of period........................       275,268      496,517      --
                                                               -------------    -------    -------
                                                               -------------    -------    -------

7. COMMITMENTS

Leases

    The Company rents some of its office facilities from affiliates and also occupies office and warehouse space under various operating leases with independent parties which provide for minimum annual rentals and escalations based on increases in real estate taxes and other operating expenses.

    Future minimum annual rentals for periods ending December 31 were as follows:

                                                            SEPTEMBER 30, 1995    DECEMBER 31, 1994
                                                            ------------------    ------------------
                                                                       RELATED               RELATED
                                                             TOTAL      PARTY      TOTAL      PARTY
                                                            -------    -------    -------    -------
1995.....................................................   $ 1,160     $  78     $ 3,121     $ 312
1996.....................................................     4,502       312       2,977       312
1997.....................................................     4,540       312       3,037       312
1998.....................................................     3,960      --         2,665      --
1999.....................................................     2,878      --         1,914      --
2000 and after...........................................     5,282                 3,731      --
                                                            -------    -------    -------    -------
  Total..................................................   $22,322     $ 702     $17,445     $ 936
                                                            -------    -------    -------    -------
                                                            -------    -------    -------    -------

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

7. COMMITMENTS--(CONTINUED)
    Rent expense was as follows:

                                                                               RENT EXPENSE
                                                                          -----------------------
                                                                          TOTAL     RELATED PARTY
                                                                          ------    -------------
Nine months ended September 30, 1995...................................   $3,411        $ 234
Year ended December 31, 1994...........................................    3,492          312
Year ended December 31, 1993...........................................    1,357          312
Year ended December 31, 1992...........................................      869          337

401(k) Savings Plan

    Effective July 1, 1992, the Company adopted a 401(k) Savings Plan which covers substantially all full-time employees who meet the plan's eligibility requirements. Participants may make tax deferred contributions of up to 15% of annual compensation (subject to other limitations specified by the Internal Revenue Code) and the Company will make a 25% matching contribution for amounts which do not exceed 6% of participant's annual compensation. The Company may also make discretionary profit sharing contributions to the Plan. During 1995, 1994 and 1993, the Company incurred approximately $272, $293, and $180, respectively, of expense related to the 401(k) matching component of this plan.

8. SPECIAL INCENTIVE COMPENSATION

    Effective January 1, 1989, the Company entered into an agreement for marketing services with a consultant which required (in addition to a fixed annual fee) a special incentive payment equal to one-third of the Company's profits before taxes. The agreement had no specific term.

    An employment agreement with an executive officer entered into in August 1991 required the Company to accrue as additional incentive compensation the vested value of phantom stock up to a maximum of 2.5% of the common shares outstanding based on a formula.

    As of January 1, 1992, the foregoing incentive arrangements were terminated. As of that date, the consultant received an irrevocable right to receive a 30% interest in the Company through a transfer of shares by the existing stockholders and the executive officer received a 2.5% equity interest through the issuance of previously unissued shares of common stock. In order to determine the amount to be recorded as compensation expense as of the termination date, the Company engaged an independent appraiser to estimate the fair market value per share of its common stock.

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

9. INCOME TAXES

Termination of S Corporation Status

    As a result of the Company terminating its S corporation status on June 30, 1992, the C corporation assumed the tax bases of the assets and liabilities of the (terminated) S corporation. Concurrently, the Company adopted SFAS 109 in order to determine the components of the provsion for income taxes.

    Components of the net deferred tax asset relate to:

                                                                        DECEMBER 31             INITIAL
                                              SEPTEMBER 30,    -----------------------------    JUNE 30,
                                                  1995          1994       1993       1992        1992
                                              -------------    -------    -------    -------    --------
Deferred tax assets:
  Value of additional incentive
compensation...............................      $--           $ --       $ --       $   116     $3,402
  Valuation reserves:
    Accounts receivable....................          757         1,004        651        451        446
    Inventory..............................        1,079           850        280        178        113
    Refunds payable........................          218           211        182        158      --
    Investments............................       --               370      --         --         --
    Medical insurance......................          356           338        249      --         --
  Required capitalization of additional
    cost into inventory for tax reporting
purposes...................................        1,152           473        273        283         68
  Other....................................          873           860        401         76         18
  Foreign tax loss carryforwards...........        3,082         2,047      1,174        298      --
  Valuation allowance for loss
carryforwards..............................       (3,082)       (2,047)    (1,174)      (298)     --
                                              -------------    -------    -------    -------    --------
  Total deferred tax asset.................        4,435         4,106      2,036      1,262      4,047
                                              -------------    -------    -------    -------    --------
Deferred tax liability:
  Property plant and equipment.............         (610)         (551)      (125)     --         --
                                              -------------    -------    -------    -------    --------
  Net deferred tax asset...................      $ 3,825       $ 3,555    $ 1,911    $ 1,262     $4,047
                                              -------------    -------    -------    -------    --------
                                              -------------    -------    -------    -------    --------

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

9. INCOME TAXES--(CONTINUED)
Provision for Income Taxes

    The U.S. and foreign component of income before income taxes were:

                                                            U.S.      FOREIGN
                                                           -------    -------
Nine months ended September 30, 1995....................   $51,173    $ 1,541
Year ended December 31, 1994............................    48,027     (1,086)

    The provision for income taxes were:

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                                ------------------    ----------------------------
                                                 1995       1994       1994       1993       1992
                                                -------    -------    -------    -------    ------
Current
    Federal..................................   $18,289    $12,311    $17,878    $ 9,395    $ --
    State....................................     1,660      1,084      1,719      2,043       500
    Foreign..................................     1,670        650        971        165      --
                                                -------    -------    -------    -------    ------
                                                 21,619     14,045     20,568     11,603       500
                                                -------    -------    -------    -------    ------
Deferred
    Federal..................................      (125)      (952)    (1,472)      (484)    1,989
    State....................................      (115)       (82)      (131)      (104)      796
    Foreign..................................       (30)       (52)       (41)       (61)     --
                                                -------    -------    -------    -------    ------
                                                   (270)    (1,086)    (1,644)      (649)    2,785
                                                -------    -------    -------    -------    ------
  Total......................................   $21,349    $12,959    $18,924    $10,954    $3,285
                                                -------    -------    -------    -------    ------
                                                -------    -------    -------    -------    ------

    The 1992 provision is a combination of taxes for the six months then ended (period for which the Company was a C corporation) and the full year (state taxes where S corporation status is not recognized).

    The following table accounts for the difference between the actual tax provision and the amounts obtained by applying the statutory U.S. Federal income tax of 35% in 1995, 1994 and 1993 and 34% in 1992 to income before taxes.

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

9. INCOME TAXES--(CONTINUED)
    Effective tax rate reconciliation (percent):

                                                         NINE MONTHS
                                                            ENDED                YEARS ENDED
                                                        SEPTEMBER 30,            DECEMBER 31,
                                                        --------------      ----------------------
                                                        1995      1994      1994     1993     1992
                                                        ----      ----      ----     ----     ----
Statutory federal tax rate.........................     35.0      35.0      35.0     35.0     34.0
State income taxes net of Federal benefit..........      2.0       2.0       2.0      4.6      7.9
Tax-exempt interest income.........................     (1.0)     (2.9)     (2.6)    (1.0)     --
Rate differential of foreign income tax............      3.1       1.9       1.3      2.6      1.4
Other, net.........................................      1.4       4.5       4.6      1.0       .1
                                                        ----      ----      ----     ----     ----
Effective tax rate.................................     40.5      40.5      40.3     42.2     43.4
                                                        ----      ----      ----     ----     ----
                                                        ----      ----      ----     ----     ----

10. MARKETABLE SECURITIES

    As discussed in note 1, the Company adopted SFAS no. 115 and has classified its securities as available for sale. Accordingly, the Company recognizes valuation changes as a direct component of equity.

    The following is a summary of marketable securities at September 30, 1995 and December 31, 1994:

                                                                      GROSS         GROSS
                                                       AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                         COST         GAINS         LOSSES       VALUE
                                                       ---------    ----------    ----------    -------
Securities available-for-sale--Governmental
  obligations
  September 30, 1995................................    $15,885         $1           $360       $15,526
  December 31, 1994.................................    $44,654         $3           $453       $44,204

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

11. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                               -------------------    ----------------------------
                                                1995        1994       1994       1993       1992
                                               -------     -------    -------    -------    ------
Cash paid during the period for:
  Interest..................................   $   265     $   200    $   249    $   122    $1,276
  Income taxes..............................    20,914      13,657     17,407     10,252       258
Noncash investing and financing activities:
  Assets acquired and goodwill established
through issuance of common stock............     1,150      10,944     12,052      --         --
  Equipment acquired under capital lease
obligations.................................     --          --         1,021        876     1,649
  Distribution of S corporation earnings....     --          --         --         --        6,687

12. ACQUISITIONS

    During 1995, the Company acquired seven businesses with operations in the United Kingdom, Australia, Germany, Switzerland and the U.S. The aggregate purchase price was comprised of approximately $23,956 in cash and 26,000 common shares with an average market value of approximately $45.00 per share. The aggregate goodwill was $21,185.

    During 1994, the Company acquired eight businesses with operations in Holland, Belgium, Finland, Norway, Sweden, France, Mexico and Canada. The aggregate purchase price was comprised of approximately $13,915 in cash and 335,000 common shares with an average market value of approximately $22.50 per share. The aggregate goodwill was $17,580.

    On December 1, 1993 the Company acquired through newly-formed foreign subsidiaries, businesses with operations in Denmark, Norway and Sweden. The aggregate purchase price included approximately $2,700 in cash and up to 200,000 common shares, contingent upon the businesses achieving sales and earnings goals in 1994 and 1995. In an effort to synchronize its global operational and strategic objectives, the Company waived the contingencies in January, 1994 and issued the full amount of the aforementioned common shares (which are restricted as to sale). The value of these shares ($4,514) was added to goodwill in 1994.

13. OPERATIONS BY GEOGRAPHIC AREAS

    The Company operates primarily in one industry segment, the distribution of computer hardware, software, supplies and accessories. Information about the Company's operations in different geographic

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

13. OPERATIONS BY GEOGRAPHIC AREAS--(CONTINUED) areas for the nine months ended September 30, 1995 and 1994 and the years ended December 31, 1994 and 1993 are presented below. European operations in 1992 were nominal.

                                                                                 ASIA/
    NINE MONTHS ENDED SEPTEMBER 30, 1995           NORTH AMERICA     EUROPE     PACIFIC    CONSOLIDATED
------------------------------------------------   -------------    --------    -------    ------------
Net operating revenues..........................     $ 713,026      $187,806    $ 3,186      $904,018
Income from operations..........................        50,784           892       (525)       51,151
Identifiable operating assets...................       270,189        80,360      4,572       355,121


                                                                                 ASIA/
    NINE MONTHS ENDED SEPTEMBER 30, 1994           NORTH AMERICA     EUROPE     PACIFIC    CONSOLIDATED
------------------------------------------------   -------------    --------    -------    ------------
Net operating revenues..........................     $ 450,223      $ 74,913        N/A      $525,136
Income (loss) from operations...................        32,010          (858)       N/A        31,152
Identifiable operating assets...................       177,030        40,936        N/A       217,966

                                                                                 ASIA/
    YEAR ENDED DECEMBER 31, 1994                   NORTH AMERICA     EUROPE     PACIFIC    CONSOLIDATED
------------------------------------------------   -------------    --------    -------    ------------
Net operating revenues..........................     $ 652,116      $124,261        N/A      $776,377
Income(loss)from operations.....................        46,438        (1,086)       N/A        45,352
Identifiable operating assets...................       230,080        63,972        N/A       294,052
    YEAR ENDED DECEMBER 31, 1993                   NORTH AMERICA     EUROPE     PACIFIC    CONSOLIDATED
------------------------------------------------   -------------    --------    -------    ------------
Net operating revenues..........................     $ 417,804      $ 32,581        N/A      $450,385
Income (loss) from operations...................        27,299        (1,802)       N/A        25,497
Identifiable operating assets...................       126,425        14,741        N/A       141,166

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

    Selected quarterly financial data for the nine months ended September 30, 1995 and years ended December 31, 1994, 1993 and 1992:

                                                     FIRST       SECOND      THIRD       FOURTH
                                                    QUARTER     QUARTER     QUARTER     QUARTER
                                                    --------    --------    --------    --------
1995:
  Net sales......................................   $277,497    $289,240    $337,281
  Gross profit...................................     52,478      53,084      59,741
  Net income.....................................      9,934      10,054      11,377
  Net income per share...........................   $   0.33    $   0.33    $   0.37
  Weighted average number of shares
outstanding......................................     30,080      30,221      30,367
1994:
  Net sales......................................   $156,839    $166,967    $201,330    $251,241
  Gross profit...................................     30,618      32,754      38,254      48,067
  Net income.....................................      5,775       6,303       6,990       8,949
  Net income per share...........................   $   0.23    $   0.23    $   0.25    $   0.30
  Weighted average number of shares
outstanding......................................     25,488      27,246      27,846      29,606
1993:
  Net sales......................................   $ 98,783    $101,527    $109,415    $140,660
  Gross profit...................................     19,851      20,293      21,398      27,362
  Net income.....................................      2,803       2,907       3,892       5,397
  Net income per share...........................   $   0.12    $   0.13    $   0.16    $   0.21
  Weighted average number of shares
outstanding......................................     22,624      22,626      23,692      25,190
1992
  Net sales......................................   $ 58,113    $ 61,592    $ 66,917    $ 83,012
  Gross profit...................................     11,340      11,720      12,477      17,019
  Pro forma net income...........................      1,993       1,257       1,621       2,074
  Pro forma net income per share.................   $   0.11    $   0.07    $   0.09    $   0.11
  Weighted average number of shares
outstanding......................................     17,565      17,565      17,565      18,710

    The quarterly amounts of net income per share in 1995, 1993 and 1992 do not equal amounts for the year due to rounding.

15. PRO FORMA ADJUSTMENTS (UNAUDITED)

    The following pro forma adjustments have been made to the historical results of 1992 operations to make the presentations more meaningful in relation to future periods:

        (a) Elimination of amounts of special incentive compensation--see note
    8. The amount represents the value of common stock transferred to the consultant (by the existing stockholders) and issued to an employee (by the Company) to terminate the incentive portion (based on income before taxes) of their respective agreements. The value was based on an independent appraisal of the Company's common stock at January 1, 1992.

                             MICRO WAREHOUSE, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
                AND YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
              (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                (INFORMATION PERTAINING TO THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1994 IS UNAUDITED)

15. PRO FORMA ADJUSTMENTS (UNAUDITED)--(CONTINUED)
        (b) Computation of income taxes which would have been recorded had the Company been a C corporation for the entire year and after eliminating the compensation in (a).

    The 1992 combined historical and pro forma provisions for income tax expense were as follows:

                                                          FEDERAL                 STATE
                                                    -------------------    -------------------
                                                    CURRENT    DEFERRED    CURRENT    DEFERRED    TOTAL
                                                    -------    --------    -------    --------    ------
Historical.......................................   $    --    $  1,989    $   500     $  796     $3,285
Pro forma adjustment.............................     3,969      (2,157)     1,092       (863)     2,041
                                                    -------    --------    -------    --------    ------
                                                                                                  $5,326
                                                                                                  ------
                                                                                                  ------

16. SUBSEQUENT EVENT (UNAUDITED)

    On October 2, 1995, the Company issued 1,200,000 shares of common stock at $44.50 a share in a follow-on offering. The proceeds to the Company, net of the underwriting discount ($2,328) and other direct expenses ($83), were $50,989.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
  INMAC CORP.:

    We have audited the accompanying consolidated balance sheets of Inmac Corp. and subsidiaries as of July 29, 1995, and July 30, 1994, and the related consolidated statements of income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended July 29, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Inmac Corp. and subsidiaries as of July 29, 1995 and July 30, 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended July 29, 1995, in conformity with generally accepted accounting principles.

/S/ KPMG PEAT MARWICK LLP

San Jose, California
September 11, 1995

                          INMAC CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                        JULY 29, 1995 AND JULY 30, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            1995        1994
                                                                          --------    --------
ASSETS
Current assets:
  Cash and cash equivalents............................................   $ 21,165    $  2,992
  Receivables, less allowance for returns and doubtful receivables of
    $1,927 in 1995 and $2,497 in 1994..................................     48,745      47,395
  Inventories..........................................................     27,924      29,979
  Prepaid expenses.....................................................      3,620       3,661
  Taxes receivable and other current assets............................      4,435       5,167
                                                                          --------    --------
    Total current assets...............................................    105,889      89,194
Property, plant and equipment..........................................      8,402      10,412
Other assets...........................................................      2,058       1,265
                                                                          --------    --------
                                                                          $116,349    $100,871
                                                                          --------    --------
                                                                          --------    --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................   $ 19,528    $ 20,472
  Accrued liabilities..................................................     17,554      14,018
  Bank debt and other liabilities......................................     11,643      29,988
  Income taxes.........................................................      3,902       1,713
                                                                          --------    --------
    Total current liabilities..........................................     52,627      66,191
Long-term debt and other liabilities...................................     20,883       1,127
Stockholders' equity:
  Preferred stock, par value $.01 per share. Authorized 2,000 shares;
    none outstanding...................................................      --          --
  Common stock, par value $.01 per share. Authorized 30,000 shares;
outstanding 10,451 in 1995 and 10,088 in 1994..........................     16,292      14,978
  Retained earnings....................................................     27,184      22,653
  Cumulative translation adjustments...................................       (637)     (4,078)
                                                                          --------    --------
    Total stockholders' equity.........................................     42,839      33,553
Commitments
                                                                          --------    --------
                                                                          $116,349    $100,871
                                                                          --------    --------
                                                                          --------    --------

          See accompanying notes to consolidated financial statements.

                          INMAC CORP. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
           YEARS ENDED JULY 29, 1995, JULY 30, 1994 AND JULY 31, 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 1995        1994        1993
                                                               --------    --------    --------
Sales.......................................................   $362,511    $349,449    $342,027
Cost of sales...............................................    241,986     229,642     201,338
                                                               --------    --------    --------
  Gross profit..............................................    120,525     119,807     140,689
Selling, general and administrative expenses................    109,467     114,045     133,493
Provision for business restructuring........................      --          --         16,546
                                                               --------    --------    --------
  Operating income (loss)...................................     11,058       5,762      (9,350)
Interest expense, net.......................................      1,442       1,635       1,348
                                                               --------    --------    --------
  Income (loss) before income taxes.........................      9,616       4,127     (10,698)
Income taxes................................................      5,085       2,311       3,179
                                                               --------    --------    --------
  Net income (loss).........................................   $  4,531    $  1,816    $(13,877)
                                                               --------    --------    --------
                                                               --------    --------    --------
Net income (loss) per common and common equivalent share....   $   0.42    $   0.17    $  (1.47)
                                                               --------    --------    --------
                                                               --------    --------    --------
Weighted average common and common equivalent shares
outstanding.................................................     10,750      10,831       9,464
                                                               --------    --------    --------
                                                               --------    --------    --------

          See accompanying notes to consolidated financial statements.

                          INMAC CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          YEARS ENDED JULY 29, 1995, JULY 30, 1994, AND JULY 31, 1993
                                 (IN THOUSANDS)

                                              COMMON STOCK
                                           -------------------
                                                                 CUMULATIVE
                                           NO. OF                TRANSLATION   RETAINED   TREASURY
                                           SHARES     AMOUNT     ADJUSTMENTS   EARNINGS    STOCK      TOTAL
                                           ------   ----------   -----------   --------   --------   --------
Balances at July 25, 1992................   9,453    $ 14,565      $ 1,983     $ 34,714   $ (2,012)  $ 49,250
  Net loss...............................    --        --           --          (13,877)     --       (13,877)
  Exercises of common stock options......      83         270       --            --         --           270
  Translation adjustments................    --        --           (7,922)       --         --        (7,922)
                                           ------   ----------   -----------   --------   --------   --------
Balances at July 31, 1993................   9,536      14,835       (5,939)      20,837     (2,012)    27,721
  Net income.............................    --        --           --            1,816      --         1,816
  Exercises of common stock options......     552       1,800       --            --         --         1,800
  Tax effects arising from shares issued
    under stock option plans.............    --           355       --            --         --           355
  Translation adjustments................    --        --            1,861        --         --         1,861
                                           ------   ----------   -----------   --------   --------   --------
Balances at July 30, 1994................  10,088      16,990       (4,078)      22,653     (2,012)    33,553
  Net income.............................    --        --           --            4,531      --         4,531
  Exercises of common stock options......     363       1,220       --            --         --         1,220
  Tax effects arising from shares issued
    under stock option plans.............    --            94       --            --         --            94
  Translation adjustments................    --        --            3,441        --         --         3,441
                                           ------   ----------   -----------   --------   --------   --------
Balances at July 29, 1995................  10,451    $ 18,304      $  (637)    $ 27,184   $ (2,012)  $ 42,839
                                           ------   ----------   -----------   --------   --------   --------
                                           ------   ----------   -----------   --------   --------   --------

          See accompanying notes to consolidated financial statements.

                          INMAC CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           YEARS ENDED JULY 29, 1995, JULY 30, 1994 AND JULY 31, 1993
                                 (IN THOUSANDS)

                                                                  1995        1994        1993
                                                                --------    --------    --------
Cash flows from operating activities:
  Net income (loss)..........................................   $  4,531    $  1,816    $(13,877)
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
      Allowance for returns and doubtful receivables.........       (570)       (939)          8
      Depreciation and amortization..........................      4,289       3,628       2,714
      Loss on disposal of fixed assets.......................        128         721       4,484
      Writedown of assets as part of restructuring...........      --          --          4,809
      Deferred income taxes..................................       (155)        565        (942)
      Tax effects arising from shares issued under stock
        option plans.........................................         94         355       --
      Translation adjustment.................................      2,914       1,862      (6,200)
      Change in operating assets and liabilities:
        Receivables..........................................       (780)     (3,508)        352
        Inventories..........................................      2,055      (3,276)     15,622
        Prepaid expenses & other current assets..............        773      (4,057)      8,389
        Accounts payable and accrued liabilities.............      2,592      (9,012)      2,087
        Income taxes.........................................      2,343         361      (1,182)
        Other assets.........................................       (107)       (218)        427
                                                                --------    --------    --------
        Net cash provided (used) by operating activities.....     18,107     (11,702)     16,691
                                                                --------    --------    --------
Cash flows from investing activities:
  Purchases of property, plant and equipment.................     (2,706)     (6,745)     (5,001)
  Proceeds from sales of equipment...........................        342         234         122
                                                                --------    --------    --------
        Net cash used by investing activities................     (2,364)     (6,511)     (4,879)
                                                                --------    --------    --------
Cash flows from financing activities:
  Proceeds from issuance of long term debt...................     20,000       --          --
  Short-term bank borrowings and repayments..................    (18,277)      8,929     (13,475)
  Repayment of capital lease obligations.....................       (452)       (309)       (245)
  Deferred financing cost....................................       (686)      --          --
  Proceeds from exercise of stock options....................      1,220       1,800         270
                                                                --------    --------    --------
        Net cash provided (used) by financing activities.....      1,805      10,420     (13,450)
                                                                --------    --------    --------
Effect of exchange rate changes on cash......................        625          (1)     (1,722)
                                                                --------    --------    --------
Net increase (decrease) in cash and cash equivalents.........     18,173      (7,794)     (3,360)
Cash and cash equivalents at beginning of year...............      2,992      10,786      14,146
                                                                --------    --------    --------
Cash and cash equivalents at end of year.....................   $ 21,165    $  2,992    $ 10,786
                                                                --------    --------    --------
                                                                --------    --------    --------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest...................................................   $  1,498    $  2,112    $  1,834
                                                                --------    --------    --------
                                                                --------    --------    --------
  Income taxes, net..........................................   $  2,330    $  2,895    $  4,677
                                                                --------    --------    --------
                                                                --------    --------    --------

    Supplemental schedule of noncash investing and financing activities:

    Capital lease obligations totaling $42,000 in fiscal 1995, $436,000 in fiscal 1994, and $978,000 in fiscal 1993 were incurred when the Company entered into leases for new equipment.

          See accompanying notes to consolidated financial statements.

                          INMAC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           YEARS ENDED JULY 29, 1995, JULY 30, 1994 AND JULY 31, 1993

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    This summary of significant accounting principles and policies of Inmac Corp. and its subsidiaries is presented to assist the reader in evaluating the Company's financial statements included in this report. These principles and policies conform to generally accepted accounting principles.

Principles of Consolidation

    The financial statements reflect the consolidated balances of Inmac Corp. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Segment Reporting

    The Company is a direct response marketer of computer accessories, data communications products, and computer hardware and software products. The Company operates in one industry segment.

Revenue Recognition

    Revenue on product sales is recognized upon shipment. Allowances are provided for returns and warranties.

Cost of Sales

    Cost of sales includes costs of purchased and manufactured products and freight charges from suppliers. In fiscal 1994, certain field operations related expenses were reclassified from cost of sales to selling, general and administrative expenses to more accurately reflect the nature of such expenses. This reclassification does not affect earnings. Appropriate reclassifications were made to the fiscal 1993 consolidated financial statements to conform to the fiscal 1994 and fiscal 1995 presentation.

Warranties

    The Company's products are generally under warranty against defects in material and workmanship for a period ranging from one year for most products to a lifetime for certain other products. The Company also has a thirty-day satisfaction guarantee. The Company has established reserves for these anticipated future warranty costs which is periodically adjusted to reflect actual experience.

Cash Equivalents

    The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

Inventories

    Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

Property, Plant and Equipment

    Property, plant and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets which range principally from three

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           YEARS ENDED JULY 29, 1995, JULY 30, 1994 AND JULY 31, 1993

to seven years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the related lease term.

Catalog Costs

    Catalog costs are deferred and amortized over the expected revenue stream to match costs with revenues. The amortization period is thirteen weeks.

Deferred Financing Cost

    Debt financing costs are deferred and amortized as interest expense, using the straight line method, over the term of the related debt.

Foreign Currency Translation

    Assets and liabilities of foreign subsidiaries are translated at year-end rates of exchange and revenues and expenses are translated at the average rates of exchange for the year. Translation gains and losses are excluded from the measurement of net income (loss) and are recorded as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in net income.

Income Taxes

    In August 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. SFAS 109 changed the Company's method of accounting for income taxes from the deferred method to the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and the financial statement carrying amounts. To the extent a deferred tax asset does not meet the more likely than not criterion of SFAS 109, a valuation allowance has been established.

Net Income (Loss) Per Share

    Net income (loss) per share has been computed using the weighted average number of common and common equivalent shares outstanding. Net income (loss) per share includes the effect of dilutive common stock options for all periods except when inclusion would have been antidilutive. The difference between primary and fully diluted earnings per share is not material for any of the periods presented, and has therefore been excluded.

2. INVENTORIES

    Inventories are summarized as follows (in thousands):

                                                                   1995       1994
                                                                  -------    -------
Raw materials and manufacturing supplies.......................   $ 1,621    $ 2,868
Finished goods.................................................    26,303     27,111
                                                                  -------    -------
                                                                  $27,924    $29,979
                                                                  -------    -------
                                                                  -------    -------

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           YEARS ENDED JULY 29, 1995, JULY 30, 1994 AND JULY 31, 1993

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, net, are summarized as follows (in thousands):

                                                                   1995       1994
                                                                  -------    -------
Land and buildings.............................................   $ --       $   324
Machinery and equipment........................................    13,722     13,901
Furniture and fixtures.........................................     4,614      4,937
Leasehold improvements.........................................     3,540      3,351
                                                                  -------    -------
                                                                   21,876     22,513
Accumulated depreciation and amortization......................   (13,474)   (12,101)
                                                                  -------    -------
                                                                  $ 8,402    $10,412
                                                                  -------    -------
                                                                  -------    -------

4. ACCRUED LIABILITIES

    Accrued liabilities are summarized as follows (in thousands):

                                                                   1995       1994
                                                                  -------    -------
Payroll and related items......................................   $ 6,624    $ 4,183
Accrued restructuring costs....................................       233        754
Other..........................................................    10,697      9,081
                                                                  -------    -------
                                                                  $17,554    $14,018
                                                                  -------    -------
                                                                  -------    -------

5. BANK DEBT

    Long-term debt consisted of the following:

                                                                   1995       1994
                                                                  -------    -------
9.87% unsecured senior notes...................................   $13,000    $ --
10.24% unsecured senior notes payable in Netherlands Guilders
(NLG)..........................................................     7,057      --
Other long-term borrowings.....................................     1,195      1,435
                                                                  -------    -------
                                                                   21,252      1,435
Less current maturities........................................      (369)      (308)
                                                                  -------    -------
Total long-term debt...........................................   $20,883    $ 1,127
                                                                  -------    -------
                                                                  -------    -------

    Aggregate maturities of long-term debt for the next five years are as follows (in thousands): 1996--$369; 1997--$2,353; 1998--$4,338; 1999--$4,162;
2000--$4,011; and thereafter--$6,019.

    On June 29, 1995, the Company issued notes for $13,000,000 and NLG 10,918,600 (US $7,057,000 at July 29, 1995 currency exchange rate) of unsecured senior debt in a private placement (the "Notes"). The Notes mature beginning in fiscal 1997 through fiscal 2002. The Notes are subject to covenants that restrict the Company's ability to pay dividends, incur indebtedness, and repurchase Company stock. Further, to the extent a lien is placed on a current asset of the Company, the Company covenants that it will secure the Notes equally and ratably.

    On June 30, 1995, the Company entered into a currency swap agreement to hedge currency risk on interest and principal payments on $7,000,000 of the Notes. The swap agreement effectively converted

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           YEARS ENDED JULY 29, 1995, JULY 30, 1994 AND JULY 31, 1993

$7,000,000 of the Notes into Deutsche Mark debt with a fixed interest rate of 10.02%. The counterparty on the swap agreement is a major international financial institution.

    On July 27, 1995, the Company entered into a $30,000,000 unsecured multi-currency revolving credit facility with a syndicate of banks (the "Facility"). The Facility is intended to replace various revolving credit facilities with banks in various countries in which the Company does business. In general, borrowings under the Facility carry interest at the London Interbank Offered Rate (LIBOR) plus 1.15%. As of fiscal year end, no borrowings under the Facility were outstanding. The Company pays an annual commitment fee of 0.3% on the unused portion of the Facility.

    Short-term bank debt at fiscal year end consisted of borrowings under six revolving credit facilities most of which expired on or before September 13, 1995, replaced by the Facility discussed above. Borrowings under these lines bear interest at Inmac's option of the prime rate or LIBOR.

6. COMMITMENTS

    The Company leases its offices, warehouses and manufacturing facilities under lease agreements which expire at various dates through 2015.

    Future minimum lease payments under noncancellable capital and operating leases as of July 29, 1995, are (in thousands):

    FISCAL YEAR
    -----------
1996...........................................................   $ 7,062
1997...........................................................     6,238
1998...........................................................     4,869
1999...........................................................     3,070
2000...........................................................     1,794
Thereafter.....................................................    12,064
                                                                  -------
    Total minimum lease payments...............................   $35,097
                                                                  -------
                                                                  -------

    Rent expense under operating leases was $7.2 million in 1995, $8.8 million in 1994, and $9.2 million in 1993.

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           YEARS ENDED JULY 29, 1995, JULY 30, 1994 AND JULY 31, 1993

7. STOCKHOLDERS' EQUITY

    A summary of the activity under the Company's stock option plans for the three years ended July 29, 1995, is as follows:

                                                            SHARES          PRICES
                                                          ----------    --------------
Outstanding at July 25, 1992...........................      971,100    $3.500- 13.500
  Granted..............................................    2,326,485     3.125-  6.125
  Exercised............................................      (83,098)    3.125-  3.250
  Canceled or expired..................................   (1,228,014)    3.125-  6.625
                                                          ----------
Outstanding at July 31, 1993...........................    1,986,473     3.125- 13.500
  Granted..............................................      420,050     3.375-  8.000
  Exercised............................................     (552,467)    3.125-  4.500
  Canceled or expired..................................     (113,403)    3.125- 13.500
                                                          ----------
Outstanding at July 30, 1994...........................    1,740,653     3.125-  8.000
  Granted..............................................      339,550     3.250-  6.375
  Exercised............................................     (362,781)    3.125-  6.625
  Canceled or expired..................................     (196,660)    3.125-  7.625
                                                          ----------
Outstanding at July 29, 1995...........................    1,520,762     3.125-  8.000
                                                          ----------
                                                          ----------
Balances as of July 29, 1995:
  Exercisable..........................................      608,658    $3.125-  8.000
  Available for Future Grant...........................      169,717

    Generally, options vest in monthly increments during a four or five year period from the date of grant. Vested options are exercisable during the ten year period from the date of grant. The Company adopted an option exchange program in September 1992 whereby holders of common stock options under the 1983 Stock Option Plan on October 6, 1992, were given the opportunity to exchange options for 959,100 shares at a weighted average exercise price of $5.14 per share for the same number of options at $3.25 per share, the fair market value of the stock on that date. The holders of these exchanged options maintain all the rights and privileges associated with the original grant, except the new options were not exercisable until April 6, 1993. The effect of the exchange is reflected in the fiscal 1993 activity above.

    In connection with the unsecured senior debt, the Company issued 175,000 warrants as consideration for the execution of the financing agreement. The exercise price of the warrants is $6.756. The expiration date is September 15, 2001.

    Authorized, unissued shares of common stock were reserved for the following purposes as of the end of each fiscal year noted:

                                                      1995         1994         1993
                                                    ---------    ---------    ---------
Employee & Director Stock Plans..................   1,690,479    2,099,581    2,213,077
Warrants.........................................     175,000       --           --
                                                    ---------    ---------    ---------
Total authorized, unissued shares................   1,865,479    2,099,581    2,213,077
                                                    ---------    ---------    ---------
                                                    ---------    ---------    ---------

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           YEARS ENDED JULY 29, 1995, JULY 30, 1994 AND JULY 31, 1993

8. INCOME TAXES

    The Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109) Accounting for Income Taxes at the beginning of fiscal 1994. Adoption of SFAS 109 did not have a significant effect on the determination of income tax expense, nor did it result in a cumulative effect adjustment on the Company's opening retained earnings for fiscal 1994.

    The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The provision for income taxes consisted of (in thousands):

                                                            1995      1994      1993
                                                           ------    ------    -------
Current:
  State and Local.......................................   $   19    $   50    $    50
  Foreign...............................................    5,221     1,696      4,071
                                                           ------    ------    -------
                                                            5,240     1,746      4,121
                                                           ------    ------    -------
Deferred:
  State and Local.......................................       50       (50)     --
  Foreign...............................................     (205)      615       (942)
                                                           ------    ------    -------
                                                             (155)      565       (942)
                                                           ------    ------    -------
  Total income taxes....................................   $5,085    $2,311    $ 3,179
                                                           ------    ------    -------
                                                           ------    ------    -------

    Tax benefit of $0.1 million and $0.4 million in fiscal 1995 and fiscal 1994, respectively, was allocated to additional paid-in capital for deductions associated with the Company's stock option plans.

    The provision for income taxes differs from the "expected" tax expense (computed by applying the Federal statutory corporate rate to income (loss) before taxes). A reconciliation between the Company's expected tax expense and the actual tax expense is as follows (in thousands):

                                                            1995      1994      1993
                                                           ------    ------    -------
Income taxes based on Federal statutory rate............   $3,269    $1,403    $(3,637)
State income taxes, net of Federal income tax effect....       69      --           30
Tax rate differential on foreign income and effect of
  foreign losses........................................    1,202      (955)     1,971
Unutilized U.S. losses..................................      545     1,813      4,844
Other adjustments.......................................     --          50        (29)
                                                           ------    ------    -------
Total income taxes......................................   $5,085    $2,311    $ 3,179
                                                           ------    ------    -------
                                                           ------    ------    -------

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           YEARS ENDED JULY 29, 1995, JULY 30, 1994 AND JULY 31, 1993

    Major components of the deferred provision for income taxes prior to the adoption of SFAS 109 are as follows (in thousands):

                                                                             1993
                                                                             -----
Tax depreciation in excess of depreciation reported in the financial
statements................................................................   $  (6)
Catalog expenses deferred for financial reporting.........................       3
Non-deductible portion of inventory and warranty reserve..................      85
Effect of installment sales & bad debts...................................       1
Restructuring charges.....................................................    (924)
Other.....................................................................    (101)
                                                                             -----
                                                                             $(942)
                                                                             -----
                                                                             -----

    Deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards and credit carryforwards if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under this criterion, a valuation allowance must be established. Based on historical taxable income and future taxable income projections over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize tax benefit in an amount equivalent to the net deferred tax asset. Major components of deferred tax assets and liabilities including the corresponding valuation allowance are as follows (in thousands):

                                                                   1995       1994
                                                                  -------    -------
Deferred Tax Assets:
  Net operating losses and credit carryforwards................   $13,704    $12,646
  Inventory valuation..........................................       605      1,030
  Employee benefits............................................       609        429
  Receivable valuation.........................................       153        343
  Restructuring................................................        82        371
  Miscellaneous accrued expenses...............................       636        419
  Other........................................................       262        270
                                                                  -------    -------
    Deferred tax asset before valuation allowance..............    16,051     15,508
  Valuation allowance..........................................   (14,375)   (13,771)
                                                                  -------    -------
    Deferred tax asset net of valuation allowance..............     1,676      1,737
Deferred Tax Liabilities:
  Catalog Costs................................................      (521)      (651)
  Deferred income..............................................      (252)      (303)
  Other........................................................     --           (35)
                                                                  -------    -------
    Deferred tax liability.....................................      (773)      (989)
                                                                  -------    -------
  Net Deferred Tax Asset.......................................   $   903    $   748
                                                                  -------    -------
                                                                  -------    -------

    The Company has approximately $4.5 million in unutilized foreign operating loss carryforwards and approximately $34 million in U.S. Federal operating loss carryforwards. Of these loss carryforwards, $3.7 million have no expiration dates; $34 million expire beginning fiscal 2008 through fiscal 2010; and $0.8 million expire beginning fiscal 2001 through fiscal 2002. In addition, the Company has approximately $0.6 million of unutilized alternative minimum tax credits that can be carried forward indefinitely. Under U.S. tax law, certain changes in stock ownership can result in a limitation on the

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           YEARS ENDED JULY 29, 1995, JULY 30, 1994 AND JULY 31, 1993

amount of net operating loss that can be utilized each year. Under the tax laws of the foreign countries in which the Company does business, certain changes in stock ownership can result in restrictions on the use of net operating losses. The net operating losses are potentially subject to these limitations. Approximately $1.0 million of the valuation allowance associated with net operating loss and credit carryforwards will be allocated to additional paid-in capital when realized.

    A breakdown of pretax domestic and foreign income after allocation of elimination entries is as follows (in thousands):

                                                         1995       1994        1993
                                                        -------    -------    --------
Domestic.............................................   $(1,602)   $(5,332)   $(14,249)
Foreign..............................................    11,218      9,459       3,551
                                                        -------    -------    --------
Income (loss) before income taxes....................   $ 9,616    $ 4,127    $(10,698)
                                                        -------    -------    --------
                                                        -------    -------    --------

9. EMPLOYEE PROFIT SHARING, BONUS AND BENEFIT PLANS

    The Company has various profit sharing and bonus plans under which payments may be made to employees and to senior management. All payments made pursuant to the profit sharing and bonus plans are solely at the discretion of the Board of Directors. Expenses under these plans were approximately $1.8 million in 1995, $0.1 million in 1994 and $1.1 million in 1993. The Company's contributions to an employee investment plan pursuant to Section 401(k) of the Internal Revenue Code totaled approximately $0.1 million in 1995, $0.1 million in 1994 and $0.2 million in 1993.

10. FOREIGN OPERATIONS

    The Company had operations in fiscal 1994 in North America (Canada and U.S.) and in Europe (the U.K., Germany, France, the Netherlands and Sweden). The Company sold its two store retail operation in the U.K. and closed its Japan operation in fiscal 1993.

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           YEARS ENDED JULY 29, 1995, JULY 30, 1994 AND JULY 31, 1993

    The consolidated financial statements include the following significant components and the elimination of intercompany balances and transactions (in thousands):

                                                       1995        1994        1993
                                                     --------    --------    --------
Assets:
  Europe..........................................   $116,844    $ 80,805    $ 71,315
  North America...................................     44,536      41,596      44,060
  Intercompany eliminations.......................    (45,031)    (21,530)    (21,244)
                                                     --------    --------    --------
                                                     $116,349    $100,871    $ 94,131
                                                     --------    --------    --------
                                                     --------    --------    --------
Sales:
  Europe..........................................   $263,493    $236,109    $234,995
  North America...................................     99,018     113,340     107,126
  Intercompany eliminations.......................      --          --            (94)
                                                     --------    --------    --------
                                                     $362,511    $349,449    $342,027
                                                     --------    --------    --------
                                                     --------    --------    --------
Income before income taxes:
  Europe..........................................   $ 11,303    $  6,489    $  7,222
  North America...................................     (1,687)    (10,321)    (10,075)
  Intercompany eliminations and consolidating
adjustments.......................................      --          7,959      (7,845)
                                                     --------    --------    --------
                                                     $  9,616    $  4,127    $(10,698)
                                                     --------    --------    --------
                                                     --------    --------    --------

    The Company's assets located outside the United States consist primarily of cash, accounts receivable and inventories. Intercompany eliminations relating to revenues resulted primarily from sales from the parent company to its subsidiaries.

11. INTEREST EXPENSE, NET

    Interest expense, net, consists of (in thousands):

                                                       1995        1994        1993
                                                     --------    --------    --------
  Interest Expense................................   $  2,386    $  2,283    $  2,743
  Interest Income.................................       (944)       (648)     (1,395)
                                                     --------    --------    --------
    Interest Expense, Net.........................   $  1,442    $  1,635    $  1,348
                                                     --------    --------    --------
                                                     --------    --------    --------

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           YEARS ENDED JULY 29, 1995, JULY 30, 1994 AND JULY 31, 1993

12. QUARTERLY DATA (UNAUDITED)

    The following tables present selected quarterly data for fiscal 1995 and 1994 (in thousands, except per share data):

                                                       FISCAL 1995 QUARTERS ENDED
                                              --------------------------------------------
                                              OCT. 29,    JAN. 28,    APR. 29,    JULY 29,
                                                1994        1995        1995        1995
                                              --------    --------    --------    --------
Sales......................................   $ 83,875    $ 89,713    $101,326    $ 87,597
Gross profit...............................   $ 28,605    $ 31,311    $ 32,772    $ 27,837
Net income.................................   $  1,051    $  1,033    $  1,921    $    526
Net income per share.......................   $   0.10    $   0.10    $   0.18    $   0.05
Market price of common stock:
  High.....................................   $      7    $  6 1/4    $  6 3/8    $  9 1/2
  Low......................................   $  4 3/8    $  4 3/4    $4 11/16    $  5 1/2

                                                        FISCAL 1994 QUARTERS ENDED
                                               --------------------------------------------
                                               OCT. 30,    JAN. 29,    APR. 30,    JULY 30,
                                                 1993        1994        1994        1994
                                               --------    --------    --------    --------
Sales.......................................   $ 79,126    $ 88,926    $ 98,592    $ 82,805
Gross profit................................   $ 29,890    $ 30,711    $ 32,008    $ 27,198
Net income (loss)...........................   $    642    $    718    $  1,040    $   (584)
Net income (loss) per share.................   $   0.06    $   0.07    $   0.10    $  (0.06)
Market price of common stock:
  High......................................   $ 12 1/2    $ 12 5/8    $  9 3/8    $  6 1/2
  Low.......................................   $  5 1/2    $  6 1/2    $  5 5/8    $  3 1/4

    The Company has experienced, and expects to continue to experience, fluctuations in sales and net income on a quarterly basis. These fluctuations are due to a number of factors, including seasonality, the timing of catalog mailings, the impact of new marketing or new business development programs, and currency fluctuations.

13. BUSINESS RESTRUCTURING

    The 1993 results include pretax charges of $16.5 million ($14.9 million after taxes or $1.57 per share) for the estimated costs of closing or selling unprofitable operations, disposing of poorly performing assets, revaluing certain fixed assets, writing down inventories to net realizable values, and providing for severance costs related to the strategic restructuring of the management organization. These costs are identified as "Provision for business restructuring" in the Company's financial statements.

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
           YEARS ENDED JULY 29, 1995, JULY 30, 1994 AND JULY 31, 1993

    The accrued restructuring costs balance, identified in Note 4--Accrued Liabilities, is analyzed as follows (in thousands):

                                                            1995      1994       1993
                                                            -----    -------    ------
Balance at beginning of year.............................   $ 754    $ 3,145    $  269
Deductions for costs of facilities closed in fiscal 1989
restructuring............................................    --         (201)      (68)
Accruals in fiscal 1993 for current portion of estimated
future costs of fiscal 1993 restructuring................    --        --        2,944
Accrued restructuring cost balances reclassified from
  long-term debt and other liabilities...................    --          840      --
Deductions for cash expenses of severance, benefits,
  relocations, facility moves, and software changes, etc.
  as provided for in the business restructuring in fiscal
1993.....................................................    (521)    (3,030)     --
                                                            -----    -------    ------
Balance at end of year...................................   $ 233    $   754    $3,145
                                                            -----    -------    ------
                                                            -----    -------    ------

    The deductions in fiscal 1995 and 1994 for cash expenses provided for in the business restructuring in fiscal 1993 include the following items (in thousands):

                                                                      1995     1994
                                                                      ----    ------
Severance, benefits, and related costs.............................   $362    $1,554
Costs to move Inmac S.A. (France)..................................    --        374
Costs to move Inmac A.B. (Sweden)..................................    --        338
U.S. relocation costs..............................................    159       223
Hiring, training, and outplacement.................................    --         96
Software changes necessitated by new operating structure...........    --         99
Other..............................................................    --        346
                                                                      ----    ------
                                                                      $521    $3,030
                                                                      ----    ------
                                                                      ----    ------

                          INMAC CORP. AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEETS AS OF
                       OCTOBER 28, 1995 AND JULY 29, 1995
                                 (IN THOUSANDS)

                                                                         OCTOBER 28,    JULY 29,
                                                                            1995          1995
                                                                         -----------    --------
                                                                         (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........................................    $  10,548     $ 21,165
  Receivables, net of allowances......................................       54,974       48,745
  Inventories.........................................................       28,321       27,924
  Prepaid expenses....................................................        4,130        3,620
  Taxes receivable and other current assets...........................        4,439        4,435
                                                                         -----------    --------
      Total current assets............................................      102,412      105,889
                                                                         -----------    --------
Property, plant and equipment, net....................................        7,791        8,402
Other assets..........................................................        1,797        2,058
                                                                         -----------    --------
      Total assets....................................................    $ 112,000     $116,349
                                                                         -----------    --------
                                                                         -----------    --------
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................    $  24,379     $ 19,528
  Accrued liabilities.................................................       20,464       17,554
  Bank debt and other liabilities.....................................          334       11,643
  Income taxes........................................................        2,878        3,902
                                                                         -----------    --------
      Total current liabilities.......................................       48,055       52,627
Long-term debt and other liabilities..................................       20,520       20,883
Stockholders' equity:
  Preferred stock, par value $.01 per share. Authorized 2,000 shares;
    none outstanding..................................................       --            --
  Common stock, par value $.01 per share. Authorized 30,000 shares;
    outstanding 10,560 at October 1995 and 10,451 at July 1995........       16,669       16,292
  Retained earnings...................................................       28,286       27,184
  Cumulative translation adjustments..................................       (1,530)        (637)
                                                                         -----------    --------
      Total stockholders' equity......................................       43,425       42,839
      Total liabilities and stockholders' equity......................    $ 112,000     $116,349
                                                                         -----------    --------
                                                                         -----------    --------

          See accompanying notes to consolidated financial statements.

                          INMAC CORP. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
        FOR THE THREE MONTHS ENDED OCTOBER 28, 1995 AND OCTOBER 29, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                             THREE MONTHS ENDED
                                                                         --------------------------
                                                                         OCTOBER 28,    OCTOBER 29,
                                                                            1995           1994
                                                                         -----------    -----------
Sales.................................................................     $90,404        $83,875
Cost of sales.........................................................      60,900         55,270
                                                                         -----------    -----------
  Gross profit........................................................      29,504         28,605
Selling, general, and administrative expenses.........................      27,028         26,063
                                                                         -----------    -----------
  Operating income....................................................       2,476          2,542
Interest expense, net.................................................         510            364
                                                                         -----------    -----------
  Income before income taxes..........................................       1,966          2,178
Income taxes..........................................................         864          1,127
                                                                         -----------    -----------
  Net income..........................................................     $ 1,102        $ 1,051
                                                                         -----------    -----------
                                                                         -----------    -----------
Net income per common and common equivalent share.....................     $  0.10        $  0.10
                                                                         -----------    -----------
                                                                         -----------    -----------
Weighted average common and common equivalent shares outstanding......      11,143         10,671
                                                                         -----------    -----------
                                                                         -----------    -----------

          See accompanying notes to consolidated financial statements.

                          INMAC CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE THREE MONTHS ENDED
                     OCTOBER 28, 1995 AND OCTOBER 29, 1994
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                             THREE MONTHS ENDED
                                                                         --------------------------
                                                                         OCTOBER 28,    OCTOBER 29,
                                                                            1995           1994
                                                                         -----------    -----------
Cash flows from operating activities:
  Net income..........................................................    $   1,102       $ 1,051
  Adjustments to reconcile net income to net cash provided by operating activities:
    Allowance for returns and doubtful receivables....................           57           154
    Depreciation and amortization.....................................          750         1,250
    (Gain)/Loss on disposal of fixed assets...........................          (11)           53
    Translation adjustment............................................         (732)        1,375
    Change in operating assets and liabilities:
      Receivables.....................................................       (6,286)       (5,622)
      Inventories.....................................................         (397)          920
      Prepaid expenses and other current assets.......................         (514)       (2,402)
      Accounts payable and accrued liabilities........................        7,761        11,035
      Income taxes....................................................       (1,142)          371
      Other assets....................................................          261            60
                                                                         -----------    -----------
        Net cash provided by operating activities.....................          849         8,245
                                                                         -----------    -----------
Cash flows from investing activities:
  Purchases of property, plant, and equipment.........................         (145)         (835)
  Proceeds from sales of property and equipment.......................           17            67
                                                                         -----------    -----------
        Net cash used in investing activities.........................         (128)         (768)
                                                                         -----------    -----------
Cash flows from financing activities:
  Short-term bank borrowings and repayments...........................      (11,268)       (6,151)
  Principal payments under capital lease obligations..................         (118)          (35)
  Proceeds from sale of common stock..................................          377           124
                                                                         -----------    -----------
        Net cash used by financing activities.........................      (11,009)       (6,062)
                                                                         -----------    -----------
Effect of exchange rate changes on cash...............................         (329)          237
                                                                         -----------    -----------
Net increase (decrease) in cash and cash equivalents..................      (10,617)        1,652
Cash and cash equivalents at beginning of year........................       21,165         2,992
                                                                         -----------    -----------
Cash and cash equivalents year-to-date................................    $  10,548       $ 4,644
                                                                         -----------    -----------
                                                                         -----------    -----------
Supplemental disclosures of cash flow information:
  Cash paid year-to-date for:
    Interest..........................................................    $     592       $   263
                                                                         -----------    -----------
                                                                         -----------    -----------
    Income taxes......................................................    $   2,498       $   689
                                                                         -----------    -----------
                                                                         -----------    -----------

          See accompanying notes to consolidated financial statements.

                          INMAC CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  QUARTERS ENDED OCTOBER 28, 1995 (UNAUDITED) AND OCTOBER 29, 1994 (UNAUDITED)
                          AND YEAR ENDED JULY 29, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    This summary of significant accounting principles and policies of Inmac Corp. and its subsidiaries is presented to assist the reader in evaluating the Company's financial statements included in this report. These principles and policies conform to generally accepted accounting principles.

PRINCIPLES OF CONSOLIDATION

    The financial statements reflect the consolidated balances of Inmac Corp. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

SEGMENT REPORTING

    The Company is a direct response marketer of computer accessories, data communications products, and computer hardware and software products. The Company operates in one industry segment.

REVENUE RECOGNITION

    Revenue on product sales is recognized upon shipment. Allowances are provided for returns and warranties.

WARRANTIES

    The Company's products are generally under warranty against defects in material and workmanship for a period ranging from one year for most products to a lifetime for certain other products. The Company also has a thirty-day satisfaction guarantee. The Company has established reserves for these anticipated future warranty costs which is periodically adjusted to reflect actual experience.

CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets which range principally from three to seven years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the related lease term.

CATALOG COSTS

    Catalog costs are deferred and amortized over the expected revenue stream to match costs with revenues. The amortization period is thirteen weeks.

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  QUARTERS ENDED OCTOBER 28, 1995 (UNAUDITED) AND OCTOBER 29, 1994 (UNAUDITED)
                          AND YEAR ENDED JULY 29, 1995

DEFERRED FINANCING COST

    Debt financing costs are deferred and amortized as interest expense, using the straight line method, over the term of the related debt.

FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of foreign subsidiaries are translated at year-end rates of exchange and revenues and expenses are translated at the average rates of exchange for the year. Translation gains and losses are excluded from the measurement of net income (loss) and are recorded as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in net income.

INCOME TAXES

    The Company uses the asset and liability method of accounting for income taxes. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and the financial statement carrying amounts. To the extent a deferred tax asset does not meet the more likely than not criterion of SFAS 109, a valuation allowance has been established.

NET INCOME (LOSS) PER SHARE

    Net income per share has been computed using the weighted average number of common and common equivalent shares outstanding. Net income per share includes the effect of dilutive common stock options for all periods. The difference between primary and fully diluted earnings per share is not material for any of the periods presented, and has therefore been excluded.

QUARTERLY INFORMATION

    The financial statements as of October 28, 1995 and for the three months ended October 28, 1995 and October 29, 1994 were prepared by Inmac without audit and are subject to year-end adjustment. It is suggested that these interim statements be read in conjunction with the audited financial statements and notes thereto included in Inmac's Annual report filed on Form 10-K for the fiscal year ended July 29, 1995.

2. INVENTORIES

    Inventories are summarized as follows (in thousands):

                                                                   OCTOBER     JULY
                                                                    1995       1995
                                                                   -------    -------
Raw materials and manufacturing supplies........................   $ 1,472    $ 1,621
Finished goods..................................................    26,849     26,303
                                                                   -------    -------
                                                                   $28,321    $27,924
                                                                   -------    -------
                                                                   -------    -------

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  QUARTERS ENDED OCTOBER 28, 1995 (UNAUDITED) AND OCTOBER 29, 1994 (UNAUDITED)
                          AND YEAR ENDED JULY 29, 1995

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, net, are summarized as follows (in thousands):

                                                                    OCTOBER     JULY
                                                                     1995       1995
                                                                    -------    -------
Machinery and equipment..........................................    13,809     13,722
Furniture and fixtures...........................................     4,654      4,614
Leasehold improvements...........................................     3,499      3,540
                                                                    -------    -------
                                                                     21,962     21,876
Accumulated depreciation and amortization........................   (14,171)   (13,474)
                                                                    -------    -------
                                                                    $ 7,791    $ 8,402
                                                                    -------    -------
                                                                    -------    -------

4. ACCRUED LIABILITIES

    Accrued liabilities are summarized as follows (in thousands):

                                                                   OCTOBER     JULY
                                                                    1995       1995
                                                                   -------    -------
Payroll and related items.......................................   $ 6,634    $ 6,624
Accrued restructuring costs.....................................       204        233
Other...........................................................    13,626     10,697
                                                                   -------    -------
                                                                   $20,464    $17,554
                                                                   -------    -------
                                                                   -------    -------

5. BANK DEBT

    Long-term debt consisted of the following (in thousands):

                                                                   OCTOBER     JULY
                                                                    1995       1995
                                                                   -------    -------
9.87% unsecured senior notes....................................   $13,000    $13,000
10.24% unsecured senior notes payable in Netherlands Guilders
(NLG)...........................................................     6,928      7,057
Other long-term borrowings......................................       926      1,195
                                                                   -------    -------
                                                                    20,854     21,252
Less current maturities.........................................      (334)      (369)
                                                                   -------    -------
Total long-term debt............................................   $20,520    $20,883
                                                                   -------    -------
                                                                   -------    -------

    Aggregate maturities of long-term debt for the next five years as of October 28, 1995, are as follows (in thousands): 1996--$222; 1997--$2,294; 1998--$4,270;
1999 - $4,104; 2000--$3,986; and thereafter--$5,978.

    On June 29, 1995, the Company issued notes for $13,000,000 and NLG 10,918,600 (US $6,927,852 at October 28, 1995, currency exchange rate) of unsecured senior debt in a private placement (the "Notes"). The Notes mature beginning in fiscal 1997 through fiscal 2002. The Notes are subject to covenants that restrict the Company's ability to pay dividends, incur indebtedness, and

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  QUARTERS ENDED OCTOBER 28, 1995 (UNAUDITED) AND OCTOBER 29, 1994 (UNAUDITED)
                          AND YEAR ENDED JULY 29, 1995

repurchase Company stock. Further, to the extent a lien is placed on a current asset of the Company, the Company covenants that it will secure the Notes equally and ratably.

    On June 30, 1995, the Company entered into a currency swap agreement to hedge currency risk on interest and principal payments on $7,000,000 of the Notes. The swap agreement effectively converted $7,000,000 of the Notes into Deutsche Mark debt with a fixed interest rate of 10.02%. The counterparty on the swap agreement is a major international financial institution.

    On July 27, 1995, the Company entered into a $30,000,000 unsecured multi-currency revolving credit facility with a syndicate of banks (the "Facility"). The Facility is intended to replace various revolving credit facilities with banks in various countries in which the Company does business. In general, borrowings under the Facility carry interest at the London Interbank Offered Rate (LIBOR) plus 1.15%. As of fiscal year end, no borrowings under the Facility were outstanding. The Company pays an annual commitment fee of 0.3% on the unused portion of the Facility. As of October 28, 1995, the Company has no borrowings outstanding under the Facility.

    Short-term bank debt at July 29, 1995 consisted of borrowings under six revolving credit facilities most of which expired on or before September 13, 1995, replaced by the Facility discussed above.

6. COMMITMENTS

    The Company leases its offices, warehouses and manufacturing facilities under lease agreements which expire at various dates through 2015.

    Future minimum lease payments under noncancellable capital and operating leases as of October 28, 1995, are (in thousands):

FISCAL YEAR
-----------
1996......................................................................   $ 5,297
1997......................................................................     6,238
1998......................................................................     4,869
1999......................................................................     3,070
2000......................................................................     1,794
Thereafter................................................................    12,064
                                                                             -------
Total minimum lease payments..............................................   $33,332
                                                                             -------
                                                                             -------

    Rent expense under operating leases was $1.7 million for the three months ended October 28, 1995 and $2.0 million for the three months ended October 29, 1994.

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  QUARTERS ENDED OCTOBER 28, 1995 (UNAUDITED) AND OCTOBER 29, 1994 (UNAUDITED)
                          AND YEAR ENDED JULY 29, 1995

7. STOCKHOLDERS' EQUITY

    A summary of the activity under the Company's stock option plans for the three years ended July 29, 1995 and the quarter ended October 28, 1995, is as follows:

                                                             SHARES          PRICES
                                                           ----------    --------------
Outstanding at July 25, 1992............................      971,100    $3.500- 13.500
  Granted...............................................    2,326,485     3.125-  6.125
  Exercised.............................................      (83,098)    3.125-  3.250
  Canceled or expired...................................   (1,228,014)    3.125-  6.625
                                                           ----------
Outstanding at July 31, 1993............................    1,986,473     3.125- 13.500
  Granted...............................................      420,050     3.375-  8.000
  Exercised.............................................     (552,467)    3.125-  4.500
  Canceled or expired...................................     (113,403)    3.125- 13.500
                                                           ----------
Outstanding at July 30, 1994............................    1,740,653     3.125-  8.000
  Granted...............................................      339,550     3.250-  6.375
  Exercised.............................................     (362,781)    3.125-  6.625
  Canceled or expired...................................     (196,660)    3.125-  7.625
                                                           ----------
Outstanding at July 29, 1995............................    1,520,762     3.125-  8.000
  Granted...............................................       80,600     6.203-  9.250
  Exercised.............................................     (108,498)    3.250-  7.625
  Canceled or expired...................................      (91,152)    3.250-  7.625
                                                           ----------
Outstanding at October 28, 1995.........................    1,401,712     3.125-  9.250
                                                           ----------
                                                           ----------

Balances as of October 28, 1995:
  Exercisable...........................................      639,674    $3.125-  8.000
  Available for Future Grant............................      163,390

    Generally, options vest in monthly increments during a four or five year period from the date of grant. Vested options are exercisable during the ten year period from the date of grant. The Company adopted an option exchange program in September 1992 whereby holders of common stock options under the 1983 Stock Option Plan on October 6, 1992, were given the opportunity to exchange options for 959,100 shares at a weighted average exercise price of $5.14 per share for the same number of options at $3.25 per share, the fair market value of the stock on that date. The holders of these exchanged options maintain all the rights and privileges associated with the original grant, except the new options were not exercisable until April 6, 1993. The effect of the exchange is reflected in the fiscal 1993 activity above.

    In connection with the unsecured senior debt, the Company issued 175,000 warrants as consideration for the execution of the financing agreement. The exercise price of the warrants is $6.756. The expiration date is September 15, 2001.

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  QUARTERS ENDED OCTOBER 28, 1995 (UNAUDITED) AND OCTOBER 29, 1994 (UNAUDITED)
                          AND YEAR ENDED JULY 29, 1995

    Authorized, unissued shares of common stock were reserved for the following purposes as of the end of each fiscal year noted:

                                                                 OCTOBER       JULY
                                                                  1995         1995
                                                                ---------    ---------
Employee & Director Stock Plans..............................   1,565,102    1,690,479
Warrants.....................................................     175,000      175,000
                                                                ---------    ---------
    Total authorized, unissued shares........................   1,740,102    1,865,479
                                                                ---------    ---------
                                                                ---------    ---------

8. INCOME TAXES

    The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The provision for income taxes consisted of (in thousands):

                                                                      OCTOBER    OCTOBER
                                                                       1995       1994
                                                                      -------    -------
Current:
  State and Local..................................................    $  20     $    10
  Foreign..........................................................      635       1,152
                                                                      -------    -------
                                                                         655       1,162
Deferred:
  State and Local..................................................       10          20
  Foreign..........................................................      199         (55)
                                                                      -------    -------
                                                                         209         (35)
                                                                      -------    -------
    Total income taxes.............................................    $ 864     $ 1,127
                                                                      -------    -------
                                                                      -------    -------

    The provision for income taxes differs from the "expected" tax expense (computed by applying the Federal statutory corporate rate to income (loss) before taxes). A reconciliation between the Company's expected tax expense and the actual tax expense is as follows (in thousands):

                                                                      OCTOBER    OCTOBER
                                                                       1995       1994
                                                                      -------    -------
Income taxes based on Federal statutory rate.......................    $ 668     $   741
State income taxes, net of Federal income tax effect...............       10          10
Tax rate differential on foreign income and effect of foreign
losses.............................................................      180         252
Unutilized U.S. losses.............................................     --           124
Other adjustments..................................................        6       --
                                                                      -------    -------
    Total income taxes.............................................    $ 864     $ 1,127
                                                                      -------    -------
                                                                      -------    -------

    Deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards and credit carryforwards if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under this criterion, a valuation allowance must be established. Based on historical taxable income and future taxable income projections over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  QUARTERS ENDED OCTOBER 28, 1995 (UNAUDITED) AND OCTOBER 29, 1994 (UNAUDITED)
                          AND YEAR ENDED JULY 29, 1995

Company will realize tax benefit in an amount equivalent to the net deferred tax asset. Major components of deferred tax assets and liabilities including the corresponding valuation allowance are as follows (in thousands):

                                                                  OCTOBER       JULY
                                                                    1995        1995
                                                                  --------    --------
Deferred Tax Assets:
  Net operating losses and credit carryforwards................   $ 13,902    $ 13,704
  Inventory valuation..........................................        543         605
  Employee benefits............................................        515         609
  Receivable valuation.........................................        165         153
  Restructuring................................................         70          82
  Miscellaneous accrued expenses...............................        629         636
  Other........................................................        275         262
                                                                  --------    --------
    Deferred tax asset before valuation allowance..............     16,099      16,051
  Valuation allowance..........................................    (14,625)    (14,375)
                                                                  --------    --------
    Deferred tax asset net of valuation allowance..............      1,474       1,676
Deferred Tax Liabilities:
  Catalog Costs................................................       (580)       (521)
  Deferred income..............................................       (200)       (252)
                                                                  --------    --------
      Deferred tax liability...................................       (780)       (773)
                                                                  --------    --------
        Net Deferred Tax Asset.................................   $    694    $    903
                                                                  --------    --------
                                                                  --------    --------

    The Company has approximately $4.9 million in unutilized foreign operating loss carryforwards and approximately $34.3 million in U.S. Federal operating loss carryforwards. Of these loss carryforwards, $4.1 million have no expiration dates; $34.3 million expire beginning fiscal 2008 through fiscal 2010; and $0.8 million expire beginning fiscal 2001 through fiscal 2002. In addition, the Company has approximately $0.6 million of unutilized alternative minimum tax credits that can be carried forward indefinitely. Under U.S. tax law, certain changes in stock ownership can result in a limitation on the amount of net operating loss that can be utilized each year. Under the tax laws of the foreign countries in which the Company does business, certain changes in stock ownership can result in restrictions on the use of net operating losses. The net operating losses are potentially subject to these limitations. Approximately $1.0 million of the valuation allowance associated with net operating loss and credit carryforwards will be allocated to additional paid-in capital when realized.

    A breakdown of pretax domestic and foreign income after allocation of elimination entries is as follows (in thousands):

                                                                   OCTOBER      OCTOBER
                                                                    1995         1994
                                                                   -------      -------
Domestic........................................................   $   197      $  (258)
Foreign.........................................................     1,769        2,436
                                                                   -------      -------
    Income before income taxes..................................   $ 1,966      $ 2,178
                                                                   -------      -------
                                                                   -------      -------

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  QUARTERS ENDED OCTOBER 28, 1995 (UNAUDITED) AND OCTOBER 29, 1994 (UNAUDITED)
                          AND YEAR ENDED JULY 29, 1995

9. EMPLOYEE PROFIT SHARING, BONUS AND BENEFIT PLANS

    The Company has various profit sharing and bonus plans under which payments may be made to employees and to senior management. All payments made pursuant to the profit sharing and bonus plans are solely at the discretion of the Board of Directors. Expenses under these plans were approximately $0.4 million for the three months ended October 28, 1995 and $0.4 million for the three months ended October 29, 1994. The Company's contributions to an employee investment plan pursuant to Section 401(k) of the Internal Revenue Code totaled less than $0.1 million in each of the three month periods ended October 28, 1995 and October 29, 1994.

10. FOREIGN OPERATIONS

    The Company had operations in North America (Canada and U.S.) and in Europe (the U.K., Germany, France, the Netherlands and Sweden).

    The consolidated financial statements include the following significant components and the elimination of intercompany balances and transactions (in thousands):

                                                                 OCTOBER       JULY
                                                                   1995        1995
                                                                 --------    --------
Assets:
  Europe......................................................   $114,389    $116,844
  North America...............................................     46,664      44,536
  Intercompany eliminations...................................    (49,053)    (45,031)
                                                                 --------    --------
                                                                 $112,000    $116,349
                                                                 --------    --------
                                                                 --------    --------

                                                                   OCTOBER    OCTOBER
                                                                    1995       1994
                                                                   -------    -------
Sales:
  Europe........................................................   $63,379    $58,290
  North America.................................................    27,025     25,585
  Intercompany eliminations.....................................     --         --
                                                                   -------    -------
                                                                   $90,404    $83,875
                                                                   -------    -------
                                                                   -------    -------
Income before income taxes:
  Europe........................................................   $ 1,766      2,487
  North America.................................................       200       (159)
  Intercompany eliminations and consolidating adjustments.......     --          (150)
                                                                   -------    -------
                                                                   $ 1,966    $ 2,178
                                                                   -------    -------
                                                                   -------    -------

    The Company's assets located outside the United States consist primarily of cash, accounts receivable and inventories.

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  QUARTERS ENDED OCTOBER 28, 1995 (UNAUDITED) AND OCTOBER 29, 1994 (UNAUDITED)
                          AND YEAR ENDED JULY 29, 1995

11. INTEREST EXPENSE, NET

    Interest expense, net, consists of (in thousands):

                                                                   OCTOBER    OCTOBER
                                                                    1995       1994
                                                                   -------    -------
Interest expense................................................   $   623    $   402
Interest income.................................................      (113)       (38)
                                                                   --------    -------
Interest expense, net...........................................   $   510    $   364
                                                                   --------    -------
                                                                   --------    -------

12. QUARTERLY DATA

    The following table presents selected quarterly data for fiscal 1995 (in thousands, except per share data):

                                                                   FISCAL 1995 QUARTERS ENDED
                                    ------------------------------------------------------------------------------------
                                          OCT. 29,       JAN. 28,            APR. 29,         JULY 29,
                                            1994           1995               1995             1995
                                    ----------------  ----------------  ----------------  --------------------
Sales.............................  $ 83,875          $ 89,713          $101,326          $ 87,597
Gross profit......................  $ 28,605          $ 31,311          $ 32,772          $ 27,837
Net income........................  $  1,051          $  1,033          $  1,921          $    526
Net income per share..............  $   0.10          $   0.10          $   0.18          $   0.05
Market price of common stock:
  High............................  $      7          $      6 1/4      $      6 3/8      $      9 1/2
  Low.............................  $      4 3/8      $      4 3/4      $      4 11/16    $      5 1/2


                                       OCT 28,
                                        1995
                                    -------------
Sales.............................  $ 90,404
Gross profit......................  $ 29,504
Net income........................  $  1,102
Net income per share..............  $   0.10
Market price of common stock:
  High............................  $      8 3/4
  Low.............................  $      6 13/64

    The Company has experienced, and expects to continue to experience, fluctuations in sales and net income on a quarterly basis. These fluctuations are due to a number of factors, including seasonality, the timing of catalog mailings, the impact of new marketing or new business development programs, and currency fluctuations.

13. BUSINESS RESTRUCTURING

    The accrued restructuring costs balance, identified in Note 4--Accrued Liabilities, is analyzed as follows (in thousands):

                                                                       OCTOBER    JULY
                                                                        1995      1995
                                                                       -------    -----
Balance at beginning of period......................................    $ 233     $ 754
Deductions for cash expenses of severance, benefits, relocations, facility moves, and software changes, etc. as provided for in the
  business restructuring in fiscal 1993.............................      (29)     (521)
                                                                       -------    -----
Balance at end of period............................................    $ 204     $ 233
                                                                       -------    -----
                                                                       -------    -----

                          INMAC CORP. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  QUARTERS ENDED OCTOBER 28, 1995 (UNAUDITED) AND OCTOBER 29, 1994 (UNAUDITED)
                          AND YEAR ENDED JULY 29, 1995

    Cash payments for the three months ended October 28, 1995, and for the year ended July 29, 1995, for amounts expensed as a part of the fiscal 1993 business restructuring include the following items (in thousands):

                                                                       OCTOBER    JULY
                                                                        1995      1995
                                                                       -------    ----
Severance, benefits, and related costs..............................    -$-       $362
U.S. relocation costs...............................................      29       159
                                                                       -------    ----
                                                                         $29      $521
                                                                       -------    ----
                                                                       -------    ----

[FORM OF PROXY]

INMAC CORP.

This Proxy is Solicited on Behalf of the Board of Directors of Inmac Corp.
for use at the Special Meeting of Stockholders to be held on           , 1996

The undersigned holder of shares of Inmac Corp. (the "Company") hereby appoints Kenneth Eldred, Jeffrey Heimbuck, Raymond Nystrom and Bennet Goldberg, and each of them, as proxies of the undersigned, with full power of substitution and resubstitution, to represent and vote as set forth herein all of the shares of
Common Stock of the Company held of record by the undersigned on           ,
1996 at the Special Meeting of Stockholders of the Company to be held on
          , 1996, at 9:00 a.m., Pacific Time, at Inmac's principal executive offices located at 2465 Augustine Drive, Santa Clara, California 95052 and at any and all postponements and adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

                      (Continued, and to be dated and signed, on the other side)

      Please mark your
      vote as in this example.
      X

                THE DIRECTORS OF INMAC RECOMMEND A VOTE FOR THE
                       ADOPTION OF THE MERGER AGREEMENT.

      Adoption of the Agreement and Plan of Merger, dated as of November 30, 1995 by and among Micro Warehouse, Inc., a wholly owned subsidiary of Micro Warehouse, Inc. and Inmac Corp. and, in their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting.

      FOR / /               AGAINST / /               ABSTAIN / /

                                         This proxy should be dated,
                                         signed by the stockholder as
                                         his or her name appears
                                         below, and returned promptly
                                         in the enclosed envelope.
                                         Joint owners should each
                                         sign personally, and
                                         trustees and others signing
                                         in a representative capacity
                                         should indicate the capacity
                                         in which they sign.
                                         Dated:
                                               ---------------------------------

                                         ---------------------------------------
                                                Signature of Stockholder
                                         ---------------------------------------
                                                Signature of Stockholder


        USING BLUE OR BLACK INK, PLEASE MARK, SIGN, AND PROMPTLY RETURN
                    THIS PROXY CARD IN THE ENVELOPE PROVIDED

                                                                     Appendix A






  ==============================================================================








                           AGREEMENT AND PLAN OF MERGER

                                   by and among

                              MICRO WAREHOUSE, INC.,

                           INDIGO HOLDING COMPANY, INC.

                                        and

                                    INMAC CORP.


                        -----------------------------------

                           Dated as of November 30, 1995


                        -----------------------------------







  ==============================================================================

                                 Table of Contents


                                                                            Page

  1.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
       1.1   The Merger   . . . . . . . . . . . . . . . . . . . . . . . . .    1
       1.2   The Closing  . . . . . . . . . . . . . . . . . . . . . . . . .    2
       1.3   Effective Time   . . . . . . . . . . . . . . . . . . . . . . .    2

  2.  Certificate of Incorporation, By-laws, Directors
       and Officers of the Surviving Corporation  . . . . . . . . . . . . .    2
       2.1   Certificate of Incorporation and By-laws of Surviving
             Corporation  . . . . . . . . . . . . . . . . . . . . . . . . .    2
       2.2   Directors and Officers of Surviving Corporation  . . . . . . .    2

  3.  Conversion of Securities  . . . . . . . . . . . . . . . . . . . . . .    3
       3.1   Conversion of Securities   . . . . . . . . . . . . . . . . . .    3
       3.2   Payment for Company Common Shares  . . . . . . . . . . . . . .    4
       3.3   Fractional Shares  . . . . . . . . . . . . . . . . . . . . . .    6
       3.4   No Transfer after the Effective Time   . . . . . . . . . . . .    6

  4.  Representations and Warranties of the Company . . . . . . . . . . . .    6
       4.1   Existence; Good Standing; Corporate Authority  . . . . . . . .    6
       4.2   Authorization, Validity and Effect of Agreement  . . . . . . .    7
       4.3   Capitalization   . . . . . . . . . . . . . . . . . . . . . . .    7
       4.4   Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . .    8
       4.5   Other Interests  . . . . . . . . . . . . . . . . . . . . . . .    8
       4.6   No Conflict; Required Filings and Consents   . . . . . . . . .    8
       4.7   Compliance   . . . . . . . . . . . . . . . . . . . . . . . . .    9
       4.8   SEC Documents and Financial Statements   . . . . . . . . . . .   10
       4.9   Absence of Certain Changes   . . . . . . . . . . . . . . . . .   11
       4.10  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . .   11
       4.11  Employee Benefit Plans; Employment Agreements  . . . . . . . .   11
       4.12  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . .   13
       4.13  Registration Statement   . . . . . . . . . . . . . . . . . . .   13
       4.14  Properties   . . . . . . . . . . . . . . . . . . . . . . . . .   14
       4.15  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
       4.16  Environmental Matters  . . . . . . . . . . . . . . . . . . . .   15
       4.17  Intellectual Property  . . . . . . . . . . . . . . . . . . . .   16
       4.18  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .   18
       4.19  Product Warranties and Liabilities   . . . . . . . . . . . . .   18
       4.20  Accounts Receivable  . . . . . . . . . . . . . . . . . . . . .   19
       4.21  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
       4.22  Material Contracts   . . . . . . . . . . . . . . . . . . . . .   19
       4.23  No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . .   20
       4.24  State Takeover Statutes  . . . . . . . . . . . . . . . . . . .   20
       4.25  Opinion of Financial Advisor   . . . . . . . . . . . . . . . .   20

                            Table of Contents (Cont'd)


                                                                            Page
                                                                            ----

       4.26  Ownership of Parent Common Shares  . . . . . . . . . . . . . .   20

  5.  Representations and Warranties of Parent and Merger Sub . . . . . . .   21
       5.1   Existence; Good Standing; Corporate Authority  . . . . . . . .   21
       5.2   Authorization, Validity and Effect of Agreement  . . . . . . .   21
       5.3   Capitalization   . . . . . . . . . . . . . . . . . . . . . . .   21
       5.4   Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . .   22
       5.5   No Conflict; Required Filings and Consents   . . . . . . . . .   22
       5.6   Compliance   . . . . . . . . . . . . . . . . . . . . . . . . .   23
       5.7   SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . .   23
       5.8   Absence of Certain Changes   . . . . . . . . . . . . . . . . .   24
       5.9   Litigation   . . . . . . . . . . . . . . . . . . . . . . . . .   24
       5.10  Employee Benefit Plans; Employment Agreements  . . . . . . . .   25
       5.11  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . .   25
       5.12  Registration Statement   . . . . . . . . . . . . . . . . . . .   25
       5.13  Properties   . . . . . . . . . . . . . . . . . . . . . . . . .   26
       5.14  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
       5.15  Intellectual Property  . . . . . . . . . . . . . . . . . . . .   27
       5.16  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
       5.17  Product Warranties and Liabilities   . . . . . . . . . . . . .   28
       5.18  Accounts Receivable  . . . . . . . . . . . . . . . . . . . . .   29
       5.19  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . .   29
       5.20  No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . .   29
       5.21  Issuance of Parent Common Shares   . . . . . . . . . . . . . .   29
       5.22  Merger Sub   . . . . . . . . . . . . . . . . . . . . . . . . .   29

  6.  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
       6.1   Alternative Proposals  . . . . . . . . . . . . . . . . . . . .   30
       6.2   Conduct of Business by the Company   . . . . . . . . . . . . .   30
       6.3   Conduct of Business by Parent  . . . . . . . . . . . . . . . .   33
       6.4   Meeting of Stockholders  . . . . . . . . . . . . . . . . . . .   34
       6.5   Filings, Other Action  . . . . . . . . . . . . . . . . . . . .   34
       6.6   Access to Information; Confidentiality   . . . . . . . . . . .   34
       6.7   Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . .   35
       6.8   Registration Statement   . . . . . . . . . . . . . . . . . . .   35
       6.9   Listing Application  . . . . . . . . . . . . . . . . . . . . .   36
       6.10  Further Action   . . . . . . . . . . . . . . . . . . . . . . .   36
       6.11  Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . .   36
       6.12  Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . .   37
       6.13  Insurance; Indemnity   . . . . . . . . . . . . . . . . . . . .   37
       6.14  Employee Benefits  . . . . . . . . . . . . . . . . . . . . . .   38
       6.15  Conveyance Taxes   . . . . . . . . . . . . . . . . . . . . . .   39

                            Table of Contents (Cont'd)


                                                                            Page
                                                                            ----

       6.16  Consents   . . . . . . . . . . . . . . . . . . . . . . . . . .   39
       6.17  Pooling Accounting Treatment   . . . . . . . . . . . . . . . .   39
       6.18  Company Warrants   . . . . . . . . . . . . . . . . . . . . . .   39

  7.  Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
       7.1   Conditions to Each Party's Obligation To Effect the Merger   .   39
       7.2   Conditions to Obligation of Company To Effect the Merger   . .   40
       7.3   Conditions to Obligation of Parent and Merger Sub to Effect
             the Merger   . . . . . . . . . . . . . . . . . . . . . . . . .   41

  8.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
       8.1   Termination by Mutual Consent  . . . . . . . . . . . . . . . .   42
       8.2   Termination by Either Parent or Company  . . . . . . . . . . .   42
       8.3   Termination by Company   . . . . . . . . . . . . . . . . . . .   43
       8.4   Termination by Parent and Merger Sub   . . . . . . . . . . . .   43
       8.5   Effect of Termination and Abandonment  . . . . . . . . . . . .   44
       8.6   Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . .   44

  9.  General Provisions  . . . . . . . . . . . . . . . . . . . . . . . . .   45
       9.1   Nonsurvival of Representations, Warranties and Agreements  . .   45
       9.2   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
       9.3   Assignment; Binding Effect   . . . . . . . . . . . . . . . . .   46
       9.4   Entire Agreement   . . . . . . . . . . . . . . . . . . . . . .   46
       9.5   Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . .   46
       9.6   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . .   47
       9.7   Counterparts   . . . . . . . . . . . . . . . . . . . . . . . .   47
       9.8   Headings   . . . . . . . . . . . . . . . . . . . . . . . . . .   47
       9.9   Interpretation   . . . . . . . . . . . . . . . . . . . . . . .   47
       9.10  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
       9.11  Incorporation of Schedules   . . . . . . . . . . . . . . . . .   47
       9.12  Severability   . . . . . . . . . . . . . . . . . . . . . . . .   47
       9.13  Enforcement of Agreement   . . . . . . . . . . . . . . . . . .   47
       9.14  Effect of Exercise of Purchase Option  . . . . . . . . . . . .   48

                                                         List of Schedules
            Schedule 3.1(e)       -Options
            Schedule 4.4          -Company Subsidiaries
            Schedule 4.6(a)       -Company Required Filings and Consents
            Schedule 4.7          -Company Compliance
            Schedule 4.8          -Company SEC Correspondence
            Schedule 4.10         -Company Litigation
            Schedule 4.11(a)      -Company Employee Benefit Plans and Employment
                                   Agreements
            Schedule 4.11(f)      -Merger-related Changes to Company Employee Benefit Plans
            Schedule 4.12         -Company Labor Matters
            Schedule 4.15(b)      -Company Sales and Use Taxes
            Schedule 4.16         -Company Environmental Matters
            Schedule 4.17         -Company Intellectual Property
            Schedule 4.18         -Company Insurance
            Schedule 4.19(a)      -Company Product Warranties and Liabilities
            Schedule 4.19(c)      -Company Trade Regulation Correspondence
            Schedule 4.22(a)      -Company Material Contracts
            Schedule 4.22(b)      -Company Material Contracts with a Change in Control Provision
            Schedule 4.22(c)      -Company Arrangements regarding Assets
            Schedule 5.4          -Parent Subsidiaries
            Schedule 5.5(a)       -Parent Required Filings and Consents
            Schedule 5.6          -Parent Compliance
            Schedule 5.10         -Parent Employee Benefit Plans and Employment Agreements
            Schedule 5.15         -Parent Intellectual Property
            Schedule 5.16         -Parent Insurance
            Schedule 5.17(a)      -Parent Product Warranties and Liabilities
            Schedule 5.17(c)      -Parent Trade Regulation Correspondence
            Schedule 7.3(f)       -Obligations of the Company

                                                         List of Exhibits

            Exhibit A - Form of Amended and Restated Certificate of Incorporation
            Exhibit B - Form of Amended and Restated By-Laws
            Exhibit C - Form of Company Affiliate Letter
            Exhibit D - Form of Parent Affiliate Letter
            Exhibit E - Form of Company Representation Letter
            Exhibit F - Form of Parent and Merger Sub Representation Letter

                              INDEX OF DEFINED TERMS
                              ----------------------

                                                                            Page
                                                                            ----

  Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
  Affiliate Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Alternative Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  Blue Sky Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  Cap . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  Closing Market Price  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  Closing Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Company Benefit Arrangement . . . . . . . . . . . . . . . . . . . . . . .   12
  Company Common Share  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  Company Employee Plan . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  Company Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  Company Equity Rights . . . . . . . . . . . . . . . . . . . . . . . . . .    8
  Company Intellectual Property Rights  . . . . . . . . . . . . . . . . . .   17
  Company Material Adverse Effect . . . . . . . . . . . . . . . . . . . . .    7
  Company Preferred Shares  . . . . . . . . . . . . . . . . . . . . . . . .    7
  Company Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
  Company Stock Plans . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  Competing Transaction . . . . . . . . . . . . . . . . . . . . . . . . . .   45
  Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  Continuing Directors  . . . . . . . . . . . . . . . . . . . . . . . . . .   48
  Controlled Group Liability  . . . . . . . . . . . . . . . . . . . . . . .   12
  Conversion Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
  Exchange Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
  FCC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  Form S-4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  FTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

  Indemnification Agreements  . . . . . . . . . . . . . . . . . . . . . . .   37
  Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  Intellectual Property Rights  . . . . . . . . . . . . . . . . . . . . . .   17
  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  NASDAQ  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  Option  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
  Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Parent Benefit Arrangement  . . . . . . . . . . . . . . . . . . . . . . .   25
  Parent Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
  Parent Common Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  Parent Employee Plan  . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  Parent Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
  Parent Equity Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  Parent Intellectual Property Rights . . . . . . . . . . . . . . . . . . .   28
  Parent Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . .   21
  Parent Preferred Shares . . . . . . . . . . . . . . . . . . . . . . . . .   21
  Parent Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  Parent Stock Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  Product Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  Proxy Statement/Prospectus  . . . . . . . . . . . . . . . . . . . . . . .   35
  Purchase Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
  Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  Stock Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Stock Agreement Transaction . . . . . . . . . . . . . . . . . . . . . . .   20
  Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . .    1
  Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

                           Agreement and Plan of Merger

            Agreement and Plan of Merger (this "Agreement"), dated as of November 30, 1995, by and among Micro Warehouse, Inc., a Delaware corporation ("Parent"), Indigo Holding Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Inmac Corp., a Delaware corporation (the "Company").


                                     Recitals

            A. Each of the Boards of Directors of the Company and Parent has determined that a business combination between the Company and Parent is in the best interests of its respective companies and stockholders.

            B. Each of the Company, Parent and Merger Sub desires to effect a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), whereby Merger Sub will merge with and into the Company (the "Merger"), with the Company being the surviving corporation, and such Merger will be accounted for financial accounting purposes as a "pooling of interests," all upon the terms and subject to the conditions of this Agreement.

            C. As a condition to its willingness to enter into this Agreement, Parent has required that, simultaneously with the execution herewith, Kenneth A. Eldred and Roberta E. Eldred, trustees of the Kenneth and Roberta Eldred Revocable Trust U/T/A, dated November 28, 1983, as amended as of January 19, 1990, and Kenneth A. Eldred, trustee of the Eldred 1995 Charitable Remainder Unit Trust U/T/A, dated as of September 14, 1995 (collectively, the "Stockholders") enter into the Stock Agreement, dated as of even date herewith (the "Stock Agreement"), with Parent, pursuant to which Stockholders are granting to Parent the option (the "Purchase Option") to purchase the Company Common Shares (as defined below) owned by Stockholders and are agreeing to certain voting and other restrictions.

            D. Each of the Company, Parent and Merger Sub desires to provide for the consummation of the Merger and certain other transactions relating thereto, on the terms and subject to the conditions set forth herein.


                                  1.  The Merger

            1.1  The Merger.  (a)  On the terms and subject to the conditions
                 ----------
  of this Agreement, at the Effective Time (as defined below), Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), and the separate corporate existence of Merger Sub will thereupon cease. The Company will be the surviving corporation in the Merger (as such, the "Surviving Corporation") and shall be a wholly owned subsidiary of Parent.

            (b) At the Effective Time, the corporate existence of the Company with all its rights, privileges, powers and franchises will continue unaffected and unimpaired by the Merger. The Merger will have the effects specified in the DGCL.

            1.2  The Closing.  The closing of the transactions contemplated by
                 -----------
  this Agreement (the "Closing") will take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, at 10:00 a.m., local time, within two business days following the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date (as defined below)) set forth in Article 7 is satisfied or waived in accordance herewith, or at such other place, time or date as the parties may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

            1.3  Effective Time.  On the Closing Date, Merger Sub and the
                 --------------
  Company will cause a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, to be filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. Upon completion of such filing, the Merger will become effective in accordance with the DGCL. The time and date on which the Merger becomes effective is herein referred to as the "Effective Time."


               2.  Certificate of Incorporation, By-laws, Directors
                     and Officers of the Surviving Corporation


            2.1  Certificate of Incorporation and By-laws of Surviving
                 -----------------------------------------------------
  Corporation.  (a)  The certificate of incorporation of the Surviving
  -----------
  Corporation to be in effect from and after the Effective Time until amended in accordance with its terms and the DGCL will be the certificate of incorporation of the Company immediately prior to the Effective Time, as amended and restated in the form of Exhibit A.

            (b) The by-laws of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with their terms and the DGCL will be the by-laws of the Company immediately prior to the Effective Time, as amended and restated in the form of Exhibit B.

            2.2  Directors and Officers of Surviving Corporation.  (a)  The
                 -----------------------------------------------
  members of the initial Board of Directors of the Surviving Corporation will be the members of the Board of Directors of Merger Sub immediately prior to the Effective Time, each of whom will serve on the Board of Directors of the Surviving Corporation in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until his/her successor has been duly elected or appointed and qualified or until his/her earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

            (b) The officers of the Surviving Corporation as of the Effective Time will be the officers of Merger Sub immediately prior to the Effective Time. Each such person will continue in such office of the Surviving Corporation until his/her successor has been duly elected or appointed and qualified or until his/her earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

                           3.  Conversion of Securities

            3.1  Conversion of Securities.  (a)  At the Effective Time, each
                 ------------------------
  share of Common Stock, par value $0.01 per share, of the Company (each a "Company Common Share") issued and outstanding immediately prior to the Effective Time (other than Company Common Shares owned by Parent or any direct or indirect wholly owned Subsidiary (as defined below) of Parent or any of the Company's direct or indirect wholly owned Subsidiaries, which shall be cancelled) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Common Stock, par value $0.01 per share, of Parent (the "Parent Common Shares") equal to a fraction (the "Conversion Rate"), the numerator of which will be 12 and the denominator of which will be the Closing Market Price (as defined below) of one Parent Common Share; provided, however, that (i) in the event the Closing Market Price of one Parent Common Share is less than $43.54, the Conversion Rate shall be equal to 0.276 and
  (ii) in the event the Closing Market Price of one Parent Common Share is greater than $53.21, the Conversion Rate shall be equal to 0.225. For purposes hereof, "Closing Market Price" shall mean, with respect to one Parent Common Share, the average Closing Price for such a Parent Common Share for the period of the 20 most recent trading days ending on the fifth business day prior to the Closing Date. "Closing Price" shall mean, on any date, the last reported sale price of one Parent Common Share on the Nasdaq National Market (the "NASDAQ").

            (b) All Company Common Shares to be converted into Parent Common Shares pursuant to this Section 3.1 will by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate previously representing any such Company Common Shares will thereafter cease to have any rights with respect to such Company Common Shares, except the right to receive for each of the Company Common Shares, upon the surrender of such certificate in accordance with Section 3.2, the amount of Parent Common Shares specified above and cash in lieu of fractional Parent Common Shares as contemplated by Section 3.3 (collectively, the "Consideration").

            (c) At the Effective Time, each Company Common Share issued and outstanding and owned by any of Parent's direct or indirect wholly owned Subsidiaries or any of the Company's direct or indirect wholly owned Subsidiaries immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

            (d) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Merger Sub or the holder thereof, be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, with the result that the Surviving Corporation will be a wholly owned Subsidiary of Parent.

            (e) Subject to the satisfaction of the obligations of the Company with respect thereto in Schedule 7.3(f), at the Effective Time, each outstanding option, whether exercisable or unexercisable, to purchase Company Common Shares (each, an "Option") listed on Schedule 3.1(e) and each outstanding Option issued in accordance with Section 6.2(f) will be assumed by Parent and will constitute an option to acquire, on substantially the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, a number of Parent Common Shares equal to the product of the Conversion Rate and the number of Company Common Shares subject to such Option immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the Company Common Shares subject to such Option divided by the number of full Parent Common Shares deemed to be purchasable pursuant to such Option, rounded to the nearest cent; provided, however, that (i) subject to the provisions of clause (ii) below, Parent will not issue any fractional Parent Common Share upon any exercise of any Option and any right in respect thereof will, without further action, be forfeited and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code, the option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code. Notwithstanding the foregoing, the Company will not take any actions to effect this Section 3.1(e) to the extent such actions would be inconsistent with accounting for the Merger as a "pooling of interests." Schedule 3.1(e) is a true and complete list of persons who have received options granted pursuant to Company Stock Plans, the amounts of such grants and the grant prices thereof. After the Effective Time, Parent will issue to each holder of an outstanding Option a document evidencing the foregoing agreement and will promptly file and keep effective a registration statement on Form S-8 or other applicable form for the Parent Common Shares issued upon exercise of such Options.

            (f) At or promptly following the Effective Time, unless the Company Warrant (as defined below) is exercised, Parent will, and will cause the Surviving Corporation to, execute an agreement providing that any holder of a Company Warrant will have the right until the expiration date thereof to exercise such Company Warrant for the number of Parent Common Shares receivable pursuant to Section 3.1(a) by a holder of the number of Company Common Shares for which such Company Warrant might have been exercised immediately prior to the Effective Time upon the payment of the exercise price and the other terms and conditions of such Company Warrants.

            3.2  Payment for Company Common Shares.  (a)  At the Effective
                 ---------------------------------
  Time, Parent will make available to State Street Bank and Trust Company or such other exchange agent as may be selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Company Common Shares, a sufficient number of certificates representing Parent Common Shares required to effect the delivery of the aggregate Consideration pursuant to Section 3.1(a) (the certificates representing Parent Common Shares and any cash delivered to the Exchange Agent pursuant to Section 3.3 comprising such aggregate Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent will, pursuant to irrevocable instructions, deliver the Parent Common Shares contemplated to be issued pursuant to Section 3.1(a) out of the Exchange Fund, and, except as provided in Section 3.3, the Exchange Fund will not be used for any other purpose.

            (b) Promptly after the Effective Time, the Exchange Agent will mail to each holder of record (other than holders of certificates for Company Common Shares referred to in Section 3.1(c)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates will be entitled to receive for each of the Company Common Shares represented by such Certificates the Consideration and the Certificates so surrendered will promptly be cancelled. Until so surrendered, Certificates will represent solely the right to receive the Consideration. No dividends or other distributions that are declared after the Effective Time on Parent Common Shares and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive Parent Common Shares until such persons surrender their Certificates. Upon such surrender, there will be paid to the person in whose name the Parent Common Shares are issued any such dividends or other distributions, with a record date after the Effective Time but prior to the time of such surrender, previously paid to the holders of Parent Common Shares, and any such dividends or distributions not previously paid to the holders of Parent Common Shares shall be paid to the person in whose name the Parent Common Shares are issued on the appropriate payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing Parent Common Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Common Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. The Exchange Agent will not be entitled to vote or exercise any rights of ownership with respect to such Parent Common Shares for the account of the persons entitled thereto.

            (c) Any portion of the Exchange Fund or the cash made available to the Exchange Agent pursuant to Section 3.3 which remains unclaimed by the former stockholders of the Company for 180 days after the Effective Time will be delivered to Parent and any former stockholders of the Company will thereafter look only to Parent for payment of their claim for the Consideration for the Company Common Shares.

            (d) Neither Parent, Merger Sub, the Surviving Company nor the Exchange Agent shall be liable to any holder of Company Common Shares for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund (or from Parent after the Exchange Fund has terminated) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. At such time as any amounts remaining unclaimed by holders of any such shares would otherwise escheat to or become property of any Governmental Entity (as defined below), such amounts shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

            (e) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

            (f) Certificates surrendered for exchange by any affiliate of the Company within the meaning of Rule 145 of the rules and regulations promulgated by the Securities Act (each such person, an "Affiliate") shall not be exchanged for certificates representing Parent Common Shares until Parent has received an Affiliate Letter from such Affiliate as provided in
  Section 6.11.

            3.3  Fractional Shares.  No fractional Parent Common Shares will be
                 -----------------
  issued in the Merger. In lieu of any such fractional securities, each holder of Company Common Shares who would otherwise have been entitled to a fraction of a Parent Common Share upon surrender of Certificates for exchange pursuant to this Article 3 will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the per share Closing Price on the NASDAQ of Parent Common Shares on the date of the Effective Time (or, if Parent Common Shares do not trade on the NASDAQ on such date, the first date of trading of Parent Common Shares on the NASDAQ after the Effective Time) by (b) the fractional interest to which such holder otherwise would be entitled. Promptly upon request from the Exchange Agent, Parent will make available to the Exchange Agent the cash necessary for this purpose.

            3.4  No Transfer after the Effective Time.  No transfers of Company
                 ------------------------------------
  Common Shares will be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.


                 4.  Representations and Warranties of the Company

            The Company hereby represents and warrants to each of the Merger Sub and Parent as follows:

            4.1  Existence; Good Standing; Corporate Authority.  The Company is
                 ---------------------------------------------
  a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries (as defined below) taken as a whole (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. The copies of the Company's certificate of incorporation and by-laws previously made available to Parent are true and correct. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

            4.2  Authorization, Validity and Effect of Agreement.  The Company
                 -----------------------------------------------
  has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and, subject to receipt of necessary stockholder approval, to consummate the transactions contemplated hereby and thereby. Subject only to the approval of this Agreement, the Merger and the transactions contemplated hereby by the holders of a majority of the outstanding Company Common Shares, this Agreement, the Merger and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed by the Company and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by the Company (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

            4.3  Capitalization.  The authorized capital stock of the Company
                 --------------
  consists of 30,000,000 Company Common Shares and 2,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Shares"). As of November 29, 1995, (a) 10,578,873 Company Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and 175,000 shares were held in the Company's treasury, (b) no Company Preferred Shares were outstanding or held in the Company's treasury, (c) no Company Common Shares or Company Preferred Shares were held by Subsidiaries of the Company, (d) 1,545,811 Company Common Shares were reserved for future issuance pursuant to outstanding stock options granted under the Company's stock option plans described on Schedule 4.11(a) (the

  "Company Stock Plans") and 163,390 shares were reserved for future grants under such plans, and (e) 175,000 Company Common Shares were reserved for future issuance upon conversion of the Company Warrants. Except as set forth in this Section 4.3, there are no outstanding options, warrants, calls, subscriptions, bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter. Since such date, (i) no additional shares of capital stock of the Company have been issued, except pursuant to the Company Stock Plans or pursuant to the exercise of options thereunder and (ii) no options, warrants or other rights to subscribe for, securities or rights convertible into or exchangeable for, or contracts, commitments or arrangements by which the Company is or may be required to issue or sell additional shares of the Company's capital stock (collectively, "Company Equity Rights") have been granted.

            4.4  Subsidiaries.  Schedule 4.4 sets forth a complete and accurate
                 ------------
  list of the Subsidiaries of the Company and indicates for each such Subsidiary the jurisdiction of incorporation or organization. The Company owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries (except for directors' qualifying shares). No equity securities of any of the Company's Subsidiaries may be required to be issued (other than to the Company or another of the Company's Subsidiaries) by reason of any Company Equity Rights for shares of the capital stock of any of the Company's Subsidiaries. There are no contracts, commitments, understandings or arrangements by which the Company or any of the its Subsidiaries is or may be obligated to transfer any shares of the capital stock of any of the Company's Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company (except for directors' qualifying shares) free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local or foreign law which are not material. The following information for each of the Company's Subsidiaries has been previously provided to Parent, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

            4.5  Other Interests.  Except for interests in the Company's
                 ---------------
  Subsidiaries, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than (a) non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (b) other investments of less than $1,000,000 in the aggregate).

            4.6  No Conflict; Required Filings and Consents.  (a)  The
                 ------------------------------------------
  execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not,
  (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) subject to making the filings and obtaining the approvals identified in

  Section 4.6(b), conflict with or violate any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) subject to making the filings, obtaining the approvals and effecting any other matters identified in Schedule 4.6(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity") by either the Company or any of its Subsidiaries, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), and state securities or "blue sky" laws ("Blue Sky Laws"), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and required approvals and consents of other Governmental Entities (whether domestic or foreign) and the rules and regulations thereunder, (C) the filing of the Certificate of Merger pursuant to the DGCL, (D) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval, triggered by the Merger or the other transactions contemplated by this Agreement, and (E) applicable requirements, if any, of the Code, and state, local and foreign tax laws, and
  (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (c) The affirmative vote of the holders of a majority of the outstanding Company Common Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby on behalf of the Company.

            4.7  Compliance.  Except as set forth in Schedule 4.7, neither the
                 ----------
  Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or
  (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, in each case except for such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or government regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notification or communication from any Governmental Entity threatening to revoke any license, franchise, permit or authorization of any Governmental Entity, which revocation would have a Company Material Adverse Effect.

            4.8  SEC Documents and Financial Statements.  (a)  Attached to
                 --------------------------------------
  Schedule 4.8 are (i) all comment, inquiry or similar type letters received by the Company and/or its Subsidiaries from any federal and/or state securities regulatory authorities and any written communication by the Company and/or its Subsidiaries in response and (ii) all no-action requests or similar inquiries sent by the Company and/or its Subsidiaries to such authorities and any written communication received in response, in each case since July 1, 1992. The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1990 (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement
  (x) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (y) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (y) of the preceding sentence does not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

            (b) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, stockholders equity or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

            (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of July 29, 1995, (ii) liabilities or obligations arising in the ordinary course of business since July 29, 1995, and (iii) liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (d) The Company has previously furnished to Parent all accounting management letters and audit response letters for the Company or its Subsidiaries since January 1, 1992.

            4.9  Absence of Certain Changes.  Except as described in the
                 --------------------------
  Company Reports, since July 29, 1995, there has not been (a) any Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend of other distribution with respect to its capital stock, or (c) any material change in its accounting principles, practices or methods.

            4.10 Litigation.  Except as set forth in Schedule 4.10, there are
                 ----------
  no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against any property, asset, interest or right of any of them, at law or in equity, or before or by any Governmental Entity, that, individually or in the aggregate, are likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any judgment, order, writ, injunction or decree that would have a Company Material Adverse Effect.

            4.11 Employee Benefit Plans; Employment Agreements.  (a)  Schedule
                 ---------------------------------------------
  4.11(a) sets forth a true and complete list of all the following: (i) each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), pursuant to which the Company or any of its Subsidiaries has (A) any material liability with respect to current or former employees, agents, directors, or independent contractors of the Company or its Subsidiaries ("Company Employees") or (B) any obligation to issue capital stock of the Company or any of its Subsidiaries (each, a "Company Employee Plan"), and (ii) each other foreign or domestic plan, program, policy, contract, arrangement or scheme providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Company Employees or any beneficiaries or dependents of any Company Employees (other than directors' and officers' liability policies), whether or not insured or funded, (A) pursuant to which the Company or any of its Subsidiaries has any material liability or (B) constituting an employment, severance or termination agreement or arrangement with any officer or director of the Company or any Subsidiary (each, a "Company Benefit Arrangement"). The Company has provided to Parent with respect to each Company Employee Plan and Company Benefit Arrangement: (i) a true and complete copy of all written documents comprising such Company Employee Plan or Company Benefit Arrangement (including amendments and forms of individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Company Employee Plan or Company Benefit Arrangement;
  (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any.

            (b) Each Company Employee Plan and Company Benefit Arrangement has been established and maintained in all material respects in accordance with its terms and all applicable laws, including, but not limited to, ERISA and the Code. Neither the Company nor any of its Subsidiaries nor any of their respective current or former directors, officers, or employees, nor, to the knowledge of the Company, any other disqualified person or party-in-interest with respect to any Company Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in section 4975 of the Code or section 406 of ERISA, with respect to which the Company or any of its Subsidiaries could have or has any material liability. All contributions required to be made to the Company Employee Plans and Company Benefit Arrangements have been made in a timely fashion. Each Company Employee Plan that is intended to be qualified under section 401(a) of the Code is so qualified, and each related trust is exempt from taxation under section 501(a) of the Code.

            (c) With respect to each Company Employee Plan that is subject to Title IV of ERISA: (i) as of the last applicable valuation date, the present value of all benefit liabilities under such Company Employee Plan exceeded the value of the assets of such Company Employee Plan allocable to such benefit liabilities using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such Company Employee Plan; and (ii) there has been no termination, partial termination or "reportable event" (as defined in section 4043 of ERISA) with respect to any such Company Employee Plan. No Company Employee Plan that is subject to section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in section 412 of the Code), whether or not waived.

            (d) No Company Employee Plan is a "multiemployer plan" as that term is defined in section 3(37) of ERISA or a "multiple employer plan" described in section 4063(a) of ERISA, and neither the Company nor any ERISA Affiliate of the Company has at any time contributed to or been obligated to contribute to such a multiemployer plan or multiple employer plan.

            (e) Except with respect to a Company Employee Plan, neither the Company nor any ERISA Affiliate of the Company has any Controlled Group Liability, nor do any circumstances exist that could result in any of them having any Controlled Group Liability. "Controlled Group Liability" means any and all liabilities under (i) Title IV of

  ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code and
  (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code.

            (f) Except as set forth in Schedule 4.11(f), neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, constitutes an event under any Company Employee Plan, Company Benefit Arrangement, loan to, or individual agreement or contract with, a Company Employee that will result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Company Employee Plan or Company Benefit Arrangement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Company Employee, or the forgiveness of any loan or other commitment of any Company Employee.

            (g) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Company's knowledge, threatened with respect to any Company Employee Plan or Company Benefit Arrangement.

            (h) No amounts paid or payable by the Company or any Subsidiary to or with respect to any Company Employee as a result of or in connection with the transactions contemplated hereby will fail to be deductible for federal income tax purposes by reason of section 280G of the Code.

            (i) No employees and no beneficiaries or dependents of the Company Employees are or may become entitled under any Company Employee Plan or Company Benefit Arrangement to post-employment welfare benefits of any kind, including without limitation death or medical benefits, other than coverage mandated by section 4980B of the Code.

            4.12 Labor Matters.  Except as set forth in Schedule 4.12 or the
                 -------------
  Company Reports as of the date hereof, (i) there are no controversies pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Company Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries which could reasonably be expected to have a Company Material Adverse Effect.

            4.13 Registration Statement.  None of the information supplied or
                 ----------------------
  to be supplied by the Company for inclusion in the Form S-4 (as defined below) or the Proxy Statement/Prospectus (as defined below) shall, at the respective times such documents are filed with the SEC, and, in the case of the Registration Statement, when it becomes effective, and, in the case of the Proxy Statement/Prospectus, when it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting (as defined below), be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

            4.14 Properties.  Except as disclosed or reserved against in the
                 ----------
  most recent financial statements contained in the Company Reports, the Company and each of its Subsidiaries have good and marketable title to all of the properties and assets, tangible or intangible, reflected in such financial statements as being owned by the Company and each of its Subsidiaries as of the dates thereof, free and clear of all liens, encumbrances, charges, defaults or equities of whatever character except such imperfections or irregularities of title, liens, encumbrances, charges or defaults that do not affect the use thereof in any material respect and statutory liens securing payments not yet due ("Liens"). All leased buildings and all leased fixtures, equipment and other property and assets that are material to the Company's business on a consolidated basis are held under leases or subleases that are valid and binding instruments enforceable in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and binding nature or the existence of such default or event of default would not have a Company Material Adverse Effect.

            4.15 Taxes.  (a)  The Company and each of its Subsidiaries has
                 -----
  filed all tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) or made provision for all taxes shown as due on such tax returns and reports. No claim has been made since January 1, 1991 by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that it is or may be subject to taxation by that jurisdiction. The most recent financial statements contained in the Company Reports reflect adequate reserves for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no liens for taxes (other than for current taxes not yet due and payable) on the assets of the Company or its Subsidiaries. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of taxes. Neither the Company nor any of its Subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code. Each of the Company and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. All taxes that are required by the laws of the United States, any state or political subdivision thereof, or any foreign country to be withheld or collected by the Company or any of its Subsidiaries have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by applicable laws. None of the Company and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company), or (ii) has any liability for the taxes of any person (other than any of the Company and its Subsidiaries) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. For purposes of this Agreement, the term tax (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local, and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, and other taxes, duties, or assessments of any nature whatsoever, together with all interest, penalties, and additions imposed with respect to such amounts.


            (b) Schedule 4.15(b) sets forth each state in which the Company and its Subsidiaries have collected or remitted any sales and/or use taxes since January 1, 1991. To the Company's knowledge, neither the Company nor any of its Subsidiaries has conducted activities in any other state that would require such taxes to be collected or remitted. No claim has ever been made since January 1, 1991 by an authority in a jurisdiction where the Company or any of its Subsidiaries does not pay sales and/or use taxes that it is or may be subject to a requirement to remit such taxes in that jurisdiction.

            (c) The consummation of the Merger and the other transactions contemplated hereby will not result in any taxes being imposed by any state of the United States on the stockholders of the Company as a result of the ownership by the Company or any of its Subsidiaries of any interest in real property.

            (d) None of the Company, its predecessors or, to the knowledge of the Company, any of its Affiliates or stockholders has taken or agreed to take any action that would prevent the Merger from being effected as a "pooling of interests" or would prevent the Merger from constituting a transaction qualifying as a tax-free reorganization under Section 368(a) of the Code.

            4.16 Environmental Matters.  Except as set forth in Schedule 4.16
                 ---------------------
  or the Company Reports, and except in all cases as, in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries to the Company's knowledge
  (i) have obtained all applicable permits, licenses and other authorization which are required to be obtained under all applicable federal, state, local or foreign laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder ("Environmental Laws") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its Subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its Subsidiaries (or any of their respective agents) thereunder.

            4.17 Intellectual Property.  (a)  Schedule 4.17 sets forth an
                 ---------------------
  accurate and complete list of all material (i) patents, patent applications, patent rights, trademarks (registered and unregistered), trademark applications, trade names (registered and unregistered), service marks (registered and unregistered), service mark applications, and computer programs, that are owned by the Company or any of its Subsidiaries, (ii) unexpired licenses relating to the Company Intellectual Property Rights (as defined below) that have been granted to or by the Company or any of its Subsidiaries and (iii) other agreements relating to Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries, together with a complete listing of all liens, security interests, claims and rights to use of third parties with respect to each listed item of Intellectual Property Rights.

            (b) The Company and its Subsidiaries collectively own or have the right to use all of the Company Intellectual Property Rights that are in the aggregate material to the conduct of the business of the Company and its Subsidiaries. Such ownership or right to use are free and clear of all liens, security interests, claims and rights to use of third parties that would in the aggregate be material to the business of the Company and its Subsidiaries.

            (c) The Company has taken steps sufficient to safeguard and maintain the secrecy and confidentiality of, or the Company's proprietary rights in, all of the unpatented know how, technology, proprietary processes, formulae and other information owned by the Company or any of its Subsidiaries, except for such items as are not, in the aggregate material to the conduct of the business of the Company and its Subsidiaries. Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained confidentiality and invention assignment agreements from substantially all past and present employees and independent contractors involved in the creation or development of the Company Intellectual Property Rights.

            (d) Except for licenses listed in Schedule 4.17 as royalty bearing, there are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any person by reason of the ownership, use, license, sale or disposition of any of the Company Intellectual Property Rights.

            (e) Neither the Company nor, to the Company's knowledge, any of its Subsidiaries (i) is infringing or misappropriating the right or claimed right of any other party with respect to any Intellectual Property Rights or
  (ii) has knowledge of any alleged or claimed infringement or misappropriation of any third party Intellectual Property Right by any product or process manufactured, used, sold or under development by or for the Company or its Subsidiaries that in the case of (i) or (ii), if proven, would be reasonably likely to have a Company Material Adverse Effect.

            (f) No independent contractor who has performed services for the Company or any of its Subsidiaries has any right, title or interest in the Company Intellectual Property Rights that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

            (g) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby will not breach, violate or conflict with any agreement governing the Company Intellectual Property Rights, and will not cause the forfeiture or termination of, give rise to a right of forfeiture or termination of, or impair the right of the Company or any of its Subsidiaries to use, sell, license or dispose of, any such Company Intellectual Property Right, which breach, violation, conflict, forfeiture, termination or impairment would result in a Company Material Adverse Effect.

            (h) For purposes of this Agreement, "use," with respect to Intellectual Property Rights, includes make, reproduce, display or perform (publicly or otherwise), prepare derivative works based on, sell, distribute, disclose and otherwise exploit such Intellectual Property Rights and products incorporating or subject to such Intellectual Property Rights.

            (i) As used in this Agreement, the term "Intellectual Property Rights" means intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, publication rights, computer programs and other computer software (including source codes and object codes), inventions, know how, trade secrets, technology, proprietary processes and formulae. The term "Company Intellectual Property Rights" means all Intellectual Property Rights that are used, have been used, or are intended to be used in, or relate to, the conduct of any business by the Company or any of its Subsidiaries.

            4.18 Insurance.  Schedule 4.18 sets forth all policies of insurance
                 ---------
  of the Company and all material policies of insurance of its Subsidiaries and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors. All policies of insurance and fidelity or surety bonds listed on Schedule 4.18 are in full force and effect. Except as described in Schedule 4.18, as of the date hereof, there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The life insurance policy on Kenneth A. Eldred with American Life Insurance Company can be terminated by the Company on any anniversary date thereof.

            4.19 Product Warranties and Liabilities.  (a)  Except as set forth
                 ----------------------------------
  in Schedule 4.19(a), neither the Company nor any of its Subsidiaries has any material forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it. Schedule 4.19(a) sets forth (i) the form of warranty for each product or category of product manufactured by the Company and (ii) a description of each pending or, to the knowledge of the Company, threatened material action, suit, investigation or proceeding under any warranty or guaranty against the Company or any of its Subsidiaries. Except as set forth in Schedule 4.19(a), neither the Company nor any of its Subsidiaries has incurred, nor does the Company know of any basis for alleging, any material liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) ("Product Liability") with respect to any product sold or services rendered by or on behalf of the Company or any of its Subsidiaries, whether such Product Liability is incurred by reason of any express warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision, any foreign law or otherwise and irrespective of whether such Product Liability is covered by insurance, which Product Liability would have a Company Material Adverse Effect.

            (b) There is no pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by the Company or any of its Subsidiaries, which recall or investigation would have a Company Material Adverse Effect.

            (c) Attached to Schedule 4.19(c) are (i) all requests for information, inquiry or similar type letters received by the Company and/or its Subsidiaries from any federal, state and/or foreign trade regulatory authorities (including without limitation the Federal Trade Commission (the "FTC") and the Federal Communications Commission (the "FCC")), and any written communication by the Company and/or its Subsidiaries in response and
  (ii) all inquiries sent by the Company and/or its Subsidiaries to such authorities and any written communication received in response, in each case of (i) and (ii) since January 1, 1991. The Company has obtained all necessary approvals and licenses, and is in compliance with all rules, regulations and promulgations of any Government Entity (including without limitation the FTC or FCC), relating to the manufacture, production or provision of goods and services meant for sale or distribution, except where the failure to have such approvals or be in compliance would not result in a Company Material Adverse Effect.

            4.20 Accounts Receivable.  The accounts receivable of the Company
                 -------------------
  and its Subsidiaries as reflected in the most recent financial statements contained in the Company Reports, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company and its Subsidiaries are valid and existing and represent monies due, and the Company has made adequate reserves for receivables not collectible in the ordinary course of business (subject to year-end adjustments in the ordinary course), and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions that would not have a Company Material Adverse Effect.

            4.21 Inventory.  The inventories of the Company and its
                 ---------
  Subsidiaries as reflected in the most recent financial statements contained in the Company Reports, or acquired by the Company or any of its Subsidiaries after the date thereof, (i) are carried at an amount not in excess of the lower of cost or net realizable value, and (ii) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of the Company and its Subsidiaries as heretofore conducted, in each case net of reserves provided therefor.

            4.22 Material Contracts.  (a)  Except (i) as set forth in the
                 ------------------
  Company Reports (including the exhibits thereto) filed prior to the date of this Agreement, (ii) as set forth in Schedule 4.22(a), and (iii) for this Agreement and other agreements that are not material to the Company's business, as of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to any oral or written (A) consulting agreement, (B) joint venture, (C) noncompetition or similar agreement that restricts the Company or its Subsidiaries from engaging in a line of business, (D) supply or operating contract, and (E) agreement or other arrangement of or involving the Company or any of its Subsidiaries with respect to indebtedness for money borrowed, including letters of credit, guaranties, indentures, swaps and similar agreements.

            (b) Each of the contracts, instruments, mortgages, notes, security agreements leases, agreements or understandings, whether written or oral, to which the Company or any of its Subsidiaries is a party that relates to or affects the assets or operations of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of the Company and in full force and effect with respect to the Company or such Subsidiary and, to the Company's knowledge, with respect to all other parties thereto, except for where the failure to be valid, binding and in full force and effect would not in the aggregate have a Company Material Adverse Effect. Any of the foregoing that contain a provision that triggers upon a change in control of the Company (other than those agreements set forth in Schedule 4.11(f)) are set forth on Schedule 4.22(b). Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties which consent requirements are set forth on
  Schedule 4.6(a), there are no existing defaults by the Company or any of its Subsidiaries thereunder or, to the knowledge of the Company, by any other party thereto, which defaults in the aggregate would have a Company Material Adverse Effect; and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time, the declaration of default or other similar event) would constitute a default by the Company or any of its Subsidiaries thereunder, other than defaults that would not in the aggregate have a Material Adverse Effect.

            (c) Except as set forth in Schedule 4.22(c), the Company has no agreements or arrangements to sell or otherwise dispose of, or lease, acquire or otherwise invest in, any property, lines of business or other assets that are in the aggregate material to the Company's business, other than agreements and arrangements for such sale, disposition, lease, acquisition or investment that are in the ordinary course of the Company's business.

            4.23 No Brokers.  The Company has not entered into any contract,
                 ----------
  arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained William Blair & Company as its financial advisors, the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, none of the executive officers of the Company is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

            4.24 State Takeover Statutes.  The Board of Directors of the
                 -----------------------
  Company has approved the Merger, this Agreement, the transactions contemplated hereby, and the grant of the Purchase Option and the purchase of Company Common Shares pursuant thereto (collectively, the "Stock Agreement Transaction") and such approval is sufficient to render inapplicable to the Merger, this Agreement, the transactions contemplated hereby and the Stock Agreement Transaction, the provisions of Section 203 of the DGCL. To the knowledge of the Company, no other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stock Agreement or any of the transactions contemplated hereby or thereby.

            4.25 Opinion of Financial Advisor.  The Company has received the
                 ----------------------------
  opinion of William Blair & Company to the effect that, as of the date hereof, the consideration to be received by the holders of Company Common Shares in the Merger is fair to such holders from a financial point of view.

            4.26 Ownership of Parent Common Shares.  None of the Company or any
                 ---------------------------------
  Affiliates of the Company owns any Parent Common Shares or other securities convertible into Parent Common Shares.

            5.  Representations and Warranties of Parent and Merger Sub

            Each of Parent and Merger Sub represents and warrants to the Company as of the date of this Agreement as follows:

            5.1  Existence; Good Standing; Corporate Authority.  Each of Parent
                 ---------------------------------------------
  and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, assets, results of operations or financial condition of Parent and its Subsidiaries taken as a whole (a "Parent Material Adverse Effect"). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of the certificate of incorporation and by-laws of Parent and the certificate of incorporation and by-laws of Merger Sub previously made available to the Company are true and correct.

            5.2  Authorization, Validity and Effect of Agreement.  Each of
                 -----------------------------------------------
  Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered respectively by it and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by each of Parent and Merger Sub and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by Parent or Merger Sub (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of Parent or Merger Sub, as the case may be, enforceable respectively against them in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

            5.3  Capitalization.  The authorized capital stock of Parent
                 --------------
  consists of 50,000,000 Parent Common Shares and 100,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Shares"). As of November 29, 1995, (a) 30,929,058 Parent Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and no shares were held in Parent's treasury, (b) no Parent Preferred Shares were outstanding or held in Parent's treasury, (c) no Parent Common Shares or Parent Preferred Shares were held by Subsidiaries of the Parent, and (d) 975,610 Parent Common Shares were reserved for future issuance pursuant to outstanding stock options granted under Parent's stock option plans described on Schedule 5.10 (the "Parent Stock Plans") and 297,768 shares were reserved for future grants under such plans. Except as set forth in this Section 5.3, there are no outstanding options, warrants, calls, subscriptions, bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of Parent on any matter. Since such date, (i) no additional shares of capital stock of Parent have been issued, except pursuant to the Parent's Stock Plans and (ii) no options, warrants or other rights to subscribe for, securities or rights convertible into or exchangeable for, or contracts, commitments or arrangements by which Parent is or may be required to issue or sell additional shares of the Parent's capital stock (collectively, "Parent Equity Rights") have been granted. The Parent Common Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable.

            5.4  Subsidiaries.  Schedule 5.4 sets forth a complete and accurate
                 ------------
  list of the Subsidiaries of Parent and indicates for each such Subsidiary the jurisdiction of incorporation or organization. Parent owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of its Subsidiaries. No equity securities of any of Parent's Subsidiaries may be required to be issued (other than to Parent or another of Parent's Subsidiaries) by reason of any Parent Equity Rights for shares of the capital stock of any of Parent's Subsidiaries. There are no contracts, commitments, understandings or arrangements by which Parent or any of the its Subsidiaries is or may be obligated to transfer any shares of the capital stock of any of Parent's Subsidiaries. Each of the outstanding shares of capital stock of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Parent. Each of the outstanding shares of capital stock of each of Parent's Subsidiaries is owned, directly or indirectly, by Parent free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local or foreign law which are not material. The following information for each of Parent's Subsidiaries has been previously provided to the Company, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

            5.5  No Conflict; Required Filings and Consents.  (a)  The
                 ------------------------------------------
  execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Parent or Merger Sub, (ii) subject to making the filings and obtaining the approvals identified in Section 5.5(b), conflict with or violate any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) subject to making the filings, obtaining the approvals and effecting any other matters identified in Schedule 5.5(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, except in the case of clauses
  (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by either of them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, (B) the pre-merger notification requirements of the HSR Act, and required approvals and consents of other Governmental Entities (whether domestic or foreign) and the rules and regulations thereunder (C) the filing of a certificate of merger pursuant to the DGCL, (D) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (E) applicable requirements, if any, of the Code and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            5.6  Compliance.  Except as set forth in Schedule 5.6, neither
                 ----------
  Parent nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any notification or communication from any Governmental Entity threatening to revoke any license, franchise, permit or authorization of any Governmental Entity, which revocation would have a Parent Material Adverse Effect.

            5.7  SEC Documents.  (a)  Parent has filed all forms, reports and
                 -------------
  documents required to be filed by it with the SEC since January 1, 1990 (collectively, the "Parent Reports"). As of their respective dates, the Parent Reports, and any such reports, forms and other documents filed by Parent with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence will not apply to any misstatement or omission in any Parent Report filed prior to the date of this Agreement which was superseded by a subsequent Parent Report filed prior to the date of this Agreement. No Subsidiary of Parent is required to file any report, form or other document with the SEC.

            (b) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

            (c) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Parent as of December 31, 1994, (ii) liabilities or obligations arising in the ordinary course of business since December 31, 1994, and (iii) liabilities or obligations which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            5.8  Absence of Certain Changes.  Except as described in the Parent
                 --------------------------
  Reports, since September 30, 1995, there has not been (a) any Parent Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend of other distribution with respect to its capital stock, or (c) any material change in its accounting principles, practices or methods.

            5.9  Litigation.  Except as described in the Parent Reports, there
                 ----------
  are no actions, suits or proceedings pending against Parent or its Subsidiaries or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries, or against any property, interest, asset or right of any of them, at law or in equity, or before or by any Government Entity that, individually or in the aggregate, are likely to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any judgment, order, writ, injunction or decree that would have a Parent Material Adverse Effect.

            5.10 Employee Benefit Plans; Employment Agreements.  (a)  Schedule
                 ---------------------------------------------
  5.10 sets forth a true and complete list of all the following: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, pursuant to which Parent or any of its Subsidiaries has (A) any material liability with respect to current or former employees, agents, directors, or independent contractors of Parent or its Subsidiaries ("Parent Employees") or
  (B) any obligation to issue capital stock of Parent or any of its Subsidiaries (each, a "Parent Employee Plan"), and (ii) each other foreign or domestic plan, program, policy, contract, arrangement or scheme providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Parent Employees or any beneficiaries or dependents of any Parent Company Employees (other than directors' and officers' liability policies), whether or not insured or funded, (A) pursuant to which Parent or any of its Subsidiaries has any material liability or (B) constituting an employment, severance or termination agreement or arrangement with any officer or director of Parent or any Subsidiary (each, a "Parent Benefit Arrangement"). Parent has provided to the Company with respect to each Parent Employee Plan and Parent Benefit Arrangement: (i) a true and complete copy of all written documents comprising such Parent Employee Plan or Parent Benefit Arrangement (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Parent Employee Plan or Parent Benefit Arrangement; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any.

            (b) Each Parent Employee Plan and Parent Benefit Arrangement has been established and maintained in all material respects in accordance with its terms and all applicable laws, including, but not limited to, ERISA and the Code.

            5.11 Labor Matters.  Except as set forth in the Parent Reports as
                 -------------
  of the date hereof, (i) there are no controversies pending or, to the knowledge of Parent or any of its Subsidiaries, threatened, between Parent or any of its Subsidiaries and any of their respective employees, which controversies have or could reasonable be expected to have a Parent Material Adverse Effect; (ii) neither Parent nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its Subsidiaries, nor does Parent or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither Parent nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries which could reasonably be expected to have a Parent Material Adverse Effect.

            5.12 Registration Statement.  None of the information supplied or
                 ----------------------
  to be supplied by Parent for inclusion in the Form S-4 or the Proxy Statement/Prospectus shall, at the respective times such documents are filed with the SEC, and, in the case of the Form

  S-4, when it becomes effective, and, in the case of the Proxy Statement/Prospectus, when it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Parent is responsible for filing with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

            5.13 Properties.  Except as disclosed or reserved against in the
                 ----------
  most recent financial statements contained in the Parent Reports, Parent and each of its Subsidiaries have good and marketable title to all of the material properties and assets, tangible or intangible, reflected in such financial statements as being owned by Parent and each of its Subsidiaries as of the dates thereof, free and clear of all Liens. All leased buildings and all leased fixtures, equipment and other property and assets that are material to Parent's business on a consolidated basis are held under leases or subleases that are valid and binding instruments enforceable in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and binding nature or the existence of such default or event of default would not have a Parent Material Adverse Effect.

            5.14 Taxes.  (a) Each of Parent and its Subsidiaries has filed all
                 -----
  tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Parent Material Adverse Effect. Parent and each of its Subsidiaries has paid (or Parent has paid on its behalf) or made provision for all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Parent Reports reflect adequate reserves for all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Parent Material Adverse Effect. No requests for waivers of the time to assess any taxes against Parent or any Parent Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Parent Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            (b) None of Parent, its predecessors, Merger Sub or, to the knowledge of Parent, any of Parent's Affiliates has taken or agreed to take any action that would prevent the Merger from being effected as a "pooling of interests" or would prevent the Merger from constituting a transaction qualifying as a tax-free reorganization under Section 368(a) of the Code.

            5.15 Intellectual Property.  (a)  Schedule 5.15 sets forth an
                 ---------------------
  accurate and complete list of all material (i) patents, patent applications, patent rights, trademarks (registered and unregistered), trademark applications, trade names (registered and unregistered), service marks (registered and unregistered), service mark applications and copyrights that are owned by Parent or any of its Subsidiaries, (ii) unexpired licenses relating to the Parent Intellectual Property Rights (as defined below) that have been granted to or by Parent or any of its Subsidiaries and (iii) other agreements relating to Intellectual Property Rights necessary for the conduct of the business of Parent and its Subsidiaries, together with a complete listing of all liens, security interests, claims and rights to use of third parties with respect to each listed item of Intellectual Property Rights.

            (b) Parent and its Subsidiaries collectively own or have the right to use all of the Parent Intellectual Property Rights that are in the aggregate material to the conduct of the business of Parent and its Subsidiaries. Such ownership or right to use are free and clear of all liens, security interests, claims and rights to use of third parties that would in the aggregate be material to the business of the Parent and its Subsidiaries.

            (c) Parent has taken steps sufficient to safeguard and maintain the secrecy and confidentiality of, or Parent's proprietary rights in, all of the unpatented know how, technology, proprietary processes, formulae and other information owned by Parent or any of its Subsidiaries, except for such items as are not, in the aggregate material to the conduct of the business of Parent and its Subsidiaries. Without limiting the generality of the foregoing, Parent and its Subsidiaries have obtained confidentiality and invention assignment agreements from substantially all past and present employees and independent contractors involved in the creation or development of the Parent Intellectual Property Rights.

            (d) Except for licenses listed in Schedule 5.15 as royalty bearing, there are no royalties, honoraria, fees or other payments payable by Parent or any of its Subsidiaries to any person by reason of the ownership, use, license, sale or disposition of any of the Parent Intellectual Property Rights.

            (e) Neither Parent nor any of its Subsidiaries (i) is infringing or misappropriating the right or claimed right of any other party with respect to any Intellectual Property Rights or (ii) has knowledge of any alleged or claimed infringement or misappropriation of any third party Intellectual Property Right by any product or process manufactured, used, sold or under development by or for Parent or its Subsidiaries that in the case of (i) or (ii), if proven, would be reasonably likely to have a Parent Material Adverse Effect.

            (f) No independent contractor who has performed services for Parent or any of its Subsidiaries has any right, title or interest in the Parent Intellectual Property Rights that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (g) The execution, delivery and performance of this Agreement by Parent, and the consummation by Parent of the transactions contemplated hereby will not breach, violate or conflict with any agreement governing the Parent Intellectual Property Rights, and will not cause the forfeiture or termination of, give rise to a right of forfeiture or termination of, or impair the right of Parent or any of its Subsidiaries to use, sell, license or dispose of, any such Parent Intellectual Property Right, which breach, violation, conflict, forfeiture, termination or impairment would result in a Parent Material Adverse Effect.

            (h) The term "Parent Intellectual Property Rights" means all Intellectual Property Rights that are used, have been used, or are intended to be used in, or relate to the conduct of any business by Parent or any of its Subsidiaries.

            5.16 Insurance.  All policies of insurance and fidelity or surety
                 ---------
  bonds insuring Parent or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. Except as described in Schedule 5.16, as of the date hereof, there are no claims by Parent or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

            5.17 Product Warranties and Liabilities.  (a)  Except as set forth
                 ----------------------------------
  in Schedule 5.17(a), neither Parent nor any of its Subsidiaries has any material forms of warranties or guarantees of its products and services that are in effect or proposed to be used by it. Schedule 5.17(a) sets forth (i) the form of warranty for each product or category of product manufactured by Parent and (ii) a description of each pending or, to the knowledge of Parent, threatened material action, suit, investigation or proceeding under any warranty or guaranty against Parent or any of its Subsidiaries. Except as set forth in Schedule 5.17(a), neither Parent nor any of its Subsidiaries has incurred, nor does Parent know of any basis for alleging, any Product Liability with respect to any product sold or services rendered by or on behalf of Parent or any of its Subsidiaries, whether such Product Liability is incurred by reason of any express warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision, any foreign law or otherwise and irrespective of whether such Product Liability is covered by insurance, which Product Liability would have a Parent Material Adverse Effect.

            (b) There is no pending or, to the knowledge of Parent, threatened recall or investigation of any product sold by Parent or any of its Subsidiaries, which recall or investigation would have a Parent Material Adverse Effect.

            (c) Attached to Schedule 5.17(c) are (i) all requests for information, inquiry or similar type letters received by Parent and/or its Subsidiaries from any federal, state and/or foreign trade regulatory authorities (including without limitation the FTC and the FCC, and any written communication by Parent and/or its Subsidiaries in response and (ii) all inquiries sent by Parent and/or its Subsidiaries to such authorities and any written communication received in response, in each case of (i) and (ii) since January 1, 1991. Parent has obtained all necessary approvals and licenses, and is in compliance with all rules, regulations and promulgations of any Government Entity (including without limitation the FTC or FCC), relating to the manufacture, production or provision of goods and services meant for sale or distribution, except where the failure to have such approvals or be in compliance would not result in a Parent Material Adverse Effect.

            5.18 Accounts Receivable.  The accounts receivable of Parent and
                 -------------------
  its Subsidiaries as reflected in the most recent financial statements contained in the Parent Reports, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of Parent and its Subsidiaries are valid and existing and represent monies due, and Parent has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions that would not have a Parent Material Adverse Effect.

            5.19 Inventory.  The inventories of Parent and its Subsidiaries as
                 ---------
  reflected in the most recent financial statements contained in the Parent Reports, or acquired by Parent or any of its Subsidiaries after the date thereof, (i) are carried at an amount not in excess of the lower of cost or net realizable value, and (ii) do not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of business of Parent and its Subsidiaries as heretofore conducted, in each case net of reserves provided therefor.

            5.20 No Brokers.  Neither Parent nor Merger Sub has entered into
                 ----------
  any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Goldman, Sachs & Co. and Montgomery Securities as its financial advisers. Other than the foregoing arrangements, none of the executive officers of the Company is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

            5.21 Issuance of Parent Common Shares.  The Parent Common Shares
                 --------------------------------
  required to be issued pursuant to Article 3 will, when issued in accordance with Article 3, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

            5.22 Merger Sub.  Merger Sub was formed solely for the purpose of
                 ----------
  engaging in the transactions contemplated hereby. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

                                   6.  Covenants

            6.1  Alternative Proposals.  Upon execution of this Agreement, the
                 ---------------------
  Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries will, nor will it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit or encourage, directly or indirectly, any Alternative Proposal (as defined below) or, except as set forth below, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. An "Alternative Proposal" means, other than the transactions contemplated hereby and by the Stock Agreement, the receipt by the Company of any inquiries or the making or implementation of any proposal or offer (including without limitation any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving any purchase of all or any significant portion of the assets of the Company or any of its Subsidiaries or a 10% or more equity interest in the Company by a person or entity that takes a position detrimental to the Merger. Notwithstanding the foregoing, in the event the Company receives an unsolicited written proposal or written offer with respect to an Alternative Proposal, the Board of Directors of the Company shall be entitled, solely to the extent it has been advised (i) by its outside counsel that a failure to do so would violate its fiduciary obligations under applicable law and (ii) by its financial advisor that the Alternative Proposal is financially superior to the Merger and the transactions contemplated thereby, to review and participate in negotiations concerning such proposal and furnish relevant information concerning the Company to the offeror; provided that (A) the Company shall have furnished, or concurrently with the provision of such information to such offeror shall furnish, Parent with all such information provided to such offeror and (B) the offeror executes a confidentiality agreement with the Company on substantially the same terms as that entered into with Parent. The Company shall notify Parent promptly of any such unsolicited Alternative Proposal, or any inquiry or contact with any person with respect thereto. In addition, in the event the Company (i) enters into negotiations with respect to an unsolicited Alternative Proposal or (ii) the Company's Board of Directors shall withdraw its approval of this Agreement and the transactions contemplated hereby or its recommendation to the stockholders of the Company to approve the same, then the Company shall immediately deliver an additional notice of such events to Parent. Nothing in this Section 6.1 will (x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company will not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (z) affect any other obligation of the Company under this Agreement.

            6.2  Conduct of Business by the Company.  Prior to the Effective
                 ----------------------------------
  Time, except as contemplated by any other provision of this Agreement, unless Parent has previously consented in writing thereto, the Company:

            (a) Will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice;

            (b) Will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

            (c) Will not amend its certificate of incorporation or by-laws or comparable governing instruments;

            (d) Will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of the Company contained in Article 4 would be untrue or incorrect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of the Company obtaining knowledge thereof) notify Parent thereof;

            (e) Will promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

            (f) Will not (i) except pursuant to the exercise of Company Equity Rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other Company Equity Rights not existing on the date hereof to acquire any shares of its capital stock, (iii) grant, confer or award any bonuses or other forms of incentive compensation to any officer, director or employee, except for cash bonuses or incentives consistent with past practice or under any existing agreement, (iv) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases for officers and employees consistent with past practice or the terms of such employment agreement, (v) grant any severance or termination pay to, or enter into any employment, severance or termination agreement with any officer, director or employee or amend any such agreement in any material respect, except for severance arrangements consistent with past practice with respect to officers and employees terminated by the Company, or (vi) adopt any new employee benefit plan or program (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan or program in any material respect;

            (g) Will not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

            (h) Will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or to acquire any business or assets, except for (i) any purchase of inventory undertaken in the ordinary course of business, (ii) any printing services contracted for in the ordinary course of business (provided that the term of any such contract in (i) or (ii) is no longer than one year), or (iii) in the ordinary course of business and for an amount not exceeding $250,000;

            (i) Will not incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a wholly owned Subsidiary of the Company, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business;

            (j) Will not, except pursuant to and in accordance with the capital budget previously disclosed in writing to Parent, authorize, commit to or make capital expenditures;

            (k) Will not mortgage or otherwise encumber or subject to any lien any properties or assets except for such of the foregoing as are in the ordinary course of business and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

            (l) Will not enter into or agree to enter into any contract without the prior written consent of Parent unless such contract is entered into by the Company for (i) any purchase of inventory undertaken in the ordinary course of business, (ii) any printing services contracted for in the ordinary course of business (provided that the term of any such contract in (i) or (ii) is no longer than one year), or (iii) any other contract in the ordinary course of business and the total payments by the Company contemplated thereby do not exceed $100,000 and have a term of no longer than one year (or as provided in Section 6.2(m);

            (m) Will not enter into that certain contract with GSI S.A. unless such contract has a maximum termination liability of $250,000;

            (n) Will, in advance of execution, review with Parent the terms and conditions of the proposed new contract with United Parcel Service;

            (o) Will maintain insurance consistent with past practices for its businesses and properties;

            (p) Will not make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries;

            (q) Will not knowingly take any action, or knowingly fail to take any action, that would (i) jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or (ii) jeopardize qualification of the merger as a tax-free reorganization within the meaning of Section 368(a) of the Code; and

            (r) Will not take or agree in writing or otherwise to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

            6.3  Conduct of Business by Parent.  Prior to the Effective Time,
                 -----------------------------
  except as contemplated by any other provision of this Agreement, unless the Company has previously consented in writing thereto, Parent:

            (a) Will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice;

            (b) Will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

            (c) Will not amend its certificate of incorporation or by-laws or comparable governing instruments (other than by-law amendments which are not material to Parent or to the consummation of the transactions contemplated by this Agreement);

            (d) Will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of Parent contained in Article 5 would be untrue or incorrect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of Parent obtaining knowledge thereof) notify the Company thereof;

            (e) Will promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

            (f) Will not declare, set aside or pay any extraordinary dividend or make any other extraordinary distribution or payment with respect to any shares of its capital stock;

            (g) Will not knowingly take any action, or knowingly fail to take any action, that would (i) jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes or (ii) jeopardize qualification of the merger as a tax-free reorganization within the meaning of Section 368(a) of the Code; and

            (h) Will not take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

            6.4  Meeting of Stockholders.  The Company will take all action
                 -----------------------
  necessary in accordance with applicable law and its certificate of incorporation and by-laws to convene a meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable after the date hereof to consider and vote upon the adoption of this Agreement and the approval of the Merger, the other transactions contemplated hereby and such other related matters as it deems appropriate. The Board of Directors of the Company will recommend such adoption and approval and the Company and the Board will each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined below); provided, however, that the Board of Directors of the Company may withdraw, modify or change such recommendation if the Company receives an Alternative Proposal and the Board believes based upon consultation with its outside counsel and its financial advisor that a failure to do so would violate its fiduciary duties to the stockholders of the Company imposed by law and the Alternative Proposal is financially superior to the Merger and the transactions contemplated thereby (taking into account the presence or absence of a financing contingency.)

            6.5  Filings, Other Action.  Subject to the terms and conditions
                 ---------------------
  herein provided, the parties will: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act;
  (b) use all reasonable efforts to cooperate with one another in
  (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of parties will take all such necessary action.

            6.6  Access to Information; Confidentiality.  From the date hereof
                 --------------------------------------
  to the Effective Time, each of the Company and Parent will (a) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and Parent and their respective Subsidiaries, as the case may be, (b) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, (c) instruct the employees, counsel and financial advisors of the Company and Parent, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries and (d) keep the other fully apprised and informed of all significant developments with respect to the assets, business activities, financial condition, earnings and prospects of it and its Subsidiaries. Each of the Company and Parent will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Each party shall keep such information confidential, subject to the requirements of any governmental or other authorities, except with respect to information that is ascertainable from public or published information or trade sources.

            6.7  Publicity.  The initial press release relating to this
                 ---------
  Agreement will be a joint press release and thereafter the Company and Parent will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

            6.8  Registration Statement.  (a) As soon as practicable following
                 ----------------------
  the date hereof, Parent and the Company will cooperate and promptly prepare and file with the SEC a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, which will contain a proxy statement/prospectus and a form of proxy in connection with the vote of the Company's stockholders with respect to the Merger and the offer to such stockholders of the securities to be issued pursuant to the Merger (the "Proxy Statement/ Prospectus"). The respective parties will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent will use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Parent will, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Form S-4 to the Company and advise the Company of any verbal comments with respect to the Form S-4 received from the SEC. Parent will use its reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Parent agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the Stockholders' Meeting or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing will not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Parent in reliance upon and in conformity with written information concerning the Company furnished to Parent by the Company specifically for use in the Form S-4. The Company agrees that the written information concerning the Company provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of written information concerning the Company provided by the Company for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party, such approval not to be unreasonably withheld or delayed. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the denial or suspension of the qualification of Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for any amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information.

            (b) Parent will use its reasonable best efforts to facilitate the prompt receipt of registered shares by all of the Company's stockholders.

            6.9  Listing Application.  Parent will promptly prepare and submit
                 -------------------
  to the NASDAQ a supplemental listing application covering Parent Common Shares issuable in the Merger, and will use reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Shares, subject to official notice of issuance.

            6.10 Further Action.  Each party hereto will, subject to the
                 --------------
  fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

            6.11 Affiliate Letters.  (a) Promptly after the Company sets the
                 -----------------
  record date for the Stockholder's Meeting, the Company will deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for the Stockholders' Meeting, Affiliates of the Company. The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, a letter which will include, among other things, an agreement of such Affiliate to the effect that such Affiliate did not within 30 days prior to the Effective Time, sell, transfer or otherwise dispose of any shares of the capital stock of the Company or the Parent (as the case may be) held by the Affiliate, and that the Affiliate will not sell, transfer or otherwise dispose of, or reduce his risk relative to any shares of the capital stock of the Parent until after such time as results covering at least 30 days of combined operations of the Parent and the Company have been published by the Parent within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies (an "Affiliate Letter"). Such letter for Affiliates of the Company will be in the form attached hereto as Exhibit C. Parent will be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop-transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Letters.

            (b) Promptly after the Company sets the record date for the Stockholders' Meeting, Parent will deliver to the Company a list of names and addresses of those persons who were, in Parent's reasonable judgment, at the record date for the Stockholders' Meeting, Affiliates of Parent. Parent will use all reasonable efforts to deliver or cause to be delivered to the Company, prior to the Closing Date, from each of the Affiliates of Parent identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit D.

            6.12 Expenses.  Whether or not the Merger is consummated, all costs
                 --------
  and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC, and (c) the expenses incurred in connection with printing and mailing the Proxy Statement/ Prospectus, will be shared equally by the Company and Parent.

            6.13 Insurance; Indemnity.  (a)  From and after the Effective Time,
                 --------------------
  Parent will cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent that the Company would be required under its certificate of incorporation, by-laws, indemnification agreements with its officers and directors (the "Indemnification Agreements") and applicable law, each person who is now or was during the past six months prior to the date hereof an officer or director of the Company (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation to provide indemnification except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Surviving Corporation may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Surviving Corporation to the Indemnified Party of its election to assume the defense of an Action, the Surviving Corporation will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided below. The Surviving Corporation will not settle any Actions without the consent of the Indemnified Party where such settlement includes an admission of civil or criminal liability on behalf of an officer or director or requires any payment to be made by the Indemnified Party. The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by the Surviving Corporation, (ii) the Indemnified Party will have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Surviving Corporation in the conduct of the defense of an Action, or
  (iii) the Surviving Corporation shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will not be liable for any settlement effected without its written consent and the Surviving Corporation will not be obligated pursuant to this Section 6.13(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such action. In the event of any conflict between the provisions of the Indemnification Agreements and this Section 6.13, the provisions of the Indemnification Agreements shall prevail.

            (b) For a period of five years after the Effective Time, Parent will cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that Parent will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap") (which current annual premium the Company represents and warrants to be approximately $135,000); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap.

            (c) The provisions of this Section 6.13 will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

            6.14 Employee Benefits.  Notwithstanding anything to the contrary
                 -----------------
  contained herein, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention and firing of employees of the Surviving Corporation. Notwithstanding the immediately preceding sentence, Parent will (i) satisfy, or cause the Surviving Corporation to satisfy, all obligations of the Company or any of its Subsidiaries under any existing severance agreement between the Company or any of its Subsidiaries and any of their officers or employees and (ii) until the expiration of one year after the Effective Time, satisfy, or cause the Surviving Corporation to satisfy, all obligations of the Company or any of its Subsidiaries under their current respective severance policies.
  Parent will provide, or will cause the Surviving Corporation to provide, for the benefit of employees of the Surviving Corporation who were employees of the Company immediately prior to the Effective Time "employee benefit plans" within the meaning of Section 3(3) of ERISA (a) until the expiration of one year after the Effective Time, that are, in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date hereof, and (b) thereafter that are, at the election of Parent, either (i) in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company or any Subsidiary on the date hereof or (ii) in the aggregate, substantially comparable to the "employee benefit plans" provided to similarly situated employees of Parent or its Subsidiaries who were not employees of the Company or any Subsidiary immediately prior to the Effective Time; provided, however, that notwithstanding the foregoing (A) nothing herein will be deemed to require Parent to modify the benefit formulas under any pension, profit sharing or savings plan of the Company or any Subsidiary in a manner that increases the aggregate expenses thereof as of the date hereof in order to comply with the requirements of ERISA or the Code, (B) employee stock ownership, stock bonus, stock option and similar equity-based plans, programs and arrangements of the Company or any of its Subsidiaries are not encompassed within the meaning of the term "employee benefit plans" hereunder, and (C) nothing herein will obligate Parent or the Surviving Corporation to continue any particular "employee benefit plan" for any period after the Effective Time. Notwithstanding the foregoing, the life insurance policy on Mr. Eldred referred to in Section
  4.18 will be terminated.

            6.15 Conveyance Taxes.  The Company and Parent will cooperate in
                 ----------------
  the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time and each party will pay any such tax or fee which becomes payable by it on or before the Effective Time.

            6.16 Consents.  The Company will use all reasonable efforts to
                 --------
  obtain each of the consents identified in Schedule 4.6(a).

            6.17 Pooling Accounting Treatment.  Each of Parent and the Company
                 ----------------------------
  agrees not to take any action that to its knowledge could reasonably be expected to adversely affect the ability of Parent to treat the Merger as a pooling of interests.

            6.18 Company Warrants.  The Company will use reasonable efforts to
                 ----------------
  influence The Prudential Insurance Company of America to enter into an agreement to exercise its Company Warrants at or prior to the Effective Time.


                                  7.  Conditions

            7.1  Conditions to Each Party's Obligation To Effect the Merger.
                 ----------------------------------------------------------
  The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of the Company.

            (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted.

            (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing or, to the knowledge of Parent or the Company, be threatened in writing, and all necessary approvals under state securities laws relating to the issuance or trading of Parent Common Shares to be issued to the Company stockholders in connection with the Merger shall have been received.

            (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation following the Effective Time.

            (f) Parent Common Shares to be issued to the Company's stockholders in connection with the Merger shall have been approved for listing on the NASDAQ, subject only to official notice of issuance.

            (g)  Each of Parent and the Company shall have received letters,
  (i) dated as of the date hereof and (ii) dated as of the Effective Time, from their respective independent public accountants to the effect that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with this Agreement.

            7.2  Conditions to Obligation of Company To Effect the Merger.  The
                 --------------------------------------------------------
  obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

            (a) (i) The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

            (b) Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

            (c) Parent and Merger Sub shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of each of Parent and Merger Sub, certifying as to the fulfillment of the conditions specified in Section 7.2(a) and (b).

            (d) From the date of this Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of Parent and its Subsidiaries.

            (e) Parent and Merger Sub shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings in connection with the authorization, execution and delivery of this Agreement by Parent and Merger Sub and the consummation by each of the transactions contemplated hereby.

            (f) The Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, satisfactory to the Company, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely on, and both of the Company and Parent and Merger Sub shall make, those representations substantially in the form contained in Exhibits E and F respectively, and all of such representatives shall be true as of the Effective Time.

            7.3  Conditions to Obligation of Parent and Merger Sub to Effect
                 -----------------------------------------------------------
  the Merger.  The obligation of Parent and Merger Sub to effect the Merger
  ----------
  will be subject to the fulfillment at or prior to the Closing Date (or such other date as may be specified below) of the following additional conditions:

            (a) (i) The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

            (b) The Company shall have performed or complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

            (c) The Company shall have delivered to Parent and Merger Sub a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Section 7.3(a) and (b).

            (d) From the date of this Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of the Company or any of its Subsidiaries in the United Kingdom, France or Germany.

            (e) The Company shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings in connection with the authorization, execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby.

            (f) The Company or the Board of Directors of the Company or the other persons or entities described in Schedule 7.3(f), as the case may be, shall have taken the actions set forth in Schedule 7.3(f).

            (g) The Stock Agreement shall have remained in full force and effect through the Effective Time.

            (h) The Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, satisfactory to the Company, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely on, and both of the Company and Parent and Merger Sub shall make, those representations substantially in the form contained in Exhibits E and F, respectively, and all of such representations shall be true as of the Effective Time.


                                  8.  Termination

            8.1  Termination by Mutual Consent.  This Agreement may be
                 -----------------------------
  terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

            8.2  Termination by Either Parent or Company.  This Agreement may
                 ---------------------------------------
  be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by March 31, 1996, which date will be automatically extended by that amount of time that is reasonably required by the SEC or other Governmental Entities (whether domestic or foreign) to review filings, which date will be no later than April 30, 1996; subject to further extension if necessary to allow 30 days to pass from the date the Company receives an Alternative Proposal (the "Outside Date") (b) the approval of the Company's stockholders required by Section 7.1(a) is not obtained at the Stockholders' Meeting or at any adjournment thereof or by written consent, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action becomes final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) has used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to the foregoing, that the terminating party has not breached this Agreement in any manner that proximately contributes to the failure to consummate the Merger by the Outside Date.

            8.3  Termination by Company.  This Agreement may be terminated and
                 ----------------------
  the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption by the stockholders of the Company referred to in
  Section 7.1(a), by action of the Board of Directors of the Company, if (a) there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or is reasonably likely to have a Parent Material Adverse Effect or (b) there has been a material breach of any of the covenants set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by the Company to Parent, provided, that such 30 day period shall be extended for so long as Parent shall be making all reasonable attempts to cure such breach, (c) an involuntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law is commenced against Parent or any of its Subsidiaries, a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers of Parent or any of its Subsidiaries or over their respective assets shall have been entered or the involuntary appointment of an interim receiver, trustee or other custodian of Parent or any of its Subsidiaries shall have occurred and any such event described in this clause (c) shall have continued for 30 days or
  (d) Parent or any of its Subsidiaries has an order for relief entered with respect to it or commences a voluntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case, to the conversion of an involuntary case to a voluntary case or to the appointment of or taking possession by a receiver, trustee or other custodian of any part of the Parent's property, or makes any assignment for the benefit of creditors.

            8.4  Termination by Parent and Merger Sub.  This Agreement may be
                 ------------------------------------
  terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company referred to in Section 7.1(a), by action of the Boards of Directors of Parent, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders, (b) there has been a breach by the Company of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or is reasonably likely to have a Company Material Adverse Effect, (c) there has been a material breach of any of the covenants set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, provided, that such 30 day period shall be extended for so long as the Company shall be making all reasonable attempts to cure such breach, (d) there has been a material breach by Stockholders of the Stock Agreement, (e) an involuntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law is commenced against the Company or any of its Subsidiaries, a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers of the Company or any of its Subsidiaries or over their respective assets shall have been entered or the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries shall have occurred and any such event described in this clause (e) shall have continued for 30 days or (f) the Company or any of its Subsidiaries has an order for relief entered with respect to it or commences a voluntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case, to the conversion of an involuntary case to a voluntary case or to the appointment of or taking possession by a receiver, trustee or other custodian of any part of the Company's property, or makes any assignment for the benefit of creditors.

            8.5  Effect of Termination and Abandonment.  In the event of
                 -------------------------------------
  termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, all obligations of the parties hereto will terminate, except the obligations of the parties pursuant to this Section 8.5, Section 8.6 and
  Section 6.12 and the confidentiality provisions contained in Section 6.6 and except for the provisions of Sections 9.3, 9.4, 9.6, 9.8, 9.9, 9.12, 9.13 and, if the Purchase Option has been exercised prior to the termination thereof, 9.14. Moreover, in the event of termination of this Agreement pursuant to Sections 8.2, 8.3 or 8.4, nothing herein will prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of this Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity.

            8.6  Fees and Expenses.  (a)  Except as provided below and in
                 -----------------
  Section 6.12, all fees and expenses incurred in connection with the Merger, this Agreement, the Stock Agreement and the transactions contemplated by this Agreement and the Stock Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Proxy Statement and the Form S-4, and governmental filing fees, shall be shared equally by Parent and the Company.

            (b) If the conditions to the Merger set forth in Sections 7.1(b) through (f) are not satisfied, none of the parties hereto shall be entitled to a Termination Fee (as defined below) or Expenses (as defined below).

            (c) The Company shall pay in immediately available funds to Parent upon demand a fee (a "Termination Fee") plus all Expenses, promptly, but in no event later than two business days, in an amount equal to $1,480,677, if
  (i) the conditions to the Merger set forth in Section 7.3 are not satisfied (other than as a result of a willful and material breach of this Agreement by Parent or Merger Sub, which breach shall not have been cured within five business days following Parent's receipt of written notice of such breach from the Company (a "Parent Breach")), (ii) the Company breaches this Agreement, or (iii) the requisite approval of the Company's stockholders for the Merger is not obtained at the Stockholders' Meeting, at any adjournment thereof or by written consent, and there is no Alternative Proposal.

            (d) Parent or Merger Sub shall pay in immediately available funds to the Company upon demand a Termination Fee plus all Expenses, promptly, but in no event later than two business days, in an amount equal to $1,480,677,
  (i) if the conditions to the Merger set forth in Section 7.2 are not satisfied (other than as a result of a willful and material breach of this Agreement by the Company, which breach shall not have been cured within five business days following the Company's receipt of written notice of such breach from Parent or Merger Sub) or (ii) Parent or Merger Sub breaches this Agreement.

            (e) The Company shall pay in immediately available funds to Parent upon demand a Termination Fee plus all Expenses, promptly, but in no event later than two business days, in an amount equal to $4,442,032, if (i) the requisite approval of the Company's stockholders for the Merger is not obtained at the Stockholders' Meeting, at any adjournment thereof or by written consent and there is any Alternative Proposal, (ii) the Stockholders' Meeting does not occur prior to the Outside Date and there is any Alternative Proposal, (iii) the Company's Board of Directors shall have withdrawn or materially modified its approval or recommendation of this Agreement other than due to the occurrence of a Parent Material Adverse Effect and Parent or Merger Sub terminates this Agreement, or (iv) the Company engages in a Competing Transaction.

            For purposes of this Agreement, a "Competing Transaction" means, if within six months following the earlier of (x) termination of this Agreement,
  (y) the date, if any, that the stockholders of the Company fail to approve the Merger, and (z) the date, if any, that the Board of Directors of the Company withdraws or materially modifies its approval or recommendation of this Agreement:

                 (A) The Company and a person or entity other than Parent and/or Merger Sub shall have entered into a letter of intent or a definitive agreement with respect to an Alternative Proposal; or

                 (B) A tender or exchange offer for 25% or more of the shares of any capital stock of the Company shall have been commenced.

            (f) For purposes of this Agreement "Expenses" shall mean all fees and expenses, up to a maximum of $2,000,000, reasonably incurred or paid by or on behalf of a party or any of its affiliates in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement or the Stock Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to a party or any of its affiliates.


                              9.  General Provisions

            9.1  Nonsurvival of Representations, Warranties and Agreements.
                 ---------------------------------------------------------
  All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will be deemed to the extent expressly provided herein to be conditions to the Merger and will not survive the Merger, provided, however, that the agreements contained in Article 3,
  Section 6.13 and this Article 9 will survive the Merger and Sections 6.12,
  8.5 and 8.6 will survive termination.

            9.2  Notices.  Any notice required to be given hereunder will be
                 -------
  sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

  If to Parent or Merger Sub:                      If to the Company:

  Micro Warehouse, Inc.                  Inmac Corp.
  535 Connecticut Avenue                 2465 Augustine Drive
  Norwalk, CT  06854                     Santa Clara, CA 95052
  Attention:  Bruce L. Lev               Attention: Jeffrey A. Heimbuck
  Fax No.:  (203) 899-4203               Fax No.:  (408) 727-4131

  With copies to:                        With copies to:

  Jones, Day, Reavis & Pogue             Wilson, Sonsini, Goodrich & Rosati
  901 Lakeside Avenue                    Professional Corporation
  Cleveland, Ohio 44114                  650 Page Mill Road
  Attention:  Paul T. Ruxin              Palo Alto, CA  94304-1050
  Fax No.:  (216) 579-0212               Attention:  Barry Taylor
                                         Fax No.:  (415) 496-4092

  or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

            9.3  Assignment; Binding Effect.  Neither this Agreement nor any of
                 --------------------------
  the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.13, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            9.4  Entire Agreement.  This Agreement, the Exhibits, the Schedules
                 ----------------
  and any documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, dated October 6, 1995, between Parent and the Company, which will survive the execution and delivery of this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

            9.5  Amendment.  This Agreement may be amended by the parties
                 ---------
  hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company but after any such stockholder approval, no amendment will be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            9.6  Governing Law.  This Agreement will be governed by and
                 -------------
  construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

            9.7  Counterparts.  This Agreement may be executed by the parties
                 ------------
  hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

            9.8  Headings.  Headings of the Articles and Sections of this
                 --------
  Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

            9.9  Interpretation.  In this Agreement, unless the context
                 --------------
  otherwise requires, words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa.

            9.10 Waivers.  Except as provided in this Agreement, no action
                 -------
  taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

            9.11 Incorporation of Schedules.  The Schedules attached hereto and
                 --------------------------
  referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

            9.12 Severability.  Any term or provision of this Agreement which
                 ------------
  is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

            9.13 Enforcement of Agreement.  The parties hereto agree that
                 ------------------------
  irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

            9.14 Effect of Exercise of Purchase Option.  In the event that
                 -------------------------------------
  Parent purchases Company Common Shares upon exercise of the Purchase Option:

            (a) If requested by Parent, the Company will, promptly following the purchase of Company Common Shares upon exercise of the Purchase Option and from time to time thereafter, take all action which can be taken by the Company to cause a number of directors of the Company proportionate to the amount of Company Common Shares owned by Parent to be persons designated by Parent (whether, at the request of Parent, by increasing the size of the number of directors of the Company or by seeking the resignation of directors and causing Parent's designees to be elected to fill the vacancies so created). At such time, the Company also will take all action permitted by law to cause persons designated by Parent to constitute at least the same percentage as is on the Company's Board of Directors and of each committee of the Company's Board of Directors. The Company's obligation to cause designees of Parent to be so elected or appointed as directors of the Company will be subject to Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder. Parent will supply to the Company in writing and will be solely responsible for any information with respect to it and its designees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1, and the Company will use all reasonable efforts to file as promptly as practicable with the SEC and transmit to all holders of record of securities of the Company who would be entitled to vote at a meeting for election of directors such information as is required under Section 14(f) and Rule 14(f)-1. Notwithstanding the foregoing, until the Effective Time, the Company will use all reasonable efforts to assure that the Company's Board of Directors has at least three directors who are directors on the date hereof (the "Continuing Directors") and to assure that the Continuing Directors represent a majority of the Company's directors; provided further, that, in such event, if the number of Continuing Directors is reduced below three for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there is only one remaining) will be entitled to designate three persons to fill such vacancies who will be deemed to be Continuing Directors for purposes of this Agreement or, if no Continuing Director then remains, the other directors will designate three persons to fill such vacancies who are not shareholders, affiliates or associates of Parent and such persons will be deemed to be Continuing Directors for purposes of this Agreement.
  The Company will use all reasonable efforts to cause the person(s) so designated by the Continuing Directors to be elected to the Board of Directors of the Company.

            (b) Parent will use all reasonable efforts in accordance with applicable law and the Company's certificate of incorporation and by-laws to convene a meeting of the Company's stockholders as promptly as practicable to consider and vote upon the Merger, including, without limitation, timely mailing of the Proxy Statement/Prospectus.

            (c) Parent will, with respect to all Company Common Shares acquired by it upon exercise of the Purchase Option and any other Company Common Shares that it owns of record or beneficially on the record date for voting at the meeting of stockholders called to consider and vote upon the Merger, vote or cause to be voted such Company Common Shares (or execute or cause to be executed written consents with respect thereto) (i) in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby,
  (ii) against any Alternative Proposal, and (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by this Agreement and considered and voted upon at such meeting of the Company's stockholders.

            (d) Notwithstanding any other provision contained herein to the contrary, from and after the date of the closing of the exercise of the Purchase Option, the obligations of Parent and the Merger Sub to effect the Merger will be subject only to the fulfillment at or prior to the Closing Date of the conditions set forth in Section 7.1(a), (c) and (d) and all other conditions to the obligations of the Parent and the Merger Sub to effect the Merger on the terms and conditions of this Agreement as in effect immediately prior to the exercise of the Purchase Option will be deemed satisfied or waived and the conditions to the obligations of the Company to effect the Merger in Sections 7.1(g) and 7.2(f) will be deemed waived.

            (e) Notwithstanding any other provision contained herein to the contrary, from and after the date of the closing of the exercise of the Purchase Option, Parent and Merger Sub will not be entitled to terminate this Agreement or abandon the Merger unless a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action becomes final and non-appealable.

            (f) Any action by the Company to waive or amend any provision of this Agreement will require the approval of a majority of the Continuing Directors.

            IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                             MICRO WAREHOUSE, INC.



                                             By:   /s/ Peter Godfrey
                                                   ------------------------
                                                   Peter Godfrey
                                                   President


                                             INDIGO HOLDING COMPANY, INC.



                                             By:   /s/ Steven Purcell
                                                   ------------------------
                                                   Steven Purcell
                                                   President


                                             INMAC CORP.



                                             By:   /s/ Jeffrey A. Heimbuck
                                                   ------------------------
                                                   Jeffrey A. Heimbuck
                                                   President

                                                                    ANNEX B


                         WILLIAM BLAIR AND COMPANY
                           222 WEST ADAMS STREET
                             CHICAGO, ILLINOIS
                                   60606



                                        November 30, 1995


Board of Directors
Inmac Corp.
2465 Augustine Drive
Santa Clara, CA  95052-8031

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Inmac Corp. (the "Company") of the consideration to be received pursuant to the terms of the Agreement and Plan of Merger dated as of November 30, 1995 (the "Merger Agreement") by and among Micro Warehouse, Inc. ("Micro Warehouse"), Merger Subsidiary, a wholly owned subsidiary of Micro Warehouse ("Merger Sub"), and the Company.

Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger") and each outstanding share of common stock of the Company will be converted into the right to receive a number of common shares of Micro Warehouse equal to a fraction (the "Conversion Rate"), the numerator of which will be $12.00 and the denominator of which will be the Closing Market Price (as defined below) of one Micro Warehouse common share; provided, however, that (i) in the event the Closing Market Price is less than $43.54, the Conversion Rate shall equal $12.00 divided by $43.54 and (ii) in the event the Closing Market Price is greater than $53.21, the Conversion Rate shall equal $12.00 divided by $53.21 (the "Conversion" and, together with the Merger, the "Transaction"). For purposes hereof, the "Closing Market Price" of Micro Warehouse common stock shall mean the average of the last reported sale price on the NASDAQ National Market for the period of the 20 most recent trading days ending on the fifth business day prior to the closing date of the transaction.

We have acted as financial advisor to the Company in connection with the Transaction. In connection with our review of the Transaction and the preparation of our opinion herein, we have (a) reviewed the terms and conditions of the Merger Agreement and the financial terms of the Transaction as set forth in the Merger Agreement; (b) reviewed the terms and conditions of the Stock Agreement between Micro Warehouse and Ken Eldred; (c) analyzed certain publicly available financial statements of the Company and Micro Warehouse, respectively; (d) analyzed

                         Telephone (312) 236-1600
certain financial and other information relating to the prospects of the Company provided to us by the Company's management, including financial projections; (e) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company; (f) analyzed certain internal financial statements and other data concerning Micro Warehouse prepared by the management of Micro Warehouse;
(g) discussed the past and current operations and financial condition and prospects of Micro Warehouse with senior executives of Micro Warehouse; (h) reviewed the historical prices and trading activity for the Company's common stock and that of Micro Warehouse, respectively; (i) reviewed the financial terms, to the extent publicly available, of selected actual business combinations we believe to be relevant; and (j) performed such other analysis as we have deemed appropriate.

We have assumed the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent valuation or appraisal of any of the assets or liabilities of the Company or Micro Warehouse. With respect to financial information, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgements of the Company's and Micro Warehouse's management, as the case may be, as to the respective future financial performance of the Company and Micro Warehouse. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. Our opinion does not address the Company's underlying business decision to effect the Transaction.

In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Transactions will not have an adverse effect on the Company or Micro Warehouse.

William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee, a significant portion of which is contingent upon consummation of the Transaction, and indemnify us against certain liabilities. William Blair & Company has provided investment banking and financial advisory services to the Company in the past for which we have received customary compensation.

Our engagement and the opinion expressed herein are solely for the benefit of the Company's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon the Company, Micro Warehouse, any stockholders of the Company of Micro Warehouse or any other person. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that this opinion may be included in filings made by the Company or Micro Warehouse with the Securities and Exchange Commission with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of November 30, 1995, the consideration to be received by the shareholders of the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such shareholders.

                              Very truly yours,

                              /s/ William Blair & Company
                              ---------------------------
                              William Blair & Company

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    MWHS's certificate of incorporation and by laws provide for the indemnification of the directors, officers, employees, and agents of MWHS and its subsidiaries to the fullest extent that may be permitted by Delaware law from time to time. Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of MWHS and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to MWHS.

    The certificate provides, among other things, that MWHS will, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    MWHS is a party to indemnification agreements (the "Indemnification Agreements") with each of its officers and directors (each an "Indemnitee). Under these Indemnification Agreements, MWHS must indemnify an Indemnitee to the fullest extent permitted by Delaware Law for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been a director or employee of MWHS. MWHS is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action, and the Indemnitee may sue to enforce his or her right to indemnification or advancement of expenses.

    MWHS also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

    There is no material litigation pending, and neither MWHS nor any of its directors knows of any threatened litigation, which might result in a claim for indemnification by any director or officer.

ITEM 21. EXHIBITS

    2.1    --Agreement and Plan of Merger, dated as of November 30, 1995 (included as
             Appendix A to the Proxy Statement/Prospectus forming a part of this
             Registration Statement)
           The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request
    3.1*   --Certificate of Incorporation of Registrant, as Amended
    3.2*   --By Laws of Registrant, as Amended

    4.1*   --Specimen Stock Certificate of Registrant
    5.1    --Opinion of Jones, Day, Reavis & Pogue*
    8.1    --Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation*
   10.1*   --Stock Option Plan
   10.2*   --Lease Agreements between C.P. Lakewood, L.P. and the Registrant relating to the
             Lakewood, New Jersey facilities
   10.3*   --Lease Agreement between Miller-Valentine Partners and the Registrant relating to the Wilmington, Ohio facility
   10.4*   --Lease Agreement between Peter Godfrey and the Registrant relating to a South
             Norwalk, Connecticut facility
   10.5*(a) --Lease Agreement between Hialet Associates and the Registrant relating to a
             South Norwalk, Connecticut facility (53 Water Street)
   10.5*(b) --Lease Agreement between Hialet Associates and the Registrant relating to a
             South Norwalk, Connecticut facility (29 Haviland Street)
   10.6*   --Lease Agreement between 50 Water Street Associates and the Registrant relating to a South Norwalk, Connecticut facility
   10.7*   --Lease between Union Square Assoc. Ltd. Part. and the Registrant relating to a
             South Norwalk, Connecticut facility
   10.8*   --Lease Agreement between South Norwalk Redevelopment Limited Partnership and the
             Registrant relating to a South Norwalk, Connecticut facility
   10.9*   --Lease Agreement between Unigate (UK) Limited and the Registrant relating to the
             Barnet, England facility
  10.10*   --Lease Agreement between Misco, Sofibus and the Registrant relating to the
             Bonneuil Sur Marne, France facility
  10.11*   --Lease Agreement between J & W Computer GNBTT and the Registrant relating to the
             Kelkheim, Germany facility
  10.12*   --Employment Agreement between Peter Godfrey and the Registrant
  10.13*   --Employment Agreement between Robert G. Bartner and the Registrant
  10.14*   --Employment Agreement between Melvin Seiler and the Registrant
  10.15*   --Employment Agreement between Steven Purcell and the Registrant
  10.16*   --Employment Agreement between Stephen England and the Registrant
  10.17*   --Consulting Agreement between Felix Dennis and the Registrant, as amended
  10.18*   --Form of Indemnification Agreement with Officers and Directors
  10.19*   --Agreement and Plan of Merger of Micro Warehouse, Inc., a Delaware corporation dated October 1, 1992
  10.20*   --Commercial Revolving Loan and Security Agreement between State Street Bank and
             Trust Company and the Registrant dated July 1, 1991.
  10.21*   --Amendment Agreement between State Street Bank and Trust Company and the
             Registrant dated November 20, 1991
  10.22*   --Second Amendment Agreement between State Street Bank and Trust Company and the
             Registrant dated July 10, 1992
  10.23*   --Third Amendment Agreement between State Street Bank and Trust Company and the
             Registrant dated October 1, 1992
  10.24*   --Letter Agreement between Loeb Partners Corporation and the Registrant dated
             April 10, 1992
  10.25*   --Employment Agreement between Powell E. Crowley and the Registrant
  10.26*   --Second Amendment to Lease Agreement between Peter Godfrey and the Registrant relating to a South Norwalk, Connecticut facility
  10.27*   --Second Amendment to Lease Agreement between Hialet Associates and the
             Registrant relating to a South Norwalk, Connecticut facility (53 Water Street)

  10.28*   --Employment Agreement between Adam W. Shaffer and the Registrant
  10.29*   --Amendment to Employment Agreement between Adam W. Shaffer and the Registrant
  10.30*   --Lease Agreement between Miller-Valentine Partners and the Registrant relating to the Wilmington, Ohio facility
  10.31*   --Letter Agreement between Loeb Partners Corporation and the Registrant dated
             July 8, 1993
  10.32*   --Lease Agreement between 50 Water Street Associates and the Registrant relating to the South Norwalk facility
  10.33*   --Employment Agreement between Powell E. Crowley and the Registrant
  10.34*   --Lease Agreement between BBS Norwalk One Inc. and the Registrant relating to the
             Norwalk, Connecticut facility.
   13.2*   --Annual Report to Shareholders for the fiscal year ended December 31, 1994 (such
             Annual Report, except for those portions thereof which are expressly incorporated by reference in this filing, is furnished solely for the information of the Commission and is not to be deemed "filed" as part of this filing.)
   22.1*   --Subsidiaries of the Registrant
   23.1    --Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)
   23.2    --Consent of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation
             (included in Exhibit 8.1)
   23.3    --Consent of KPMG Peat Marwick LLP
   24.1    --Powers of Attorney (included on the Signature Page)
   99.1    --Opinion of William Blair & Company (included as Appendix B to the Proxy
             Statement/Prospectus forming a part of this Registration Statement)
   99.2    --Consent of William Blair & Company

------------

 * Exhibits have been previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for Fiscal Year 1993, Registrant's Annual Report on Form 10-K for Fiscal Year 1994 or to the Registration Statements on Form S-1 (File Nos. 33-53100 and 33-66066) or amendments thereto and are incorporated by reference herein.

ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut on December 15, 1995.

                                          MICRO WAREHOUSE, INC.

                                          By             /s/ PETER GODFREY
                                             ...................................
                                                       Peter Godfrey
                                               President and Chief Executive
                                                           Officer

                        SIGNATURES AND POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Peter Godfrey, Melvin Seiler, Steven Purcell and Bruce L. Lev, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorneys-in-fact and agents, and each of them, shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of MWHS for sale, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registration hereby confers like authority on its behalf.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                 SIGNATURE                               TITLE                        DATE
-------------------------------------------   ---------------------------  ---------------------------

             /s/ PETER GODFREY                President, Chief Executive             December 15, 1995
 ...........................................     Officer, Director
               Peter Godfrey                    (Principal Executive
                                                Officer)

            /s/ STEVEN PURCELL                Vice President, Chief                  December 15, 1995
 ...........................................     Financial Officer and
              Steven Purcell                    Treasurer (Principal
                                                Financial Officer)

              /s/ ERIC FURMAN                 Corporate Controller and               December 15, 1995
 ...........................................     Chief Accounting Officer
                Eric Furman

             /s/ MELVIN SEILER                Director                               December 15, 1995
 ...........................................
               Melvin Seiler

             /s/ FELIX DENNIS                 Director                               December 15, 1995
 ...........................................
               Felix Dennis

         /s/ FREDERICK H. FRUITMAN            Director                               December 15, 1995
 ...........................................
           Frederick H. Fruitman

            /s/ JOSEPH M. WALSH               Director                               December 15, 1995
 ...........................................
              Joseph M. Walsh

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                                   DESCRIPTION                                  PAGE NO.
-------   ------------------------------------------------------------------------   --------
   2.1    --Agreement and Plan of Merger, dated as of November 30, 1995 (included as Appendix A to the Proxy Statement/Prospectus forming a part of this
          Registration Statement).................................................
          The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request........................................
   3.1*   --Certificate of Incorporation of Registrant, as Amended................
   3.2*   --By Laws of Registrant, as Amended.....................................
   4.1*   --Specimen Stock Certificate of Registrant..............................
   5.1    --Opinion of Jones, Day, Reavis & Pogue*................................
   8.1    --Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
          Corporation*............................................................
  10.1*   --Stock Option Plan.....................................................
  10.2*   --Lease Agreements between C.P. Lakewood, L.P. and the Registrant relating to the Lakewood, New Jersey facilities.........................
  10.3*   --Lease Agreement between Miller-Valentine Partners and the Registrant relating to the Wilmington, Ohio facility...............................
  10.4*   --Lease Agreement between Peter Godfrey and the Registrant relating to a
          South Norwalk, Connecticut facility.....................................
  10.5*(a) --Lease Agreement between Hialet Associates and the Registrant relating to a South Norwalk, Connecticut facility (53 Water Street)............
  10.5*(b) --Lease Agreement between Hialet Associates and the Registrant relating to a South Norwalk, Connecticut facility (29 Haviland Street).........
  10.6*   --Lease Agreement between 50 Water Street Associates and the Registrant relating to a South Norwalk, Connecticut facility.......................
  10.7*   --Lease between Union Square Assoc. Ltd. Part. and the Registrant relating to a South Norwalk, Connecticut facility.....................
  10.8*   --Lease Agreement between South Norwalk Redevelopment Limited
            Partnership and the Registrant relating to a South Norwalk,
            Connecticut facility..................................................
  10.9*   --Lease Agreement between Unigate (UK) Limited and the Registrant relating to the Barnet, England facility................................
 10.10*   --Lease Agreement between Misco, Sofibus and the Registrant relating to the Bonneuil Sur Marne, France facility.................................
 10.11*   --Lease Agreement between J & W Computer GNBTT and the Registrant relating to the Kelkheim, Germany facility..............................
 10.12*   --Employment Agreement between Peter Godfrey and the Registrant.........
 10.13*   --Employment Agreement between Robert G. Bartner and the Registrant.....
 10.14*   --Employment Agreement between Melvin Seiler and the Registrant.........
 10.15*   --Employment Agreement between Steven Purcell and the Registrant........
 10.16*   --Employment Agreement between Stephen England and the Registrant.......
 10.17*   --Consulting Agreement between Felix Dennis and the Registrant, as amended.................................................................
 10.18*   --Form of Indemnification Agreement with Officers and Directors.........
 10.19*   --Agreement and Plan of Merger of Micro Warehouse, Inc., a Delaware
          corporation dated October 1, 1992.......................................
 10.20*   --Commercial Revolving Loan and Security Agreement between State Street
          Bank and Trust Company and the Registrant dated July 1, 1991............
 10.21*   --Amendment Agreement between State Street Bank and Trust Company and the Registrant dated November 20, 1991..................................

EXHIBIT
  NO.                                   DESCRIPTION                                  PAGE NO.
-------   ------------------------------------------------------------------------   --------
 10.22*   --Second Amendment Agreement between State Street Bank and Trust Company and the Registrant dated July 10, 1992..................................
 10.23*   --Third Amendment Agreement between State Street Bank and Trust Company and the Registrant dated October 1, 1992................................
 10.24*   --Letter Agreement between Loeb Partners Corporation and the Registrant dated April 10, 1992....................................................
 10.25*   --Employment Agreement between Powell E. Crowley and the Registrant.....
 10.26*   --Second Amendment to Lease Agreement between Peter Godfrey and the
          Registrant relating to a South Norwalk, Connecticut facility............
 10.27*   --Second Amendment to Lease Agreement between Hialet Associates and the
            Registrant relating to a South Norwalk, Connecticut facility (53 Water
          Street).................................................................
 10.28*   --Employment Agreement between Adam W. Shaffer and the Registrant.......
 10.29*   --Amendment to Employment Agreement between Adam W. Shaffer and the
          Registrant..............................................................
 10.30*   --Lease Agreement between Miller-Valentine Partners and the Registrant relating to the Wilmington, Ohio facility...............................
 10.31*   --Letter Agreement between Loeb Partners Corporation and the Registrant dated July 8, 1993......................................................
 10.32*   --Lease Agreement between 50 Water Street Associates and the Registrant relating to the South Norwalk facility..................................
 10.33*   --Employment Agreement between Powell E. Crowley and the Registrant.....
 10.34*   --Lease Agreement between BBS Norwalk One Inc. and the Registrant relating to the Norwalk, Connecticut facility...........................
  13.2*   --Annual Report to Shareholders for the fiscal year ended December 31,
            1994 (such Annual Report, except for those portions thereof which are expressly incorporated by reference in this filing, is furnished solely for the information of the Commission and is not to be deemed
            "filed" as part of this filing.)......................................
  22.1*   --Subsidiaries of the Registrant........................................
  23.1    --Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).......
  23.2    --Consent of Wilson, Sonsini, Goodrich & Rosati, Professional
            Corporation (included in Exhibit 8.1).................................
  23.3    --Consent of KPMG Peat Marwick LLP......................................
  24.1    --Powers of Attorney (included on the Signature Page)...................
  99.1    --Opinion of William Blair & Company (included as Appendix B to the
          Proxy Statement/Prospectus forming a part of this Registration
          Statement)..............................................................
  99.2    --Consent of William Blair & Company....................................

------------

 * Exhibits have been previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for Fiscal Year 1993, Registrant's Annual Report on Form 10-K for Fiscal Year 1994 or to the Registration Statements on Form S-1 (File Nos. 33-53100 and 33-66066) or amendments thereto and are incorporated by reference herein.